Exhibit 4.19

CONFORMED COPY
(Incorporating amendments made pursuant to an amendment agreement dated 10 March 2004 and a second amendment deed dated 28 June 2004)

23 December 2003

€730,000,000

SENIOR FACILITIES AGREEMENT

Between
BUHRMANN N.V.
as Parent

BUHRMANN US INC.
as Borrower

THE ORIGINAL GUARANTORS NAMED HEREIN
as Original Guarantors

DEUTSCHE BANK AG LONDON
ABN AMRO BANK N.V.
as Arrangers

DEUTSCHE BANK AG LONDON
as Agent

DEUTSCHE BANK AG LONDON
as Security Trustee

and

THE LENDERS

London

TABLE OF CONTENTS

1.	DEFINITIONS AND INTERPRETATION

2.	THE FACILITIES

3.	CONDITIONS

4.	UTILISATION

5.	DOCUMENTARY CREDITS

6.	SWINGLINE FACILITIES

7.	UNCOMMITTED INCREMENTAL FACILITIES

8.	OPTIONAL CURRENCIES

9.	REPAYMENT OF REVOLVING AND SWINGLINE FACILITY OUTSTANDINGS

10.	REPAYMENT OF TERM FACILITY OUTSTANDINGS

11.	CANCELLATION

12.	VOLUNTARY PREPAYMENT

13.	MANDATORY PREPAYMENT

14.	INTEREST ON REVOLVING AND SWINGLINE FACILITY ADVANCES

15.	INTEREST ON TERM FACILITY ADVANCES

16.	MARKET DISRUPTION AND ALTERNATIVE INTEREST RATES

17.	COMMISSIONS AND FEES

18.	TAXES

19.	INCREASED COSTS

20.	ILLEGALITY

21.	REPLACEMENT AND MITIGATION

22.	REPRESENTATIONS AND WARRANTIES

23.	INFORMATION UNDERTAKING

24.	FINANCIAL CONDITION

25.	POSITIVE UNDERTAKINGS

26.	NEGATIVE UNDERTAKINGS

27.	ACCESSION OF NEW GUARANTORS

28.	EVENTS OF DEFAULT

29.	DEFAULT INTEREST

30.	GUARANTEE AND INDEMNITY

31.	AGENT AND OBLIGORS’ AGENT

32.	SECURITY TRUSTEE

i

33.	BORROWER’S INDEMNITIES

34.	CURRENCY OF ACCOUNT

35.	PAYMENTS

36.	SET-OFF

37.	SHARING AMONG THE FINANCE PARTIES

38.	CALCULATIONS AND ACCOUNTS

39.	ASSIGNMENTS AND TRANSFERS

40.	COSTS AND EXPENSES

41.	REMEDIES AND WAIVERS

42.	NOTICES AND DELIVERY OF INFORMATION

43.	ENGLISH LANGUAGE

44.	PARTIAL INVALIDITY

45.	AMENDMENTS

46.	THIRD PARTY RIGHTS

47.	COUNTERPARTS

48.	GOVERNING LAW

49.	JURISDICTION

PART I - LENDERS AND COMMITMENTS
PART II - ORIGINAL GUARANTORS

SCHEDULE 2 FORM OF TRANSFER CERTIFICATE

SCHEDULE 3
PART I - CONDITIONS PRECEDENT TO FIRST UTILISATION
PART II - FORM OF CERTIFICATE OF OBLIGOR
PART III - SECURITY DOCUMENTS
PART IV - CONDITIONS SUBSEQUENT DOCUMENTS
PART I - FORM OF UTILISATION REQUEST (TERM FACILITIES AND REVOLVING FACILITY)
PART II - FORM OF UTILISATION REQUEST (SWINGLINE FACILITY)
PART III - FORM OF INCREMENTAL TERM FACILITY COMMITMENT AGREEMENT
PART IV - FORM OF INCREMENTAL REVOLVING FACILITY COMMITMENT AGREEMENT

SCHEDULE 5 SECURITY TRUSTEE PROVISIONS
PART I - SUPPLEMENTARY SECURITY TRUSTEE PROVISIONS
PART II - APPOINTMENT AND RETIREMENT OF SECURITY TRUSTEE

SCHEDULE 6 ASSOCIATED COSTS RATE
PART I - FORM OF ACCESSION NOTICE
PART II - ACCESSION DOCUMENTS
PART I - FORM OF AUDITORS’ CONFIRMATION
PART II - FORM OF DIRECTORS’ COMPLIANCE CERTIFICATE

SCHEDULE 9 GROUP STRUCTURE

ii

SCHEDULE 10
PART I - EXISTING LIENS
PART II - EXISTING INDEBTEDNESS
PART III - NON-GUARANTOR SUBSIDIARIES
PART IV - EXISTING PROCEEDINGS
PART V - PLANS
PART VI - MATERIAL SUBSIDIARIES
PART VII - EXISTING INVESTMENTS

SCHEDULE 11 FORM OF L/C BANK ACCESSION CERTIFICATE

iii

THIS AGREEMENT is dated 23 December 2003 and made between:

(1)                                 BUHRMANN N.V. (the “Parent”);

(2)                                 BUHRMANN US INC. (the “Borrower”);

(3)                                 THE ORIGINAL GUARANTORS NAMED IN PART II OF SCHEDULE 1 (together with the Parent, the “Original Guarantors” and each an “Original Guarantor”);

(4)                                 DEUTSCHE BANK AG LONDON and ABN AMRO BANK N.V. (each an “Arranger” and together, the “Arrangers”);

(5)                                 DEUTSCHE BANK AG LONDON (as agent for and on behalf of the Finance Parties, the “Agent”);

(6)                                 DEUTSCHE BANK AG LONDON (as security trustee for and on behalf of the Finance Parties, the “Security Trustee”); and

(7)                                 THE LENDERS (as defined below).

1.                                      DEFINITIONS AND INTERPRETATION

1.1                               Definitions

In this Agreement the following terms have the meanings set out below.

“Acceding Guarantor” means any member of the Group which has complied with the requirements of Clause 27 (Accession of New Guarantors).

“Accession Notice” means a duly completed notice of accession in the form of Part I of Schedule 7 (Form of Accession Notice).

“Act” means the Companies Act 1985.

“Additional C Facility Commitments” means, at any time, the aggregate of the Additional C1 Facility Commitments and the Additional C2 Facility Commitments.

“Additional C1 Facility” means the term loan facility agreement granted to the Borrower pursuant to Clause 2.1(f)(i) (The Facilities).

“Additional C1 Facility Advance” means an advance (as from time to time reduced by repayment) made or to be made by the C1 Facility Lenders under the Additional C1 Facility.

“Additional C1 Facility Commitment” means, in relation to a C1 Facility Lender at any time, and save as otherwise provided in this Agreement, the amount set opposite its name in the relevant column of Section A of Part I of Schedule 1 (Lenders and Commitments) or as specified in the Transfer Certificate pursuant to which such Lender becomes a party to this Agreement.

“Additional C2 Facility” means the term loan facility granted to the Borrower pursuant to Clause 2.1(g)(i) (The Facilities).

“Additional C2 Facility Advance” means an advance (as from time to time reduced by repayment) made or to be made by the C2 Facility Lenders under the Additional C2 Facility.

“Additional C2 Facility Commitment” means, in relation to a C2 Facility Lender at any time, and save as otherwise provided in this Agreement, the amount set opposite its name in the relevant column of Section A of Part I of Schedule 1 (Lenders and Commitments) or as specified in the Transfer Certificate pursuant to which such Lender becomes a party to this Agreement.

“Additional Security Documents” means all mortgages, pledge agreements, security agreements and other security documents entered into from time to time pursuant to Clauses 25.7 (Additional Security and Further Assurances), 25.8 (Stock Pledges in Non-U.S. Subsidiaries of the Borrower Which Are Not Guarantors) and/or 26.12 (Limitation on Creation of Subsidiaries), as each such document may be amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.

“Adjusted Consolidated EBITDA” means, for any period, Consolidated EBITDA for such period, adjusted by excluding therefrom (to the extent otherwise included therein) any amounts attributable to CEAL and any of its Subsidiaries, so long as CEAL is a Non-Wholly Owned Subsidiary.

“Adjusted Consolidated Net Income” means, for any period, Consolidated Net Income for such period plus, without duplication, the sum of the amount of all net non-cash charges (including, without limitation, depreciation, amortisation, deferred tax expense and non-cash interest expense) and net non-cash losses which were included in arriving at Consolidated Net Income for such period, less the amount of all net non-cash gains and non-cash credits which were included in arriving at Consolidated Net Income for such period.

“Adjusted Consolidated Tangible Assets” means, at any time, the Consolidated Tangible Assets at such time, adjusted by excluding therefrom (to the extent otherwise reflected therein) any amounts attributable to (a) CEAL and any of its Subsidiaries, so long as CEAL is a Non-Wholly Owned Subsidiary and (b) any Receivables Subsidiary.

“Adjusted Consolidated Working Capital” means, at any time, Consolidated Current Assets (but excluding therefrom all cash and Cash Equivalents) less Consolidated Current Liabilities at such time.

“Advance” means, save as otherwise provided in this Agreement, a Revolving Facility Advance, an A Facility Advance, a B1 Facility Advance, a B2 Facility Advance, a C1 Facility Advance, a C2 Facility Advance, a Swingline Facility Advance or an Incremental Term Facility Advance as the context may require.

“A Facility” means the term loan facility granted to the Borrower pursuant to Clause 2.1(c) (The Facilities).

“A Facility Advance” means an advance (as from time to time reduced by repayment) made or to be made by the A Facility Lenders under the A Facility or arising in respect of the A Facility under Clause 15.3 (Division of Term Facility Advances).

“A Facility Commitment” means, in relation to an A Facility Lender at any time, and save as otherwise provided in this Agreement, the amount set opposite its name in the relevant column of Section A of Part I of Schedule 1 (Lenders and Commitments) or as specified in the Transfer Certificate pursuant to which such Lender becomes a party to this Agreement.

“A Facility Lender” means a person which:

(a)                                  is named opposite the column relating to the A Facility (with a positive amount) in Section A of Part I of Schedule 1 (Lenders and Commitments); or

(b)                                  has become a party to this Agreement in accordance with the provisions of Clause 39 (Assignments and Transfers),

which in each case has not ceased to be a party to this Agreement in accordance with the terms of this Agreement.

“A Facility Margin” means, in relation to A Facility Advances, 2.50 per cent. per annum.

“A Facility Outstandings” means, at any time, the aggregate principal amount of the A Facility Advances outstanding under this Agreement.

“A Facility Repayment Date” has the meaning ascribed to that term in Clause 10.1 (Repayment of A Facility Outstandings).

“Affiliate” means, with respect to any person, any other person directly or indirectly controlling (including, but not limited to, all directors and officers of such person), controlled by, or under direct or indirect common control with, such person.  A person shall be deemed to control another person if such person possesses, directly or indirectly, the power (a) to vote 10 per cent. or more of the securities having ordinary voting power for the election of directors of such corporation or (b) to direct or cause the direction of the management and policies of such other person, whether through the ownership of voting securities, by contract or otherwise, provided that neither the Agent nor any Lender (nor, in each case, any affiliate thereof) shall be considered an Affiliate of the Parent or any subsidiary thereof.

“Affiliate Debt” means any Indebtedness (including, without limitation, any Intercompany Existing Indebtedness), whether now existing or hereafter incurred, owed by (a) the Parent to any of its Subsidiaries or Affiliates (b) any Subsidiaries of the Parent to the Parent or any of its Subsidiaries or Affiliates or (c) any Affiliate of the Parent to the Parent or any of its Subsidiaries.

“Agent’s Spot Rate of Exchange” means, in relation to two currencies, the Agent’s spot rate of exchange for the purchase of the first-mentioned currency with the second-mentioned currency in the London foreign exchange market at or about 11a.m. on a particular day.

“Agreed Business Plan” means the business plan for the Group prepared by or on behalf of the Parent in the agreed form.

“Alternate Currency Incremental Term Facility Advance” means each Incremental Term Facility Advance denominated in an Optional Currency.

“Applicable Currency” means, for any Tranche of Incremental Term Facility Advances, the currency (in euros or in an Optional Currency) for such Tranche designated in the Incremental Term Facility Commitment Agreement for such Tranche.

“Applicable Excess Cash Flow Percentage” means, (a) so long as a Default or an Event of Default exists on the respective Excess Cash Flow Payment Date, 100 per cent. and (b) so long as no Default or Event of Default exists on the respective Excess Cash Flow Payment Date, 50 per cent. where the Consolidated Leverage Ratio on the last day of the respective Excess Cash Flow Payment Period is equal to or greater than 2.50:1.00 and zero where the Consolidated Leverage Ratio on the last day of the respective Excess Cash Flow Payment Period is less than 2.50:1.00.

“Applicable Margin” means:

(a)                                  with respect to the A Facility, the C Facilities and the Revolving Facility, the A Facility Margin, the C Facilities Margin and the Revolving Facility Margin, respectively.  From and after each day of delivery of any certificate delivered in accordance with the following sentence indicating an entitlement to a different margin than the A Facility Margin, the C Facilities Margin or the Revolving Facility Margin, as the context may require, (each, a “Start Date”) to and including the applicable End Date described below, the Applicable Margin shall (subject to any adjustment pursuant to the immediately succeeding paragraph) be that set forth below opposite the Consolidated Leverage Ratio indicated to have been achieved in any certificate delivered in accordance with the following sentence:

Consolidated Leverage Ratio	Applicable Margin for A Facility, Revolving Facility and Euro Swingline Facility Advances	Applicable Margin for Dollar Swingline Facility Advances	Applicable Margin for C Facilities
Greater than 3.50:1.00	2.500 per cent.	1.500 per cent.	2.50 per cent
Greater than 3.00:1.00 but less than or equal to 3.50:1.00	2.250 per cent.	1.250 per cent.	2.50 per cent
Greater than 2.50:1:00 but less than or equal to 3.00:1.00	2.000 per cent.	1.000 per cent.	2.25 per cent
Greater than 2.00:1.00 but less than or equal to 2.50:1.00	1.750 per cent.	0.750 per cent	2.25 per cent
Less than or equal to 2.00:1.00	1.500 per cent.	0.500 per cent.	2.25 per cent

The Consolidated Leverage Ratio shall be determined based on the delivery of a certificate of the Parent by an Authorised Representative of the Parent to the Agent (with a copy to be sent by the Agent to each Lender), within 50 days of the last day of any fiscal quarter of the Parent, which certificate shall set forth the calculation of the Consolidated Leverage Ratio as at the last day of the Test Period ended immediately prior to the relevant Start Date (but determined on a Pro Forma Basis to give effect to any €5 Million Permitted Acquisition and any €5 Million Asset Sale effected on or prior to the date of delivery of such certificate) and the Applicable Margins which shall be thereafter applicable (until same are changed or cease to apply in accordance with the following sentences).  The Applicable Margins so determined shall apply, except as set forth in the succeeding sentence, from the Start Date to the earlier of (i) the date on which the next certificate is delivered to the Agent, (ii) the date which is 50 days following the last day of the Test Period in which the previous Start Date occurred (the “End Date”), at which time, if no certificate has been delivered to the Agent indicating an entitlement to an Applicable Margin other than those described in the first sentence of this paragraph (a) (and thus commencing a new Start Date), the Applicable Margins shall be the A Facility Margin, the C Facilities Margin and the Revolving Facility Margin (as applicable); and

(b)                                  with respect to each Tranche of the Incremental Term Facility Outstandings, that percentage set forth in, or calculated in accordance with, Clause 7 (Uncommitted Incremental Facilities) and the relevant Incremental Term Facility Commitment Agreement provided that, if at any time, the Applicable Margin relating to any Incremental Term Facility Outstandings exceeds by more than 0.50 per cent. the Applicable Margin relating to the C Facilities at such time, the Applicable Margin relating to the C Facilities shall be automatically increased to a percentage which is 0.50 per cent. below the Applicable Margin relating to the Incremental Term Facility Outstandings.

“Asset Sale” means any sale (including pursuant to sale-leaseback transactions (other than a sale-leaseback transaction where the Parent or any of its Subsidiaries played a primary financial role in the development of the relevant asset)), transfer or other disposition by the Parent or any of its Subsidiaries to any person other than the Parent or any Wholly-Owned Subsidiary of the Parent of any asset or Property (including, without limitation, any Equity Interests or other securities of another person, but excluding the sale by the Parent of its own share capital) of the Parent or such Subsidiary other than (a) sales, transfers or other dispositions of inventory made in the ordinary course of business, (b) sales, transfers or other dispositions of assets pursuant to paragraphs (c)(i) (obsolete equipment), (f) (inventory), (g) (overdue receivables) and (h) (condemned property) of Clause 26.2 (Consolidation, Merger, Purchase or Sale of Assets, etc.), (c) sales or liquidations of Cash Equivalents, (d) sales of Receivables Facility Assets pursuant to any Permitted Receivables Transaction, (e) operating leases or subleases of any property by the Parent and its Subsidiaries in the ordinary course of business, (f) the licensing of intellectual property in the ordinary course of business, (g) any Sale In Lieu of Liquidation and (h) any single sale of assets (or series of related sales of assets) which generates Net Sale Proceeds of less than €250,000 (or its equivalent in other currencies).

“Associated Costs Rate” means, in relation to any Advance or Unpaid Sum, the rate determined in accordance with Schedule 6 (Associated Costs Rate).

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Authorised Representative” means, with respect to (i) delivering Utilisation Requests and similar notices, any person or persons that has or have been authorised by the board of directors of the Borrower to deliver such notices pursuant to this Agreement and that has or have appropriate signature cards on file with the Agent, (ii) delivering financial information and officer’s certificates pursuant to this Agreement, the chief financial officer, any treasurer or other financial officer of the Borrower or the Parent and (iii) any other matter in connection with any Finance Document, any officer (or a person or persons so designated by any two officers) of the Parent or the Borrower.

“Available Additional C1 Facility Commitment” means, in relation to a C1 Facility Lender, at any time and save as otherwise provided in this Agreement, its Additional C1 Facility Commitment at such time adjusted to take account of:

(a)                                  any cancellation or reduction of it or any transfer by such C1 Facility Lender or any transfer to it, in each case, pursuant to the terms of this Agreement; and

(b)                                  in the case of any proposed Advance, the Euro Amount of any Additional C1 Facility Advance which, pursuant to any other Utilisation Request is to be made on or before the proposed Utilisation Date, less the Euro Amount of its share of the Additional C1 Facility Advances made under this Agreement, provided always that such amount shall not be less than zero.

“Available Additional C2 Facility Commitment” means, in relation to a C2 Facility Lender, at any time and save as otherwise provided in this Agreement, its Additional C2 Facility Commitment at such time adjusted to take account of:

(a)                                  any cancellation or reduction of it or any transfer by such C2 Facility Lender or any transfer to it, in each case, pursuant to the terms of this Agreement; and

(b)                                  in the case of any proposed Advance, the Euro Amount of any Additional C2 Facility Advance which, pursuant to any other Utilisation Request is to be made on or before the proposed Utilisation Date, less the Euro Amount of its share of the Additional C2 Facility Advances made under this Agreement, provided always that such amount shall not be less than zero.

“Available A Facility Commitment” means, in relation to an A Facility Lender, at any time and save as otherwise provided in this Agreement, its A Facility Commitment at such time adjusted to take account of:

(a)                                  any cancellation or reduction of it or any transfer by such an A Facility Lender or any transfer to it, in each case, pursuant to the terms of this Agreement; and

(b)                                  in the case of any proposed Advance, the Euro Amount of any A Facility Advance which, pursuant to any other Utilisation Request is to be made on or before the proposed Utilisation Date, less the Euro Amount of its share of the A Facility Advances made under this Agreement, provided always that such amount shall not be less than zero.

“Available B1 Facility Commitment” means, in relation to a B1 Facility Lender, at any time and save as otherwise provided in this Agreement, its B1 Facility Commitment at such time adjusted to take account of:

(a)                                  any cancellation or reduction of it or any transfer by such B1 Facility Lender or any transfer to it, in each case, pursuant to the terms of this Agreement; and

(b)                                  in the case of any proposed Advance, the Euro Amount of any B1 Facility Advance which, pursuant to any other Utilisation Request is to be made on or before the proposed Utilisation Date, less the Euro Amount of its share of the B1 Facility Advances made under this Agreement, provided always that such amount shall not be less than zero.

“Available B2 Facility Commitment” means, in relation to a B2 Facility Lender, at any time and save as otherwise provided in this Agreement, its B2 Facility Commitment at such time adjusted to take account of:

(a)                                  any cancellation or reduction of it or any transfer by such B2 Facility Lender or any transfer to it, in each case, pursuant to the terms of this Agreement; and

(b)                                  in the case of any proposed Advance, the Euro Amount of any B2 Facility Advance which, pursuant to any other Utilisation Request is to be made on or before the proposed Utilisation Date, less the Euro Amount of its share of the B2 Facility Advances made under this Agreement, provided always that such amount shall not be less than zero.

 “Available Commitment” means, in relation to a Lender, the aggregate amount of its Available Revolving Facility Commitment, its Available Term Facility Commitments and, subject to Clause 7 (Uncommitted Incremental Facilities) and the relevant Incremental Facility Commitment Agreement, its Available Incremental Term Facility Commitment or, in the context of a particular Facility, its Available A Facility Commitment, its Available B1 Facility Commitment, its Available B2 Facility Commitment, its Available Additional C1 Facility Commitment, its Available Additional C2 Facility Commitment, its Available Revolving Facility Commitment, its Available Swingline Facility Commitment or its Available Incremental Term Facility Commitment, as the context may require.

“Available Facility” means, in relation to a Facility, at any time, the aggregate amount of the Available Commitments in respect of that Facility at that time.

“Available Incremental Term Facility Commitment” means, in relation to a Lender, at any time and save as otherwise provided in this Agreement, its Incremental Term Facility Commitment at such time adjusted to take account of:

(a)                                  any cancellation or reduction of it or any transfer by such Lender or any transfer to it, in each case, pursuant to the terms of this Agreement; and

(b)                                  in the case of any proposed Advance, the Euro Amount of any Incremental Term Facility Advance which, pursuant to any other Incremental Term Facility Commitment Agreement is to be made on or before the proposed Utilisation Date, less the Euro Amount of its share of the Incremental Term Facility Advances made under this Agreement and the relevant Incremental Term Facility Commitment Agreement, provided always that such amount shall not be less than zero.

“Available Liquidity” means, at any time, an amount equal to the Available Revolving Facility.

“Available Revolving Facility” means, at any time, the aggregate amount of the Available Revolving Facility Commitments.

“Available Revolving Facility Commitment” means, in relation to a Revolving Facility Lender, at any time and save as otherwise provided in this Agreement, its Revolving Facility Commitment, adjusted to take account of:

(a)                                  any cancellation or reduction of it or any transfer by such Revolving Facility Lender or any transfer to it, in each case, pursuant to the terms of this Agreement; and

(b)                                  in the case of any proposed Utilisation, the Euro Amount of (i) any Revolving Facility Advance and/or Documentary Credit and/or any Swingline Facility Advance which pursuant to any other Utilisation Request is to be made, or as the case may be, issued and (ii) any Revolving Facility Advance and/or Documentary Credit and/or any Swingline Facility Advance which is due to be repaid or expire (as the case may be), in each case, on or before the proposed Utilisation Date, less the Euro Amount of its participation in the Swingline Facility Outstandings and the Revolving Facility Outstandings at such time provided always that such amount shall not be less than zero.

“Available Swingline Facility” means, at any time, the aggregate amount of the Available Swingline Facility Commitments.

“Available Swingline Facility Commitment” means, in relation to a Swingline Facility Lender, at any time and save as otherwise provided in this Agreement its Swingline Facility Commitment, adjusted to take account of:

(a)                                  any cancellation or reduction of it or any transfer by such Swingline Facility Lender or any transfer to it, in each case, pursuant to the terms of this Agreement; and

(b)                                  in the case of any proposed Utilisation, the Euro Amount of (A) any Swingline Facility Advance which pursuant to any other Utilisation Request is to be made and (B) any Swingline Facility Advance which is due to be repaid, in each case, on or before the proposed Utilisation Date, less the Euro Amount of its participation in the Swingline Facility Outstandings at such time,

provided always that such amount shall not be less than zero.

“Available Term Facility Commitment” means, in relation to a Lender, the aggregate amount of its Available A Facility Commitment, its Available B1 Facility Commitment, its Available B2 Facility Commitment, its Available Additional C1 Facility Commitment and its Available Additional C2 Facility Commitment.

“BBA LIBOR” means in relation to an Optional Currency, the British Bankers’ Association Interest Settlement Rate for the relevant currency and specified period.

“B Facilities” means the B1 Facility and the B2 Facility and “B Facility” means any of them as the context may require from time to time.

“B Facility Advances” means the B1 Facility Advances and the B2 Facility Advances.

“B Facility Commitments” means, at any time, the aggregate of the B1 Facility Commitments and the B2 Facility Commitments.

“B Facility Lenders” means the B1 Facility Lenders and the B2 Facility Lenders and “B Facility Lender” means any of them as the context may require from time to time.

“B Facility Outstandings” means the B1 Facility Outstandings and the B2 Facility Outstandings.

“B1 Facility” means the term loan facility granted to the Borrower pursuant to Clause 2.1(d) (The Facilities).

“B1 Facility Advance” means an advance (as from time to time reduced by repayment) made or to be made by the B1 Facility Lenders under the B1 Facility or arising in respect of the B1 Facility under Clause 15.3 (Division of Term Facility Advances).

“B1 Facility Commitment” means, in relation to a B1 Facility Lender at any time, and save as otherwise provided in this Agreement, the amount set opposite its name in the relevant column of Section A of Part I of Schedule 1 (Lenders and Commitments) or as specified in the Transfer Certificate pursuant to which such Lender becomes a party to this Agreement.

“B1 Facility Conversion” has the meaning ascribed to that term in Clause 2.1(f)(i) (The Facilities).

“B1 Facility Lender” means a person which:

(a)                                  is named opposite the column relating to the B1 Facility (with a positive amount) in Section A of Part I of Schedule 1 (Lenders and Commitments); or

(b)                                  has become a party to this Agreement in accordance with the provisions of Clause 39 (Assignments and Transfers),

which in each case has not ceased to be a party to this Agreement in accordance with the terms of this Agreement.

“B1 Facility Outstandings” means, at any time, the aggregate principal amount of the B1 Facility Advances outstanding under this Agreement.

“B2 Facility” means the term loan facility granted to the Borrower pursuant to Clause 2.1(e) (The Facilities).

“B2 Facility Advance” means an advance (as from time to time reduced by repayment) made or to be made by the B2 Facility Lenders under the B2 Facility or arising in respect of the B2 Facility under Clause 15.3 (Division of Term Facility Advances).

“B2 Facility Commitment” means, in relation to a B2 Facility Lender at any time, and save as otherwise provided in this Agreement, the amount set opposite its name in the relevant column of Section A of Part I of Schedule 1 (Lenders and Commitments) or as specified in the Transfer Certificate pursuant to which such Lender becomes a party to this Agreement.

“B2 Facility Conversion” has the meaning ascribed to that term in Clause 2.1(g)(i) (The Facilities).

“B2 Facility Lender” means a person which:

(a)                                  is named opposite the column relating to the B2 Facility (with a positive amount) in Section A of Part I of Schedule 1 (Lenders and Commitments); or

(b)                                  has become a party to this Agreement in accordance with the provisions of Clause 39 (Assignments and Transfers),

which in each case has not ceased to be a party to this Agreement in accordance with the terms of this Agreement.

“B2 Facility Outstandings” means, at any time, the aggregate principal amount of the B2 Facility Advances outstanding under this Agreement.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy” as now or hereafter in effect, or any successor to it.

“Belgian Guarantor” means each of the parties as set out in Part II of Schedule 1 (Original Guarantors) named as Belgian Guarantors and any Acceding Guarantor incorporated in the Kingdom of Belgium.

“Beneficiary” means, in relation to a Documentary Credit, the beneficiary of it.

“Break Costs” means the amount (if any) by which:

(a)                                  the interest which a Lender should have received for the period from the date of receipt of all or any part of its participation in an Advance or Unpaid Sum to the last day of the current Interest Period or Term in respect of that Advance or Unpaid Sum, had the principal amount of such Advance or Unpaid Sum received been paid on the last day of that Interest Period or Term, exceeds:

(b)                                  the amount which that Lender would be able to obtain by placing an amount equal to the principal amount of such Advance or Unpaid Sum received or recovered by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following such receipt or recovery and ending on the last day of the current Interest Period or Term.

“Business Day” means a day (other than a Saturday or Sunday) on which (a) banks generally are open for business in London and (b) if such reference relates to a date for the payment or purchase of any sum denominated in:

(i)                                    euro (A) is a TARGET Day and (B) is a day on which banks generally are open for business in the financial centre selected by the Agent for receipt of payments in euro; or

(ii)                                an Optional Currency, banks generally are open for business in the principal financial centre of the country of such Optional Currency.

“C Facilities” means the C1 Facility and the C2 Facility and “C Facility” means any of them as the context may require from time to time.

“C Facilities Margin” means, in relation to the C Facility Advances, [2.50] per cent. per annum.

“C Facilities Repayment Date” has the meaning ascribed to it in Clause 10.3 (Repayment of C Facility Outstandings).

“C Facility Advances” means the C1 Facility Advances and the C2 Facility Advances.

“C Facility Lenders” means the C1 Facility Lenders and the C2 Facility Lenders and “C Facility Lender” means any of them as the context may require from time to time.

“C Facility Outstandings” means the C1 Facility Outstandings and the C2 Facility Outstandings.

“C1 Facility” has the meaning ascribed to that term in Clause 2.1(f) (i)(The Facilities).

“C1 Facility Advance” means any Converted C1 Facility Advance or Additional C1 Facility Advance (and, for the avoidance of doubt, shall include the consolidated C1 Facility Advance pursuant to the simultaneous conversion of B1 Facility Advances and incurrence of Additional C1 Facility Advances on the Second Amendment Effective Date) or any advance arising in respect of the C1 Facility under Clause 15.3 (Division of Term Facility Advances), in each case as from time to time reduced by repayment.

“C1 Facility Lender” means a person which:

(a)                                  is a Consenting B1 Facility Lender; or

(b)                                  is named opposite the column relating to the Additional C1 Facility (with a positive amount) in Section A of Part I of Schedule 1 (Lenders and Commitments); or

(c)                                  has become a party to this Agreement in accordance with the provisions of Clause 39 (Assignments and Transfers),

which in each case has not ceased to be a party to this Agreement in accordance with the terms of this Agreement.

“C1 Facility Outstandings” means, at any time, the aggregate principal amount of the C1 Facility Advances outstanding under this Agreement.

“C2 Facility” has the meaning ascribed to that term in Clause 2.1(g)(i) (The Facilities).

“C2 Facility Advance” means any Converted C2 Facility Advance or Additional C2 Facility Advance (and, for the avoidance of doubt, shall include the consolidated C2 Facility Advance pursuant to the simultaneous conversion of B2 Facility Advances and incurrence of Additional C2 Facility Advances on the Second Amendment Effective Date) or any advance arising in respect of the C2 Facility under Clause 15.3 (Division of Term Facility Advances), in each case as from time to time reduced by repayment.

“C2 Facility Lender” means a person which:

(a)                                  is a Consenting B2 Facility Lender; or

(b)                                  is named opposite the column relating to the Additional C2 Facility (with a positive amount) in Section A of Part I of Schedule 1 (Lenders and Commitments); or

(c)                                  has become a party to this Agreement in accordance with the provisions of Clause 39 (Assignments and Transfers),

which in each case has not ceased to be a party to this Agreement in accordance with the terms of this Agreement.

“C2 Facility Outstandings” means, at any time, the aggregate principal amount of the C2 Facility Advances outstanding under this Agreement.

“Capital Expenditures” means, with respect to any person, all expenditures by such person which is required to be treated as capital expenditure in accordance with GAAP.

“Capitalised Lease” of a person means any lease of Property by such person as lessee which would be capitalised on a balance sheet of such person prepared in accordance with GAAP.

“Capitalised Lease Obligations” of any person means all rental obligations which, under GAAP, are required to be capitalised on the books of such person, in each case taken at the amount thereof accounted for as indebtedness in accordance with GAAP.

“Cash” means any credit balances on any deposit, savings or current account with a bank and cash in hand held in the ordinary course of business.

“Cash Equivalents” means:

(a)                                  Cash;

(b)                      securities issued or directly fully guaranteed or insured by the governments of the United States, The Netherlands, the United Kingdom, France, Switzerland, Germany or Australia or any agency or instrumentality thereof (provided that the full faith and credit of the respective such government is pledged in support thereof) having maturities of not more than six months from the date of acquisition;

(c)                      certificates of deposit and time deposits with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any commercial bank incorporated in the United States or commercial bank of a foreign country recognised by the United States, in each case having capital and surplus in excess of €500,000,000 (or the foreign currency equivalent thereof) and has outstanding debt which is rated “A” (or similar equivalent thereof) or higher by at least one nationally recognised statistical rating organisation (as defined under Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor;

(d)                      repurchase obligations with a term of not more than seven days for underlying securities of the types described in (b) and (c) above entered into with any financial institution meeting the qualifications specified in (c) above; and

(e)                      commercial paper having one of the two highest ratings obtainable from S&P or Moody’s and in each case maturing within six months after the date of acquisition.

Furthermore, with respect to Subsidiaries of the Parent which are not organised in one or more Qualified Jurisdictions, Cash Equivalents shall include bank deposits (and investments pursuant to operating account agreements) maintained with various local banks in the ordinary course of business consistent with past practice of the Parent’s Subsidiaries.

“CEAL” means Corporate Express Australia Limited, a corporation incorporated in Australia.

“CEAL Exception Conditions” means, in relation to the CEAL Group at any time:

(a)                                  each member of the CEAL Group is a Non-Wholly Owned Subsidiary of the Parent; and

(b)                                 no member of the CEAL Group has incurred any Indebtedness which directly or indirectly guarantees or supports any obligation of the Group (other than members of the CEAL Group).

“CEAL Group” means CEAL and its Subsidiaries.

“CEXP” means Corporate Express, Inc., a Colorado Corporation.

“Change of Control” means:

(a)                      any person or “group” (within the meaning of Sections 13(d) and 14(d) under the Securities Exchange Act, as in effect on the Effective Date), other than as a result of the ownership of Parent Preference Shares A and Parent Preference Shares B by the respective Permitted Holders thereof, shall (i) have acquired beneficial ownership of 35 per cent. or more on a fully diluted basis of the voting and/or economic interest in the Parent’s share capital or (ii) obtained the power (whether or not exercised) to elect a majority of the Parent’s directors;

(b)                      the board of directors of the Parent shall cease to consist of a majority of Continuing Directors;

(c)                      any “change of control” or similar event under, and as defined in, the Senior Subordinated Note Indenture, the Senior Subordinated Convertible Bond Agency Agreement, the documentation relating to any Permitted Subordinated Indebtedness or any Permitted Refinancing Indebtedness or any issue of Parent Preferred Stock (including, without limitation, each of the Parent Preference Shares A, the Parent Preference Shares B and the Parent Preference Shares C), in each case to the extent then outstanding, shall occur; or

(d)                      the Parent shall at any time cease to own beneficially and of record, directly or indirectly through one or more Wholly-Owned Subsidiaries of the Parent, free and clear of all Liens (other than those created pursuant to the Finance Documents), other encumbrances, or voting agreements, restrictions or trusts of any kind, 100 per cent. of the outstanding Equity Interests of the Borrower on a fully diluted basis and shares representing the right to elect a majority of the directors of the Borrower.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, and the cases and applicable regulations and rulings promulgated or issued thereunder.  Section references to the Code are to the Code, as in effect as at the Effective Date and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.

“Collateral” means all property (whether real or personal, movable or immovable) with respect to which any security interests have been granted (or purported to be granted) pursuant to any Security Document (including any Additional Security Document).

“Commitment” means, in relation to a Lender, its A Facility Commitment, its B1 Facility Commitment, B2 Facility Commitment, its Additional C1 Facility Commitment, its Additional C2 Facility Commitment, its Revolving Facility Commitment, its Swingline Facility Commitment and/or, subject to Clause 7 (Uncommitted Incremental Facilities) its Incremental Revolving Facility Commitment and/or its Incremental Term Facility Commitment, as the context may require.

“Commitment Letter” means the letter dated 13 November 2003 from the Arrangers to the Parent and the Borrower with respect to arranging the Facilities.

“Compliance Certificate” means a certificate substantially in the form set out in Part I of Schedule 8 (Form of Auditors’ Confirmation) (or such other similar form as the Agent shall agree with the Parent and the relevant auditors) or Part II of Schedule 8 (Form of Directors’ Compliance Certificate) as appropriate.

“Consenting B Facility Lender” means a Consenting B1 Facility Lender or a Consenting B2 Facility Lender, as the context may require, and “Consenting B Facility Lenders” means all of them.

“Consenting B1 Facility Lender” means a B1 Facility Lender that has executed and delivered the Second Amendment Deed (or that has authorised the Agent to execute and deliver the Second Amendment Deed on its behalf) on or before the Second Amendment Effective Date.

“Consenting B2 Facility Lender” means a B2 Facility Lender that has executed and delivered the Second Amendment Deed (or that has authorised the Agent to execute and deliver the Second Amendment Deed on its behalf) on or before the Second Amendment Effective Date.

“Consolidated Current Assets” means, at any time, the current assets of the Parent and its Consolidated Subsidiaries at such time determined on a consolidated basis.

“Consolidated Current Liabilities” means, at any time, the consolidated current liabilities of the Parent and its Consolidated Subsidiaries at such time, but excluding (i) the current portion of any Indebtedness under this Agreement, of any Permitted Receivables Transaction Indebtedness and of any other long-term Indebtedness which would otherwise be included therein, (ii) accrued but unpaid interest with respect to the Indebtedness and (iii) the current portion of Indebtedness constituting Capitalised Lease Obligations.

“Consolidated EBITDA” means, for any applicable computation period, Consolidated Net Income for such period from continuing operations, notwithstanding that same may not constitute continuing operations plus, in each case to the extent deducted in determining Consolidated Net Income for such period, (a) taxes accrued during such period, plus (b) interest expense accrued during such period, plus (c) amortisation and depreciation expenses for such period.  Such calculation shall exclude the effect on such Consolidated Net Income of:

(i)                                     non-cash extraordinary, non-cash unusual and non-cash non-recurring gains, losses and charges occurring during such period;

(ii)                                  non-recurring charges related to assimilation of persons acquired, and the expenses of, Permitted Acquisitions, including expenses incurred in connection with the retirement of Indebtedness of persons so acquired;

(iii)                               the write-off of debt financing fees associated with terminated credit facilities;

(iv)                              any non-cash pre-acquisition write-offs or similar charges incurred by a person acquired pursuant to a Permitted Acquisition that as the result of a pooling of interest are included in the Parent’s consolidated financial statements for the period;

(v)                                 any non-cash write-offs or similar non-cash charges which are recorded following a Permitted Acquisition in the Parent’s consolidated financial statements with respect to an acquired person’s assets to the extent such amounts were accounted for in the first twelve months following the date such acquisition was consummated;

(vi)                              any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of Consolidated Net Income accrued at any time after the Initial Borrowing Date;

(vii)                           any profits (or adding back losses) attributable to minority interests in the Group;

(viii)                        until the fiscal year ending 31 December 2004, any contribution attributable (on a basis satisfactory to the Agent) to the Paper Merchant Division;

(ix)                                one-time charges (including, without limitation, restructuring charges and any upfront fees related to these Facilities, the refinancing of the Senior Subordinated Notes and the issue of the Senior Subordinated Convertible Bonds) occurring during such period to the extent not already included above; and

(x)                                   for the fiscal year ended 31 December 2003 only any cash extraordinary and/or exceptional gains or losses,

provided that Consolidated EBITDA for any period shall be reduced by the aggregate amount of all cash payments made during such period in respect of any amounts previously excluded pursuant to sub-paragraphs (i), (iv), (v), (vii), (viii) and (ix) of this sentence, whether in such period or a prior period.

“Consolidated EBITDAR” means, for any period, Consolidated EBITDA for such period, adjusted by adding thereto the amount of all rent and lease expense included as a component of Consolidated Fixed Charges for such period pursuant to sub-paragraph (ii) of the definition thereof and which was deducted in arriving at Consolidated Net Income (and not already added back in determining Consolidated EBITDA) for such period.

“Consolidated Fixed Charge Coverage Ratio” for any period, means the ratio of Consolidated EBITDAR to Consolidated Fixed Charges for such period.

“Consolidated Fixed Charges” means, for any period, the sum, without duplication, of (i) Consolidated Interest Expense for such period, (ii) the amount of all rent expense of, and lease payments expensed by, the Parent and its Subsidiaries with respect to Real Property (including land, buildings, improvements and fixtures, including Leaseholds) and vehicles, determined on a consolidated basis for such period, (iii) the amount of all Capital Expenditures made by the Parent and its Subsidiaries determined on a consolidated basis for such period (other than Capital Expenditures to the extent made pursuant to Clause 24.1(b) (Capital Expenditures)), (iv) all Dividends (excluding dividends paid-in-kind through the issuance of additional shares of share capital of the Parent) actually paid by the Parent in relation to the Parent Preference Shares A and the Parent Common Stock during such period and (v) the scheduled principal amount of all amortisation payments with respect to the Term Facilities for such period (as determined on the first day of the respective period).

“Consolidated Indebtedness” means, as at any date of determination, the aggregate stated balance sheet amount of all Indebtedness of the Parent and its Subsidiaries (excluding (i) all Contingent Obligations other than Contingent Obligations which are required, in accordance with GAAP, to be reflected on the consolidated balance sheet of the Parent and its Subsidiaries and (ii) obligations under any Hedging Agreements and Other Hedging Agreements or other similar types of agreements) on a consolidated basis as determined in accordance with GAAP, provided that notwithstanding any contrary treatment pursuant to GAAP, (a) the aggregate amount of guarantees or letters of credit issued in support of Indebtedness of persons which are not Subsidiaries of the Parent shall at all times be included as a component of Consolidated Indebtedness and (b) the amount of Permitted Receivables Transaction Outstandings at any time shall be included as a component of Consolidated Indebtedness.

“Consolidated Interest Coverage Ratio” means, for any period, the ratio of Consolidated EBITDA to Consolidated Interest Expense for such period.

“Consolidated Interest Expense” means, for any period, the total consolidated interest expense of the Parent and its Consolidated Subsidiaries for such period plus, without duplication, that portion of Capitalised Lease Obligations of the Parent and its Consolidated Subsidiaries representing the interest factor for such period excluding (to the extent included in total consolidated interest expense) upfront fees relating to these Facilities or the refinancing of the Senior Subordinated Notes.  Notwithstanding anything to the contrary contained above, to the extent Consolidated Interest Expense for any period does not already include all Receivables Facility Financing Costs for such period, the amount of such Receivables Facility Financing Costs shall be added to (and form part of) Consolidated Interest Expense.  Notwithstanding anything to the contrary contained above, to the extent any Test Period begins before the Initial Borrowing Date, Consolidated Interest Expense as calculated above for each such period shall instead be deemed to be for a period as set out in column 1 below and for an amount equal to the product of such number of times as set out in column 2 below and the Consolidated Interest Expense as calculated above.

Column 1 - Deemed Test Period	Column 2 – Multiplier
For the period beginning on 1 January 2004 and ending on 31 March 2004.	4
For the period beginning on 1 January 2004 and ending on 30 June 2004.	2
For the period beginning on 1 January 2004 and ending on 30 September 2004.	1.33

“Consolidated Leverage Ratio” means, on any date, the ratio of (i) Consolidated Indebtedness on such date to (ii) Consolidated EBITDA for the period of four consecutive fiscal quarters most recently ended on or prior to such date, in each case taken as one accounting period, provided that (x) to the extent any €5 Million Permitted Acquisition or any €5 Million Asset Sale (for purposes of the Consolidated Leverage Ratio) has occurred during the relevant Test Period, Consolidated EBITDA shall be determined for the respective Test Period on a Pro Forma Basis for such occurrences and (y) for the purpose of calculating the Consolidated Leverage Ratio, freely available cash balances of the Group held with a Lender in an aggregate amount not to exceed €50,000,000 shall be deducted from the amount of Consolidated Indebtedness.

“Consolidated Net Income” means, for any period, the net income (or loss) of the Parent and its Consolidated Subsidiaries for such period, determined on a consolidated basis (after any deduction for minority interests), provided that (a) in determining Consolidated Net Income, the net income of any person which is not a Subsidiary of the Parent or is accounted for by the Parent by the equity method of accounting shall be included only to the extent of the payment of cash dividends or cash distributions by such other person to the Parent or a Subsidiary thereof during such period, (b) the net income of any Subsidiary of the Parent shall be excluded to the extent that the declaration or payment of cash dividends or similar distributions by that Subsidiary of that net income is not at the date of determination permitted by operation of its charter or any agreement, instrument or law applicable to such Subsidiary, (c) the net income (or loss) of any other person acquired by such specified person or a Subsidiary of such person in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded and (d) after tax gains and losses from Asset Sales (without regard to the exceptions in (d) or (e) in the proviso of the definition thereof) or abandonments or reserves relating thereto shall be excluded.

“Consolidated Net Income Available to Common” means, for any period, Consolidated Net Income for such period less (to the extent same have not already been deducted in determining such Consolidated Net Income) the amount of all Dividends (excluding Dividend paid pursuant to Clause 26.3(f) (Restricted Payments) to the extent representing a return of the issue price rather than the payment of accrued dividends thereon) paid or accrued (whether or not paid, and including amounts attributable to dividends paid-in-kind) during the respective period with respect to Preferred Stock (including, without limitation, all such amounts attributable to the Parent Preference Shares A, the Parent Preference Shares B (after any issuance thereof), the Parent Preference Shares C and any other Preferred Stock of Parent (from time to time issued).

“Consolidated Subsidiaries” means, as to any person, all Subsidiaries of such person which are consolidated with such person for financial reporting purposes in accordance with GAAP.

“Consolidated Tangible Assets” means, at any time, the total consolidated assets of the Parent and its Consolidated Subsidiaries as same would be shown on a consolidated balance sheet of the Parent prepared in accordance with GAAP, provided that all intangible assets (in any event including good will) shall be excluded in making such determinations.

“Contingent Obligation” means, as to any person, any obligation of such person guaranteeing or intended to guarantee any Indebtedness, leases or dividends (“primary obligations”) of any other person (the “primary obligor”) in any manner, whether directly or indirectly or to otherwise assure or hold harmless the holder of such primary obligation against loss in respect thereof, provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business.  The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such person is required to perform thereunder) as determined by such person in good faith.

“Continuing Director” means a director who is either a member of the Supervisory Board of the Parent on the Initial Borrowing Date or who became a member of the Supervisory Board of the Parent subsequent to the Initial Borrowing Date and whose election, or nomination for election by the Parent’s shareholders, was duly approved by a majority of the Continuing Directors then on the Supervisory Board of the Parent.

“Converted C1 Facility” has the meaning ascribed to that term in Clause 2.1(f)(i) (The Facilities).

“Converted C1 Facility Advance” has the meaning ascribed to that term in Clause 2.1(f) (i)(The Facilities).

“Converted C2 Facility” has the meaning ascribed to that term in Clause 2.1(g)(i) (The Facilities).

“Converted C2 Facility Advance” has the meaning ascribed to that term in Clause 2.1(g) (i) (The Facilities).

“Default” means an Event of Default or any event or circumstance which (with the passage of time, the expiry of a grace period, the giving of notice, the making of any determination under any of the Finance Documents or any combination of any of the foregoing) would be an Event of Default.

“Defaulting Lender” means any Lender with respect to which a Lender Default is in effect.

“Dividend” means, with respect to any person, that such person has declared or paid a dividend (excluding dividends paid by the Parent in the Parent Common Stock and Parent Preferred Stock) or returned any equity capital to its stockholders, partners or members or authorised or made any other distribution, payment or delivery of property (other than ordinary share capital of such person) or cash to its stockholders, partners or members as such, or redeemed, retired, purchased or otherwise acquired, directly or indirectly, for a consideration any shares of any class of its share capital or any partnership or membership interests outstanding (or any options or warrants issued by such person with respect to its share capital or other Equity Interests), or set aside any funds for any of the foregoing purposes, or shall have permitted any of its Subsidiaries to purchase or otherwise acquire for a consideration any shares of any class of the share capital or any partnership or membership interests of such person outstanding (or any options or warrants issued by such person with respect to its share capital or other Equity Interests).

“Documentary Credit” means a letter of credit, bank guarantee or other documentary credit issued or to be issued by an L/C Bank pursuant to Clause 4.1 (Conditions to Utilisation) or assumed in accordance with Clause 5.12 (Assumption of Existing Documentary Credits) and, where relevant, issued in conformity with Uniform Customs and Practice for Documentary Credits (1993 Revision) ICC Publication No. 500.

“Dollar Swingline Facility Advance” means an advance denominated in dollars as from time to time reduced by repayment made or to be made by the Swingline Facility Lenders under the Swingline Facility.

“Dollar Swingline Facility Outstandings” means, at any time, the aggregate principal amount of the Dollar Swingline Facility Advances outstanding under this Agreement.

“Double Taxation Treaty” means in relation to a payment of interest on an Advance made to a particular Borrower, any convention or agreement between the government of the Relevant Tax Jurisdiction of the Borrower and any other government for the avoidance of double taxation with respect to taxes on income and capital gains which makes provision in relation to interest.

“Dutch GAAP” means generally accepted accounting principles in The Netherlands.

“Dutch Guarantor” means each of the parties as set out in Part II of Schedule 1 (Original Guarantors) named as Dutch Guarantors and any Acceding Guarantor incorporated in The Netherlands.

“Effective Date” means the date of this Agreement.

“Eligible Institution” means and includes a commercial bank, a finance company, an insurance company, a financial institution, fund or other person which regularly lends, or purchases interests, in loans or extensions of credit of the types made pursuant to this Agreement, but in any event excluding the Parent and its Subsidiaries and Affiliates.

“EMU Legislation” means the legislative measures of the European Union for the introduction of changeover to or operation of the euro in one or more member states being in part legislative measures to implement the third stage of the European Monetary Union.

“End Date” has the meaning ascribed to that term in the definition of “Applicable Margin”.

“Environment” means living organisms including the ecological systems of which they form part and the following media:

(a)                                  air (including air within natural or man-made structures, whether above or below ground);

(b)                                  water (including territorial, coastal and inland waters, water under or within land and water in drains and sewers); and

(c)                                  land (including land under water).

“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, notices of non-compliance or violation, investigations or proceedings pursuant to or under any Environmental Law or any permit issued, or any approval given, under any such Environmental Law or Environmental Licence.

“Environmental Law” means all laws and regulations of any relevant jurisdiction which:

(a)                                  have as a purpose or effect the protection of, and/or prevention of harm or damage to, the Environment;

(b)                                  provide remedies or compensation for harm or damage to the Environment; and

(c)                                  relate to Hazardous Materials or health or safety matters.

“Environmental Licence” means any Authorisations required at any time under Environmental Law.

“Equity Interests” means, in relation to any person, any and all shares, interests, rights to purchase, warrants, options, participation or other equivalents of or interest in (however designated) equity of such person, including any preferred stock, any limited or general partnership interest and any limited liability company membership interest.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.  Section references to ERISA are to ERISA, as in effect as at the Effective Date and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” means each person (as defined in Section 3(9) of ERISA) which together with the Parent or a Subsidiary of the Parent would be deemed to be a “single employer” (i) within the meaning of Section 414(b), (c), (m) or (o) of the Code or (ii) as a result of the Parent or a Subsidiary of the Parent being or having been a general partner of such person.

“EURIBOR” means, in relation to any amount owed by an Obligor under this Agreement in euro on which interest for a given period is to accrue:

(a)                                  the rate per annum for deposits in euro which appears on the Relevant Page for such period at or about 11.00 am (Brussels time) on the Quotation Date for such period; or

(b)                                  if no such rate is displayed and the Agent shall not have selected an alternative service on which such rate is displayed, the arithmetic mean (rounded upwards, if not already such a multiple, to 4 decimal places) of the rates (as notified to the Agent) at which each of the Reference Banks was offering to prime banks in the European interbank market deposits in euro for such period at or about 11.00 am (Brussels time) on the Quotation Date for such period.

“Euro Amount” means:

(a)                                  in relation to an Advance, (i) if such Advance is denominated in euro, the amount of such Advance or (ii) if such Advance is denominated in a currency other than euro, the equivalent in euro of such Advance, as the amount specified in the Utilisation Request for that Advance as adjusted, if necessary, in accordance with the terms of this Agreement and to reflect any repayment, consolidation or division of that Advance;

(b)                                  in relation to a Documentary Credit, (i) if such Documentary Credit is denominated in euro, the Outstanding L/C Amount in relation to it at such time or (ii) if such Documentary Credit is not denominated in euro, the equivalent in euro of the Outstanding L/C Amount at such time, calculated as at the later of (A) the date which falls 2 Business Days before its issue date or any renewal date or (B) the date of any revaluation pursuant to Clause 5.3 (Revaluation of Documentary Credits); and

(c)                                  in relation to any Outstandings, the aggregate of the Euro Amounts (calculated in accordance with paragraphs (a) and (b) above) of each outstanding Advance and/or Outstanding L/C Amount, made under the relevant Facility or Facilities (as the case may be), (i) if such Outstandings are denominated in euro, the aggregate amount in euro of it at such time or (ii) if such Outstandings are not denominated in euro, the equivalent in euro of the aggregate amount of it at such time.

“Euro Swingline Facility Advance” means an advance denominated in euro as from time to time reduced by repayment made or to be made by the Swingline Facility Lenders under the Swingline Facility.

“Euro Swingline Facility Outstanding” means, at any time, the aggregate principal amount of the Euro Swingline Facility Advances outstanding under this Agreement.

“Europcenter” means Buhrmann Europcenter N.V., a corporation organised under the laws of the Kingdom of Belgium.

“Event of Default” means any of the events or circumstances described as such in Clause 28 (Events of Default).

“Excess Cash Flow” means, for any period, the amount (if any) by which:

(a)                                  the sum of:

(i)                                    Adjusted Consolidated Net Income (excluding any amounts of Consolidated Net Income attributable to CEAL and its Subsidiaries but including any cash Dividends actually received from CEAL only) for such period; and

(ii)                                the decrease, if any, in Adjusted Consolidated Working Capital (excluding any decrease in Adjusted Consolidated Working Capital attributable to CEAL and its Subsidiaries) from the first day to the last day of such period, exceeds:

(b)                                  the sum of:

(i)                                    the aggregate amount of all Capital Expenditures made by the Parent and its Subsidiaries during such period (other than Capital Expenditures to the extent financed with existing moneys);

(ii)                                the aggregate amount of all Permitted Acquisitions made by the Parent and its Subsidiaries during such period (other than Permitted Acquisitions to the extent financed with existing moneys);

(iii)                            the aggregate amount of permanent principal payments of Indebtedness for borrowed money of the Parent and its Subsidiaries during such period (other than, without double counting, (A) repayments to the extent made with existing moneys, (B) repayments of the Borrower’s 12¼ per cent. Senior Subordinated Notes due 2009 to the extent made with cash on the consolidated balance sheet of the Parent and its Subsidiaries and (C) repayments of Outstandings, unless such repayments of Outstandings were (1) required as a result of a Scheduled Repayment and paid with internally generated funds or (2) made as a voluntary prepayment with internally generated funds (but in the case of a voluntary prepayment of the Revolving Facility, only to the extent accompanied by a voluntary reduction to the Revolving Facility Commitments));

(iv)                               the increase, if any, in Adjusted Consolidated Working Capital (excluding any increase in Adjusted Consolidated Working Capital attributable to CEAL and its Subsidiaries) from the first day to the last day of such period;

(v)                                   the aggregate amount of cash Dividends paid by the Parent during such period pursuant to paragraph (g) of Clause 26.3 (Restricted Payments), as the case may be;

(vi)                               the net amount of Investments (i.e., the amount invested during the respective period, net of any returns on investments previously made pursuant to said sections during said period) pursuant to Clause 26.5(g)(ii) and/or (n) (Advances, Investments and Loans); and

(vii)                           one-time charges (including, without limitation, restructuring charges and any upfront fees related to these Facilities, the refinancing of the Senior Subordinated Notes and the issue of the Senior Subordinated Convertible Bonds) occurring during such period to the extent not already included above.

For the purposes of this definition only:

(A)                              “existing moneys” means equity proceeds, share capital, Asset Sales proceeds, insurance proceeds and/or Indebtedness; and

(B)                                in calculating Adjusted Consolidated Working Capital, any amounts expressed in currencies other than euros shall be converted into euros (as shown on Reuters ECB page 37 or, if same does not provide such exchange rate, on such other basis as may be satisfactory to the Agent) for the exchange of such currency into euros for the last day of the fiscal year of the Parent.

“Excess Cash Flow Payment Date” means the date occurring 105 days after the last day of each fiscal year of the Parent, with the first Excess Cash Flow Payment Date to occur on the 105th day after the last day of the fiscal year of the Parent ending closest to 31 December, 2004.

“Excess Cash Flow Payment Period” means, with respect to the repayment required on each Excess Cash Flow Payment Date, the immediately preceding fiscal year of the Parent.

“Existing Credit Agreement” means the Credit Agreement dated 26 October 1999 between, inter alios, the Parent, the Borrower, the banks and financial institutions named therein and the Bankers Trust Company as administrative agent as amended, modified or supplemented from time to time.

“Existing Documentary Credit” means each letter of credit, bank guarantee or other documentary credit as set out in Section C of Part II of Schedule 10 (Existing Indebtedness) each as issued pursuant to or existing under the Existing Credit Agreement and outstanding on the Initial Borrowing Date.

“Existing Indebtedness” means all Third Party Existing Indebtedness and all Intercompany Existing Indebtedness existing as at the Effective Date each as set out in Part II of Schedule 10 (Existing Indebtedness).

“Existing Lien” means the list of Liens existing as at the Effective Date set out in Part I of Schedule 10 (Existing Liens).

“Expiry Date” means, in relation to any Documentary Credit granted under this Agreement, the date stated in it to be its expiry date or the latest date on which demand may be made under it.

“Facilities” means the Term Facilities, the Revolving Facility, the Swingline Facility and (subject to Clause 7 (Uncommitted Incremental Facilities)) the Incremental Revolving Facility and the Incremental Term Facility granted to the Borrower in this Agreement, and “Facility” means any of them as the context may require.

“Facilities Obligations” means all amounts owing to the Finance Parties pursuant to the terms of this Agreement or any other Finance Document.

“Facility Office” means:

(a)                                  in relation to the Agent, the office identified with its signature below or such other office as it may, from time to time select for performance of its agency function under this Agreement; and

(b)                                  in relation to a Lender, the office from time to time designated by it to the Agent for the purposes of this Agreement (or, in the case of a Transferee, at the end of the Transfer Certificate to which it is a party as Transferee) or such other office as such Lender may from time to time select.

“Fair Market Value” means, with respect to any asset, the price at which a willing buyer, not an Affiliate of the seller, and a willing seller who does not have to sell, would agree to purchase and sell such asset, as determined in good faith by the board of directors or other governing body or, pursuant to a specific delegation of authority by such board of directors or governing body, a designated senior executive officer, of the Parent or the Subsidiary of the Parent selling such asset.

“Federal Funds Rate” means in relation to any day, the rate per annum equal to:

(a)                                  the weighted average of the rates on overnight Federal Funds transactions with members of the US Federal Reserve System arranged by Federal Funds brokers, as published for that day (or, if that day is not a New York Business Day, for the immediately preceding New York Business Day) by the Federal Reserve Bank of New York; or

(b)                                  if a rate is not published for that day or immediately preceding New York Business Day, the average of the quotations for that day on those transactions received by the Agent from three Federal Funds brokers of recognised standing selected by the Agent.

“Fee Letters” means the fee letters referred to in Clauses 17.2 (Underwriting Fee) and 17.3 (Agency Fee).

“€5 Million Asset Sale” means any Asset Sale where the aggregate consideration (taking the Fair Market Value of any non-cash consideration) received by the Parent and its Subsidiaries in connection therewith is equal to or in excess of €5,000,000 (or its equivalent in other currencies).

“€5 Million Permitted Acquisition” means each Permitted Acquisition where the aggregate consideration paid (or which may be paid) in connection therewith (including any deferred compensation arrangements, the principal amount of Seller Debt and/or Permitted Acquired Debt and the Fair Market Value of all Equity Interests in the Parent issued as consideration in connection therewith) exceeds €5,000,000 (or its equivalent in other currencies).

“Final Maturity Date” means:

(a)                                  in respect of the Revolving Facility and the Incremental Revolving Facility, the date falling 60 months after the date of this Agreement;

(b)                                  in respect of the A Facility, subject to Clause 10.1 (Repayment of A Facility Outstandings), the date falling 72 months after the date of this Agreement;

(c)                                  in respect of the B Facilities, subject to Clause 10.2 (Repayment of B Facility Outstandings), the date falling 84 months after the date of this Agreement;

(d)                                  in respect of the C Facilities, subject to Clause 10.3 (Repayment of C Facility Outstandings), the date falling 84 months after the date of this Agreement; and

(e)                                  in respect of the Incremental Term Facility, the Incremental Term Facility Maturity Date.

“Finance Documents” means:

(a)                                  this Agreement, any Documentary Credit, any Accession Notices, Transfer Certificates and the Fee Letters;

(b)                                  any Incremental Facility Commitment Agreement;

(c)                                  the Security Documents;

(d)                                  the Intercreditor Deed;

(e)                                  the Hedging Agreements;

(f)                                    any Additional Security Document; and

(g)                                 any other agreement or document designated a “Finance Document” in writing by the Parent and the Agent.

“Finance Parties” means the Agent, the Arrangers, the Security Trustee, the Lenders and each Hedge Counterparty to a Hedging Agreement and “Finance Party” means any of them.

“GAAP” means in relation to any financial statement to be delivered in accordance with this Agreement generally accepted accounting principles in The Netherlands

“Group” means the Parent, the Borrower, and all other Subsidiaries of the Parent from time to time.

“Group Business” means the business as conducted by the Parent and its Subsidiaries on the date of this Agreement and any logical extensions or related ancillary businesses thereto (including business functions incidental to such business).

“Group Structure Chart” means the group structure chart set out in Schedule 9 (Group Structure).

“Guarantee” means the guarantee contained in Clause 30 (Guarantee and Indemnity).

“Guarantors” means the Original Guarantors and any Acceding Guarantors and “Guarantor” means any one of them, as the context requires.

“Hazardous Materials” means (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is friable, urea formaldehyde foam insulation, transformers or other equipment that contains dielectric fluid containing levels of polychlorinated biphenyls, and radon gas, (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances”, “hazardous waste”, “hazardous materials”, “extremely hazardous substances”, “restricted hazardous waste”, “toxic substances”, “toxic pollutants”, “contaminants”, or “pollutants”, or words of similar import, under any applicable Environmental Law and (c) any other chemical, material or substance, the Release of which is prohibited, limited or regulated by any governmental authority.

“Hedge Counterparty” means each party other than a member of the Group to a Hedging Agreement or, as the case may be, an Other Hedging Agreement and “Hedge Counterparties” means all such parties.

“Hedging Agreement” means any agreement entered into in connection with Clause 25.12 (Interest Rate Protection) between a member of the Group and a Lender in respect of an interest rate swap, currency swap, forward foreign exchange transaction, cap, floor, collar or option transaction or any other treasury transaction or any combination of it or any other transaction entered into in connection with protection against or benefit from fluctuation in any currency, rate or price.

“Hedging Letter” means the letter dated on or about the date of this Agreement from the Agent to the Parent setting out the agreed hedging policy in respect of the Term Facilities (other than the Incremental Term Facility).

“Holding Company” means a company or corporation of which another company or corporation is a Subsidiary.

“Increased Cost” means:

(a)                                  any reduction in the rate of return from a Facility or on a Finance Party’s (or an Affiliate’s) overall capital;

(b)                                  any additional or increased cost; or

(c)                                  any reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having agreed to make available its Commitment or having funded or performed its obligations under any Finance Document.

“Incremental Facility Commitment Agreement” means an Incremental Revolving Facility Commitment Agreement or an Incremental Term Facility Commitment Agreement, as the context may require.

“Incremental Revolving Facility” means, subject to Clause 7 (Uncommitted Incremental Facilities), the uncommitted revolving credit facility as may be granted to the Borrower pursuant to Clause 2.1(h) (The Facilities).

“Incremental Revolving Facility Commitment” means, in relation to an Incremental Revolving Facility Lender at any time, and save as otherwise provided in this Agreement, any commitment to make Utilisations provided by such Incremental Revolving Facility Lender pursuant to Clause 7 (Uncommitted Incremental Facilities), in such amount as agreed to by such Incremental Revolving Facility Lender in the respective Incremental Revolving Facility Commitment Agreement.

“Incremental Revolving Facility Commitment Agreement” means each incremental revolving facility commitment agreement in the form set out in Part IV of Schedule 4 (Form of Incremental Revolving Facility Commitment Agreement).

“Incremental Revolving Facility Lender” has the meaning ascribed to that term in Clause 7.2(b) (Incremental Revolving Facility Commitment Agreement).

“Incremental Term Facility” means, subject to Clause 7 (Uncommitted Incremental Facilities), the uncommitted term loan facility as may be granted to the Borrower pursuant to Clause 2.1(i) (The Facilities).

“Incremental Term Facility Advance” means an advance (as from time to time reduced by repayment) made or to be made by one or more of the Lenders under the Incremental Term Facility or arising in respect of the Incremental Term Facility.

“Incremental Term Facility Commitment” means, in relation to a Lender at any time, and save as otherwise provided in this Agreement, any commitment to make Incremental Term

Facility Advances provided by such Lender pursuant to Clause 7 (Uncommitted Incremental Facilities), in such amount as agreed to by such Lender in the respective Incremental Term Facility Commitment Agreement.

“Incremental Term Facility Commitment Agreement” means each incremental term facility commitment agreement in the form set out in Part III of Schedule 4 (Form of Incremental Term Facility Commitment Agreement).

“Incremental Term Facility Lender” has the meaning ascribed to that term in Clause 7.1(b) (Incremental Term Facility Commitment Agreement).

“Incremental Term Facility Maturity Date” means, for any Tranche of Incremental Term Facility, the final maturity date specified for such Tranche of Incremental Term Facility in the relevant Incremental Term Facility Commitment Agreement relating thereto, provided that the final maturity date for all Incremental Term Facility Advances of a given Tranche shall be the same date.

“Incremental Term Facility Outstandings” means, at any time, the aggregate principal amount of the Incremental Term Facility Advances outstanding under this Agreement.

“Incremental Term Facility Repayment Date” has the meaning ascribed to that term in Clause 10.4 (Repayment of Incremental Term Facility Outstandings).

“Incremental Term Facility Scheduled Repayment” has the meaning ascribed to that term in Clause 10.4 (Repayment of Incremental Term Facility Outstandings).

“Incremental Term Facility Utilisation Date” shall mean, with respect to each Tranche of Incremental Term Facility, each date on which Incremental Term Facility Advances of such Tranche are incurred pursuant to Clause 4.2 (Conditions to Utilisation of Incremental Term Facility) and as otherwise permitted by Clause 7 (Uncommitted Incremental Facilities).

“Indebtedness” means, as to any person, without duplication:

(a)                                  all indebtedness of such person for borrowed money or for the deferred purchase price of property or services;

(b)                                  the maximum amount available to be drawn under all letters of credit (excluding trade letters of credit), bankers’ acceptances and similar obligations issued for the account of such person and all unpaid drawings in respect of such letters of credit (excluding trade letters of credit), bankers’ acceptances and similar obligations;

(c)                                  the aggregate amount required to be capitalised under leases under which such person is the lessee;

(d)                                  all obligations of such person to pay a specified purchase price for goods or services, whether or not delivered or accepted, i.e., take-or-pay and similar obligations;

(e)                                  all Contingent Obligations of such person;

(f)                                    all obligations under any Hedging Agreement or Other Hedging Agreement or under any similar type of agreement; and

(g)                                 the amount of Permitted Receivables Transaction Outstandings from time to time.

Notwithstanding anything to the contrary contained above or elsewhere in this Agreement, Indebtedness shall not include trade payables and accrued expenses incurred by any person in accordance with customary practices and in the ordinary course of business of such person.

“Indebtedness to be Refinanced” means all Indebtedness of the Parent and its Subsidiaries outstanding immediately before the consummation of the Transaction (including, without limitation, Indebtedness referred to in Clause 2.2(a) (Purpose) which is to be repaid or refinanced on the Initial Borrowing Date, including any such Indebtedness which is not permitted to remain outstanding after the Initial Borrowing Date pursuant to Clause 26.4 (Indebtedness) or as set out in paragraph 11 of Part I of Schedule 3 (Conditions Precedent to First Utilisation).

“Indemnifying Lender” has the meaning ascribed to that term in Clause 5.1(b) (Issue of Documentary Credits).

“Information Memorandum” means the document dated November 2003 concerning the Obligors which, at the request of the Parent and on its behalf, was prepared in relation to this transaction and distributed by the Arrangers to selected banks and other institutions during November and December 2003 for the purposes of syndication of the Facilities.

“Initial Borrowing Date” means the date falling on the first Utilisation of the Facilities.

“Instructing Group” means Lenders, the sum of whose Term Facility Outstandings (or, if prior to the occurrence of the Utilisations on the Initial Borrowing Date, whose Term Facility Commitments), Incremental Revolving Facility Commitments, Incremental Term Facility Commitments and Revolving Facility Commitments (or after the termination thereof, the Incremental Revolving Facility Outstandings, the Incremental Term Facility Outstandings and the Revolving Facility Outstandings) as of any date of determination represent greater than 50 per cent. of the sum of all Term Facility Outstandings (or, if prior to the occurrence of the Utilisations on the Initial Borrowing Date, whose Term Facility Commitments) and the sum of all Incremental Revolving Facility Commitments, Incremental Term Commitments and Revolving Facility Commitments of all Lenders at such time (or after the termination thereof, the sum of the then total Incremental Revolving Facility Outstandings, Incremental Term Facility Outstandings and Revolving Facility Outstandings of all Lenders at such time).

“Instructing Group’s Satisfaction” means, in relation to any documentation being satisfactory to the Instructing Group as contained in the definitions of “Permitted Receivables Transaction” and “Permitted Subordinated Indebtedness”, such documentation shall be deemed satisfactory and approved by the Instructing Group so long as (a) the relevant documentation (in substantially final form which has been approved by the Agent) is distributed to the Lenders at least 5 Business Days prior to the entering into of such documentation, (b) the Instructing Group does not object thereto within such 5 Business Days and (c) the Agent approves the final form of the documentation relating thereto.

“Intellectual Property Rights” means any patent, trade mark, service mark, registered design, trade name or copyright or any license to use any of the same.

“Intercompany Existing Indebtedness” means the list of Indebtedness existing on the Effective Date set out in Section B (Intercompany Existing Indebtedness) of Part II of Schedule 10 (Existing Indebtedness).

“Intercompany Loan” means each intercompany loan or advance between or among the Parent and its Subsidiaries or between or among Subsidiaries of the Parent.

“Intercreditor Deed” means the intercreditor deed dated on or about the date of this Agreement between the Parent, the Borrower, the Agent, the Security Trustee, the Lenders, the Original Guarantors and certain other parties.

“Interest Period” means, save as otherwise provided in this Agreement, any of those periods mentioned in Clause 15.1 (Interest Periods for Term Facility Advances).

“Investments” has the meaning ascribed to that term in Clause 26.5 (Advances, Investments and Loans).

“Law” means:

(a)                                  common or customary law;

(b)                                  any constitution, decree, judgment, legislation, order, ordinance, regulation, statute, treaty or other legislative measure in any jurisdiction; and

(c)                                  any present or future directive, regulation, practice, concession or requirement which has the force of law and which is issued by any governmental body, agency or department or any central bank or other fiscal, monetary, regulatory, self-regulatory or other authority or agency.

“L/C Bank” means Deutsche Bank AG London (and/or affiliates of Deutsche Bank AG London (including, without limitation, Deutsche Bank Trust Company Americas) designated by it to act as such with respect to any Documentary Credit) or any other Lender which has been appointed as L/C Bank in accordance with Clause 5.11 (Appointment and Change of L/C Bank) or assumed its role as issuer under any Existing Documentary Credits in accordance with Clause 5.12 (Assumption of Existing Documentary Credits) and which has not resigned in accordance with paragraph (c) of Clause 5.11 (Appointment and Change of L/C Bank).

“L/C Bank Accession Certificate” means a duly completed accession certificate in the form set out in Schedule 11 (Form of L/C Bank Accession Certificate).

“L/C Proportion” means, in relation to a Lender in respect of any Documentary Credit (save as otherwise provided in this Agreement and taking into account Clauses 21 (Replacement and Mitigation) and 39 (Assignments and Transfers)) the proportion (expressed as a percentage) borne by such Lender’s Available Revolving Facility Commitment to the Available Revolving Facility immediately prior to the issue of such Documentary Credit.

“Leaseholds” of any person, means all the right, title and interest of such person as lessee or licensee in, to and under leases or licenses of land, improvements and/or fixtures.

“Legal Opinions” means the legal opinions set out in paragraph 8 of Part 1 of Schedule 3 (Conditions Precedent to First Utilisation).

“Lender” means an A Facility Lender, a B1 Facility Lender, a B2 Facility Lender, a C1 Facility Lender, a C2 Facility Lender, a Revolving Facility Lender, a Dollar Swingline Facility Lender, a Euro Swingline Facility Lender, an Incremental Revolving Facility Lender or an Incremental Term Facility Lender, as the context may require and “Lenders” means all of them.

“Lender Default” means (i) a failure or refusal (which has not been retracted) of a Lender to fund its portion of any participating interest required to be purchased by such Lender pursuant to Clause 6.6 (Purchase of Swingline Participations) or (ii) a Lender having notified in writing the Parent, the Borrower and/or the Agent that it does not intend to comply with its obligations under Clause 6 (Swingline Facilities) in circumstances which would be contrary to the terms of this Agreement.

“LIBOR” means, in relation to any amount owed by an Obligor under this Agreement in a currency other than euro on which interest for a given period is to accrue:

(a)                                  the rate per annum which appears on the Relevant Page for such period at or about 11.00 am on the Quotation Date for such period; or

(b)                                  if no such rate is displayed and the Agent shall not have selected an alternative service on which such rate is displayed, the arithmetic mean (rounded upwards, if not already such a multiple, to the nearest 4 decimal places) of the rates (as notified to the Agent) at which each of the Reference Banks was offering to prime banks in the London interbank market deposits in the relevant currency for such period at or about 11.00 am on the Quotation Date for such period.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), preference, priority or other security agreement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the UCC or any other similar recording or notice statute, and any lease having substantially the same effect as any of the foregoing).

“Luxembourg Guarantor” means each of the parties as set out in Part II of Schedule 1 (Original Guarantors) named as Luxembourg Guarantors and any Acceding Guarantor incorporated in Luxembourg.

“Majority Lenders” of (i) any Facility (other than the B1 Facility, the B2 Facility, the C1 Facility or the C2 Facility) means those Lenders which would constitute the Instructing Group under, and as defined in, this Agreement if all outstanding Facilities Obligations of the other Facilities under this Agreement were repaid in full and all Commitments, if any, with respect thereto were terminated, (ii) the B1 Facility or the B2 Facility means those Lenders which would constitute the Instructing Group under, and as defined in, this Agreement, if all outstanding Facilities Obligations of the other Facilities under this Agreement (other than both of the B Facilities) were repaid in full and all commitments, if any, with respect thereto were terminated or (iii) the C1 Facility or the C2 Facility means those Lenders which would constitute the Instructing Group under, and as defined in, this Agreement, if all outstanding Facilities Obligations of the other Facilities under this Agreement (other than both of the C Facilities) were repaid in full and all commitments, if any, with respect thereto were terminated.

“Margin Regulations” means and shall include each of Regulation T, Regulation U and Regulation X.

“Margin Stock” shall have the meaning provided in Regulation U.

“Material Adverse Effect” means (a) any material adverse condition or material adverse change in or affecting the business, assets, liabilities, results of operations, financial condition or prospects of the Parent and its Subsidiaries taken as a whole, or (b) a material adverse effect (i) on the rights or remedies of any of the Finance Parties hereunder or under any other Finance Document or (ii) on the ability of any Obligor to perform its obligations hereunder to any of the Finance Parties.

“Material Subsidiary” means, at any time, a member of the Group:

(a)                                  organised under the laws of a Qualified Jurisdiction; and

(b)                                  whose revenues, consolidated EBITDA or assets (on a consolidated basis if it has Subsidiaries) represent at least 5 per cent. of the revenues, Consolidated EBITDA or assets of the Group, and all such Subsidiaries shall collectively represent at least 66-2/3 per cent. of consolidated revenues, the Consolidated EBITDA and consolidated assets of the Group, as determined by reference to the latest annual audited financial statements for the time being of the Group delivered under paragraph (c) (Annual Financial Statements) of Clause 23.1 (Information Covenants) or, if the company concerned becomes a Subsidiary of the Parent after the end of the fiscal year to which such annual audited financial statements of the Group relate, then the latest management accounts of the Group delivered under paragraph (a) (Monthly Reports) of Clause 23.1 (Information Covenants) which include such company, but so that a certificate of the auditors of the Group that a Subsidiary of the Parent is or is not a Material Subsidiary (in accordance with this definition) at any time shall be conclusive.

“Member State” means a member of the European Community.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means:

(a)                                  any plan, as defined in Section 4001(a)(3) of ERISA, which is maintained or contributed to (or to which there is an obligation to contribute to) by the Parent or a Subsidiary of the Parent or an ERISA Affiliate and that is subject to Title IV of ERISA; and

(b)                                  each such plan which, during the five year period immediately following the latest date on which the Parent, a Subsidiary of the Parent or an ERISA Affiliate maintained, contributed to or had an obligation to contribute to such plan, if the Parent, any Subsidiary of the Parent or any ERISA Affiliate could reasonably incur any liability under such plan.

“Necessary Authorisations” means all Authorisations (including any competition and other clearances necessary in relation to the Environmental Licences) of any person including any government or other regulatory authority required by applicable Law to enable it to:

(a)                                  lawfully enter into and perform its obligations under the Finance Documents to which it is party;

(b)                                  ensure the legality, validity, enforceability or admissibility in evidence in England and, if different, its jurisdiction of incorporation, of such Finance Documents to which it is party; and

(c)                                  carry on in all material respects its business from time to time.

“Net Cash Proceeds” means, of any event, the gross cash proceeds (including any cash received by way of deferred payment pursuant to a promissory note, receivable or otherwise, but only as and when received) received from such event, net of reasonable transaction costs received from any such event.

“Net Sale Proceeds” means, for any sale of assets, the gross cash proceeds (including any cash received by way of deferred payment pursuant to a promissory note, receivable or otherwise, but only as and when received) received from such sale of assets, net of (a) reasonable transaction costs, (b) payments of unassumed liabilities relating to the assets sold at the time of, or within 90 days after, the date of such sale, (c) the amount of such gross cash proceeds required to be used to permanently repay any Indebtedness (other than Indebtedness of the Lenders pursuant to this Agreement) which is secured by the respective assets which were sold, and (d) the estimated marginal increase in taxes which will be payable by the Parent and its Subsidiaries with respect to the fiscal year in which the sale occurs as a result of such sale.

“New York Business Day” means a day (other than a Saturday or a Sunday) on which banks are open for general business in New York City.

“Non-Consenting B Facility Lender” means a Non-Consenting B1 Facility Lender or a Non-Consenting B2 Facility Lender, as the context may require, and “Non-Consenting B Facility Lenders” means all of them.

“Non-Consenting B1 Facility Lender” means each B1 Facility Lender that is not a Consenting B1 Facility Lender.

“Non-Consenting B2 Facility Lender” means each B2 Facility Lender that is not a Consenting B2 Facility Lender.

“Non-Guarantor Subsidiaries” means (a) on the Initial Borrowing Date, the Borrower and each Subsidiary of the Parent listed in Part III of Schedule 10 (Non-Guarantor Subsidiaries) and (b) after the Initial Borrowing Date, any Subsidiary of the Parent which is not at such time a Guarantor.

“Non-Material Subsidiary” means, at any time, a member of the Group which is not a Material Subsidiary.

“Non-U.S. Pension Plan” means any plan, fund (including, without limitation, any superannuation fund) or other similar program established or maintained outside the United States of America by any member of the Group for the benefit of employees of any member of the Group residing outside the United States of America, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

“Non-U.S. Subsidiary” means (a) in the case of the Parent, each Subsidiary of the Parent which is not a U.S. Subsidiary of the Parent and (b) in the case of the Borrower, each Subsidiary of the Borrower which is not a U.S. Subsidiary of the Borrower.

“Non-Wholly Owned Subsidiary” means each Subsidiary of the Parent which is not a Wholly-Owned Subsidiary of the Parent.

“Obligors” means the Parent, the Borrower, the Guarantors and any party (other than a Finance Party) to a Security Document and “Obligor” means any of them.

“Obligors’ Agent” means the Parent in its capacity as agent for the Obligors, pursuant to Clause 31.17 (Obligors’ Agent).

“Optional Currency” means:

(a)                                  in relation to any B1 Facility Advance, any C1 Facility Advance and any Incremental Term Facility Advance, dollars; and

(b)                                  in relation to any Revolving Facility Advance, dollars and any other currency except euro which:

(i)                                    is readily available to banks in the London interbank market, and is freely convertible into euro on the Quotation Date and the Utilisation Date for the relevant Advance; and

(ii)                                has been approved by the Agent (acting on the instructions of all the Lenders) on or prior to receipt by the Agent of the relevant Utilisation Request.

“Original Financial Statements” means:

(a)                                  in relation to the Parent, its audited consolidated financial statements for its financial year ending 31 December 2002;

(b)                                  in relation to any Acceding Guarantor, its financial statements delivered pursuant to paragraph 1(d) of Part II of Schedule 7 (Accession Documents); and

(c)                                  the Pro Forma Financial Statements.

“Original Obligors” means the Parent, the Borrower and the Original Guarantors.

“Other Hedging Agreement” means:

(a)                                  any agreement entered into between a member of the Group and a bank or financial institution (other than a Lender) in respect of any interest rate swap, currency swap, foreign exchange contracts, cap, floor, collar or optional transaction or any other treasury transaction or any combination of it or any other transaction entered into in connection with protection against or benefit from fluctuating in any rate or price (an “Other Interest Hedging Agreement”); and

(b)                                  any agreement entered into between a member of the Group and a bank or financial institution (other than a Lender) in respect of any currency swap agreements, commodity agreements or other similar agreements or arrangements designed to protect against fluctuations in currency or commodity values (an “Other Currency/Commodity Hedging Agreement”).

“Outstanding L/C Amount” means:

(a)                                  each sum paid or payable by an L/C Bank to a Beneficiary pursuant to the terms of a Documentary Credit; and

(b)                                  all liabilities, costs (including, without limitation, any costs incurred in funding any amount which falls due from an L/C Bank under a Documentary Credit), claims, losses and expenses which an L/C Bank (or any of the Indemnifying Lenders) incurs or sustains in connection with a Documentary Credit, in each case which has not been reimbursed or in respect of which cash cover has not been provided by or on behalf of the Borrower.

“Outstandings” means, at any time, the Term Facility Outstandings, the Revolving Facility Outstandings, the Dollar Swingline Facility Outstandings, the Euro Swingline Facility Outstandings and any Incremental Term Facility Outstandings.

“Paper Merchant Division” means the former paper merchant division of the Group Business sold to PaperlinX Limited pursuant to a sale and purchase agreement dated 8 September 2003 between the Parent and PaperlinX Limited.

“Parent Common Stock” means, as at the Effective Date, the 250,000,000 ordinary shares of €1.20 par value per share of the Parent and any further such shares as may be permitted by this Agreement.

“Parent Preference Shares A” means, as at the Effective Date, the 59,940,000 ordinary shares of €1.20 par value per share of the Parent and any further such shares as may be permitted by this Agreement.

“Parent Preference Shares B” means, as at the Effective Date, the 305,000,000 ordinary shares of €1.20 par value per share of the Parent and any further such shares as may be permitted by this Agreement.

“Parent Preference Shares C” means, as at the Effective Date, the 60,000 ordinary shares of €1.20 par value per share of the Parent and any further such shares as may be permitted by this Agreement.

“Parent Preferred Stock” means, collectively, the Parent Preference Shares A, the Parent Preference Shares B and the Parent Preference Shares C and, after the issuance thereof, any other Preferred Stock of the Parent.

“Participating Member State” means any member of the European Community that at the relevant time has adopted the euro as its lawful currency in accordance with EMU Legislation.

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

“Permitted Acquired Debt” means Indebtedness of any Subsidiary of the Parent acquired pursuant to a Permitted Acquisition, which Indebtedness existed at the time of the consummation of such Permitted Acquisition and was not created in contemplation thereof (and the provisions of which were not altered in contemplation thereof), so long as (i) the Parent and its Subsidiaries have no liability with respect to any such Indebtedness and (ii) any Liens securing such Indebtedness apply only to assets of the Subsidiary so acquired (and so long as additional assets of such Subsidiary are not granted as security following, or in contemplation of, the respective Permitted Acquisition).

“Permitted Acquisition” means, subject to the Permitted Acquisition Conditions, the acquisition by the Parent or a Wholly-Owned Subsidiary thereof of:

(a)                                  assets constituting part of or an entire business, division or product line of any person not already a Subsidiary of the Parent;

(b)                                  Equity Interests of any person not already a Subsidiary of the Parent so that, immediately after giving effect to such acquisition, such person shall constitute a Wholly-Owned Subsidiary; or

(c)                                  Equity Interests of any person not already a Subsidiary of the Parent so that, immediately after giving effect to such acquisition, if such person does not then become a Wholly-Owned Subsidiary of the Parent, the consideration paid for such acquisition does not exceed €20,000,000 (or its equivalent in other currencies), provided that (i) one or more of the acquisitions referred to in (a) above may be made in any fiscal year of the Parent of those Equity Interests which would cause the respective person to be a Subsidiary, but not a Wholly Owned Subsidiary and (ii) the aggregate consideration paid (determined in accordance with paragraph (a) of the definition of Permitted Acquisition Conditions) for all such acquisitions during any fiscal year of the Parent does not (A) in the event the Consolidated Leverage Ratio (on a Pro Forma Basis) is greater than 3.75:1.00, exceed €25,000,000 and (B) in the event the Consolidated Leverage Ratio (on a Pro Forma Basis) is less than or equal to 3.75:1.00, exceed €100,000,000.

“Permitted Acquisition Conditions” means, in relation to any Permitted Acquisition:

(a)                                  the consideration paid for such acquisition consists solely of Parent Common Stock, Qualified Preferred Stock, cash and/or, in the case of the acquisition of a Wholly-Owned Subsidiary, the issuance of Seller Debt and/or the assumption of Permitted Acquired Debt in accordance with the requirements of this Agreement;

(b)                                  the assets acquired or the business of the person whose stock is acquired, shall fall within the definition of Group Business and the respective Permitted Acquisition shall be effected in accordance with the relevant requirements of Clause 25.2 (Conduct of Business);

(c)                                  the respective Permitted Acquisition shall be effected by the Parent or a Wholly-Owned Subsidiary thereof;

(d)                                  the Borrower shall have demonstrated compliance on a Pro Forma Basis with the financial covenants in Clause 24 (Financial Condition), inclusive;

(e)                                  at the date of the declaration of the respective Permitted Acquisition (and if such Permitted Acquisition is consummated within 30 days of such declaration) the Borrower shall have Available Liquidity of at least €50,000,000;

(f)                                    the Borrower in good faith determines that the Parent and its Subsidiaries taken as a whole are not likely to assume or become liable for material increased contingent liabilities as a result of such acquisition;

(g)                                 in the case of each Permitted Acquisition where the aggregate consideration is in excess of €5,000,000 (or its equivalent in other currencies), the Parent delivers to the Agent at the time of the consummation of the respective Permitted Acquisition an officer’s certificate in form, scope and substance reasonably satisfactory to the Agent certifying that the foregoing conditions have been satisfied and showing compliance with the requirements of paragraphs (d) and (e) above; and

(h)                                 no Default or Event of Default shall exist at the time of the consummation of the respective Permitted Acquisition or immediately after giving effect thereto,

provided that the Parent or its Wholly-Owned Subsidiaries may consummate one or more Permitted Acquisitions in any fiscal year of the Parent without complying with paragraphs (d) and (e) above (and the officer’s certificate, if any, required to be delivered pursuant to paragraph (g) above shall not be required to certify compliance with such conditions), so long as the aggregate consideration paid for all Permitted Acquisitions effected pursuant to this proviso during any fiscal year of the Parent does not exceed €15,000,000 (or its equivalent in other currencies).

“Permitted Holder” shall mean (a) with respect to the Parent Preference Shares A, Stichting A so long as the Stichting A Continuing Directors shall not cease to constitute a majority of the executive committee of Stichting A and (b) with respect to the Parent Preference Shares B, Stichting B so long as the Stichting B Continuing Directors shall not cease to constitute a majority of the executive committee of Stichting B.

“Permitted Liens” has the meaning ascribed to that term in Clause 26.1 (Liens).

“Permitted Receivables Facility” means the €800,000,000 Asset-Backed Euro Medium Term Note Programme entered into by Silver Funding Limited more particularly described in the Offering Circular dated 18 July 2002 or such other facility in form and substance similar to the aforesaid programme pursuant to which a Permitted Receivables Transaction is provided.

“Permitted Receivables Facility Documentation” means all documentation evidencing, or relating to, any Permitted Receivables Facility or Permitted Receivables Transaction.

“Permitted Receivables Transaction” means, from time to time, a transaction (or series of transactions) evidenced by a receivables purchase agreement and related documentation entered into after the Initial Borrowing Date and providing for the sale or transfer of Receivables Facility Assets by one or more Receivables Sellers to a Receivables Subsidiary, and further providing for the sale or transfer of Receivables Facility Assets by the

Receivables Subsidiary to one or more purchasers of interests therein, provided that (a) such agreement and the documents and instruments entered into in connection therewith shall be in form and substance reasonably satisfactory to the Agent and the Instructing Group’s Satisfaction, (b) the Parent shall have provided the Agent and the Lenders with not less than 15 days’ prior notice of its intent to enter into such receivables purchase agreement and (c) 100 per cent. of the Permitted Receivables Transaction Proceeds received by the Parent or any of its Subsidiaries shall be applied in accordance with paragraph (e) (Permitted Receivables Transactions) of Clause 13.1 (Repayment from Net Proceeds).

“Permitted Receivables Transaction Outstandings” means at any time, the aggregate amount of cash paid to the Parent and/or its Subsidiaries in respect of the Receivables Facility Assets sold or transferred by them pursuant to one or more Permitted Receivables Transactions, in each case to the extent the respective receivables have not yet been repaid by the respective account debtor or repurchased by Receivables Sellers (it being the intent of the parties that the amount of Permitted Receivables Transaction Outstandings at any time outstanding approximate as closely as possible the principal amount of Indebtedness which would be outstanding at such time under the Permitted Receivables Facilities then in effect if same were structured as a secured lending agreement rather than a purchase agreement).

“Permitted Receivables Transaction Proceeds” means all proceeds received by the Parent and its Subsidiaries from time to time as a result of sales or transfers of Receivables Facility Assets pursuant to one or more Permitted Receivables Transactions.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Parent or any of its Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”):

(a)                                  Third Party Existing Indebtedness described in Section A (Third Party Existing Indebtedness) of Part II of Schedule 10 (Existing Indebtedness) (or previous refinancings thereof constituting Permitted Refinancing Indebtedness); or

(b)                                  outstanding Senior Subordinated Notes so long as the Permitted Refinancing Indebtedness shall be permitted to be outstanding in accordance with the requirements of Clause 26.4(l) (Indebtedness), provided that:

(i)                                    the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) and related redemption fees of the Indebtedness so Refinanced;

(ii)                                the Permitted Refinancing Indebtedness shall not have (A) a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced or (B) a final maturity earlier than the final maturity of the Indebtedness being Refinanced;

(iii)                            in the case of Permitted Subordinated Indebtedness, it shall be subordinated in right of payment to the Facilities Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the

Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(iv)                               no Permitted Refinancing Indebtedness shall have different obligors, or greater guarantees or security, than the Indebtedness being Refinanced; and

(v)                                   in no event shall any Permitted Refinancing Indebtedness be secured (A) in the case of Permitted Refinancing Indebtedness described in paragraph (a), by any share, stock or other Equity Interest subject or purported to be subject to a Security Document (whether equally and ratably with, or junior to, the Finance Parties or otherwise) or (B) in the case of any Permitted Refinancing Indebtedness described in paragraph (b), by any assets whatsoever.

“Permitted Subordinated Indebtedness” means:

(a)                                  the Senior Subordinated Notes;

(b)                                  the Senior Subordinated Convertible Bonds; and

(c)                                  any general unsecured subordinated Indebtedness for borrowed money incurred by any member of the Group after the Initial Borrowing Date, all of the terms and conditions of which and the documentation therefor, shall be in form and substance reasonably satisfactory to the Agent and to the Instructing Group’s Satisfaction, provided, that in any event, unless the Instructing Group otherwise expressly consents in writing prior to the incurrence thereof:

(i)                                    no such Indebtedness shall be secured by any asset of the Parent or any of its Subsidiaries;

(ii)                                no such Indebtedness shall be guaranteed except by the Parent or any other Guarantor on a subordinated basis on substantially the same terms as the Senior Subordinated Notes and/or the Senior Subordinated Convertible Bonds are guaranteed;

(iii)                            such Indebtedness shall have substantially the same (or, from the perspective of the Lenders, more favorable) subordination provisions as are contained in the Senior Subordinated Note Indenture and/or the Senior Subordinated Convertible Bonds;

(iv)                               no such Indebtedness shall have any maturity or required repayment (other than as a result of change of control or asset sale provisions approved by the Instructing Group) prior to the first anniversary of the Final Maturity Date of the C Facility as same is in effect on the date of incurrence of such Indebtedness; and

(v)                                   Utilisations from time to time pursuant to this Agreement, in an aggregate outstanding amount at any time equal to the sum of the Term Facility Outstandings on the date of incurrence of such Permitted Subordinated Indebtedness and in an amount equal to the total Revolving Facility Commitments and total A Facility Commitments as then in effect, shall be permitted without complying with any financial tests.

Notwithstanding the above sub-paragraphs (i) to (v), such Indebtedness shall be permitted to bear interest at then current market rates (as reasonably determined by the Agent).

The incurrence of Permitted Subordinated Indebtedness shall be deemed to be a representation and warranty by the Parent that all conditions thereto have been satisfied in all material respects and that same is permitted in accordance with the terms of this Agreement, which representation and warranty shall be deemed to be a representation and warranty for all purposes hereunder, including, without limitation, Clauses 4.1 (Conditions to Utilisation), 4.2 (Conditions to Utilisation of Incremental Term Facility) and 6.2 (General Conditions to Utilisation of Swingline Facility Advances).

“Permitted Subordinated Indebtedness Documents” means all indentures, securities purchase agreements, note agreements and/or other documents and agreements entered into in connection with any Permitted Subordinated Indebtedness.

“Plan” means (i) any single-employer plan, as defined in Section 4001(a)(15) of ERISA, which is maintained or contributed to by (or to which there is an obligation to contribute to by), the Parent or a Subsidiary of the Parent or an ERISA Affiliate and that is subject to Title IV of ERISA and (ii) each such plan which, during the five year period immediately following the latest date on which the Parent, a Subsidiary of the Parent or an ERISA Affiliate maintained, contributed to or had an obligation to contribute to such plan, if, for purposes of this clause (ii), the Parent, any Subsidiary of the Parent or any ERISA Affiliate could reasonably incur any liability under such plan.

“Pledge Agreements” means each of the documents specified in paragraph 2 of Section A, paragraph 3 of Section B, paragraph 2 of Section C, paragraph 1 of Section D and paragraph 1 of Section E in Part III of Schedule 3 (Security Documents).

“Preferred Equity Financing” means the $350,000,000 gross proceeds received by the Parent from the issuance of Parent Preference Shares C to the Preferred Equity Investors.

“Preferred Equity Financing Documents” means the Stock Purchase Agreement, made as of 3 September 1999, among the Parent and the Preferred Equity Investors and all other agreements, documents and instruments relating to the Preferred Equity Financing.

“Preferred Equity Investors” means, collectively, Apollo Management, L.P. and Bain Capital, Inc. (or their respective affiliates reasonably satisfactory to the Agent).

“Preferred Stock” as applied to the share capital of any person, means share capital of such person (other than ordinary share capital of such person) of any class or classes (however designed) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such person, to any other class of share capital of such person.

“Prime Lending Rate” means the rate which Deutsche Bank AG, New York Branch announces from time to time as its prime lending rate, such rate to change from time to time.  The Prime Lending Rate is a reference rate and does not necessarily represent the lowest or the best rate actually charged to any customer.  Deutsche Bank AG, New York Branch may make commercial loans or other loans at rates of interest at, above or below the Prime Lending Rate.

“Pro Forma Basis” means, as to any person, for any events which occur subsequent to the commencement of a period for which the financial effect of such event is being calculated, and giving effect to the event for which such calculation is being made, such calculation as will give pro forma effect to such event as if same had occurred at the beginning of such period of calculation, and:

(a)                                  for purposes of the foregoing calculation, the transaction giving rise to the need to calculate the pro forma effect to any of the following events shall be assumed to have occurred on the first day of the four consecutive fiscal quarter period last ended before the occurrence of the respective event for which such pro forma effect is being determined (the “Reference Period”); and

(b)                                  in making any determination with respect to the incurrence or assumption of any Indebtedness during the Reference Period or subsequent to the Reference Period and on or prior to the date of the transaction referenced in paragraph (a) above (the “Transaction Date”), (i) all Indebtedness (including Indebtedness incurred or assumed and for which the financial effect is being calculated, whether incurred under this Agreement or otherwise, but excluding normal fluctuations in revolving indebtedness incurred for working capital purposes and not to finance any acquisition) incurred or permanently repaid during the Reference Period shall be deemed to have been incurred or repaid at the beginning of such period, (ii) Consolidated Interest Expense of such person attributable to interest or dividends on any Indebtedness, as the case may be, bearing floating interest rates should be computed on a pro forma basis as if the rate in effect on the Transaction Date had been the applicable rate for the entire period and (iii) Consolidated Interest Expense will be increased or reduced by the net cost (including amortisation of discount) or benefit (after giving effect to amortisation of discount) associated with the Hedging Agreements and the Other Interest Hedging Agreements, which will remain in effect for the twelve-month period after the Transaction Date and which shall have the effect of fixing the interest rate on the date of computation; and

(c)                                  in making any determination of Consolidated EBITDA, pro forma effect shall be given to any €5 Million Permitted Acquisition and any €5 Million Asset Sale, in each case which occurred during the Reference Period or subsequent to the Reference Period and prior to the Transaction Date, as if such Permitted Acquisition, Asset Sale or other transaction, as the case may be, occurred on the first day of the Reference Period.

All pro forma determinations required above shall be made, to the extent possible, in accordance with Regulation S-X.  For purposes of this definition, whenever pro forma effect is to be given to any occurrence or event, the pro forma calculation shall be determined in good faith by a responsible financial or accounting officer of the Parent.

“Pro Forma Financial Statements” means, after taking into account the effect of the Transaction (including the incurrence of all Indebtedness), the pro forma consolidated balance sheet of the Group as of 31 December 2003 with the related pro forma consolidated statements of income and cash flow of the Group for the period covered thereby in the form and showing the information agreed between the Parent and the Agent (acting on the instructions of an Instructing Group).

“Projections” means the detailed projected consolidated financial statements of the Parent and its Subsidiaries after giving effect to the Transaction as delivered in accordance with paragraph (d) (Projections) of Clause 23.1 (Information Covenants).

“Property” of a person, means any and all property, whether real, personal, tangible, intangible or mixed, of such person, or other assets owned, leased, or operated by such person.

“Proportion” in relation to a Lender, means:

(a)                                  in relation to an Advance to be made under this Agreement, the proportion borne by such Lender’s Available Commitment in respect of the relevant Facility to the relevant Available Facility;

(b)                                  in relation to an Advance or Advances outstanding under this Agreement, the proportion borne by such Lender’s share of the Euro Amount of such Advance or Advances to the total Euro Amount thereof;

(c)                                  if paragraph (a) above does not apply and there are no Outstandings, the proportion borne by the aggregate of such Lender’s Available Commitment to the Available Facilities (or if the Available Facilities are then zero, by its Available Commitment to the Available Facilities immediately prior to their reduction to zero); and

(d)                                  if paragraph (b) above does not apply and there are any Outstandings, the proportion borne by such Lender’s share of the Euro Amount of the Outstandings to the Euro Amount of all the Outstandings for the time being.

“Protected Party” means a Finance Party or any Affiliate of a Finance Party which is or will be, subject to any Tax Liability in relation to any amount payable under or in relation to a Finance Document.

“Qualified Guarantor” means each Material Subsidiary which is a Wholly-Owned Subsidiary of the Parent, organised under the laws of a Qualified Jurisdiction, in each case which has acceded to this Agreement as a Guarantor and executed the required Security Documents in accordance with the requirements of Clause 25.7 (Additional Security and Further Assurances), provided that any Qualified Guarantor shall cease to constitute same at such time, if any, as such Subsidiary ceases to be a Wholly-Owned Subsidiary of the Parent or ceases to be a Material Subsidiary.

“Qualified Jurisdictions” means and includes the United States, The Netherlands, England and Wales, Belgium, Luxembourg and Australia, in each case including any states, provinces, other similar local units therein or any additional jurisdictions so long as the Agent is reasonably satisfied with the respective jurisdiction requested to be so added.  The parties hereto further agree that, in the discretion of the Agent, as a condition to the addition of any jurisdiction to the list of Qualified Jurisdictions, the Agent may (but shall not be required to) request the consent of the Instructing Group to such addition and, in such event, the Agent shall be entitled to wait for such consent before adding the respective jurisdiction to the list of Qualified Jurisdictions.

“Qualified Obligors” means the Parent, the Borrower and each other Obligor which is (a) a Material Subsidiary and (b) a Wholly-Owned Subsidiary of the Parent or the Borrower,

organised under the laws of a Qualified Jurisdiction, in each case which has acceded to the Agreement in accordance with Clause 27 (Accession of New Guarantors) and executed the required Security Documents in accordance with the requirements of Clause 25.7 (Additional Security and Further Assurances) provided that any Qualified Obligor shall cease to constitute the same at such time, if any, as such Obligor ceases to be a Wholly-Owned Subsidiary (other than the Parent) of the Parent or the Borrower or ceases to be a Material Subsidiary.

“Qualified Preferred Stock” means any preferred stock of the Parent so long as the terms of any such preferred stock:

(a)                                  do not contain any mandatory put, redemption, repayment, sinking fund or other similar provision, except upon the occurrence of a change of control (the definition of which shall be no more restrictive than that set forth in the Senior Subordinated Note Indenture) so long as the terms thereof do not require any such redemption or other action unless (and until) all Facilities Obligations have been paid in full in cash and the aggregate amount of the Commitments and all Documentary Credits have been terminated or the requisite consents under this Agreement have been obtained to permit such redemption or other action;

(b)                                  do not require the cash payment of dividends to the extent that the payment thereof would not be permitted at such time pursuant to this Agreement (and refinancings, replacements or extensions hereof);

(c)                                  do not contain any operating or financial maintenance covenants;

(d)                                  do not grant the holders thereof any voting rights (prior to the conversion into Parent Common Stock, if applicable) except for (i) voting rights required to be granted to such holders under applicable law and (ii) limited customary voting rights on fundamental matters such as mergers, consolidations, sales of all or substantially all of the assets of the Parent, or liquidations involving the Parent; and

(e)                                  are otherwise reasonably satisfactory to the Agent.

Qualified Preferred Stock may only be exchangeable into Parent Common Stock or additional Qualified Preferred Stock.

“Quotation Date” means, in relation to any currency and any period for which an interest rate is to be determined:

(a)                                  in the case of an Advance (other than a Swingline Advance):

(i)                                    if the relevant currency is euro, 2 TARGET Days before the first day of that period; and

(ii)                                if the relevant currency is dollars or an Optional Currency, 2 Business Days before the first day of that period; and

(b)                                  in the case of a Swingline Advance, the first day of the Term of such Advance,

provided that if market practice differs in the Relevant Interbank Market for a currency, the Quotation Date for that currency will be determined by the Agent in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Date will be the last of those days).

“Real Property” of any person, means all the right, title and interest of such person in and to land, improvements and fixtures, including Leaseholds.

“Receivables Facility Assets” means all accounts receivable of any Receivables Sellers (other than any Receivables Subsidiary) which are transferred to the Receivables Subsidiary pursuant to a Permitted Receivables Transaction, and any assets directly related thereto.

“Receivables Facility Financing Costs” means, for any period, the total consolidated interest and fee expense of the Parent and its Subsidiaries which would have existed for such period pursuant to a Permitted Receivables Transaction if same were structured as a secured lending arrangement rather than as a facility for the sale of Receivables Facility Assets.

“Receivables Sellers” at any time, means the Parent and any of its Subsidiaries which is, at such time, a person which is selling or transferring Receivables Facility Assets to a Receivables Subsidiary pursuant to a Permitted Receivables Transaction.

“Receivables Subsidiary” means a Wholly-Owned Subsidiary of the Parent which engages in no activities other than in connection with the financing of accounts receivable and which is designated (as provided below) as a Receivables Subsidiary (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which, (i) is guaranteed by the Parent or any other Subsidiary of the Parent (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitisation Undertakings), (ii) is recourse to or obligates the Parent or any other Subsidiary of the Parent in any way other than pursuant to Standard Securitisation Undertakings, or (iii) subjects any property or asset of the Parent or any other Subsidiary of the Parent, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitisation Undertakings, (b) with which neither the Parent nor any of its Subsidiaries has any contract, agreement, arrangement or understanding (other than pursuant to the Permitted Receivables Facility Documents (including with respect to fees payable in the ordinary course of business in connection with the servicing of accounts receivable and related assets)) on terms less favorable to the Parent or such Subsidiary than those that might be obtained at the time from persons that are not Affiliates of the Parent and (c) to which neither the Parent nor any other Subsidiary of the Parent has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.  Any such designation shall be evidenced to the Agent by filing with the Agent an officer’s certificate of the Borrower certifying that, to the best of such officer’s knowledge and belief after consultation with counsel, such designation complied with the foregoing conditions.

“Recovery Event” means the receipt by the Parent or any of its Subsidiaries of any insurance or condemnation proceeds payable (i) by reason of theft, physical destruction or damage or any other similar event with respect to any properties or assets of the Parent or any of its Subsidiaries, (whether under any policy of insurance required to be maintained under Clause 23.3 (Insurance) or otherwise) and (ii) by reason of any condemnation, taking, seizing or similar event with respect to any properties or assets of the Parent or any of its Subsidiaries.

“Reference Banks” means the principal London offices of Deutsche Bank AG, ABN AMRO Bank N.V., ING Bank N.V. and Coöperative Centrale Raiffeisen-Boerenleenbank B.A. or such other bank or banks as may be appointed as such by the Agent after consultation with the Parent.

“Reference Period” has the meaning ascribed to it in the definition of “Pro Forma Basis”.

“Refinance” has the meaning ascribed to that term in the definition of “Permitted Refinancing Indebtedness” and “Refinancings”, “Refinances” and “Refinanced” shall be construed accordingly.

“Regulation S-X” means U.S. Regulation S-X promulgated by the SEC.

“Regulation T” means U.S. Regulation T of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Regulation U” means U.S. Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Regulation X” means U.S. Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Release” means the disposing, discharging, injecting, spilling, pumping, leaking, leaching, dumping, emitting, escaping, emptying, pouring or migrating, into or upon any land or water or air, or otherwise entering into the environment.

“Relevant Interbank Market” means, in relation to euro, the European interbank market and, in relation to any Optional Currency, the London interbank market.

“Relevant Interbank Rate” means:

(a)                                  in relation to an Advance (other than a Euro Swingline Facility Advance) denominated in euros, EURIBOR; or

(b)                                  in relation to an Advance (other than a Dollar Swingline Facility Advance) denominated in an Optional Currency, LIBOR; or

(c)                                  in relation to a Euro Swingline Facility Advance denominated in euros, LIBOR; or

(d)                                  in relation to a Dollar Swingline Facility Advance, Federal Funds Rate.

“Relevant Page” means the page of the Reuters or Telerate screen on which is displayed in relation to EURIBOR, the European interbank offered rates for euro and, in relation to LIBOR, BBA LIBOR for the relevant currency, or, if such page or service shall cease to be available, such other page or service which displays the European interbank offered rates for euro or the London interbank offered rates for the relevant currency as the Agent, after consultation with the Lenders and the Parent, shall select.

“Renewal Request” means, in relation to a Documentary Credit, a Utilisation Request therefor, in respect of which the proposed Utilisation Date stated in it is the Expiry Date of an existing Documentary Credit and the proposed Euro Amount is the same or less than the Euro Amount of that existing Documentary Credit.

“Repayment Date” means:

(a)                                  in relation to any Revolving Facility Advance, Dollar Swingline Facility Advance and Euro Swingline Facility Advance, the last day of the Term or, if earlier, the Final Maturity Date of the Revolving Facility;

(b)                                  in respect of the Term Facility Outstandings, each of the A Facility Repayment Dates, the C Facilities Repayment Dates; and

(c)                                  in respect of the Incremental Term Facility Outstandings, each of the Incremental Term Facility Repayment Dates,

provided that if any such day is not a Business Day in the relevant jurisdiction for payment, the Repayment Date will be the next succeeding Business Day in the then current calendar month (if there is one) or the preceding Business Day (if there is not).

“Repeating Representations” means the representations and warranties set out in Clauses 22.1 (Due Organisation), 22.4 (No Immunity), 22.5 (Governing Law and Judgments), 22.6 (All Actions Taken), 22.8 (Binding Obligations), 22.9 (No Winding-up), 22.11 (No Material Proceedings), in relation to circumstances as at the date of the Information Memorandum, 22.15 (Information Memorandum), 22.16 (Projections), 22.17 (Indebtedness and Liens), 22.19 (Power and Authority), paragraph (b) of Clause 22.20 (Structure), 22.23 (Intellectual Property), 22.24 (Ownership of Assets), 22.28 (Security), 22.29 (Investment Company Act), 22.30 (Margin Stock), 22.31 (Public Utility Holding Company Act) and 22.35 (Benefits of Subordination Provisions).

“Replaced Lender” has the meaning ascribed to that term in Clause 21.1 (Replacement of Lenders).

“Replacement Lender” has the meaning ascribed to that term in Clause 21.1 (Replacement of Lenders).

“Reportable Event” means an event described in Section 4043(c) of ERISA with respect to a Plan that is subject to Title IV of ERISA other than those events as to which the 30-day notice period is waived under subsection .22, .23, .25, .27, .28 or .29 of PBGC Regulation Section 4043.

“Reporting Company” means a company required to file Form 10-K Reports and Form 10-Q Reports under the Securities Exchange Act.

“Restricted Payment” means (i) the authorisation, declaration or payment of any Dividend with respect to the Parent or any of its Subsidiaries and (ii) the making of any payment on, or with respect to, any Affiliate Debt.

“Revolving Facility” means the revolving loan facility (including the documentary credit facility and, where appropriate, the Swingline Facility) granted to the Borrower pursuant to Clause 2.1(a) (The Facilities).

“Revolving Facility Advance” means an advance (including a Rollover Advance but excluding a Documentary Credit) as from time to time reduced by repayment made or to be made by the Lenders under the Revolving Facility.

“Revolving Facility Commitment” means, in relation to a Lender at any time, and save as otherwise provided in this Agreement, the amount set opposite its name in the relevant column of Part I of Schedule 1 (Lenders and Commitments) (as the same may be increased from time to time pursuant to Clause 7.2 (Incremental Revolving Facility)) or as specified in the Transfer Certificate pursuant to which such Lender becomes a party to this Agreement.

“Revolving Facility Lender” means a person (including each L/C Bank) which:

(a)                                  is named opposite the column relating to the Revolving Facility (with a positive amount) in Section A of Part I of Schedule 1 (Lenders and Commitments); or

(b)                                  has become a party to this Agreement in accordance with the provisions of Clause 39 (Assignments and Transfers),

which in each case has not ceased to be a party to this Agreement in accordance with the terms of this Agreement and which, unless the context otherwise requires, includes a Swingline Facility Lender.

“Revolving Facility Margin” means, in relation to Revolving Facility Advances, Dollar Swingline Facility Advances and Euro Swingline Facility Advances, 2.50 per cent. per annum.

“Revolving Facility Outstandings” means, at any time, the aggregate outstanding amount of each Revolving Facility Advance and of each Outstanding L/C Amount.

“Rollover Advance” means a Rollover Advance as defined in Clause 9.2 (Rollover Advances).

“S&P” means Standard & Poor’s Ratings Group.

“Sale In Lieu of Liquidation” means any transaction whereby a Wholly-Owned Subsidiary of the Parent (other than the Borrower and Europcenter) or a Wholly-Owned Subsidiary of the Borrower (with such Subsidiary being herein called the “Subject Subsidiary”) is sold in accordance with the following requirements:

(a)                                  before the sale of the Subject Subsidiary, all assets (other than cash and Cash Equivalents) and liabilities of the Subject Subsidiary are sold or otherwise transferred to the immediate parent of the respective Subject Subsidiary (which parent must also be the Parent or a Wholly-Owned Subsidiary thereof) in return for which the Subject Subsidiary shall receive Cash Equivalents (or an in-house bank balance representing an amount owed to it by the respective purchaser) equal to the fair market value of the assets (net of liabilities) transferred (as determined by the Parent in good faith);

(b)                                  if there is an intercompany bank balance as described in paragraph (a) above, same shall be converted into Cash Equivalents by the repayment of same (which payment may, but shall not be required to be, made with proceeds of Revolving Facility Advances drawn hereunder in accordance with the terms and conditions hereof); and

(c)                                  after the occurrence of the steps described in paragraph (a) above and, if applicable, paragraph (b) above, the Subject Subsidiary shall be sold (to a person other than the Parent or a Subsidiary or Affiliate thereof) for cash in an amount not less than the amount of Cash Equivalents held by the Subject Subsidiary less an arms’ length fee deemed reasonable by the Parent in connection with the respective Sale in Lieu of Liquidation.

“Scheduled Repayment” means each scheduled repayment (a) in relation to the Revolving Facility Outstandings, as set out in and calculated in accordance with Clause 9 (Repayment of Revolving and Swingline Facility Outstandings) and (b) in relation to the Term Facility Outstandings, as set out in and calculated in accordance with Clause 10 (Repayment of Term Facility Outstandings).

“Scheduled Repayment Dates” means, in relation to the Term Facilities, the A Facility Repayment Dates, the C Facilities Repayment Dates and the Incremental Term Facility Repayment Dates.

“SEC” means the Securities Exchange Commission or successors thereof.

“Second Amendment Deed” means the Second Amendment Deed dated 28 June 2004 between the Obligors’ Agent, the Guarantors, the Agent, the Security Trustee, the Consenting B Facility Lenders and the C Facility Lenders.

“Second Amendment Effective Date” has the meaning ascribed to that term in the Second Amendment Deed.

“Secured Obligations” means all present and future liabilities (whether actual or contingent and whether owed jointly or severally or in any capacity whatsoever) of the Obligors (or any one or more of them) to the Finance Parties (or any one or more of them) under or in connection with any of them under any or all of the Finance Documents, together with all costs, charges and expenses incurred by any Finance Party in connection with the protection, preservation or enforcement of its rights under the Finance Documents provided that no such obligation or liability shall be included in the definition of “Secured Obligations” to the extent that, if it were so included, the Security (or any part thereof) created by any provision of the Security Documents would be unlawful or prohibited by any applicable law.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securities Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Security” means a mortgage, charge, pledge, Lien or encumbrance or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Security Documents” means:

(a)                                  each of the documents listed in Part III of Schedule 3 (Security Documents) and the Additional Security Documents;

(b)                                  any other document (executed at any time) conferring or evidencing any Lien, guarantee or other assurance against financial loss for, or in respect of, any of the obligations of the Obligors under this Agreement; and

(c)                                  any other document executed at any time pursuant to any covenant in any of the Security Documents referred to in paragraph (a) or (b) above.

“Seller Debt” means Indebtedness issued as consideration in connection with one or more Permitted Acquisitions so long as (a) no person, other than the respective Subsidiary acquired pursuant to the Permitted Acquisition, has any liability with respect to such Indebtedness and (b) the terms of such Indebtedness do not otherwise cause a violation of this Agreement.

“Senior Indebtedness” means, in relation to any member of the Group at any time, the aggregate amount of Indebtedness incurred in connection with the Finance Documents and the Permitted Receivables Transactions.

“Senior Subordinated Convertible Bond Agency Agreement” means the agency agreement dated 18 December 2003 between the Parent as issuer and Deutsche Bank AG as fiscal and paying and conversion agent.

“Senior Subordinated Convertible Bond Documents” means the Senior Subordinated Convertible Bond Agency Agreement, the Senior Subordinated Convertible Bonds Subscription Agreement, the Senior Subordinated Convertible Bond Offering Circular, the Senior Subordinated Convertible Bonds and each other agreement, document or instrument relating to any issuance of Senior Subordinated Convertible Bonds.

“Senior Subordinated Convertible Bond Offering Circular” means the Offering Memorandum dated 16 December 2003, prepared in connection with the offering of the Senior Subordinated Convertible Bonds.

“Senior Subordinated Convertible Bonds” means any convertible bonds issued in the form of bonds under, and as defined in, the Senior Subordinated Convertible Bonds Subscription Agreement.

“Senior Subordinated Convertible Bonds Subscription Agreement” means that certain Subscription Agreement dated 14 November 2003, relating to the 2 per cent. Guaranteed Subordinated Convertible Bonds due 2010 described therein, among the Parent, Deutsche Bank AG London and ABN AMRO Rothschild as joint lead managers, as same may be amended, modified or supplemented from time to time in accordance with the requirements of this Agreement.

“Senior Subordinated Notes Purchase Agreement” means that certain Purchase Agreement, dated as of 26 October 1999, relating to the 12¼ per cent. Senior Subordinated Notes due 2009 described therein, among the Parent, the Borrower, Deutsche Bank Securities Inc., Paribas Corporation and ABN AMRO Incorporated, as same may be amended, modified or supplemented from time to time in accordance with the requirements of this Agreement.

“Senior Subordinated Note Documents” means each Senior Subordinated Note Indenture, Senior Subordinated Notes Purchase Agreement, the Senior Subordinated Notes and each other agreement, document or instrument relating to any issuance of Senior Subordinated Notes.

“Senior Subordinated Note Indenture” means any Indenture entered into with respect to Senior Subordinated Notes issued from time to time by the Borrower, provided that any Indenture relating to any Senior Subordinated Notes constituting Permitted Refinancing Indebtedness shall meet the requirements contained in the definition of Permitted Refinancing Indebtedness.

“Senior Subordinated Notes” means the Borrower’s Senior Subordinated Notes, issued in accordance with the requirements of the Senior Subordinated Note Documents.  The term “Senior Subordinated Notes” shall also include any “exchange notes” issued in respect of such outstanding Senior Subordinated Notes in accordance with the requirements of the relevant Senior Subordinated Note Documents, so long as in respect of outstanding Senior Subordinated Notes, such “exchange notes” are substantially identical to the Senior Subordinated Notes in respect of which same were issued and so long as the issuance of such “exchange notes” does not result in any increase to the principal amount of Senior Subordinated Notes outstanding.

“Shareholders’ Agreements” means all agreements (including, without limitation, shareholders’ agreements, subscription agreements and registration rights agreements) entered into by the Parent or any of its Subsidiaries governing the terms and relative rights of its share capital and any agreements entered into by shareholders relating to any such entity with respect to its share capital.

“Shares” means the ordinary share capital of the Parent.

“Sharing Event” means:

(a)                                          the occurrence of any Event of Default with respect to any of the Obligors pursuant to any of Clauses 28.6 (Insolvency), 28.7 (Winding-up), 28.8 (Execution or Distress) or 28.9 (Similar Events);

(b)                                          the declaration of the termination of any Revolving Facility Commitments, or the acceleration of the maturity of any Advances, in each case pursuant to Clause 28.16 (Acceleration); or

(c)                                          the failure of the Borrower (which continues unremedied for at least 5 Business Days) to pay any principal of, or interest on, Revolving Facility Advances or any Outstanding L/C Amount on the relevant Final Maturity Date.

“Standard Securitisation Undertakings” means representations, warranties, covenants and indemnities entered into by the Parent or any Subsidiary thereof in connection with a Permitted Receivables Transaction which are reasonably customary in an accounts receivable transaction.

“Start Date” has the meaning ascribed to that term in the definition of “Applicable Margin”.

“Stichting A” means Stichting Administratiekantoor van Preferente Aandelen Buhrmann N.V. and its successors.

“Stichting A Continuing Director” means a member of the executive committee of Stichting A on the Initial Borrowing Date or who became a member of such executive committee subsequent to the Initial Borrowing Date and who was appointed by a majority of the Stichting A Continuing Directors then on the executive committee of Stichting A.

“Stichting B” means Stichting van Preferente Aandelen Buhrmann N.V. and its successors.

“Stichting B Continuing Director” means a member of the executive committee of Stichting B on the Initial Borrowing Date or who became a member of such executive committee subsequent to the Initial Borrowing Date and who was appointed by a majority of the Stichting B Continuing Directors then on the executive committee of Stichting B.

“Subsidiary” means, as to any person, (i) any corporation more than 50 per cent. of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such person and/or one or more Subsidiaries of such person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such person and/or one or more Subsidiaries of such person has more than a 50 per cent. Equity Interest at the time.

“Supermajority Lenders” of (i) any Facility (other than the B1 Facility, the B2 Facility, the C1 Facility or the C2 Facility) means those Lenders which would constitute the Instructing Group under, and as defined in, this Agreement if (x) all outstanding Facilities Obligations of the other Facilities under this Agreement were repaid in full and all Commitments, if any, with respect thereto were terminated and (y) the percentage “50%” contained therein were changed to “66 2/3%”, (ii) the B1 Facility or the B2 Facility means those Lenders which would constitute the Instructing Group under, and as defined in, this Agreement if (x) all outstanding Facilities Obligations of the other Facilities under this Agreement (other than both of the B Facilities) were repaid in full and all Commitments, if any, with respect thereto were terminated and (y) the percentage “50%” contained therein were changed to “66 2/3%” or (iii) the C1 Facility or the C2 Facility means those Lenders which would constitute the Instructing Group under, and as defined in, this Agreement if (x) all outstanding Facilities Obligations of the other Facilities under this Agreement (other than both of the C Facilities) were repaid in full and all Commitments, if any, with respect thereto were terminated and (y) the percentage “50%” contained therein were changed to “66 2/3%”.

“Swingline Facility” means the swingline facility forming part of the Revolving Facility and granted to the Borrower pursuant to Clause 2.1(b) (The Facilities).

“Swingline Facility Advance” means a Dollar Swingline Facility Advance or a Euro Swingline Facility Advance, as the context may require.

“Swingline Facility Commitment” means, in relation to a Swingline Facility Lender at any time, and save as otherwise provided in this Agreement, the amount set opposite its name in the relevant column of Section B of Part I of Schedule 1 (Lenders and Commitments) or as specified in the Transfer Certificate pursuant to which such Lender becomes a party to this Agreement.

“Swingline Facility Lender” means a person which:

(a)                                  is named in Section B of Part I of Schedule 1 (Lenders and Commitments); or

(b)                                  has become a party to this Agreement in accordance with the provisions of Clause 39 (Assignments and Transfers),

which in each case includes any affiliate designated by such Swingline Facility Lender to act as such with respect to all or any part of the Swingline Facility Advances and which has not ceased to be a party to this Agreement in accordance with the terms of this Agreement and “Swingline Facility Lenders” means all of them.

“Swingline Facility Outstandings” means the Dollar Swingline Facility Outstandings and the Euro Swingline Facility Outstandings.

“Syndication Date” means 31 March 2004 or such later date as may be agreed between the Arrangers and the Parent or such earlier date specified by the Arrangers (and notified to the Agent and the Parent) as the day on which primary syndication of the Facilities is completed.

“TARGET Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer payment system is open for the settlement of payments in euro.

“Tax Credit” means a credit against, relief or remission for, or repayment of any tax.

“Tax Deduction” means a deduction or withholding for or on account of tax from a payment made or to be made under a Finance Document (but, for clarity, shall not include any tax imposed on or measured by the net income or net profits of a Lender pursuant to the laws and the jurisdiction (or any political subdivision therein) in which the principal office of such Lender or the applicable lending office of such Lender for the Finance Documents and the Transaction (or relevant part thereof) is located, other than such tax imposed on gross-up payments covered by Clause 18 (Taxes)).

“Taxes Act” means the Income and Corporation Taxes Act 1988.

“Tax Liability” has the meaning set out in paragraph (e) of Clause 18.2 (Tax Indemnity).

“Tax Payment” means the increase in any payment made by an Obligor to a Finance Party under paragraph (c) of Clause 18.1 (Tax Gross-up) or any amount payable under paragraph (d) of Clause 18.1 (Tax Gross-up) or under Clause 18.2 (Tax Indemnity).

“Tax Sharing Agreements” means all tax sharing, tax allocation and other similar agreements entered into by the Parent or any of its Subsidiaries.

“Term” means:

(a)                                  in relation to a Revolving Facility Advance, a Dollar Swingline Facility Advance, a Euro Swingline Facility Advance, the period for which such Advance is borrowed as specified in the relevant Utilisation Request; and

(b)                                  in relation to any Documentary Credit, the period from the date of its issue until its Expiry Date.

“Term Facilities” means the A Facility, the B Facilities, the C Facilities and, subject to Clause 7 (Uncommitted Incremental Facilities), the Incremental Term Facility and “Term Facility” means any of them as the context may require from time to time.

“Term Facility Advance” means any A Facility Advance, B Facility Advance, C Facility Advance and, subject to Clause 7 (Uncommitted Incremental Facilities), Incremental Term Facility Advance and “Term Facility Advances” shall be construed accordingly.

“Term Facility Commitments” means, at any time, the aggregate of the A Facility Commitments, the B Facility Commitments, the Additional C Facility Commitments and, subject to Clause 7 (Uncommitted Incremental Facilities), the Incremental Term Facility Commitments.

“Term Facility Outstandings” means, at any time, the aggregate of the A Facility Outstandings, the B Facility Outstandings, the C Facility Outstandings and, subject to Clause 7 (Uncommitted Incremental Facilities), the Incremental Term Facility Outstandings at such time.

“Termination Date” means:

(a)                                  in relation to the Revolving Facility, the Swingline Facility and the Incremental Revolving Facility, the date which is 30 days prior to the Final Maturity Date in respect of the Revolving Facility;

(b)                                  in relation to each Term Facility (other than the Additional C1 Facility, the Additional C2 Facility and the Incremental Term Facility), the earlier of the day which is:

(i)                                    31 January 2004; and

(ii)                                the first Business Day on which the Available Commitment of each of the Lenders in respect of the relevant Term Facility is zero;

(c)                                  in relation to the Additional C1 Facility and the Additional C2 Facility, the earlier of the day which is:

(i)                                     31 July 2004; and

(ii)                                  the Second Amendment Effective Date; and

(d)                                  in relation to any Tranche of the Incremental Term Facility, the last date by which Incremental Term Facility Advances under such Tranche may be incurred under this Agreement, which date shall be set out in the relevant Incremental Term Facility Commitment Agreement but no later than the earlier of (i) 30 September 2010 and (ii) the Final Maturity Date of the C Facilities.

“Termination Event” means, with respect to a Plan which is subject to Title IV of ERISA, (a) a Reportable Event, (b) the withdrawal of the Parent, any Subsidiary of the Parent or any ERISA Affiliate from such Plan during a plan year in which the Parent, any Subsidiary of the Parent or any ERISA Affiliate was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or was deemed such under Section 4062(e) of ERISA, (c) the termination of such Plan, the filing of a notice of intent to terminate such Plan or the treatment of an amendment of such Plan as a termination under Section 4041 of ERISA (other than a standard termination under Section 4041(b) of ERISA), (d) the institution by the PBGC of proceedings to terminate such Plan or (e) any event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or appointment of a trustee to administer, such Plan.

“Test Period” means, for any determination, the four consecutive fiscal quarters of the Parent then last ended (taken as one accounting period).

“Third Party Existing Indebtedness” means the list of Indebtedness existing on the Effective Date set out in Section A (Third Party Existing Indebtedness) of Part II of Schedule 10 (Existing Indebtedness).

“Tranche” means the Revolving Facility, the A Facility, the B1 Facility, the B2 Facility, the C1 Facility and the C2 Facility utilised in making Advances.  In addition, and notwithstanding the foregoing, any Incremental Term Facility Advances extended after the Syndication Date shall, to the extent provided in Clause 7.1(c) (Constitution of each Tranche of Incremental Term Facility), be made pursuant to one or more additional Tranches which shall be designated pursuant to the respective Incremental Term Facility Commitment Agreement in accordance with the relevant requirements specified in Clause 7.1(c) (Constitution of each Tranche of Incremental Term Facility).

“Transaction” means the entering into of the Finance Documents and the incurrence of the Outstandings and the payment of all fees and expenses in connection with the foregoing.

“Transaction Date” has the meaning ascribed to that term in the definition of “Pro Forma Basis”.

“Transfer Certificate” means a duly completed deed of transfer and accession in the form set out in Schedule 2 (Form of Transfer Certificate) and signed by a Lender and a Transferee whereby such Lender seeks to procure the transfer to such Transferee of all or a part of such Lender’s rights, benefits and obligations under this Agreement as contemplated in Clause 39 (Assignments and Transfers) and under the Intercreditor Deed.

“Transfer Date” means, in relation to any Transfer Certificate, the date for the making of the transfer as specified in such Transfer Certificate.

“Transferee” means a bank or other institution to which a Lender seeks to transfer all or part of its rights, benefits and obligations under this Agreement pursuant to and in accordance with Clause 39 (Assignments and Transfers).

“Trust Property” means:

(a)                                  any rights, interests or other property and the proceeds thereof from time to time assigned, transferred, mortgaged, charged, or pledged to and/or otherwise vested in the Security Trustee under, pursuant to or in connection with this Agreement or any Security Document to which the Security Trustee is a party;

(b)                                  any security interest from time to time constituted by or pursuant to or evidenced by any Security Document to which the Security Trustee is a party;

(c)                                  any representation, obligation, covenant, warranty or other contractual provision in favour of the Security Trustee (other than any made or granted solely for its own benefit) made or granted in or pursuant to any of the Security Documents to which the Security Trustee is a party;

(d)                                  any sum which is received or recovered by the Security Trustee under, pursuant to or in connection with any of the Finance Documents or the exercise of any of the Security Trustee’s powers under or in connection therewith and which is held by the Security Trustee upon trust on the terms of this Agreement or any Security Document to which the Security Trustee is a party;

(e)                                  all income and other sums at any time received or receivable by the Security Trustee in respect of Trust Property (or any part thereof); or

(f)                                    any sum which is received or recovered by the Security Trustee under, pursuant to or in connection with Clause 32.7 (Parallel Debt).

“UCC” means the U.S. Uniform Commercial Code as from time to time in effect in the relevant jurisdiction.

“Unavailable Revolving Facility Amount” means such amount from time to time not applied in accordance with (A), (B) and/or (C) as referred to in paragraph (b) (Asset Sale) of Clause 13.1 (Repayment from Net Proceeds) pending application during any 360 day period referred to therein.

“Unfunded Current Liability” of any Plan, means the amount, if any, by which the actuarial present value of the accumulated plan benefits under the Plan, as of the close of its most recent plan year, determined in accordance with Statement of Financial Accounting Standards No. 87 and based upon the actuarial assumptions used by the Plan’s actuary in the most recent annual valuation of the Plan, exceeds the fair market value of the assets thereof, determined in accordance with Section 412 of the Code, allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions).

“Unpaid Sum” means any sum due and payable by an Obligor under any Finance Document but unpaid.

“U.S. Guarantor” means each of the parties as set out in Part II of Schedule 1 (Original Guarantors) named as U.S. Guarantors and any Acceding Guarantor incorporated in the United States of America.

“U.S. Lender” means, in relation to a payment of interest on a participation in an Advance to the Borrower, a Lender which is created or organised under the laws of the United States of America or of any state thereof and, if the Lender is a trust, is a “United States Person” within the meaning of Section 7701(a)(30)(E) of the Code.

“U.S. Person” shall mean any person organised under the laws of the United States or any state or territory thereof.

“U.S. Subsidiary” means (a) in relation to the Parent, each Subsidiary of the Parent that is incorporated under the laws of the United States or any State or territory thereof and (b) in relation to the Borrower, each Subsidiary of the Borrower that is incorporated under the laws of the United States or any State or territory thereof.

“Utilisation” means the utilisation of a Facility under this Agreement whether by way of an Advance or the issue of a Documentary Credit.

“Utilisation Date” means, in relation to an Advance, the date on which such Advance is (or is requested) to be made and, in relation to a Documentary Credit, the date on which such Documentary Credit is to be issued under this Agreement.

“Utilisation Request” means a duly completed notice (a) in the case of an Advance (other than a Swingline Facility Advance) and/or a Documentary Credit in the form set out in Part I of Schedule 4 (Form of Utilisation Request (Term Facilities and Revolving Facility)), or (b) in the case of a Swingline Facility Advance, in the form set out in Part II of Schedule 4 (Form of Utilisation Request (Swingline Facility)).

“Waivable Mandatory Repayment” has the meaning ascribed to that term in paragraph (c) (Waivable Mandatory Repayment) of Clause 13.3 (Application of Mandatory Prepayments).

“Waivable Voluntary Repayment” has the meaning ascribed to that term in paragraph (b) (Waivable Voluntary Repayment) of Clause 12.3 (Application of Voluntary Prepayments).

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding aggregate principal amount of such Indebtedness into (b) the sum of the total of the products obtained by multiplying (i) the amount of each then remaining instalment or other required payment of principal including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

“Wholly-Owned Non-U.S. Subsidiary” means (a) in relation to the Parent, each Non-U.S. Subsidiary of the Parent that is also a Wholly-Owned Subsidiary of the Parent and (b) in relation to the Borrower, each Non-U.S. Subsidiary of the Borrower that is also a Wholly-Owned Subsidiary of the Borrower.

“Wholly-Owned Subsidiary” means, as to any person, (a) any corporation 100 per cent. of whose share capital (other than directors’ qualifying shares and other nominal amounts of shares required by applicable law to be held by persons (other than directors)) is at the time owned by such person and/or one or more Wholly-Owned Subsidiaries of such person and (b) any partnership, limited liability company, association, joint venture or other entity in which such person and/or one or more Wholly-Owned Subsidiaries of such person has a 100 per cent. Equity Interest at such time.

“Wholly-Owned U.S. Subsidiary” means (a) in relation to the Parent, each U.S. Subsidiary of the Parent that is also a Wholly-Owned Subsidiary of the Parent and (b) in relation to the Borrower, each U.S. Subsidiary of the Borrower that is also a Wholly-Owned Subsidiary of the Borrower.

1.2                               Accounting Expressions

All accounting expressions which are not otherwise defined in this Agreement shall be construed in accordance with Dutch GAAP.

1.3                               Construction

Unless a contrary indication appears, any reference in this Agreement to:

the “Agent”, an “Arranger”, the “Security Trustee”, a “Hedge Counterparty”, the “L/C Bank”, an “A Facility Lender”, a “B1 Facility Lender”, a “B2 Facility Lender”, a “C1 Facility Lender”, a “C2 Facility Lender”, a “Revolving Facility Lender”, a “Dollar Swingline Facility Lender”, a “Euro Swingline Facility Lender”, an “Incremental Revolving Facility Lender” or an “Incremental Term Facility Lender” shall be construed so as to include their respective and any subsequent successors, Transferees and permitted assigns in accordance with their respective interests;

“agreed form” means, in relation to any document, in the form agreed and initialled for identification by the Arrangers and the Parent prior to the Initial Borrowing Date;

“continuing” in relation to an Event of Default or a Default shall be construed as meaning that (a) the circumstances constituting such Event of Default or Default continue and (b) neither the Agent (being duly authorised to do so) nor the Lenders have waived such of its or their rights under this Agreement as arise as a result of that event;

“determines” or “determined” means a determination made in the absolute discretion of the person making the determination;

the “equivalent” on any given date in one currency (the “first currency”) of an amount denominated in another currency (the “second currency”) is, unless otherwise agreed, a reference to the amount of the first currency which could be purchased with the second currency at the Agent’s Spot Rate of Exchange for the purchase of the first currency with the second currency;

“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent (including interest and other charges relating to it);

“month” is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next succeeding calendar month save that, where any such period would otherwise end on a day which is not a Business Day, it shall end on the next succeeding Business Day, unless that day falls in the calendar month succeeding that in which it would otherwise have ended, in which case it shall end on the immediately preceding Business Day provided that, if a period starts on the last Business Day in a calendar month or if there is no numerically corresponding day in the month in which that period ends, that period shall end on the last Business Day in that later month (and references to “months” shall be construed accordingly);

a “person” shall be construed as a reference to any person, firm, company, corporation, government, state or agency of a state or any association or partnership (whether or not having separate legal personality) of two or more of the foregoing;

“regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation.

“tax” shall be construed so as to include all present and future taxes, charges, imposts, duties, levies, deductions or withholdings of any kind whatsoever, or any amount payable to any governmental authority on account of or as security for any of the foregoing, by whomsoever on whomsoever and wherever imposed, levied, collected, withheld or assessed together with any penalties, additions, fines, surcharges or interest relating to it; and “taxes” and “taxation” shall be construed accordingly;

“VAT” shall be construed as value added tax as provided for in the Value Added Tax Act 1994 and legislation (or purported legislation and whether delegated or otherwise) supplemental to that Act or in any primary or secondary legislation promulgated by the European Community or European Union or any official body or agency of the European Community or European Union, and any tax similar or equivalent to value added tax imposed by any country other than the United Kingdom and any similar or turnover tax replacing or introduced in addition to any of the same; and

the “winding-up”, “dissolution” or “administration” of a company or corporation shall be construed so as to include any equivalent or analogous proceedings under the Law of the jurisdiction in which such company or corporation is incorporated or any jurisdiction in which such company or corporation carries on business, including the seeking of liquidation, winding-up, reorganisation, dissolution, administration, arrangement, adjustment, protection from creditors or relief of debtors.

1.4                               Currency

“€” and “euro” denote the lawful currency of each Participating Member State, “£” and “sterling” denote the lawful currency of the United Kingdom and “$” and “dollar” denote the lawful currency of the United States of America.

1.5                               Statutes

Any reference in this Agreement to a statute or a statutory provision (including any reference to the Board of Governors of the Federal Reserve System of the United States) shall, save where a contrary intention is specified, be construed as a reference to such statute or statutory provision as the same shall have been, or may be, amended or re-enacted.

1.6                               Time

Any reference in this Agreement to a time shall, unless otherwise specified, be construed as a reference to London time.

1.7                               References to Agreements

Unless otherwise stated, any reference in this Agreement to any agreement or document (including any reference to this Agreement) shall be construed as a reference to:

(a)                                  such agreement or document as amended, varied, novated, supplemented, extended, renewed, refinanced or replaced from time to time;

(b)                                  any other agreement or document whereby such agreement or document is so amended, varied, supplemented or novated; and

(c)                                  any other agreement or document entered into pursuant to or in accordance with any such agreement or document.

1.8                               Documentary Credits

Any reference in this Agreement to:

(a)                                  an amount borrowed includes any amount utilised by way of Documentary Credit;

(b)                                  a Lender funding its participation in a Utilisation includes an Indemnifying Lender participating in a Documentary Credit;

(c)                                  amounts outstanding under this Agreement include amounts outstanding under, or in relation to, any Documentary Credit;

(d)                                  an outstanding amount of a Documentary Credit at any time is the maximum amount that is or may be payable by the Borrower in respect of that Documentary Credit at that time;

(e)                                  the Borrower “repaying” a Documentary Credit means:

(i)                                    the Borrower providing cash cover for that Documentary Credit;

(ii)                                the maximum amount payable under the Documentary Credit being reduced in accordance with its terms; or

(iii)                            the L/C Bank being satisfied that it has no further liability under that Documentary Credit,

and that the amount by which a Documentary Credit is repaid under sub-paragraphs (e)(i) and (e)(ii) above is the amount of the relevant cash cover or reduction; and

(f)                                    the Borrower providing “cash cover” for a Documentary Credit means the Borrower paying an amount (x) at any time prior to the occurrence of a Sharing Event in the currency of the Documentary Credit and (y) at any time on or after the occurrence of a Sharing Event, in euros, to an interest-bearing account in the name of the Borrower and the following conditions are met:

(i)                                    the account is with the Agent (if the cash cover is to be provided for all the Indemnifying Lenders) or with an Indemnifying Lender or the L/C Bank (if the cash cover is to be provided for that Indemnifying Lender or the L/C Bank, as the case may be);

(ii)                                withdrawals from the account may only be made to pay a Finance Party amounts due and payable to it under this Agreement in respect of that Documentary Credit until no amount is or may be outstanding under that Documentary Credit; and

(iii)                            the Borrower has executed a security document over that account, in form and substance satisfactory to the Agent or the Finance Party with which that account is held, creating a first ranking security interest over that account, or on such other terms as may be satisfactory to the Agent, the relevant Indemnifying Lender or the L/C Bank.

2.                                      THE FACILITIES

2.1                               The Facilities

(a)                                  The Revolving Facility Lenders grant to the Borrower, upon the terms and subject to the conditions of this Agreement, a revolving loan facility in a maximum aggregate amount of €255,000,000 (the “Revolving Facility”) or its equivalent from time to time in Optional Currencies.

(b)                                  The Swingline Facility Lenders grant to the Borrower, upon the terms and subject to the conditions of this Agreement, a swingline facility (being part of the Revolving

Facility) in a maximum aggregate Euro Amount of €85,000,000 (the “Swingline Facility”).

(c)                                  The A Facility Lenders grant to the Borrower upon the terms and subject to the conditions of this Agreement, a term loan facility in a maximum aggregate amount of €120,000,000 (the “A Facility”).

(d)                                  The B1 Facility Lenders grant to the Borrower upon the terms and subject to the conditions of this Agreement, a term loan facility in a maximum aggregate amount of €305,000,000 (the “B1 Facility”) or its equivalent from time to time in Optional Currencies (it being agreed that the equivalent in dollars on the Initial Borrowing Date is an amount equal to $380,000,000).

(e)                                  The B2 Facility Lenders grant to the Borrower upon the terms and subject to the conditions of this Agreement, a term loan facility in a maximum aggregate amount of €50,000,000 (the “B2 Facility”).

(f)                                    (i)                                     Each Consenting B1 Facility Lender severally agrees to convert (the “B1 Facility Conversion”), on the Second Amendment Effective Date, its Proportion of all B1 Facility Advances outstanding on the Second Amendment Effective Date (immediately prior to giving effect thereto) into an equivalent amount of new advances hereunder owing by the Borrower (each such advance, a “Converted C1 Facility Advance”, and the aggregate of all such Consenting B1 Facility Lenders’ Proportions converted, the “Converted C1 Facility”).  The Lenders with Additional C1 Facility Commitments grant to the Borrower on the Second Amendment Effective Date, upon the terms and subject to the conditions of this Agreement, a term loan facility in a maximum aggregate amount equal to the B1 Facility Outstandings of the Non-Consenting B1 Facility Lenders on the Second Amendment Effective Date (immediately prior to giving effect thereto) (the “Additional C1 Facility” and, together with the Converted C1 Facility, the “C1 Facility”).

(ii)                                  (A) Each Converted C1 Facility Advance shall be subject to the same Interest Period (and LIBOR) as the B1 Facility Advance from which it was converted, (B) the Additional C1 Facility shall be initially drawn down by way of a single Additional C1 Facility Advance which shall be added to (and thereafter be deemed to constitute a part of) each Converted C1 Facility Advance on a pro rata basis (based on the relative sizes of the various such Converted C1 Facility Advances), and (C) in connection with the B1 Facility Conversion and the incurrence of the Additional C1 Facility Advance pursuant to paragraph (B) above, the Agent shall (and is hereby authorised to) take all appropriate actions to ensure that all Lenders with outstanding C1 Facility Advances (after giving effect to the B1 Facility Conversion and the incurrence of the Additional C1 Facility Advance pursuant to paragraph (B) above) participate in each C1 Facility Advance on a pro rata basis (based on the aggregate amount of their Converted C1 Facility Advances and Additional C1 Facility Commitments as in effect on the Second Amendment Effective Date).

(iii)                               In connection with the B1 Facility Conversion and the incurrence of the Additional C1 Facility Advance pursuant to paragraph (ii)(B) above, the Lenders and the Borrower hereby agree that, notwithstanding anything to the contrary contained in this Agreement, (A) if requested by any Lenders participating in the Additional C1 Facility Advance which “match funds” the Borrower shall pay to such Lender such amounts necessary, as reasonably determined by such Lender, to compensate such Lenders for participating in such Additional C1 Facility Advance in the middle of an existing Interest Period (rather than at the beginning of the respective Interest Period, based upon the rates then applicable thereto), and (B) the Borrower shall be obligated to pay to the respective Non-Consenting B1 Facility Lenders breakage or other costs as contemplated by Clause 33.2 (Break Costs) (if any) incurred in connection with the B1 Facility Conversion and/or the actions taken pursuant to paragraph (ii) above of this Clause 2.1(f).

(g)                                 (i)                                     Each Consenting B2 Facility Lender severally agrees to convert (the “B2 Facility Conversion”), on the Second Amendment Effective Date, its Proportion of all B2 Facility Advances outstanding on the Second Amendment Effective Date (immediately prior to giving effect thereto) into an equivalent amount of new advances hereunder owing by the Borrower (each such advance, a “Converted C2 Facility Advance”, and the aggregate of all such Consenting B2 Facility Lenders’ Proportions converted, the “Converted C2 Facility”).  The Lenders with Additional C2 Facility Commitments grant to the Borrower on the Second Amendment Effective Date, upon the terms and subject to the conditions of this Agreement, a term loan facility in a maximum aggregate amount equal to the B2 Facility Outstandings of the Non-Consenting B2 Facility Lenders on the Second Amendment Effective Date (immediately prior to giving effect thereto) (the “Additional C2 Facility” and, together with the Converted C2 Facility, the “C2 Facility”).

(ii)                                  (A) Each Converted C2 Facility Advance shall be subject to the same Interest Period (and EURIBOR) as the B2 Facility Advance from which it was converted, (B) the Additional C2 Facility shall be initially drawn down by way of a single Additional C2 Facility Advance which shall be added to (and thereafter be deemed to constitute a part of) each such Converted C2 Facility Advance on a pro rata basis (based on the relative sizes of the various such Converted C2 Facility Advances), and (C) in connection with the B2 Facility Conversion and the incurrence of the Additional C2 Facility Advance pursuant to paragraph (B) above, the Agent shall (and is hereby authorised to) take all appropriate actions to ensure that all Lenders with outstanding C2 Facility Advances (after giving effect to the B2 Facility Conversion and the incurrence of the Additional C2 Facility Advance pursuant to paragraph (B)) participate in each C2 Facility Advance on a pro rata basis (based on the aggregate amount of their Converted C2 Facility Advances and Additional C2 Facility Commitments as in effect on the Second Amendment Effective Date).

(iii)                               In connection with the B2 Facility Conversion and the incurrence of the Additional C2 Facility Advance pursuant to paragraph (ii)(B) above, the Lenders and the Borrower hereby agree that, notwithstanding anything to the contrary contained in this Agreement, (A) if requested by any Lenders participating in the Additional C2 Facility Advance which “match funds” the Borrower shall pay to such Lenders such amounts necessary, as reasonably determined by such Lenders, to compensate such Lenders for participating in such Additional C2 Facility Advance in the middle of an existing Interest Period (rather than at the beginning of the respective Interest Period, based upon the rates then applicable thereto), and (B) the Borrower shall be obligated to pay to the respective Non-Consenting B2 Facility Lenders breakage or other costs as contemplated by Clause 33.2 (Break Costs) (if any) incurred in connection with the B2 Facility Conversion and/or the actions taken pursuant to paragraph (ii) above of this Clause 2.1(g).

(h)                                 The Incremental Revolving Facility Lenders grant to the Borrower upon the terms and subject to the conditions of this Agreement (including, without limitation, Clause 7 (Uncommitted Incremental Facilities), and relevant Incremental Revolving Facility Commitment Agreements, a revolving loan facility in a maximum aggregate amount of €65,000,000 (the “Incremental Revolving Facility”) or its equivalent from time to time in Optional Currencies.

(i)                                    The Incremental Term Facility Lenders grant to the Borrower upon the terms and subject to the conditions of this Agreement (including, without limitation, Clause 7 (Uncommitted Incremental Facilities), and relevant Incremental Term Facility Commitment Agreements, a term loan facility in a maximum aggregate amount equal to the euro equivalent of $372,000,000 (the “Incremental Term Facility”) or its equivalent from time to time in Optional Currencies.

2.2                               Purpose

(a)                                  The A Facility and the B Facilities are intended to finance, in whole, the Existing Credit Agreement including any fees and expenses in relation thereto.

(b)                                  The Revolving Facility and the Incremental Revolving Facility are intended to finance the general working capital requirements and the general corporate purposes of the Group and may be utilised by way of Revolving Facility Advances or Documentary Credits.

(c)                                  The Additional C1 Facility shall be used on the Second Amendment Effective Date to repay each Non-Consenting B1 Facility Lender’s Proportion of all outstanding B1 Facility Advances, together with accrued but unpaid interest thereon.

(d)                                  The Additional C2 Facility shall be used on the Second Amendment Effective Date to repay each Non-Consenting B2 Facility Lender’s Proportion of all outstanding B2 Facility Advances, together with accrued but unpaid interest thereon.

(e)                                  The Swingline Facility is intended to finance the general working capital requirements and general corporate purposes of the Group.

(f)                                    The Incremental Term Facility is intended to finance Permitted Acquisitions and the redemption or repurchase of the Senior Subordinated Notes (including, without limitation, any related redemption or repurchase fees).

(g)                                 The Borrower shall apply all amounts borrowed under this Agreement in or towards satisfaction of the purposes referred to in paragraphs (a), (b), (c), (d), (e) and (f) and none of the Finance Parties shall be obliged to concern themselves with such application.

2.3                               Several Obligations

The obligations of each Finance Party under this Agreement are several and the failure by a Finance Party to perform any of its obligations under this Agreement shall not affect the obligations of any of the other parties to this Agreement towards any other party to this Agreement nor shall any other party be liable for the failure by such Finance Party to perform its obligations under this Agreement.

2.4                               Several Rights

The rights of each Finance Party are several and any debt arising under this Agreement at any time from an Obligor to any Finance Party to this Agreement shall be a separate and independent debt.  Each Finance Party may, except as otherwise stated in this Agreement, separately enforce its rights under this Agreement.

3.                                      CONDITIONS

3.1                               Conditions Precedent

The obligations of the Finance Parties under this Agreement shall be conditional upon the Agent having confirmed to the Parent that it has received the documents listed in Part I of Schedule 3 (Conditions Precedent to First Utilisation) and that each is satisfactory, in form and substance, to the Agent acting reasonably.  The Agent shall notify the Parent and the Lenders promptly upon being so satisfied.

3.2                               Conditions Subsequent

The Parent shall procure (and each relevant Obligor shall ensure) that:

(a)                                  as soon as practicable after the Initial Borrowing Date under this Agreement and in any event by no later than 31 January 2004 there shall have been delivered to the Agent each of the documents listed in Section A of Part IV of Schedule 3 (Conditions Subsequent Documents); and

(b)                                  within 3 months after the Initial Borrowing Date there shall have been delivered to the Agent each of the documents listed in Section B of Part IV of Schedule 3 (Conditions Subsequent Documents),

each in form and substance satisfactory to the Agent.  The Agent shall notify the Parent and the Lenders promptly upon being so satisfied.

4.                                      UTILISATION

4.1                               Conditions to Utilisation

Save as otherwise provided in this Agreement, an Advance (other than a Swingline Facility Advance or an Incremental Term Facility Advance) will be made by the Lenders to the Borrower or a Documentary Credit will be issued by an L/C Bank at the Borrower’s request if:

(a)                                  the Agent has received from the Borrower a duly completed Utilisation Request stating whether the proposed Utilisation is to be by way of Advance or Documentary Credit not later than 9.30 a.m. on a day which is:

(i)                                    no more than 10 nor less than 2 Business Days prior to the proposed Utilisation Date for such Advance; or

(ii)                                no more than 10 nor less than 4 Business Days prior to the proposed Utilisation Date for such Documentary Credit,

receipt of which shall oblige the Borrower to borrow the amount requested on the date stated upon the terms and subject to the conditions contained in this Agreement provided that no Utilisation Request under the Revolving Facility shall be made prior to the first Utilisation Request under the Term Facilities;

(b)                                  the proposed Utilisation Date is a Business Day for the proposed currency of the Advance or Documentary Credit, as the case may be, which is or precedes the relevant Termination Date;

(c)                                  in the case of a Utilisation by way of an A Facility Advance, the proposed Euro Amount of such Advance is equal to €120,000,000;

(d)                                  in the case of a Utilisation by way of a B1 Facility Advance, the proposed Euro Amount of such Advance is equal to €305,000,000 (it being agreed that the equivalent in dollars is an amount equal to $380,000,000);

(e)                                  in the case of a Utilisation by way of a B2 Facility Advance, the proposed Euro Amount of such Advance is equal to €50,000,000;

(f)                                    in the case of a Utilisation by way of a Revolving Facility Advance, the proposed Euro Amount of such Advance is (i) equal to the amount of the corresponding Available Revolving Facility (minus the Unavailable Revolving Facility Amount (if any)) or (ii) less than such amount but equal to, or an integral multiple of, €1,000,000;

(g)                                 in the case of a Utilisation by way of Documentary Credit, the proposed Euro Amount of such Documentary Credit is equal to or less than the amount of the Available Revolving Facility (minus the Unavailable Revolving Facility Amount (if any));

(h)                                 in the case of a Utilisation by way of a Revolving Facility Advance, (i) at any time prior to the Syndication Date, immediately after the making of such Advance there will be no more than 3 Revolving Facility Advances outstanding and (ii) at any time after the Syndication Date, immediately after the making of such Advance there will be no more than 10 Revolving Facility Advances (for the avoidance of doubt not including any Swingline Facility Advances) outstanding;

(i)                                    in the case of a Utilisation by way of a Documentary Credit, the proposed Term of the Documentary Credit is a period not exceeding 364 days, ending on or before the Termination Date in respect of the Revolving Facility;

(j)                                    in the case of a Utilisation by way of a Revolving Facility Advance, the proposed Term of such Revolving Facility Advance is a period of one week, two weeks, or 1, 2, 3 or 6 months or such other period as the Agent may agree, and ends on or before the

Final Maturity Date of the Revolving Facility provided that, save as the Agent may otherwise agree, prior to the Syndication Date the Term of each Revolving Facility Advance shall be 1 week or 1 month (or, such duration as is necessary to ensure that such Term ends on the Syndication Date);

(k)                                in the case of a Utilisation by way of an Advance other than a Rollover Advance, the interest rate applicable to such Advance’s first Interest Period or Term (as the case may be) will not have to be determined under Clause 16 (Market Disruption and Alternative Interest Rates);

(l)                                    in the case of a Utilisation by way of a Documentary Credit, the L/C Bank and the Agent have each approved the terms of such Documentary Credit (which, unless the Agent and the L/C Bank otherwise agree in writing, shall be in such form customarily used by the L/C Bank or in such other form as has been approved by the L/C Bank and shall specify the purpose of its issue, the name and address of the Beneficiary of it, the Beneficiary’s receiving bank account and its Expiry Date);

(m)                              in the case of any Utilisation:

(i)                                    in the case of a Rollover Advance or a Documentary Credit which is being renewed pursuant to Clause 5.2 (Renewal of Documentary Credits), no Event of Default is continuing or would result from the proposed Rollover Advance or the renewal of that Documentary Credit and, in the case of any other Utilisation, no Default is continuing or would result from the proposed Utilisation; and

(ii)                                save in the case of a Rollover Advance, the Repeating Representations made by each Obligor are true and correct in all material respects on the relevant Utilisation Date by reference to the circumstances then existing; and

(n)                                 in relation to the first Utilisation requested under this Agreement, the Agent is reasonably satisfied that the Parent will comply with its obligations under Clause 3.2 (Conditions Subsequent).

4.2                               Conditions to Utilisation of Incremental Term Facility

(a)                                  Conditions to Incremental Term Facility Commitments: Subject to and upon the terms and conditions set forth in Clause 7 (Uncommitted Incremental Facilities) and the relevant Incremental Term Facility Commitment Agreement, each Lender with an Incremental Term Facility Commitment for a given Tranche of Incremental Term Facility Advances severally agrees, at any time and from time to time on and after the date that such Incremental Term Facility Commitment is obtained pursuant to Clause 7 (Uncommitted Incremental Facilities) and prior to the relevant Termination Date for such Tranche of Incremental Term Facility Advances, to make a term loan or term loans (each an “Incremental Term Facility Advance” and, collectively, the “Incremental Term Facility Advances”) to the Borrower for such Tranche.  Such Incremental Term Facility Advances:

(i)                                    shall be incurred on an Incremental Term Facility Utilisation Date;

(ii)                                shall be denominated in the Applicable Currency for such Tranche of Incremental Term Facility Advances;

(iii)                            shall, if an Alternate Currency Incremental Term Facility Advance, at the option of the Borrower, be incurred and maintained in one or more borrowings of Alternate Currency Incremental Term Facility Advances under such Tranche; and

(iv)                               shall not exceed for any such Incremental Term Facility Lender at the time of any incurrence thereof, that aggregate principal amount which equals the Incremental Term Facility Commitment of such Incremental Term Facility Lender for such Tranche at such time (before giving effect to any reduction thereof at such time pursuant to paragraph (c) of this Clause 4.2).

(b)                                  Utilisation Request: Save as otherwise provided in this Agreement and/or the relevant Incremental Term Facility Commitment Agreement, an Incremental Term Facility Advance will be made by the Lenders to the Borrower at the Borrower’s request if the Agent has received at any time after the Syndication Date from the Borrower a duly completed Utilisation Request in relation to an Incremental Term Facility Advance not later than 10.00 a.m. on a day which is no more than 10 nor less than 3 Business Days prior to the proposed Utilisation Date for such Advance stating:

(i)                                    the aggregate principal amount of such Advance (stated in the Applicable Currency, as the case may be);

(ii)                                the Incremental Term Facility Utilisation Date;

(iii)                            in the case of an Alternate Currency Incremental Term Facility Advance, the Optional Currency; and

(iv)                               whether such Advance constitutes part of the C Facilities or Incremental Term Facility,

receipt of which shall oblige the Borrower to borrow the amount requested on the date stated upon the terms and subject to the conditions contained in this Agreement and the relevant Incremental Term Facility Commitment Agreement.

(c)                                  Reduction of Incremental Term Facility Commitment: The total Incremental Term Facility Commitments under a given Tranche shall (i) be permanently reduced on each Incremental Term Facility Utilisation Date in respect of such Tranche in an amount equal to the aggregate principal amount of Incremental Term Facility Advances of such Tranche incurred on each such date, (ii) terminate in its entirety to the extent not theretofore terminated on the Termination Date for such Tranche of Incremental Term Facility Advances (after giving effect to any Incremental Term Facility Advances of such Tranche to be made on such date) and (iii) prior to the termination of the total Incremental Term Facility Commitment in respect of such Tranche, be permanently reduced from time to time to the extent required by Clause 13.3 (Application of Mandatory Prepayments).

(d)                                  Application of Reduction of Incremental Term Facility Commitment: Each reduction to, and/or termination of the total Incremental Term Facility Commitment under a given Tranche pursuant to this Clause 4.2 shall be applied proportionately and permanently to reduce, and/or terminate the Incremental Term Facility Commitment of each Lender with such a Commitment under such Tranche provided that any mandatory reduction to the Incremental Term Facility Commitments pursuant to Clause 13.3 (Application of Mandatory Prepayments) shall be applied proportionately and permanently to reduce the Incremental Term Facility Commitments of all Lenders for all Tranches on a pro rata basis (based on the then remaining amounts of such Incremental Term Facility Commitments).

4.3                               Lenders’ Participations

Each Lender will participate through its Facility Office in each Advance made pursuant to Clause 4.1 (Conditions to Utilisation), the relevant Incremental Revolving Facility Commitment Agreement and the relevant Incremental Term Facility Commitment Agreement in its respective Proportion.

5.                                      DOCUMENTARY CREDITS

5.1                               Issue of Documentary Credits

(a)                                  Each L/C Bank shall issue Documentary Credits pursuant to Clause 4.1 (Conditions to Utilisation) by:

(i)                                    completing the issue date and the proposed Expiry Date of any Documentary Credit to be issued by it; and

(ii)                                executing and delivering such Documentary Credit to the relevant Beneficiary on the relevant Utilisation Date.

(b)                                  Each Lender having a Revolving Facility Commitment (an “Indemnifying Lender”) will participate in each Documentary Credit in an amount equal to its L/C Proportion.

(c)                                  The Agent shall notify the L/C Bank and each Indemnifying Lender of the details of any requested Documentary Credit (including the Euro Amount of it, and, if such Documentary Credit is not to be denominated in euro, the Optional Currency in which it will be denominated and the amount of it) and its participation in that Documentary Credit.

5.2                               Renewal of Documentary Credits

(a)                                  The Borrower may request that a Documentary Credit issued on its behalf be renewed by delivering to the Agent a Renewal Request which complies with Clause 4.1 (Conditions to Utilisation).

(b)                                  The terms of each renewed Documentary Credit shall be the same as those of the relevant Documentary Credit immediately prior to its renewal, except that (as stated in the Renewal Request therefor):

(i)                                    its amount may be less than the amount of such Documentary Credit immediately prior to its renewal; and

(ii)                                its Term shall start on the date which was the Expiry Date of that Documentary Credit immediately prior to its renewal, and shall end on the proposed Expiry Date specified in the Renewal Request.

(c)                                  If the conditions set out in this Agreement have been met, the L/C Bank shall amend and re-issue a Documentary Credit pursuant to a Renewal Request.

5.3                               Revaluation of Documentary Credits

(a)                                  If any Documentary Credit is denominated in an Optional Currency and has a Term of more than 6 months, the Agent shall at monthly intervals after the date of such Documentary Credit recalculate the Euro Amount of that Documentary Credit by notionally converting into euro the outstanding amount of that Documentary Credit on the basis of the Agent’s Spot Rate of Exchange on the date of calculation.

(b)                                  The Borrower shall, if requested by the Agent within 2 Business Days of any calculation under paragraph (a) above, ensure that on the last day of the Term of the next maturing Revolving Facility Advance sufficient Revolving Facility Outstandings are repaid to prevent the Euro Amount of the Revolving Facility Outstandings exceeding the aggregate amount of all of the Revolving Facility Commitments adjusted to reflect any cancellations or reductions, following any adjustment under paragraph (a) above.

5.4                               Immediately Payable

If a Documentary Credit or any amount outstanding under a Documentary Credit is expressed to be immediately payable, the Borrower shall repay that amount immediately.

5.5                               Claims under a Documentary Credit

(a)                                  The Borrower irrevocably and unconditionally authorises the L/C Bank to pay any claim made or purported to be made under a Documentary Credit requested by it and which appears on its face to be in order (a “claim”).

(b)                                  The Borrower shall within 3 Business Days of demand pay to the Agent for the L/C Bank an amount equal to the amount of any claim.

(c)                                  The Borrower acknowledges that the L/C Bank:

(i)                                    is not obliged to carry out any investigation or seek any confirmation from any other person before paying a claim; and

(ii)                                deals in documents only and will not be concerned with the legality of a claim or any underlying transaction or any available set-off, counterclaim or other defence of any person.

(d)                                  The obligations of the Borrower under this Clause will not be affected by:

(i)                                    the sufficiency, accuracy or genuineness of any claim or any other document; or

(ii)                                any incapacity of, or limitation on the powers of, any person signing a claim or other document.

5.6                               Documentary Credit Indemnities

(a)                                  The Borrower shall immediately on demand indemnify the L/C Bank against any cost, loss or liability incurred by the L/C Bank (otherwise than by reason of the L/C Bank’s gross negligence or wilful misconduct) in acting as the L/C Bank under any Documentary Credit requested by the Borrower.

(b)                                  Without limiting the obligation of the Borrower under paragraph (a) above, each Indemnifying Lender shall (according to its L/C Proportion) immediately on demand indemnify the L/C Bank against any cost, loss or liability incurred by the L/C Bank (otherwise than by reason of the L/C Bank’s gross negligence or wilful misconduct) in acting as the L/C Bank under any Documentary Credit (unless the L/C Bank has been reimbursed by an Obligor pursuant to a Finance Document).

(c)                                  If any Indemnifying Lender is not permitted (by its constitutional documents or any applicable Law) to comply with paragraph (b) above, then that Indemnifying Lender will not be obliged to comply with paragraph (b) and shall instead be deemed to have taken, on the date the relevant Documentary Credit is issued (or if later, on the date that Indemnifying Lender’s participation in the Documentary Credit is transferred or assigned to that Indemnifying Lender in accordance with the terms of this Agreement), an undivided interest and participation in the Documentary Credit in an amount equal to its L/C Proportion of that Documentary Credit.  On receipt of demand from the Agent, that Indemnifying Lender shall pay to the Agent (for the account of the L/C Bank) an amount equal to its L/C Proportion of the amount demanded under paragraph (b) above.

(d)                                  The Borrower shall immediately on demand reimburse any Indemnifying Lender for any payment it makes to the L/C Bank under this Clause 5.6 in respect of that Documentary Credit.

(e)                                  The obligations of each Indemnifying Lender under this Clause 5.6 are continuing obligations and will extend to the ultimate balance of sums payable by that Indemnifying Lender in respect of any Documentary Credit, regardless of any intermediate payment or discharge in whole or in part.

(f)                                    The obligations of any Indemnifying Lender under this Clause 5.6 will not be affected by any act, omission, matter or thing which, but for this Clause 5.6 would reduce, release or prejudice any of its obligations under this Clause 5.6 (without limitation and whether or not known to it or any other person) including:

(i)                                    any time, waiver or consent granted to, or composition with, any Obligor, any beneficiary under a Documentary Credit or other person;

(ii)                                the release of any Obligor or any other person under the terms of any composition or arrangement with any creditor or any member of the Group;

(iii)                            the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor, any beneficiary under a Documentary Credit or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(iv)                               any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor, any beneficiary under a Documentary Credit or any other person;

(v)                                   any amendment (however fundamental) or replacement of a Finance Document, any Documentary Credit or any other document or security;

(vi)                               any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document, any Documentary Credit or any other document or security; or

(vii)                           any insolvency or similar proceedings.

5.7                               Rights of Contribution

No Obligor will be entitled to any right of contribution or indemnity from any Finance Party in respect of any payment it may make under this Clause 5 (Documentary Credits).

5.8                               Role of the L/C Bank

(a)                                  Nothing in this Agreement constitutes the L/C Bank as a trustee or fiduciary of any other person.

(b)                                  The L/C Bank shall not be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

(c)                                  The L/C Bank may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

(d)                                  The L/C Bank may rely on:

(i)                                    any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(ii)                                any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(e)                                  The L/C Bank may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(f)                                    The L/C Bank may act in relation to the Finance Documents through its personnel and agents.

(g)                                 The L/C Bank is not responsible for:

(i)                                    the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the L/C Bank, the Agent, the Arrangers, an Obligor or any other person given in or in connection with any Finance Document; or

(ii)                                the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document.

5.9                               Exclusion of Liability

(a)                                  Without limiting paragraph (b) below, the L/C Bank will not be liable for any action taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b)                                  No Finance Party (other than the L/C Bank) may take any proceedings against any officer, employee or agent of the L/C Bank in respect of any claim it might have against the L/C Bank or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document.

5.10                        Credit Appraisal by the Indemnifying Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Indemnifying Lender confirms to the L/C Bank that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of the risks arising under or in connection with any Finance Document, including but not limited to, those listed in paragraphs (a) to (d) of Clause 31.15 (Credit Appraisal by the Lenders).

5.11                        Appointment and Change of L/C Bank

(a)                                  The Agent, with the prior approval of the relevant Lender, the Parent and an Instructing Group, may designate any Lender with a Revolving Facility Commitment as an L/C Bank or as a replacement therefor, but not with respect to Documentary Credits already issued by any other L/C Bank.

(b)                                  Any Lender so designated shall become an L/C Bank under this Agreement by delivering to the Agent an executed L/C Bank Accession Certificate.

(c)                                  An L/C Bank may resign as issuer of further Documentary Credits at any time on or after the first anniversary of the Initial Borrowing Date under this Agreement or if later, the first anniversary of the date of its appointment as L/C Bank under this Agreement by giving not less than 3 months’ prior written notice to the Agent and the Parent to expire on or after such first anniversary if (i) the Parent and an Instructing Group consent to it or so require, (ii) there is, in the reasonable opinion of the L/C Bank, an actual or potential conflict of interest in it continuing to act as L/C Bank, or (iii) its Revolving Facility Commitment is reduced to zero.

(d)                                  If the L/C Bank does so resign and no replacement is appointed, any Documentary Credit to be issued in accordance with the terms of this Agreement will be issued by the Agent on behalf of the Lenders with Revolving Facility Commitments severally in an amount reflecting their respective L/C Proportions at the date of issue thereof.

5.12                        Assumption of Existing Documentary Credits

Each of the Existing Documentary Credits (including any extension or renewal thereof) shall constitute a Documentary Credit issued for the purposes of Clause 4.1 (Conditions to Utilisation) on the Initial Borrowing Date and the respective issuer thereof shall constitute the “L/C Bank” for the purposes of this Agreement.

6.                                      SWINGLINE FACILITIES

6.1                               Conditions to Utilisation of Swingline Facilities

Save as otherwise provided in this Agreement, a Swingline Facility Advance will be made by the respective Swingline Facility Lenders to the Borrower at the Borrower’s request if:

(a)                                  the Agent has received from the Borrower a duly completed Utilisation Request stating whether the proposed Swingline Facility Advance is a Dollar Swingline Facility Advance or a Euro Swingline Facility Advance:

(i)                                    in the case of a Dollar Swingline Facility Advance, not later than 12.00 p.m. (New York time) on the proposed Utilisation Date for such Advance; or

(ii)                                in the case of a Euro Swingline Facility Advance, not later than 12.00 p.m. (London time) on the proposed Utilisation Date for such Advance,

receipt of which shall oblige the Borrower to borrow the amount requested on the date stated upon the terms and subject to the conditions contained in this Agreement provided that no Utilisation Request under the Swingline Facility shall be made prior to the first Utilisation Request under the Term Facilities;

(b)                                  the proposed Utilisation Date is a Business Day for the proposed Swingline Facility Advance which is or precedes the relevant Termination Date;

(c)                                  the proposed Euro Amount of such Swingline Facility Advance is (i) equal to the amount of the corresponding Available Swingline Facility or (ii) less than such amount but equal to, or an integral multiple of (A) in the case of a Dollar Swingline Advance, $100,000 and (B) in the case of a Euro Swingline Advance, €100,000;

(d)                                  the aggregate amount of Revolving Facility Outstandings and Swingline Facility Outstandings would not, immediately after making such Swingline Facility Advance, exceed the aggregate Revolving Facility Commitments of the Revolving Facility Lenders;

(e)                                  the proposed Term of the Swingline Facility Advance requested is a period not exceeding 3 months ending on or before the Final Maturity Date in respect of the Revolving Facility;

(f)                                    the Utilisation Request is sent to the Agent at the address referred to in Clause 42 (Notices and Delivery of Information) and confirmed by a telephone call to the telephone number referred to in Clause 42 (Notices and Delivery of Information); and

(g)                                 Without in any way limiting the obligation of the Borrower set out in paragraph (f) above, the Agent may act without liability upon the basis of a telephone call of such

Utilisation believed by the Agent in good faith to be from an Authorised Representative of the Borrower prior to receipt of the Utilisation Request.  In each such case, the Borrower hereby waives the right to dispute the Agent’s record of the terms of such telephone call in the absence of manifest error.

6.2                               General Conditions to Utilisation of Swingline Facility Advances

If the Borrower requests a Swingline Facility Advance in accordance with Clause 6.1 (Conditions to Utilisation of Swingline Facilities); and, on the proposed date for the making of such Swingline Facility Advance:

(a)                                  neither of the events mentioned in Clause 16.1 (Market Disruption) shall have occurred;

(b)                                  the Euro Amount of such Swingline Facility Advance does not exceed either the Available Swingline Facility or the Available Revolving Facility;

(c)                                  there would not, immediately after the making of such Advance, be more than 10 Euro Swingline Facility Advances outstanding; and

(d)                                  on and as of the proposed date for the making of such Advance:

(i)                                    no Default is continuing or would result from the making of such Advance;

(ii)                                no Lender Default exists (unless the Swingline Facility Lenders have entered into arrangements satisfactory to them to eliminate the Swingline Facility Lenders’ risk with respect to the Defaulting Lender’s or Lenders’ participation in such Swingline Facility Advance); and

(iii)                            the Repeated Representations made by each Obligor are true in all material respects on the relevant Utilisation Date by reference to the circumstances then existing,

then, save as otherwise provided herein, such Swingline Facility Advance will be made in accordance with the provisions hereof.

6.3                               Completion of a Utilisation Request for Swingline Facility Advances

Each Utilisation Request for a Swingline Facility Advance is irrevocable and only one Swingline Facility Advance may be requested in each Utilisation Request.

6.4                               Swingline Facility Lender’s Participation

(a)                                  Each Swingline Facility Lender will participate through its Facility Office in each Swingline Facility Advance made pursuant to this Clause 6 in its respective Proportion immediately prior to the making of that Advance.

(b)                                  The Agent shall promptly notify each Swingline Facility Lender of the amount, currency and Euro Amount of each Swingline Facility Advance upon receipt of a Utilisation Request.

6.5                               Reduction of Available Commitment

If a Swingline Facility Lender’s Swingline Facility Commitment is reduced in accordance with the terms hereof after the Agent has received the Utilisation Request for a Swingline Facility Advance and such reduction was not taken into account in the Available Swingline Facility, then both the Euro Amount of the relevant Swingline Facility Advance and the amount of that Swingline Facility Advance made or to be made shall be reduced accordingly.

6.6                               Purchase of Swingline Participations

(a)                                  On any Business Day a Swingline Lender may, in its sole discretion, by written notice given to the Agent (and to the other Swingline Facility Lenders) require the Revolving Facility Lenders to acquire participations on such Business Day in all or a portion of the Swingline Facility Outstandings.  Such notice shall specify the aggregate amount of such Swingline Facility Outstandings in which the Revolving Facility Lenders will participate.  Promptly upon receipt of such notice, the Agent shall give notice thereof to each Revolving Facility Lender, specifying in such notice each such Revolving Facility Lender’s Proportion of such Swingline Facility Outstandings.  Each Revolving Facility Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Agent for the account of the applicable Swingline Facility Lenders, such Revolving Facility Lender’s Proportion of such Swingline Facility Outstandings.

(b)                                  Each Revolving Facility Lender acknowledges and agrees that its respective obligation to acquire participations in Swingline Facility Outstandings pursuant to this Clause 6.6 is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of any Default or Event of Default or reduction or termination of the Commitments and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.  Each Revolving Facility Lender shall comply with its obligations under this Clause 6.6 by wire transfer of immediately available funds in the same manner as provided in Clause 35 (Payments) and the Agent shall promptly pay to the applicable Swingline Facility Lender the amount so received by it from each such Revolving Facility Lender.

(c)                                  The Agent shall promptly notify the applicable Borrower of any participations in any Swingline Facility Outstandings acquired pursuant to this Clause 6.6 and thereafter payments in respect of such Swingline Facility Outstandings shall be made to the Agent and not to the applicable Swingline Facility Lender.  Any amounts received by a Swingline Facility Lender from the applicable Borrower (or other party on behalf of such Borrower) in respect of any Swingline Facility Outstandings after receipt by such Swingline Facility Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Agent; any such amounts received by the Agent shall be promptly remitted by the Agent to the Revolving Facility Lenders that shall have made their payments pursuant to this Clause 6.6 and to such Swingline Facility Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to such Swingline Facility Lender or to the Agent, as applicable, if and to the extent such payment is required to be refunded to the applicable Borrower.  The purchase of participations in Swingline Facility Outstandings pursuant to this Clause 6.6 shall not relieve the applicable Borrower of any Default in the payment thereof.

6.7                               Consequences of a Swingline Facility Advance not being repaid

(a)                                  If a Swingline Facility Advance is not repaid on its due date, each Revolving Facility Lender must pay to the Agent for the account of the Swingline Facility Lenders an amount calculated as described below within three Business Days of demand by the Agent.

(b)                                  The amount (if any) required to be paid by a Revolving Facility Lender is the proportion of the Swingline Facility Advance not repaid which the Revolving Facility Commitment of that Revolving Facility Lender bears to the aggregate amount of the Revolving Facility Commitments less the amount of its participation, before any adjustment under this Clause 6.7, in the unpaid amount of the Swingline Facility Advance together with any interest accrued and unpaid on that amount from the date on which such Swingline Facility Advance was made to the date of payment by that Revolving Facility Lender.  If this produces a negative figure for a Revolving Facility Lender, no amount need be paid by that Revolving Facility Lender.

(c)                                  On a payment under this Clause 6.7, the paying Revolving Facility Lender will be subrogated to the rights of the Swingline Facility Lenders which have shared in the payment received.

(d)                                  If and to the extent the paying Revolving Facility Lender is not able to rely on its rights under paragraph (c) above, the Borrower shall be liable to the paying Revolving Facility Lender for a debt equal to the amount the paying Revolving Facility Lender has paid under this Clause 6.7 and the Borrower’s liability to the Swingline Facility Lenders will be reduced accordingly.

(e)                                  Any payment under this Clause 6.7 does not reduce the obligations in aggregate of the Borrower.

7.                                      UNCOMMITTED INCREMENTAL FACILITIES

7.1                               Incremental Term Facility

(a)                                  Incremental Term Facility Commitments

(i)                                    The Borrower shall have the right, in consultation and coordination with the Agent as to all of the matters set forth below in this Clause 7.1, but without requiring the consent of any of the Lenders, to request at any time and from time to time after the Syndication Date and prior to the relevant Termination Date for the respective Tranche of Incremental Term Facility Advances that one or more Lenders or one or more Eligible Institutions provide to the Borrower Incremental Term Facility Commitments under such Tranche of Incremental Term Facility as designated in the respective Incremental Term Facility Commitment Agreement and, subject to the terms and conditions contained in this Agreement and in the respective Incremental Term Facility Commitment Agreement, make Incremental Term Facility Advances pursuant thereto, so long as:

(A)                               no Default or Event of Default then exists or would result therefrom and all of the Repeating Representations contained herein and in the other Finance Documents are true and correct in all material respects at such time (unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date);

(B)                               the Borrower and its Subsidiaries will be in compliance with Clause 24 (Financial Condition) on a Pro Forma Basis after giving effect to each incurrence of Incremental Term Facility Advances and the application of the proceeds therefrom; and

(C)                               on or before the date of each Incremental Term Facility Commitment Agreement, the Borrower shall have delivered to the Agent a certificate of the Authorised Representative of the Borrower certifying (A) which provisions (if any) of the Permitted Subordinated Indebtedness Documents the respective incurrence of Incremental Term Facility Advances will be allowed under and demonstrating in reasonable detail that the full amount of such Incremental Term Facility Advances may be incurred in accordance with, and will not violate the provisions of, the Permitted Subordinated Indebtedness Document, (B) the ratio of Senior Indebtedness to Consolidated EBITDA is less than 3.00:1.00 (based on the most recently delivered Compliance Certificate in accordance with paragraph (e) (Officer’s Certificates) of Clause 23.1 (Information Covenants)) and (C) the purpose of the use of the proceeds of such Tranche of Incremental Term Facility.

(ii)                                Furthermore, it is understood and agreed that:

(A)                               no Lender shall be obligated to provide an Incremental Term Facility Commitment, and until such time, if any, as such Lender has agreed in its sole discretion to provide an Incremental Term Facility Commitment and executed and delivered to the Borrower and the Agent an Incremental Term Facility Commitment Agreement as provided in paragraph (b) (Incremental Term Facility Commitment Agreement) of this Clause 7.1, such Lender shall not be obligated to fund any Incremental Term Facility Advances;

(B)                               any Lender (including Eligible Institutions) may so provide an Incremental Term Facility Commitment without the consent of the Agent or any other Lender;

(C)                               each Tranche of Incremental Term Facility Commitments shall be made available to the Borrower;

(D)                               the amount of each Tranche of Incremental Term Facility Commitments shall be in a minimum aggregate amount for all Lenders which provide an Incremental Term Facility Commitment under such Tranche of Incremental Term Facility Advances of at least $50,000,000 (or the Euro Amount thereof as determined at the time that Incremental Term Facility Commitments are obtained);

(E)                                 the aggregate amount of all Incremental Term Facility Commitments permitted to be provided pursuant to this Clause 7.1 shall not exceed $372,000,000 (or the Euro Amount thereof as determined at the time that such Incremental Term Facility Commitments are obtained) (it being understood and agreed, however, to the extent that any such Incremental Term Facility Commitments are obtained but later expire, terminate or are voluntarily reduced in each case without being utilised, the amount of such Incremental Term Facility Commitments so expired, terminated or voluntarily reduced may again be available to be obtained under this Clause 7.1 within the limits set forth herein);

(F)                                 the up-front fees and, if applicable, any unutilised commitment fees and/or other fees, payable in respect of each Incremental Term Facility Commitment shall be separately agreed to by the Borrower and each Incremental Term Facility Lender;

(G)                               each Tranche of the Incremental Term Facility shall have (i) a Final Maturity Date of no earlier than the Final Maturity Date of the C Facilities and (ii) a Weighted Average Life to Maturity of no less than the Weighted Average Life to Maturity as then remaining for the C Facilities;

(H)                               any Incremental Term Facility Advance being incurred under any single Incremental Term Facility Commitment Agreement shall be used for Permitted Acquisitions and/or the redemption or repurchase of the Senior Subordinated Notes (including, without limitation, any related redemption or repurchase fees).  The date of the consummation of a Permitted Acquisition (as well as the date on which any Indebtedness assumed as part of such Permitted Acquisition is to be refinanced) or, as the case may be, the date of the redemption of the Senior Subordinated Notes being prepaid with the proceeds of such Incremental Term Facility Advance, shall occur no later than 10 Business Days after the date of the incurrence of such Incremental Term Facility Advance;

(I)                                    each Incremental Term Facility Commitment Agreement shall specifically designate, with the approval of the Agent, that the Tranche of the Incremental Term Facility Commitments being provided thereunder shall be a new Tranche which shall exist separately from any existing Tranche of the Incremental Term Facility, Incremental Term Facility Commitments or other Term Facility Advance, unless the requirements of paragraph (c) (Constitution of each Tranche of Incremental Term Facility) of this Clause 7.1 are satisfied in which case such Tranche shall be added on to an existing Tranche of the Incremental Term Facility (or Incremental Term Facility Commitments) or another C Facility Advance in accordance with paragraph (c) (Constitution of each Tranche of Incremental Term Facility) of this Clause 7.1;

(J)                                 all Incremental Term Facility Advances (and all interest, fees and other amounts payable thereon) shall be obligations under this Agreement and the other applicable Finance Documents and shall be secured by the Security Documents, on a pari passu basis with all other Term Facility Outstandings; and

(K)                               each Lender agreeing to provide an Incremental Term Facility Commitment pursuant to an Incremental Term Facility Commitment Agreement shall, subject to the satisfaction of the relevant conditions set forth in this Agreement, make Incremental Term Facility Advances under the Tranche specified in such Incremental Term Facility Commitment Agreement as provided in Clause 4.2 (Conditions to Utilisation of Incremental Term Facility) and such Advances shall thereafter be deemed to be Incremental Term Facility Advances under such Tranche for all purposes of this Agreement and the other applicable Finance Documents.

(b)                                  Incremental Term Facility Commitment Agreement

At the time of the provision of Incremental Term Facility Commitments pursuant to this Clause 7, the Borrower, each other Obligor, the Agent and each such Lender or other Eligible Institution which agrees to provide an Incremental Term Facility Commitment (each, an “Incremental Term Facility Lender”) shall execute and deliver to the Borrower and the Agent an Incremental Term Facility Commitment Agreement, appropriately completed (with the effectiveness of the Incremental Term Facility Commitment provided therein to occur on the date set forth in such Incremental Term Facility Commitment Agreement, which date in any event shall be no earlier than the date on which all fees required to be paid in connection therewith at the time of such effectiveness shall have been paid, all conditions set forth in this Clause 7 shall have been satisfied and all other conditions precedent that may be set forth in such Incremental Term Facility Commitment Agreement shall have been satisfied).  In addition on or prior to the effective date of the respective Incremental Term Facility Commitment Agreement:

(i)                                    the Parent, the Borrower and its Subsidiaries shall have delivered such technical amendments, modifications and/or supplements to the respective Security Documents as are reasonably requested by the Agent to ensure that the additional Facilities Obligations to be incurred pursuant to the Incremental Term Facility Commitments are secured by, and entitled to the benefits of, the Security Documents (to the extent required by the terms of this Agreement), and each of the Lenders hereby agrees to, and authorises the Security Trustee to enter into, any such technical amendments, modifications and/or supplements;

(ii)                                the Agent shall have received an opinion or opinions, in form and substance reasonably satisfactory to the Agent, from counsel reasonably satisfactory to the Agent and dated such date, covering such of the matters set forth in the opinions of counsel delivered to the Agent on the Initial Borrowing Date pursuant to Clause 3.1 (Conditions Precedent) as may be reasonably requested by the Agent, and such other matters incident to the transactions contemplated thereby as the Agent may reasonably request;

(iii)                            the Borrower and the other Obligors shall have delivered to the Agent such other officers’ certificates, resolutions and evidence of good standing as the Agent shall reasonably request; and

(iv)                               in addition to the applicable conditions precedent set forth in Part I of Schedule 3 (Conditions Precedent to First Utilisation), the Agent shall have received from the Authorised Representative of the Borrower a certificate certifying that the conditions set forth in paragraphs (a)(i)(A), (B) and (C) of Clause 7.1 (Incremental Term Facility) have been satisfied (together with calculations demonstrating same (where applicable) in reasonable detail and copies of the certificate set forth in such paragraph (a)(i)(C)) of Clause 7.1 (Incremental Term Facility).

The Agent shall promptly notify each Lender as to the effectiveness of each Incremental Term Facility Commitment Agreement and, at such time, Part I of Schedule 1 (Lenders and Commitments) shall be deemed modified to reflect the Incremental Term Facility Commitments of such Incremental Term Facility Lenders.

(c)                                  Constitution of each Tranche of Incremental Term Facility

Notwithstanding anything to the contrary contained above in this Clause 7.1, the Incremental Term Facility Commitments provided by an Incremental Term Facility Lender or Incremental Term Facility Lenders, as the case may be, pursuant to each Incremental Term Facility Commitment Agreement shall constitute a new Tranche, which shall be separate and distinct from the existing Tranches pursuant to this Agreement provided that, with the consent of the Agent, the parties to a given Incremental Term Facility Commitment Agreement may specify therein that the respective Incremental Term Facility Advance made pursuant thereto shall constitute part of, and be added to, an existing Tranche of Incremental Term Facility Advances or to the C1 Facility Advances or C2 Facility Advances, in either case so long as the following requirements are satisfied:

(i)                                    the Incremental Term Facility Advances to be made pursuant to such Incremental Term Facility Commitment Agreement shall be made to the Borrower, shall be denominated in the same currency, shall have the same Final Maturity Date and shall have the same Applicable Margins as the Facility to which the new Incremental Term Facility Advances are being added;

(ii)                                the new Incremental Term Facility Advances shall have the same scheduled repayment dates as then remain with respect to the Tranche to which such new Incremental Term Facility Advances are being added (with the amount of each repayment applicable to such new Incremental Term Facility Advances to be the same (on a proportionate basis) as is theretofore applicable to the Tranche to which such new Incremental Term Facility Advances are being added, thereby increasing the amount of each then remaining repayment of the respective Tranche proportionately); and

(iii)                            on the date of the making of such new Incremental Term Facility Advances, and notwithstanding anything to the contrary set forth in Clause 15 (Interest on Term Facility Advances), such new Incremental Term Facility Advance shall be added to (and form part of) the Term Facility Outstandings of the respective Tranche on a pro rata basis (based on the relative sizes of the various Term Facility Outstandings), so that each Lender will participate proportionately in each then Term Facility Outstandings of the respective Tranche, and so that the existing Lenders with respect to such Tranche continue to have the same participation (by amount) in each borrowing as they had before the making of the new Incremental Term Facility Advances of such Tranche.

7.2                               Incremental Revolving Facility

(a)                                  Incremental Revolving Facility Commitments

(i)                                    The Borrower shall have the right, in consultation and coordination with the Agent as to all of the matters set forth below in this Clause 7.2, but without requiring the consent of any of the Lenders, to request at any time and from time to time after the Syndication Date and prior to the Termination Date for the Incremental Revolving Facility that one or more Lenders or one or more Eligible Institutions provide to the Borrower Incremental Revolving Facility Commitments under the Incremental Revolving Facility as designated in the respective Incremental Revolving Facility Commitment Agreement and, subject to the terms and conditions contained in this Agreement and in the respective Incremental Revolving Facility Commitment Agreement, make Utilisations pursuant thereto, so long as no Default or Event of Default then exists or would result therefrom and all of the Repeating Representations contained herein and in the other Finance Documents are true and correct in all material respects at such time (unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date).

(ii)                                Furthermore, it is understood and agreed that:

(A)                               no Lender shall be obligated to provide an Incremental Revolving Facility Commitment, and until such time, if any, as such Lender has agreed in its sole discretion to provide an Incremental Revolving Facility Commitment and executed and delivered to the Borrower and the Agent an Incremental Revolving Facility Commitment Agreement as provided in paragraph (b) (Incremental Revolving Facility Commitment Agreement) of this Clause 7.2, such Lender shall not be obligated to provide any Incremental Revolving Facility;

(B)                               any Lender (including Eligible Institutions) may so provide an Incremental Revolving Facility Commitment without the consent of the Agent or any other Lender;

(C)                               each of the Incremental Revolving Facility Commitments shall be made available to the Borrower;

(D)                               each provision of Incremental Revolving Facility Commitments shall be in a minimum aggregate amount for all Lenders of €10,000,000 and in integral multiples of €5,000,000;

(E)                                 the aggregate amount of all Incremental Revolving Facility Commitments permitted to be provided pursuant to this Clause 7.2 shall not exceed €65,000,000;

(F)                                 the up-front fees and, if applicable, any unutilised commitment fees and/or other fees, payable in respect of each Incremental Revolving Facility Commitment shall be separately agreed to by the Borrower and each Incremental Revolving Facility Lender; and

(G)                               all Utilisations under the Incremental Revolving Facility Commitments (and all interest, fees and other amounts payable thereon) shall be Facilities Obligations under this Agreement and the other applicable Finance Documents and shall be secured by the Security Documents, on a pari passu basis with all other Revolving Facility Outstandings.

(b)                                  Incremental Revolving Facility Commitment Agreement

At the time of the provision of Incremental Revolving Facility Commitments pursuant to this Clause 7, the Borrower, each other Obligor, the Agent and each such Lender or other Eligible Institution which agrees to provide an Incremental Revolving Facility Commitment (each, an “Incremental Revolving Facility Lender”) shall execute and deliver to the Borrower and the Agent an Incremental Revolving Facility Commitment Agreement, appropriately completed (with the effectiveness of the Incremental Revolving Facility Commitment provided therein to occur on the date set forth in such Incremental Revolving Facility Commitment Agreement, which date in any event shall be no earlier than the date on which all fees required to be paid in connection therewith at the time of such effectiveness shall have been paid, all conditions set forth in this Clause 7.2 shall have been satisfied and all other conditions precedent that may be set forth in such Incremental Revolving Facility Commitment Agreement shall have been satisfied).  The Agent shall promptly notify each Lender as to the effectiveness of each Incremental Revolving Facility Commitment Agreement and at such time, (i) the Revolving Facility shall be increased by the aggregate amount of such Incremental Revolving Facility Commitments, (ii) Section A of Part I of Schedule 1 (Lenders and Commitments) shall be deemed modified to reflect the revised Revolving Facility Lenders.  In addition on or prior to the effective date of the respective Incremental Revolving Facility Commitment Agreement:

(i)                                    the Parent, the Borrower and its Subsidiaries shall have delivered such technical amendments, modifications and/or supplements to the respective Security Documents as are reasonably requested by the Agent to ensure that the additional Facilities Obligations to be incurred pursuant to the Incremental Revolving Facility Commitments are secured by, and entitled to the benefits of, the Security Documents (to the extent required by the terms of this Agreement), and each of the Lenders hereby agrees to, and authorises the Security Trustee to enter into, any such technical amendments, modifications and/or supplements;

(ii)                                the Agent shall have received an opinion or opinions, in form and substance reasonably satisfactory to the Agent, from counsel reasonably satisfactory to the Agent and dated such date, covering such of the matters set forth in the opinions of counsel delivered to the Agent on the Initial Borrowing Date pursuant to Clause 3.1 (Conditions Precedent) as may be reasonably requested by the Agent, and such other matters incident to the transactions contemplated thereby as the Agent may reasonably request;

(iii)                            the Borrower and the other Obligors shall have delivered to the Agent such other officers’ certificates, resolutions and evidence of good standing as the Agent shall reasonably request; and

(iv)                               in addition to the applicable conditions precedent set forth in Part I of Schedule 3 (Conditions Precedent to First Utilisation), the Agent shall have received from the Authorised Representative of the Borrower a certificate certifying that the conditions set forth in paragraphs (a)(i) (Incremental Revolving Facility Commitments) of this Clause 7.2 have been satisfied.

(c)                                  Constitution of Incremental Revolving Facility

At the time of any provision of Incremental Revolving Facility Commitments pursuant to this Clause 7.2, the Borrower shall, in coordination with the Agent, repay outstanding Revolving Facility Advances of certain of the Revolving Facility Lenders, and incur additional Revolving Facility Advances from certain other Revolving Facility Lenders (including the Incremental Revolving Facility Lenders), in each case to the extent necessary so that all of the Revolving Facility Lenders participate in each Utilisation under the Revolving Facility pro rata on the basis of their respective Revolving Facility Commitments (after giving effect to any increase in the Revolving Facility pursuant to this Clause 7.2 and with the Borrower being obligated to pay to the respective Revolving Facility Lenders any costs of the type referred to in Clause 33 (Borrower’s Indemnities) in connection with any such repayment and/or Utilisation.

8.                                      OPTIONAL CURRENCIES

8.1                               Selection of Currency

The Borrower (or the Parent on its behalf) shall select the currency of an Advance made to it (which shall be euro or an Optional Currency) in the Utilisation Request relating to the relevant Advance provided that an A Facility Advance shall be made in euro, a B1 Facility Advance and a C1 Facility Advance shall be made in dollars and a B2 Facility Advance and a C2 Facility Advance shall be made in euro.

8.2                               No Change of Currency

Once utilised, no Term Facility Advance shall be outstanding in any currency other than the currency in which it was first utilised.

9.                                      REPAYMENT OF REVOLVING AND SWINGLINE FACILITY OUTSTANDINGS

9.1                               Repayment of Revolving Facility Advances

Each Borrower shall (subject to Clause 9.2 (Rollover Advances)) repay the full amount of each Revolving Facility Advance and Swingline Facility Advance made to it on the Repayment Date, provided that if such Repayment Date is not a Business Day in the relevant jurisdiction for payment, payment shall instead be made on the next succeeding Business Day.

9.2                               Rollover Advances

Without prejudice to the Borrower’s obligation to repay the full amount of each Revolving Facility Advance on the applicable Repayment Date, where, on the same day on which the Borrower is due to repay a Revolving Facility Advance (a “Maturing Advance”) the Borrower has also requested that a Revolving Facility Advance in the same currency as the Maturing Advance be made to it (a “Rollover Advance”), subject to the Lenders being obliged to make such Rollover Advance under Clause 4.1 (Conditions to Utilisation), the amount to be so repaid and the amount to be so drawn down shall be netted off against each other so that the amount which the Borrower is actually required to repay or, as the case may be, the amount which the Lenders are actually required to advance to the Borrower, shall be the net amount remaining after such netting off provided that the Borrower shall not be permitted to rollover any Advances denominated in an Optional Currency to the extent that such Advance, when notionally converted into euros at the Agent’s Spot Rate of Exchange on the Quotation Date for the next Term and aggregated with the Euro Amount of all other Revolving Facility Outstandings would result in the aggregate amount of all Revolving Commitments being exceeded by an amount greater than 5 per cent.

9.3                               Cash Collateralisation of Documentary Credits

In relation to any unexpired Documentary Credit, the Borrower may give the Agent not less than 3 Business Days’ prior written notice of its intention to repay a Documentary Credit issued to it, and, having given such notice, shall procure that the relevant Outstanding L/C Amount in respect of such Documentary Credit is reduced to zero and repaid in full by providing cash cover therefor (in accordance with Clause 5 (Documentary Credits)) or by reducing the Outstanding L/C Amount of such Documentary Credit or by cancelling such Documentary Credit and returning the original to the L/C Bank or the Agent on behalf of the Lenders.

10.                               REPAYMENT OF TERM FACILITY OUTSTANDINGS

10.1                        Repayment of A Facility Outstandings

The Borrower shall make such repayments as may be necessary to ensure that on each of the dates set out in the table below (each an “A Facility Repayment Date”) the aggregate Euro Amount of the A Facility Outstandings (as at the close of business in London on the Termination Date relating to the A Facility) is reduced by an amount equal to the percentage of such A Facility Outstandings set out in the table below provided that the final Repayment Date shall be the Final Maturity Date for the A Facility and the aggregate amount of all A Facility Outstandings shall be repayable on such A Facility Repayment Date.

Repayment Dates	Percentage of A Facility Outstandings Repayable

31 March 2004	1.625 per cent.

30 June 2004	1.625 per cent.

Repayment Dates	Percentage of A Facility Outstandings Repayable

30 September 2004	1.625 per cent.

31 December 2004	1.625 per cent.

31 March 2005	3.375 per cent.

30 June 2005	3.375 per cent.

30 September 2005	3.375 per cent.

31 December 2005	3.375 per cent.

31 March 2006	3.375 per cent.

30 June 2006	3.375 per cent.

30 September 2006	3.375 per cent.

31 December 2006	3.375 per cent.

31 March 2007	5.5 per cent.

30 June 2007	5.5 per cent.

30 September 2007	5.5 per cent.

31 December 2007	5.5 per cent.

31 March 2008	5.5 per cent.

30 June 2008	5.5 per cent.

30 September 2008	5.5 per cent.

31 December 2008	5.5 per cent.

31 March 2009	5.625 per cent.

30 June 2009	5.625 per cent.

30 September 2009	5.625 per cent.

31 December 2009	5.625 per cent.

Provided that in the event the Senior Subordinated Notes are not Refinanced on or before 1 November 2008, the Final Maturity Date with respect to the A Facility shall be 1 May 2009 and on and from 1 November 2008 the A Facility Repayment Dates and the percentage of the A Facility Outstandings payable on such dates shall be as follows:

Repayment Dates	Percentage of A Facility Outstandings

31 December 2008	9.00 per cent.

31 March 2009	9.00 per cent.

1 May 2009	10 per cent.

10.2                        [Intentionally deleted]

10.3                        Repayment of C Facility Outstandings

The Borrower shall make such repayments as may be necessary to ensure that on each of the dates set out in the table below (each a “C Facilities Repayment Date”) the aggregate Euro Amount of the C1 Facility Outstandings (as at the close of business in London on the Second Amendment Effective Date and the aggregate amount of the C2 Facility Outstandings (as at the close of business in London on the Second Amendment Effective Date) are each reduced by an amount equal to the percentage of such C Facility Outstandings set out in the table below provided that the final Repayment Date shall be the Final Maturity Date for the C Facilities and the aggregate amount of all C Facility Outstandings shall be repayable on such C Facilities Repayment Date.

Repayment Dates	Percentage of C Facility Outstandings Repayable

30 September 2004	0.25 per cent.

31 December 2004	0.25 per cent.

31 March 2005	0.25 per cent.

30 June 2005	0.25 per cent.

30 September 2005	0.25 per cent.

31 December 2005	0.25 per cent.

31 March 2006	0.25 per cent.

30 June 2006	0.25 per cent.

30 September 2006	0.25 per cent.

31 December 2006	0.25 per cent.

31 March 2007	0.25 per cent.

30 June 2007	0.25 per cent.

30 September 2007	0.25 per cent.

31 December 2007	0.25 per cent.

Repayment Dates	Percentage of C Facility Outstandings Repayable

31 March 2008	0.25 per cent.

30 June 2008	0.25 per cent.

30 September 2008	0.25 per cent.

31 December 2008	0.25 per cent.

31 March 2009	0.25 per cent.

30 June 2009	0.25 per cent.

30 September 2009	0.25 per cent.

31 December 2009	0.25 per cent.

31 March 2010	23.5 per cent.

30 June 2010	23.5 per cent.

30 September 2010	23.5 per cent.

31 December 2010	24.0 per cent.

Provided that:

(a)                                  in the event the Senior Subordinated Notes are not Refinanced on or before 1 November 2008, the Final Maturity Date with respect to the C Facilities shall be 1 May 2009 and on and from 1 November 2008 the C Facilities Repayment Dates and the percentage of the C1 Facility Outstandings and C2 Facility Outstandings payable on such dates shall be as follows:

Repayment Dates	Percentage of C Facility Outstandings

31 December 2008	0.25 per cent.

31 March 2009	47.75 per cent.

1 May 2009	47.75 per cent.

(b)                                  in the event the Senior Subordinated Notes have been Refinanced on or before 1 November 2008 and any of the Parent Preference Shares C remain outstanding as at 1 October 2009, the Final Maturity Date with respect to the C Facilities shall be 30 April 2010 and on and from 1 October 2009 the C Facilities Repayment Dates and the percentage of the C1 Facility Outstandings and C2 Facility Outstandings payable on such dates shall be as follows:

Repayment Dates	Percentage of C Facility Outstandings

31 December 2009	0.25 per cent.

31 March 2010	47.25 per cent.

1 May 2010	47.25 per cent.

10.4                        Repayment of Incremental Term Facility Outstandings

The Borrower shall be required to make, with respect to each Tranche of Incremental Tern Facility Advances, to the extent then outstanding, scheduled amortisation payments of such Tranche of Incremental Term Facility Advances on the dates (the “Incremental Term Facility Repayment Dates”) and in the principal amounts set forth in the respective Incremental Term Facility Commitment Agreement (each such repayment, as the same may be reduced as provided in Clauses 12 (Voluntary Prepayment) and 13 (Mandatory Prepayment), an “Incremental Term Facility Scheduled Repayment”).

10.5                        No Reborrowing of Term Facility Advances

No Borrower may reborrow any part of any Term Facility which is repaid (including, for the avoidance of doubt, any part of the B1 Facility which is converted into C1 Facility Advances pursuant to the B1 Facility Conversion or any part of the B2 Facility which is converted into C2 Facility Advances pursuant to the B2 Facility Conversion).

11.                               CANCELLATION

11.1                        Voluntary Cancellation

(a)                                  Subject to Clause 11.2 (Restriction), the Borrower may, by giving to the Agent not less than 3 Business Days’ prior written notice to that effect, cancel the whole or any part (being a minimum amount of €1,000,000 and an integral multiple of €1,000,000) of any Available Facility and any such cancellation shall permanently reduce the relevant Available Commitments of the Lenders proportionately.

(b)                                  In the event of certain refusals by a Lender as provided in Clause 45.7 (Replacement of non-Instructing Group Lender) to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Instructing Group, the Borrower may, subject to the applicable requirements of Clause 45.7 (Replacement of non-Instructing Group Lender), upon five Business Days’ written notice by the Borrower to the Agent (which notice the Agent shall promptly transmit to each of the Lenders) terminate all or, as the case may be, any Commitment, if any, of such Lender, so long as:

(i)                                    the Outstandings with respect to such Commitment being cancelled, together with accrued and unpaid interest, fees and all other amounts, owing to such Lender (excluding amounts owing in respect of Outstandings of any other Facility maintained by such Lender which are not being repaid pursuant to Clause 45.7 (Replacement of non-Instructing Group Lender)) are repaid concurrently with the effectiveness of such termination (at which time Part I of Schedule 1 (Lenders and Commitments) shall be deemed modified to reflect such changed amounts); and

(ii)                                after giving effect to such termination (and other adjustments to each Lender’s Proportion of the Revolving Facility Commitment and/or related L/C Proportion of the remaining Lenders as contemplated below), none of the Revolving Facility Outstandings of any remaining Lender shall exceed its Revolving Facility Commitment.

(c)                                  After giving effect to the termination of the Commitments of any Lender pursuant to the provisions of paragraph (b) above, unless the respective Lender continues to have Term Facility Outstandings or other Commitments (if any) hereunder, such Lender shall no longer constitute a “Lender” for purposes of this Agreement, except with respect to indemnifications under this Agreement (including, without limitation, Clauses 18 (Taxes), 19 (Increased Costs), 33 (Borrower’s Indemnities), 37 (Sharing Among the Finance Parties) and 40 (Costs and Expenses)), which shall survive as to such repaid Lender.

(d)                                  Immediately after the Revolving Facility Commitment of any Lender is terminated pursuant to paragraph (b) above, there shall occur automatic consequential adjustments (as determined by the Agent) in each Lender’s Proportion of Revolving Facility Commitments (and as a result thereof in the related L/C Proportions) of the remaining Revolving Facility Lenders.

11.2                        Restriction

The Borrower may not give a notice of cancellation pursuant to Clause 11.1 (Voluntary Cancellation) in respect of any amount of the Available Term Facilities required to refinance, in full, the Existing Credit Agreement.

11.3                        Notice of Cancellation

Any notice of cancellation given by the Borrower pursuant to Clause 11.1 (Voluntary Cancellation) shall be irrevocable and shall specify the date upon which such cancellation is to be made and the amount of such cancellation.

11.4                        Cancellation of Available Commitments

On each Termination Date any Available Commitments in respect of the Facility to which such Termination Date relates shall automatically be cancelled and the Commitment of each Lender in relation to such Facility shall automatically be reduced to zero.

12.                               VOLUNTARY PREPAYMENT

12.1                        Voluntary Prepayment

(a)                                  The Borrower shall, if it (or the Parent on its behalf) has given to the Agent not less than 3 Business Days’ prior written notice to that effect, repay an Advance in whole or in part (but if in part, in an amount that reduces the Euro Amount of the relevant Advance by a minimum amount of €1,000,000 and an integral multiple of €1,000,000) together with accrued interest on the amount repaid without premium or penalty but subject to the payment of any Break Costs.

(b)                                  In the event of certain refusals by a Lender as provided in Clause 45.7 (Replacement of non-Instructing Group Lender) to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Instructing Group, the Borrower may, upon five Business Days’ written notice by an Authorised Representative of the Borrower to the Agent (which notice the Agent shall promptly transmit to each of the Lenders) repay all Outstandings, together with accrued and unpaid interest, fees, and other amounts owing to such Lender (or owing to such Lender with respect to each Facility which gave rise to the need to obtain such Lender’s individual consent) in accordance with, and subject to the requirements of, Clause 45.7 (Replacement of non-Instructing Group Lender) so long as:

(i)                                    in the case of the repayment of Revolving Facility Outstandings of any Lender pursuant to this paragraph (b), the Revolving Facility Commitment of such Lender (if any), is terminated concurrently with such repayment (at which time Part I of Schedule 1 (Lenders and Commitments) shall be deemed modified to reflect the changed Revolving Facility Commitments); and

(ii)                                in the case of the repayment of any Term Facility Outstandings of any Lender pursuant to this paragraph (b), the Term Facility Commitment of such Lender (if any) is terminated concurrently with such repayment (at which time Part I of Schedule 1 (Lenders and Commitments) shall be deemed modified to reflect the changed Term Facility Commitments).

12.2                        Right of Prepayment and Cancellation in relation to a single Lender

If any Lender is owed any amounts as set out in paragraph (b) of Clause 21.1 (Replacement of Lenders), the Borrower shall have the rights as set out in Clause 21.1 (Replacement of Lenders).

12.3                        Application of Voluntary Prepayments

(a)                                  Order of Application:  Any repayment made pursuant to paragraph (a) of Clause 12.1 (Voluntary Prepayment) in respect of a Term Facility Advance shall, subject to the provisions of paragraph (b) (Waivable Voluntary Repayment) of this Clause 12.3, be applied either:

(i)                                    to the prepayment of A Facility Advances, B1 Facility Advances, B2 Facility Advances, C1 Facility Advances, C2 Facility Advances and any Incremental Term Facility Advances pro rata to the respective Term Facility Outstandings; in relation to each Facility such prepayment shall be applied against all remaining Scheduled Repayments of such Facility pro rata to the respective amounts of such Scheduled Repayments; or

(ii)                                if the Borrower so elects, in the following order:

(A)                              first to the prepayment, in direct order of maturity, of Scheduled Repayments of Term Facilities which will be due within 15 months after the date of the respective voluntary prepayment, applied in respect of each Scheduled Repayment Date to repay in full all Scheduled Repayments of all Term Facilities due on such Scheduled Repayment Date or, if the prepayment is insufficient to make such repayment in full in respect of a Scheduled Repayment Date, to the

Scheduled Repayments for each Facility due on such Scheduled Prepayment Date pro rata to the relative amounts of such Scheduled Repayments; and

(B)                                second, to the prepayment of A Facility Advances, B1 Facility Advances, B2 Facility Advances, C1 Facility Advances, C2 Facility Advances and any Incremental Term Facility Advances pro rata to the relevant Term Facility Outstandings (as reduced by the prepayments referred to in paragraph (A) above); in relation to each Facility such prepayment shall be applied against all remaining Scheduled Repayments of such Facility pro rata to the respective amounts of such Scheduled Repayments.

(b)                                  Waivable Voluntary Repayment:  In relation to any repayment made pursuant to Clause 12.1 (Voluntary Prepayment) in respect of a Term Facility Advance and without prejudice to paragraph (a) above, which is required to be applied to C Facility Advances, if on or prior to the date of the respective voluntary repayment pursuant to this Clause 12, the Borrower has given the Agent written notification that it has elected to give each Lender with C Facility Outstandings the right to waive such Lender’s rights to receive such repayment (the “Waivable Voluntary Repayment”) the Agent shall notify such Lenders of such receipt and the amount of the repayments to be applied to each such Lender’s Proportion of C Facility Outstandings, provided that in no event shall the aggregate amount of any Waivable Voluntary Repayment exceed the aggregate principal amount of Term Facility Outstandings (excluding C Facility Outstandings) after giving effect to any applications of payments (other than any reallocation of the respective Waivable Voluntary Repayment pursuant to this sub-paragraph (b)) to such other Term Facility Outstandings as a result of the repayments then being made pursuant to this Clause 12.

Waive Mechanics:  In the event any Lender with C Facility Outstandings desires to waive its right to receive any such Waivable Voluntary Repayment in whole or in part, such Lender shall so advise the Agent no later than 5:00 p.m. five Business Days after the date of such notice from the Agent which notice shall also include the amount the Lender desires to receive with respect to its C Facility Outstandings.  If the Lender does not reply to the Agent within such five Business Day period, it will be deemed acceptance of the total payment.  If the Lender does not specify an amount it wishes to receive, it will be deemed acceptance of 100 per cent. of the total payment.  In the event that any such Lender waives its rights to any such Waivable Voluntary Repayment, the Agent shall apply 100 per cent. of the amount so waived by such Lenders to:

(x)                                   repay the Term Facility Outstandings (excluding the C Facility Outstandings) in accordance with sub-paragraph (a) above; and

(y)                                 to the extent in excess of the amount to be applied pursuant to preceding clause (x), to reduce the Available Revolving Facility on a pro rata basis based on the relative amounts of the Available Revolving Facility and the Revolving Facility Outstandings (in each case as in effect before giving effect to such reduction).

Cash Collateral:  If the Borrower elects to give the notice described above in this sub-paragraph (b) with respect to any voluntary repayment, the amount of the respective Waivable Voluntary Repayment shall be deposited with the Agent on the date the voluntary repayment is otherwise made pursuant to sub-paragraph (a) above (and held by the Agent as cash collateral for the C Facility Outstandings and, but only to the extent Lenders with C Facility Outstandings waive their right to receive their share of the Waivable Voluntary Repayment, for the benefit of all Lenders in a cash collateral account which shall permit the investment thereof in Cash Equivalents reasonably satisfactory to the Agent until the proceeds are applied to the applicable Outstandings) and the respective repayment shall not be required to be made until the seventh Business Day occurring after the date the respective repayment would otherwise have been required to be made.

Partial Waiver of Repayment:  Notwithstanding anything to the contrary contained above, if one or more Lenders holding C Facility Outstandings waives its right to receive all or any part of any Waivable Voluntary Repayment, but less than all the Lenders holding the respective C Facility Outstandings waive in full their right to receive 100 per cent. of the total payment otherwise required with respect to the respective C Facility Outstandings, then of the amount actually applied to the repayment of the respective C Facility Outstandings of Lenders which have waived in part, but not in full, their right to receive 100 per cent. of such repayment, such amount shall be applied to each C Facility Advance of the respective C Facility Outstandings on a pro rata basis (so that each Lender holding C Facility Outstandings shall, after giving effect to the application of the respective repayment, maintain the same percentage (as determined for such Lender, but not the same percentage as the other Lenders hold and not the same percentage held by such Lender prior to repayment) of each C Facility Advance which remains outstanding after giving effect to such application).  For the avoidance of doubt any amount to be applied in accordance with this paragraph shall only apply to such portion (if any) of the C Facility Outstandings which such C Facility Lender has not waived.

12.4                        Release from Obligation to make Advances

A Lender for whose account a repayment is to be made under Clause 12.2 (Right of Prepayment and Cancellation in relation to a single Lender) shall not be obliged to participate in the making of Advances (including Revolving Facility Advances) or in the issue or counter-guarantee in respect of Documentary Credits on or after the date upon which the Agent receives the relevant notice of intention to repay such Lender’s share of the Outstandings, on which date all of such Lender’s Available Commitments shall be cancelled and all of its Commitments shall be reduced to zero.

12.5                        Notice of Repayment

Any notice of repayment given by the Borrower or the Parent, as the case may be, pursuant to Clauses 12.1 (Voluntary Prepayment) or 12.2 (Right of Prepayment and Cancellation in relation to a single Lender) shall be irrevocable, shall specify the date upon which such repayment is to be made and the amount of such repayment and shall oblige the Borrower to make such repayment on such date.

12.6                        Restrictions on Repayment

No Obligor shall repay all or any part of any Advance (including, at any time, a Revolving Facility Advance) except at the times and in the manner expressly provided for in this Agreement.

12.7                        Cancellation upon Repayment

No amount repaid under this Agreement may subsequently be reborrowed other than any amount of a Revolving Facility Advance or, as the case may be, a Swingline Facility Advance repaid in accordance with Clause 9.1 (Repayment of Revolving Facility Advances) and upon any repayment (other than in respect of a Revolving Facility Advance, as aforesaid) the availability of the relevant Facility shall be reduced by an amount corresponding to the amount of such repayment and the Available Commitment of each Lender in relation to that Facility shall be cancelled in an amount equal to such Lender’s Proportion of the amount repaid.  In the event the proceeds of any repayment applied in accordance with Clauses 12 (Voluntary Prepayment) and 13 (Mandatory Prepayment) exceeds the amount of Term Facility Outstandings at such time, any such excess shall be applied to permanently reduce the Available Revolving Facility.

13.                               MANDATORY PREPAYMENT

13.1                        Repayment from Net Proceeds

(a)                                  Equity Issue: The Parent shall procure that on each date on which the Parent or any of its Subsidiaries (other than a member of the CEAL Group to which the CEAL Exception Conditions apply) receives any net cash proceeds from any sale or issuance of Preferred Stock or common equity of (or cash capital contributions to) the Parent or any of its Subsidiaries an amount equal to 50 per cent. of the Net Cash Proceeds of the respective equity issuance or capital contribution shall be applied in accordance with Clause 13.3 (Application of Mandatory Prepayments), other than in relation to:

(i)                                    the issuances of the Parent Common Stock in accordance with any employee incentive plan of the Parent and its Subsidiaries (including as a result of the exercise of any options with respect thereto) in an aggregate amount not to exceed €30,000,000 in any fiscal year of the Parent;

(ii)                                the equity contributions to any Subsidiary of the Parent made by the Parent or any other Subsidiary of the Parent;

(iii)                            the issuance of shares specifically for the Refinancing of the Senior Subordinated Notes and/or the Parent Preferred Stock; and

(iv)                               the issuance of the Parent Common Stock in an aggregate amount not to exceed €3,000,000 in any fiscal year of the Parent.

(b)                                  Asset Sale: The Parent shall procure that on each date upon which the Parent or any of its Subsidiaries (other than a member of the CEAL Group to which the CEAL Exception Conditions apply) receives Net Sale Proceeds from any Asset Sale (including, for the avoidance of doubt, in relation to any sale, lease or disposal of CEAL or all or substantially all of the assets of the CEAL Group), an amount equal to 100 per cent. of the Net Sale Proceeds from such Asset Sale shall be applied in accordance with Clause 13.3 (Application of Mandatory Prepayments), provided that (save in respect of any Asset Sale in relation to any sale, lease or disposal of CEAL or all or substantially all of the assets of the CEAL Group), so long as no Default or Event of Default then exists:

(i)                                    if the Consolidated Leverage Ratio is greater than 3.75:1.00 on the date of the respective Asset Sale (before giving effect to any application of proceeds thereof), up to €15,000,000; or

(ii)                                if the Consolidated Leverage Ratio is less than or equal to 3.75:1.00 on the date of the respective Asset Sale (before giving effect to any application of the proceeds thereof), up to €50,000,000 (it being understood and agreed that if this sub-paragraph (ii) is applicable on the date of any Asset Sale but subsequently ceases to apply, the Net Sale Proceeds of Asset Sales previously made when this sub-paragraph (ii) was applicable shall be permitted to be utilised as provided in this sub-paragraph (ii) and shall also be taken into account in determining whether additional Net Cash Proceeds of Asset Sales may be retained pursuant to sub-paragraph (i)), of the Net Sale Proceeds of Asset Sales (other than in relation to any sale, lease or disposal of CEAL or all or substantially all of the assets of the CEAL Group) effected in accordance with Clause 26.2 (Consolidation, Merger, Purchase or Sale of Assets, etc.) shall not be required to be applied in accordance with Clause 13.3 (Application of Mandatory Prepayments) on the date of the receipt thereof to the extent that such Net Sale Proceeds shall be used (A) to effect Permitted Acquisitions, (B) to purchase replacement equipment and/or (C) make additional Capital Expenditures, in each case in accordance with the requirements of this Agreement, within 360 days following such date and if all or any portion of such Net Sale Proceeds not so required to be applied are not so utilised within 360 days after the date of the receipt of such Net Sale Proceeds, then such remaining portion shall be applied on the date falling 360 days after the date of receipt of such Net Sale Proceeds in accordance with the requirements of this paragraph (b).

Concurrently with each delivery of financial statements pursuant to paragraph (b) (Quarterly Financial Statements) or (c) (Annual Financial Statements) of Clause 23.1 (Information Covenants), the Parent shall also deliver a certificate setting forth in reasonable detail the calculation of:

(1)                                  the dates and amount of Net Sale Proceeds for each Assets Sale which occurred during the respective fiscal quarter or year, which Net Sale Proceeds were not applied to repay principal of Term Facility Outstandings (or to reduce Commitments) pursuant to this paragraph (b));

(2)                                  the amount of Net Sale Proceeds from Asset Sales previously effected (identifying the date of the respective Asset Sales) applied during the respective fiscal quarter or year pursuant to this paragraph (b); and

(3)                                  any amount of Net Sale Proceeds in respect of which the 360 day period referenced above has lapsed during the respective fiscal quarter or year without the Net Sale Proceeds having been applied as contemplated by this paragraph (b).

Notwithstanding anything to the contrary above, in cases where the amount required to be repaid on any date pursuant to the immediately preceding sentence would be less then €1,000,000, the Borrower may defer the respective required repayment until the first date upon which the aggregate amount which would be required to be applied pursuant to this paragraph (b) would equal or exceed €1,000,000.

(c)                                  Indebtedness: The Parent shall procure that on each date on which the Parent or any of its Subsidiaries (other than a member of the CEAL Group to which the CEAL Exception Conditions apply) receives any cash proceeds from any incurrence of Indebtedness (other than Indebtedness permitted in accordance with Clause 26.4 (Indebtedness) as in effect on the Effective Date (“Permitted Effective Date Indebtedness”) and Indebtedness under any Finance Document) for borrowed money, an amount equal to 100 per cent. of the Net Cash Proceeds of such Indebtedness shall be applied in accordance with Clause 13.3 (Application of Mandatory Prepayments).

Notwithstanding anything to the contrary in this paragraph (c), if at the time of any incurrence of Indebtedness by the Parent or any of its Subsidiaries (other than a member of the CEAL Group to which the CEAL Exception Conditions apply) for borrowed money pursuant to Clause 26.4(c) (Indebtedness) or after giving effect thereto, the Consolidated Leverage Ratio is (or would be) greater than 3.75:1.00, the Parent and its Subsidiaries shall apply all cash proceeds (if any) received from such incurrence of Indebtedness (including any Permitted Effective Date Indebtedness but excluding Indebtedness under any Finance Document) for borrowed money pursuant to Clause 26.4(c) (Indebtedness) in accordance with Clause 13.3 (Application of Mandatory Prepayments) (other than unsecured Indebtedness of Subsidiaries of the Parent (which are not Subsidiaries of the Borrower) in an aggregate principal not to exceed €50,000,000, provided that such Indebtedness (i) is incurred by such Subsidiary of the Parent from local banks to fund ongoing operations of such Subsidiary and (ii) does not have a final maturity date later than one year from the date of the incurrence thereof).

(d)                                  Insurance Claims: The Parent shall procure that within 10 days following each date on which the Parent or any of its Subsidiaries (other than a member of the CEAL Group to which the CEAL Exception Conditions apply) receives any proceeds from any Recovery Event, an amount equal to 100 per cent. of the proceeds of such Recovery Event (net of reasonable costs including, without limitation, legal costs and expenses, and taxes incurred in connection with such Recovery Event) shall be applied in accordance with Clause 13.3 (Application of Mandatory Prepayments), provided that:

(i)                                    any net proceeds from Recovery Events received by the Parent and/or its Subsidiaries during any fiscal year of the Parent equal to or less than €10,000,000 shall be excluded; and

(ii)                                if the net proceeds from Recovery Events received by the Parent and its Subsidiaries when aggregated with the net proceeds received from any other Recovery Events during any fiscal year of the Parent are greater than €10,000,000, then so long as no Default or Event of Default then exists and to the extent that:

(A)                              the amount of such proceeds which are in excess of €10,000,000, together with other cash available to the Parent and permitted to be spent by it on Capital Expenditures during the relevant period pursuant to Clause 24.1 (Capital Expenditures) (without regard to Clause 24.1(c)(i) (Capital Expenditures) in the case of such other cash), equals 100 per cent. of the cost of replacement or restoration of the properties or assets in respect of which such proceeds were paid as determined by the Parent in good faith;

(B)                                the Parent has delivered to the Agent a certificate on or prior to the date the payment would otherwise be required pursuant to this Clause 13.1(d) certifying its determination as required by sub-paragraph (A); and

(C)                                the Parent has delivered to the Agent such evidence as the Agent may reasonably request in form, scope and substance reasonably satisfactory to the Agent establishing that the Parent reasonably expects to have sufficient resources available to it (including, without limitation, cash, revenues and insurance proceeds, such that the Parent and its Subsidiaries can reasonably be expected to satisfy all obligations of the Parent and its Subsidiaries without any unreasonable delay or extension thereof) for the period from the date of the event giving rise to the Recovery Event and continuing through the completion of the replacement or restoration of respective properties or assets, then the entire amount of the proceeds of such Recovery Event shall be deposited with the Agent pursuant to a cash collateral arrangement reasonably satisfactory to the Agent and the Parent whereby such proceeds shall be disbursed to the Parent or its order from time to time as needed to pay actual costs incurred by it in connection with the replacement or restoration of the respective properties or assets (pursuant to such reasonable certification requirements as may be established by the Agent), provided further that at any time while an Event of Default has occurred and is continuing, the Instructing Group may direct the Agent (in which case the Agent shall, and is hereby authorised by the Parent and the Borrower to, follow said directions) to apply any proceeds then on deposit in such collateral account to the repayment of the Outstandings hereunder in the same manner as proceeds would be applied pursuant to Clause 6.3 (Application of Proceeds) of the Intercreditor Deed and provided further, that if any portion of such proceeds is not required to be applied as required by the Instructing Group and such proceeds are either (aa) not so used or committed to be so used within one year after the date of the respective Recovery Event, such proceeds shall be applied on the first anniversary date of the respective Recovery Event or (bb) if committed to be used within one year after the date of receipt of such proceeds and not so used within two years after the date of the respective Recovery Event, such proceeds shall be applied on the second anniversary date of the respective Recovery Event, in each case in accordance with the requirements of Clause 13.3 (Application of Mandatory Prepayments).

(e)                                  Permitted Receivables Transactions: On each date upon which the Parent or any of its Subsidiaries (other than a member of the CEAL Group to which the CEAL Exception Conditions apply) receives Permitted Receivables Transaction Proceeds (but excluding in any event proceeds of subsequent sales of Receivables Facility Assets pursuant to a Permitted Receivables Transaction after the initial sale of Receivables Facility Assets has occurred thereunder except to the extent the respective sale increases the Permitted Receivables Transaction Outstandings to an amount in excess of the previous highest amount of Permitted Receivables Transaction Outstandings theretofore in effect), the Borrower shall be required to apply in accordance with Clause 13.3 (Application of Mandatory Prepayments):

(i)                                    in the event the Consolidated Leverage Ratio is greater than 3.75:1.00, an amount equal to 100 per cent. of such Permitted Receivables Transaction Proceeds; and

(ii)                                in the event the Consolidated Leverage Ratio is less than or equal to 3.75:1.00, an amount equal to 50 per cent. of such Permitted Receivables Transaction Proceeds, so long as (A) no Default or Event of Default exists at the time of receipt by the Parent or any of its Subsidiaries, as the case may be, of the respective Permitted Receivables Transaction Proceeds and (B) the aggregate amounts that would be retained after any application in accordance with this sub-paragraph (ii) does not exceed €150,000,000.

Notwithstanding anything to the contrary contained in this paragraph (e), in cases where the amount required to be repaid on any date would be less then €1,000,000, the Borrower may defer the respective required repayment until the first date upon which the aggregate amount which would (but for this sentence) be required to be applied pursuant to this paragraph (e) (giving effect to the receipt of proceeds on such date, together with any such proceeds received prior to such date which have not yet been applied pursuant to this paragraph (e) and any receipts thereafter) would equal or exceed €1,000,000.

13.2                        Repayment from Excess Cash Flow

The Parent shall procure that on each Excess Cash Flow Payment Date, an amount equal to the Applicable Excess Cash Flow Percentage of Excess Cash Flow (other than any amounts from Excess Cash Flow previously applied in accordance with Clause 12.3 (Application of Voluntary Prepayments)) for the relevant Excess Cash Flow Payment Period shall be applied in accordance with Clause 13.3 (Application of Mandatory Prepayments).

13.3                        Application of Mandatory Prepayments

(a)                                  Order of Application

Each amount referred to in Clause 13.1 (Repayment from Net Proceeds) or Clause 13.2 (Repayment from Excess Cash Flow) shall, subject to the provisions of paragraph (b) of Clause 13.3 (Bond Offerings) and to the provisions of paragraph (c) (Waivable Mandatory Repayment) of this Clause 13.3, be applied:

(i)                                    first, to the prepayment of A Facility Advances, B1 Facility Advances, B2 Facility Advances, C1 Facility Advances, C2 Facility Advances and any

Incremental Term Facility Advances pro rata to the respective Term Facility Outstandings; in relation to each Facility such prepayment shall be applied either:

(A)                                              against all remaining Scheduled Repayments of such Facility pro rata to the respective amounts of such Scheduled Repayments; or

(B)                                                if the Borrower so elects, in the following order:

(I)                                    first, to the prepayment, in direct order of maturity of Scheduled Repayments for such Facility which will be due within 15 months after the date of mandatory prepayment; and

(II)                                thereafter, to the prepayment of all remaining Scheduled Repayments of such Facility pro rata to the respective amounts of such Scheduled Repayments; and

(ii)                                second, to repay Revolving Facility Outstandings with a corresponding permanent reduction in Revolving Facility Commitments.

(b)                                  Bond Offerings: Notwithstanding the provisions of paragraphs (a) above, the first €70,000,000 of Net Cash Proceeds referred to in paragraph (c) (Indebtedness) of Clause 13.1 (Repayment from Net Proceeds) received from any incurrence of Indebtedness relating to any issuance of bonds by the Parent or any of its Subsidiaries at any time during the period ending on the date falling 6 months after the Effective Date shall, subject to the provisions of paragraph (c) of this Clause 13.3, be applied:

(i)                                    first, to the prepayment of B1 Facility Advances, B2 Facility Advances, C1 Facility Advances and C2 Facility Advances, pro rata to the respective B Facility Outstandings and C Facility Outstandings and against all remaining Scheduled Repayments of each such Facility pro rata to the respective amounts of such Scheduled Repayments; and

(ii)                                second, to the prepayment of A Facility Advances, B1 Facility Advances, B2 Facility Advances, C1 Facility Advances and C2 Facility Advances, pro rata to the respective Term Facility Outstandings; in relation to each Facility such prepayment shall be applied against all remaining Scheduled Repayments of such Facility pro rata to the respective amounts of such Scheduled Repayments.

(c)                                  Waivable Mandatory Repayment:  In relation to any repayment made pursuant to Clause 13.1 (Repayment from Net Proceeds) or Clause 13.2 (Repayment from Excess Cash Flow) which is required to be applied to C Facility Advances, if on or prior to the date of such repayment pursuant to this Clause 13, the Borrower has given the Agent written notification that it has elected to give each Lender with C Facility Outstandings the right to waive such Lender’s rights to receive such repayment (the “Waivable Mandatory Repayment”) the Agent shall notify such Lenders of such receipt and the amount of the repayments to be applied to each such Lender’s Proportion of C Facility Outstandings, provided that in no event shall the aggregate amount of any Waivable Mandatory Repayment exceed the sum of (x) the aggregate principal amount of Term Facility Outstandings (excluding C Facility Outstandings) after giving effect to any applications of payments (other than any reallocation of the respective Waivable Mandatory Repayment pursuant to this paragraph (c)) to such other Term Facility Outstandings as a result of the repayments then being made pursuant to this Clause 13 and (y) the Available Revolving Facility as same will be in effect after giving effect to any reductions thereto (other than as a result of any reallocation of the respective Waivable Mandatory Repayment pursuant to this Clause 13) concurrently being made.

Waiver Mechanics:  In the event any such Lender with C Facility Outstandings desires to waive such Lender’s right to receive any such Waivable Mandatory Repayment in whole or in part, such Lender shall so advise the Agent no later than 5:00 p.m. five Business Days after the date of such notice from the Agent which notice shall also include the amount the Lender desires to receive with respect to its C Facility Outstandings.  If the Lender does not reply to the Agent within such five Business Day period, it will be deemed acceptance of the total payment.  If the Lender does not specify an amount it wishes to receive, it will be deemed acceptance of 100 per cent. of the total payment.  In the event that any such Lender waives such Lender’s rights to any such Waivable Mandatory Repayment, the Agent shall apply 100 per cent. of the amount so waived by such Lenders to (x) repay the Term Facility Outstandings (excluding the C Facility Outstandings) in accordance with paragraph (a) above and (y) to the extent in excess of the amount to be applied pursuant to preceding clause (x), to reduce the Available Revolving Facility on a pro rata basis based on the relative amounts of the Available Revolving Facility and the Revolving Facility Outstandings (in each case as in effect before giving effect to such reduction).

Cash Collateral:  If the Borrower elects to give the notice described above in this paragraph (c) with respect to any such repayment, the amount of the respective Waivable Mandatory Repayment shall be deposited with the Agent on the date such repayment is otherwise made pursuant to paragraph (a) above (and held by the Agent as cash collateral for the C Facility Outstandings and, but only to the extent Lenders with C Facility Outstandings waive their right to receive their share of the Waivable Mandatory Repayment, for the benefit of all Lenders in a cash collateral account which shall permit the investment thereof in Cash Equivalents reasonably satisfactory to the Agent until the proceeds are applied to the applicable Outstandings) and the respective repayment shall not be required to be made until the seventh Business Day occurring after the date the respective repayment would otherwise have been required to be made.

Partial Waiver of Repayment:  Notwithstanding anything to the contrary contained above, if one or more Lenders holding C Facility Outstandings waives its right to receive all or any part of any Waivable Mandatory Repayment, but less than all the Lenders holding the respective C Facility Outstandings waive in full their right to receive 100 per cent. of the total payment otherwise required with respect to the respective C Facility Outstandings, then of the amount actually applied to the repayment of the respective C Facility Outstandings of Lenders which have waived in part, but not in full, their right to receive 100 per cent. of such repayment, such amount shall be applied to each C Facility Advance of the respective C Facility Outstandings, on a pro rata basis (so that each Lender holding C Facility Outstandings shall, after giving effect to the application of the respective repayment, maintain the same percentage (as determined for such Lender, but not the same percentage as the other Lenders hold and not the same percentage held by such Lender prior to repayment) of each C Facility Advance which remains outstanding after giving effect to such application).  For the avoidance of doubt any amount to be applied in accordance with this paragraph shall only apply to such portion (if any) of the C Facility Outstandings which such C Facility Lender has not waived.

(d)                                  Revolving Facility:  Any repayment of any Revolving Facility Outstandings under this Agreement shall be applied first against Revolving Facility Advances and when all Revolving Facility Advances have been repaid in full, to provide cash collateral in respect of any Outstanding L/C Amounts.

14.                               INTEREST ON REVOLVING AND SWINGLINE FACILITY ADVANCES

14.1                        Interest Payment Date for Revolving Facility Advances

On each Repayment Date (and, if the Term of any Revolving Facility Advance exceeds 3 months, on the expiry of each period of 3 months during such Term) the Borrower shall pay accrued interest on each Revolving Facility Advance made to it.

14.2                        Interest Rate for Revolving Facility Advances

The rate of interest applicable to each Revolving Facility Advance during its Term shall be the rate per annum which is the sum of the Applicable Margin for the Revolving Facility, the Associated Costs Rate for such Advance at such time and EURIBOR or, in relation to any Revolving Facility Advance denominated in an Optional Currency, LIBOR, for the relevant Term.

14.3                        Interest Rate for Swingline Facility Advances

The rate of interest applicable to each Swingline Facility Advance during its Term shall be the rate per annum which is the sum of the Associated Costs Rate for such Advance at such time and:

(a)                                  in relation to a Dollar Swingline Facility Advance, the sum of the Applicable Margin for Dollar Swingline Facility Advances and the higher of (i) the Prime Lending Rate at such time and (ii) the sum of 0.50 per cent. and the Federal Funds Rate at such time; and

(b)                                  in relation to a Euro Swingline Facility Advance, the sum of the Applicable Margin for Euro Swingline Facility Advances and EURIBOR at such time,

for the relevant Term.

14.4                        Applicable Margin Ratchet for Revolving Facility Advances after Event of Default

Upon the occurrence of any Event of Default, the Applicable Margin for the Revolving Facility and the Swingline Facility shall revert to the Revolving Facility Margin so long as such Event of Default is continuing.

15.                               INTEREST ON TERM FACILITY ADVANCES

15.1                        Interest Periods for Term Facility Advances

The period for which a Term Facility Advance is outstanding shall be divided into successive periods (each an “Interest Period”) each of which (other than the first) shall start on the last day of the preceding such period and any Interest Period which begins during or at the same time as any other Interest Period in respect of a Term Facility Advance made under the same Term Facility shall end at the same time as that other Interest Period.

15.2                        Duration

The duration of each Interest Period shall, save as otherwise provided in this Agreement, be 1, 2, 3 or 6 months, in each case as the Authorised Representative of the Borrower may by not less than three Business Days’ prior notice to the Agent select or such other period as the Lenders may agree, provided that:

(a)                                  if the Borrower (or the Parent) fails to give such notice of selection in relation to an Interest Period, the duration of that Interest Period shall, subject to the other provisions of this Clause 15, be 1 month;

(b)                                  prior to the Syndication Date, unless the Agent otherwise specifies, the duration of each Interest Period shall be 1 month (or, if less, such duration necessary to ensure that such Interest Period ends on the Syndication Date); and

(c)                                  any Interest Period that would otherwise end during the month preceding or extend beyond a Repayment Date relating to the relevant Term Facility Outstandings shall be of such duration that it shall end on that Repayment Date if necessary to ensure that there are Advances under the relevant Facility with Interest Periods ending on the relevant Repayment Date in a sufficient aggregate amount to make the repayment due on that Repayment Date.

15.3                        Division of Term Facility Advances

Subject to the requirements of Clause 15.2 (Duration) the Borrower may, by not less than 5 Business Days’ prior notice to the Agent, direct that any Term Facility Advance borrowed by it shall, at the beginning of the next Interest Period relating to it, be divided into (and thereafter, save as otherwise provided in this Agreement, be treated in all respects as) two or more Advances in such amounts (equal in aggregate to the Euro Amount of the Term Facility Advance being so divided) as shall be specified by the Borrower in such notice provided that the Borrower shall not be entitled to make such a direction if any Term Facility Advance thereby coming into existence would have a Euro Amount of less than €1,000,000.

15.4                        Payment of Interest for Term Facility Advances

On the last day of each Interest Period (or if such day is not a Business Day, on the immediately succeeding Business Day in the then current calendar month (if there is one) or the preceding Business Day (if there is not)), and if the relevant Interest Period exceeds 3 months, on the expiry of each 3 month period during that Interest Period, the Borrower shall pay accrued interest on the Term Facility Advance to which such Interest Period relates.

15.5                        Interest Rate for Term Facility Advances

The rate of interest applicable to a Term Facility Advance at any time during an Interest Period relating to it shall be the rate per annum which is the sum of the Applicable Margin for the relevant Term Facilities, the Associated Costs Rate for such Advance at such time and EURIBOR or, in relation to any Term Facility Advance then denominated in an Optional Currency, LIBOR, for such Interest Period.

15.6                        Applicable Margin Ratchet for Term Facility Advances after Event of Default

Upon the occurrence of any Event of Default, the Applicable Margin with respect to the A Facility shall revert to the A Facility Margin so long as the Event of Default is continuing.

16.                               MARKET DISRUPTION AND ALTERNATIVE INTEREST RATES

16.1                        Market Disruption

If, in relation to any Interest Period or Term:

(a)                                  the Relevant Interbank Rate is to be determined by reference to the Reference Banks or Federal Funds brokers, as the case may be, and, at or about 11.00 a.m. on the Quotation Date for such Interest Period or Term, none or only one of the Reference Banks or Federal Funds brokers, as the case may be, supplies a rate for the purpose of determining the Relevant Interbank Rate for the relevant period; or

(b)                                  before the close of business in London on the Quotation Date for such Interest Period or Term (or in relation to a Swingline Advance, before 1:00 p.m. on any day), the Agent has been notified by a Lender or each of a group of Lenders to whom in aggregate 35 per cent. or more of the relevant Advance is owed (or, in the case of an undrawn Advance, if made, would be owed) that the cost to it of obtaining matching deposits for the relevant Advance in the Relevant Interbank Market would be in excess of the Relevant Interbank Rate, then the Agent shall notify the Parent and the Lenders of such event and, notwithstanding anything to the contrary in this Agreement, Clause 16.2 (Substitute Interest Period and Interest Rate) shall apply (if the relevant Advance is a Term Facility Advance which is already outstanding or a Rollover Advance).  If either paragraph (a) or (b) applies to a proposed Advance other than a Rollover Advance, such Advance shall not be made.

16.2                        Substitute Interest Period and Interest Rate

(a)                                  If paragraph (a) of Clause 16.1 (Market Disruption) applies (i) to an Advance (other than a Swingline Advance), the duration of the relevant Interest Period or Term shall be 1 month, (ii) to a Swingline Advance, the duration of the relevant Term shall be 5 Business Days or (iii) in each case, if less, such that it shall end on the next succeeding Repayment Date.

(b)                                  If either paragraph of Clause 16.1 (Market Disruption) applies to an Advance, the rate of interest applicable to each Lender’s portion of such Advance during the relevant Interest Period or Term shall (subject to any agreement reached pursuant to Clause 16.3 (Alternative Rate)) be the rate per annum which is the sum of:

(i)                                    the Applicable Margin;

(ii)                                the rate per annum notified to the Agent by such Lender before the last day of such Interest Period or Term to be that which expresses as a percentage rate per annum the cost to such Lender of funding from whatever sources it may select its portion of such Advance during such Interest Period or Term; and

(iii)                            the Associated Costs Rate, if any, applicable to such Lender’s participation in the relevant Advance.

16.3                        Alternative Rate

If:

(a)                                  Clause 16.1 (Market Disruption) applies; or

(b)                                  by reason of circumstances affecting the Relevant Interbank Market during any period of 3 consecutive Business Days, the Relevant Interbank Rate (as appropriate) is not available to prime banks in the Relevant Interbank Market, then, if the Agent or the Parent so requires, the Agent and the Parent shall enter into negotiations with a view to agreeing an alternative basis within one month:

(i)                                    for determining the rate of interest from time to time applicable to Advances; and/or

(ii)                                upon which the Advances may be maintained (whether in euro or some other currency) thereafter,

and any such alternative basis that is agreed shall take effect in accordance with its terms and be binding on each party to this Agreement, provided that the Agent may not agree any such alternative basis without the prior consent of each Lender.

17.                               COMMISSIONS AND FEES

17.1                        Commitment Fees

The Borrower shall pay to the Agent for the account of each Arranger (with respect to the period from the date of the Commitment Letter) and each Lender (with respect to the period from the Effective Date), a commitment commission on the aggregate amount of such Lender’s Available Commitment (if any) in respect of each Facility, from day to day during the period beginning on the date of the Commitment Letter and ending on the relevant Termination Date, such commitment commission to be calculated at the applicable percentage rate per annum set out below and payable on the Initial Borrowing Date and thereafter in arrear on the last day of each successive period of 3 months which ends during such period and on the Termination Date for the relevant Facility.

Facility	Percentage Rate

Revolving	0.75 per cent.

A	0.50 per cent.

B	0.50 per cent.

C	0.50 per cent.

For the purposes of this Clause 17.1, Available Commitment shall include the commitment of the Arrangers under the Commitment Letter (it being agreed that the undrawn and uncancelled commitment under the Commitment Letter is for an amount not exceeding €730,000,000).

17.2                        Underwriting Fee

The Borrower shall pay to the Arrangers the fees specified in the letter dated on or about the date of the Commitment Letter from the Arrangers to the Parent and the Borrower at the times and in the amounts specified in such letter.

17.3                        Agency Fee

The Borrower shall pay to the Agent for its own account the fees specified in the letter dated on or about the date of the Commitment Letter from the Agent to the Parent and the Borrower at the times and in the amounts specified in such letter.

17.4                        Incremental Facility Fee

The Borrower shall pay to the relevant Incremental Revolving Facility Lender or Incremental Term Facility Lender, as the case may be, for its own account the fees agreed between the Borrower and the relevant Lender at the times and in the amount specified in the relevant Incremental Facility Commitment Agreement.

17.5                        Documentary Credit Fee

The Borrower shall, in respect of each Documentary Credit, pay to the Agent for the account of each Indemnifying Lender (for distribution in proportion to each Indemnifying Lender’s L/C Proportion of such Documentary Credit) a documentary credit fee (a) at any time prior to the occurrence of a Sharing Event, in the currency in which the relevant Documentary Credit is denominated and (b) at any time on or after the occurrence of a Sharing Event, in euros, at a rate 0.25 per cent. per annum applied on the Outstanding L/C Amount in relation to such Documentary Credit.  Such documentary credit fee shall be paid in arrear on the last Business Day of each March, June, September and December which begins during the Term of the relevant Documentary Credit and on the relevant Expiry Date.  Accrued Documentary Credit fees shall also be payable on the cancelled amount of any Revolving Facility Commitment at the time such cancellation is effective, if the Revolving Facility Commitment is cancelled in full and a Documentary Credit is repaid in full.

17.6                        L/C Bank Fee

The Borrower shall pay to the L/C Bank a fronting fee (a) at any time prior to the occurrence of a Sharing Event, in the currency in which the relevant Documentary Credit is denominated and (b) at any time on or after the occurrence of a Sharing Event, in euros, at a rate 0.25 per cent. per annum applied on the Outstanding L/C Amount in relation to such Documentary Credit provided that in no event shall such fronting fee be less than €500 (or its equivalent).  Such fronting fee shall be paid in arrear on the last Business Day of each March, June,

September and December which begins during the Term of the relevant Documentary Credit and on the relevant Expiry Date.  Accrued fronting fees shall also be payable on the cancelled amount of any Revolving Facility Commitment at the time such cancellation is effective, if the Revolving Facility Commitment is cancelled in full and a Documentary Credit is repaid in full.

18.                               TAXES

18.1                        Tax Gross-up

(a)                                  Except as provided in paragraph (c) below, each payment made by an Obligor under a Finance Document shall be made by it without reduction for any Tax Deduction.  In the event of a Tax Deduction, the amount of the payment due shall, unless paragraph (c) below applies, be increased to an amount so that, after the required Tax Deduction is made, the payee receives an amount equal to the amount it would have received had no Tax Deduction been required.

(b)                                  If a Tax Deduction is required by Law to be made by the Agent or the Security Trustee from any payment to any Finance Party which represents an amount or amounts received from an Obligor, that Obligor shall, unless paragraph (c) below applies, pay directly to that Finance Party an amount which, after making the required Tax Deduction enables the payee of that amount to receive an amount equal to the payment which it would have received if no Tax Deduction had been required.

(c)                                  An Obligor is not required to make a Tax Payment to a Lender under paragraphs (a) or (b) above for a Tax Deduction in respect of any payment to that Lender under the Finance Documents where that Lender has not provided forms required to be provided under paragraph (e) or (f) hereof with respect to that payment.

(d)                                  An Obligor shall timely deposit any Tax Deduction it makes to the relevant taxing authority.  Within 45 days, the Obligor making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment to which such Tax Deduction or payment relates a certification of receipt of payment by the relevant taxing authority or other evidence which is reasonably satisfactory to that Finance Party that the Tax Deduction or other payment has been made to the relevant tax authority.

(e)                                  Each Lender (other than a U.S. Lender) shall deliver to the Borrower and the Parent on or before the Initial Borrowing Date (if sooner, the date of the first payment, to such Lender under any of the Finance Documents) two accurate and complete original signed copies of:

(i)                                    a duly completed United States of America Internal Revenue Service Form W-8BEN (or such Form as may replace it) relating to exemption from withholding in respect of payments made by the Borrower to that Lender under the Finance Documents:

(A)                              claiming that Lender’s entitlement to the United States federal “portfolio interest exemption” in relation to payment of interest on participations in Advances to the Borrower; or

(B)                                certifying that that Lender is entitled to a complete exemption from the United States taxation under a Double Taxation Treaty; or

(ii)                                a duly completed United States of America Internal Revenue Service Form W-8ECI (or such Form as may replace it) certifying that the payments made by the Borrower to that Lender under the Finance Documents are effectively connected with the conduct by that Lender of a trade or business within the United States of America.

(f)                                    Each Lender agrees that when a lapse in time or change in circumstances renders the previous certification obsolete or inaccurate in any material respect, it will deliver to the Borrower and the Parent two new accurate and complete original signed copies of the relevant Internal Revenue Service Form referred to above or any alternative certification specified above and such other forms as may be required in order to confirm or establish the entitlement of such Lender to a continued exemption from or reduction in United States withholding tax with respect to payments under the Finance Documents, or it shall immediately notify the Borrower and the Agent of its inability to deliver any such Form or certification, in which case such Lender shall not be required to provide forms described in this paragraph (f).

18.2                        Tax Indemnity

The Obligors agree jointly and severally to indemnify and hold harmless each Lender in respect of any taxes that are described in the definition of “Tax Deduction” and taxes imposed on or measured by the net income or net profits of such Lender in respect of the amounts paid pursuant to paragraphs (a) and (b) of Clause 18.1 (Tax Gross-Up) and this Clause 18.2.

18.3                        Tax Credit

(a)                                  If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

(i)                                    a Tax Credit is attributable to that Tax Payment; and

(ii)                                that Finance Party has obtained, utilised and retained that Tax Credit,

the Finance Party shall (subject to paragraph (b) below and to the extent that such Finance Party can do so without prejudicing the availability and/or the amount of the Tax Credit and the right of that Finance Party to obtain any other benefit, relief or allowance which may be available to it) pay to the Obligor such amount which that Finance Party determines will leave it (after that payment) in the same after-tax position as it would have been in had the Tax Payment not been made by the Obligor.

(b)                                  (i)                                    Each Finance Party shall have an absolute discretion, consistent with the policies of such Finance Party, as to the time at which and the order and manner in which it realises or utilises any Tax Credits and shall not be obliged to arrange its business or its tax affairs in any particular way in order to be eligible for any credit or refund or similar benefit.

(ii)                                No Finance Party shall be obliged to disclose to any other person any information regarding its business, tax affairs or tax computations (including its tax returns).

(iii)                            If a Finance Party has made a payment to an Obligor pursuant to this Clause 18.3 on account of a Tax Credit and such Tax Credit is subsequently reduced or disallowed that Obligor shall, on demand, pay to that Finance Party the amount which that Finance Party determines will put it (after that payment is received) in the same after-tax position as it would have been in had no such payment been made to that Obligor.

(c)                                  No Finance Party shall be obliged to make any payment under this Clause 18.3 if, by doing so, it would contravene the terms of any applicable Law or any notice, direction or requirement of any governmental or regulatory authority (whether or not having the force of law).

19.                               INCREASED COSTS

19.1                        Increased Costs

Subject to Clause 19.3 (Exceptions), the Parent shall within 5 Business Days of a written demand by the Agent, pay for the account of a Finance Party the amount of any Increased Cost incurred by that Finance Party or any of its Affiliates as a result (direct or indirect) of:

(a)                                  the introduction or implementation of or any change in (or in the interpretation, administration or application of) any Law of any central bank, including the European Central Bank, the Financial Services Authority or any other fiscal, monetary, regulatory or other authority;

(b)                                  compliance with any Law made after the date of this Agreement; or

(c)                                  the implementation of economic or monetary union by any Member State which is not already a Participating Member State.

19.2                        Increased Costs Claims

(a)                                  A Finance Party intending to make a claim pursuant to Clause 19.1 (Increased Costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Parent.

(b)                                  Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs although failure to give such certificate shall not release or diminish the Borrower’s obligations to pay the Increased Costs.

19.3                        Exceptions

Clause 19.1 (Increased Costs) does not apply to the extent any Increased Cost is:

(a)                                  attributable to a Tax Deduction to the extent a payment is required to be made by Obligor under Clause 18 (Taxes) or other tax imposed on a Lender that the Lender is not otherwise entitled to have reimbursed under this Agreement or any of the other Finance Documents;

(b)                                  compensated for by Clause 18.2 (Tax Indemnity) (or would have been compensated for by Clause 18.2 (Tax Indemnity) but was not so compensated solely because Clause 18.2 (Tax Indemnity) applied);

(c)                                  compensated for by the payment of the Associated Costs Rate; or

(d)                                  attributable to the wilful breach by the relevant Finance Party or any of its Affiliates of any Law or regulation.

20.                               ILLEGALITY

If it becomes unlawful in any relevant jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Advance or to issue a Documentary Credit:

(a)                                  that Lender shall promptly notify the Agent upon becoming aware of that event;

(b)                                  upon the Agent notifying the Parent, the Available Commitments of that Lender will immediately be cancelled and its Commitments reduced to zero and such Lender shall not thereafter be obliged to participate in any Advance or issue or guarantee any Documentary Credit; and

(c)                                  the Borrower shall repay that Lender’s participation in the Advances made to the Borrower on the last day of the current Interest Period or Term for each Advance occurring after the Agent has notified the Parent or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by Law) and, if applicable, shall promptly reduce that Lender’s L/C Proportion of the Outstanding L/C Amount in respect of any outstanding Documentary Credit issued by it to zero, together with accrued interest and all other amounts owing to that Lender under the Finance Documents.

21.                               REPLACEMENT AND MITIGATION

21.1                        Replacement of Lenders

If any Lender:

(a)                                  refuses to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Instructing Group as (and to the extent) provided in Clause 45.7 (Replacement of non-Instructing Group Lender); or

(b)                                  is owed any amounts under any of Clauses 18 (Taxes), 19.1 (Increased Costs) or 20 (Illegality) in a material amount in excess of those being generally charged by the other Lenders, the Borrower shall have the right, in accordance with the requirements of Clause 39.3 (Assignments or Transfers by Lenders), to replace such Lender (the “Replaced Lender”) with one or more Eligible Institution or Eligible Institutions (collectively, the “Replacement Lender”), each of whom shall be reasonably acceptable to the Agent or, in the case of a replacement as provided in Clause 45.7 (Replacement of non-Instructing Group Lender) where the consent of the respective Lender is required with respect to less than all its

Outstandings or Commitments, at the option of the Borrower, to replace only the Commitments and/or Outstandings of such Lender in respect of each Facility where the consent of such Lender would otherwise be individually required, with identical Commitments and/or Outstandings of the respective Facility provided by the Replacement Lender, provided that:

(i)                                    at the time of any replacement pursuant to this Clause 21.1, the Replacement Lender and the Replaced Lender shall enter into one or more Transfer Certificate(s) pursuant to Clause 39.5 (Transfer Certificate) (and with all fees payable pursuant to Clause 39.5 (Transfer Certificate) to be paid by the Replacement Lender) pursuant to which the Replacement Lender shall acquire all the Commitments and all Outstandings (or, in the case of the replacement of less than all Commitments and Outstandings of the respective Replaced Lender, all the Commitments and all Outstandings relating to the Facility with respect to which such Lender is being replaced) of, and all participations in all then Outstanding L/C Amounts where the respective Lender is being replaced by, the Replacement Lender and, in connection therewith, shall pay to (x) the Replaced Lender in respect thereof an amount equal to the sum (in the relevant currency or currencies) of (A) an amount equal to the principal of, and all accrued interest on, all then Outstandings of the respective Replaced Lender under each Facility with respect to which such Replaced Lender is being replaced, (B) all unpaid amounts (the “Unpaid L/Cs”) under Clause 5.5(b) (Claims under a Documentary Credit) with respect to which the respective Replaced Lender is being replaced, in each case that have been funded by (and not reimbursed to) such Replaced Lender at such time, together with all then unpaid interest with respect thereto at such time and (C) an amount equal to all accrued, but theretofore unpaid, fees owing to the Replaced Lender (but only with respect to the relevant Facility or Facilities, in the case of the replacement of less than all Outstandings then held by the respective Replaced Lender) pursuant to Clause 17 (Commissions and Fees) and (y) in the case of the replacement of any Revolving Facility Commitment, the respective L/C Bank amounts equal to such Replaced Lender’s Proportion of any Unpaid L/Cs evidenced by such Commitments (which at such time remain Unpaid L/Cs) with respect to Documentary Credits issued by such L/C Bank to the extent such amount was not theretofore funded by such Replaced Lender, without duplication; and

(ii)                                all obligations of the Borrower owing to the Replaced Lender in respect of each Facility where such Replaced Lender is being replaced (other than those specifically described in clause (i) above in respect of which the assignment purchase price has been, or is concurrently being, paid) shall be paid in full to such Replaced Lender concurrently with such replacement.

Upon the execution of the respective Transfer Certificate(s), the payment of amounts referred to in sub-paragraphs (i) and (ii) above and recordation of the transfer by the Agent, (x) the Replacement Lender shall become a Lender hereunder and, unless the respective Replaced Lender continues to have Term Facility Outstandings or any Commitment hereunder, the Replaced Lender shall cease to constitute a Lender hereunder, except with respect to indemnification provisions under this Agreement (including, without limitation, Clauses 18 (Taxes), 19.1 (Increased Costs), 33 (Borrower’s Indemnities), 37 (Sharing Among the Finance Parties) and 40 (Costs and Expenses)), which shall survive as to such Replaced Lender and (y) in the case of the replacement of any Revolving Facility Commitment pursuant to this Clause 21.1, the respective Proportions of the Lenders relating to the

Revolving Facility shall be automatically adjusted at such time to give effect to such replacement.

21.2                        Mitigation

Each Finance Party shall, if requested by and in consultation with the Parent, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under, or pursuant to, or cancelled pursuant to, any of Clause 18 (Taxes), Clause 19 (Increased Costs) or Clause 20 (Illegality) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

21.3                        Limitation of Liability

(a)                                  The Borrower shall indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clauses 21.1 (Replacement of Lenders) and 21.2 (Mitigation).

(b)                                  A Finance Party is not obliged to take any steps under Clauses 21.1 (Replacement of Lenders) and 21.2 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might in any way be prejudicial to it.

22.                               REPRESENTATIONS AND WARRANTIES

Each Obligor (in the case of the Parent, both in respect of itself and each member of the Group and in the case of the other Obligors in respect of itself) makes the representations and warranties set out in this Clause 22 to each Finance Party on the date of this Agreement.

22.1                        Due Organisation

(a)                                  It is a corporation duly incorporated under the laws of its jurisdiction of incorporation with power to enter into those of the Finance Documents to which it is party and to exercise its rights and perform its obligations under them and all corporate and other action required to authorise its execution of those of the Finance Documents to which it is party and its performance of its obligations under them has been duly taken.

(b)                                  It is duly qualified and is authorised to do business and, in jurisdictions having a concept of good standing, is in good standing in each jurisdiction where the ownership, leasing or operation of its property or the conduct of its business requires such qualifications.

22.2                        No Deduction

Under the laws of its place of incorporation or, if different, residence in force at the date of this Agreement, it will not be required to make any deduction for or withholding on account of tax from any payment it may make under any of the Finance Documents to which it is party to any party that is a Finance Party on the date of this Agreement.

22.3                        Claims Pari Passu

Under the laws of its jurisdiction of incorporation, and, if different, England and Wales, in force at the date of this Agreement, the claims of the Finance Parties against it under the

Finance Documents to which it is party rank and will rank at least pari passu with the claims of all its unsecured creditors save those whose claims are preferred by any bankruptcy, insolvency, liquidation or similar laws of general application.

22.4                        No Immunity

In any legal proceedings taken in its jurisdiction of incorporation and, if different, England and Wales in relation to any of the Finance Documents to which it is party it will not be entitled to claim for itself or any of its assets immunity from suit, execution, attachment or other legal process.

22.5                        Governing Law and Judgments

In any legal proceedings taken in its jurisdiction of incorporation in relation to any of the Finance Documents to which it is party, the choice of law expressed in such documents to be the governing law of it and any judgment obtained in such jurisdiction will be recognised and enforced.

22.6                        All Actions Taken

All acts, conditions and things required to be done, fulfilled and performed by it in order:

(a)                                  to ensure that the obligations expressed to be assumed by it in the Finance Documents to which it is party are legal, valid and binding; and

(b)                                  to make the Finance Documents to which it is party admissible in evidence in its jurisdiction of incorporation and, if different, England and Wales,

have been done, fulfilled and performed.

22.7                        No Filing or Stamp Taxes

Under the laws of its place of incorporation and, if different, England and Wales, in force at the date of this Agreement, it is not necessary that any of the Finance Documents to which it is party be filed, recorded or enrolled with any court or other authority in such jurisdiction or that any stamp, registration or similar tax be paid on or in relation to any of them other than those filings which are necessary to perfect the Security created pursuant to the Security Documents and save as stated in the reservations and qualifications expressed in the Legal Opinions.

22.8                        Binding Obligations

The obligations expressed to be assumed by it in the Finance Documents to which it is party, are legal, valid and binding and enforceable against it in accordance with the terms thereof and no limit on its powers will be exceeded as a result of the borrowings, grant of security or giving of guarantees contemplated by such Finance Documents or the performance by it of any of its obligations thereunder.

22.9                        No Winding-up

No member of the Group has taken any corporate action nor have any other steps been taken or legal proceedings been started or (to the best of its knowledge and belief) threatened against any member of the Group, for its winding-up, dissolution, administration or for the appointment of a receiver, administrator, administrative receiver, conservator, custodian, trustee or similar officer of it or of any or all of its assets or revenues save for any solvent winding-up or reorganisation.

22.10                 No Default

(a)                                  No Default is continuing or might reasonably be expected to result from the making of any Advance or the issuing of any Documentary Credit.

(b)                                  No other event or circumstance is outstanding or has occurred which constitutes or would (with the passage of time, the giving of notice, the making of any determination or any combination of the foregoing) constitute a default under any agreement or instrument which is binding on it or any of its Subsidiaries or to which its (or its Subsidiaries’) assets are subject which is reasonably likely to have a Material Adverse Effect.

22.11                 No Material Proceedings

(a)                                  No litigation, arbitration, action or administrative proceeding of or before any court, arbitral body, or agency which would or is reasonably likely to have a Material Adverse Effect has been started or, to the best of its knowledge, is threatened or is pending against it or any member of the Group, other than litigation action or administrative proceedings commenced prior to the date of this Agreement, full details of which have been provided in writing to the Agent prior to the date of this Agreement and which are set out in Part IV of Schedule 10 (Existing Proceedings).

(b)                                  No labour disputes are current or, to the best of its knowledge, threatened against it or any member of the Group which would or is reasonably likely to have a Material Adverse Effect.

22.12                 Original Financial Statements

Its Original Financial Statements (other than the Pro Forma Financial Statements) were prepared in accordance with GAAP and consistently applied (unless and to the extent expressly disclosed to the Agent in writing to the contrary before the date of this Agreement) and in the case of audited financial statements present a true and fair view of, or (in the case of unaudited financial statements) fairly present, the consolidated financial position of such Obligor or, as the case may be, the Group at the date as of which they were prepared and/or (as appropriate) the results of operations and changes in financial position during the period for which they were prepared.

22.13                 No Material Adverse Effect

Since publication of its Original Financial Statements there has been no material adverse change in its business or financial condition or, in the case of the Parent, of any member of the Group or the Group (taken as a whole) and no event or series of events has occurred, in each case which has or which is reasonably likely to have a Material Adverse Effect.

22.14                 No Undisclosed Liabilities

As at the date as of which its Original Financial Statements were prepared, neither it, its Subsidiaries nor, as the case may be, any member of the Group had any material liabilities (contingent or otherwise) which were not disclosed thereby (or by the notes thereto) or reserved against therein and the Group had no material unrealised or anticipated losses arising from commitments entered into by it which were not so disclosed or reserved against.

22.15                 Information Memorandum

In the case of the Parent only:

(a)                                  to the best of its knowledge and belief having made all reasonable and proper enquiries, all statements of fact relating to the assets, financial condition and operations of the Group contained in the Information Memorandum and the Agreed Business Plan are true, complete and accurate in all material respects as at their respective dates;

(b)                                  the opinions and views expressed in the Information Memorandum and the Agreed Business Plan represent the honestly held opinions and views of the Parent and were arrived at after careful consideration and were based on reasonable grounds as at their respective dates;

(c)                                  all projections and forecasts contained in the Information Memorandum and the Agreed Business Plan are based upon assumptions (including, without limitation, assumptions as to the future performance of the business, inflation, price increases and efficiency gains) which the Parent has carefully considered and considers to be fair and reasonable as at their respective dates; and

(d)                                  the Information Memorandum and the Agreed Business Plan did not omit to disclose or take into account any matter known to the Parent after due and careful enquiry where failure to disclose or take into account such matter would result in the Information Memorandum and the Agreed Business Plan being misleading in any material respect as at the date thereof.

22.16                 Projections

In the case of the Parent only:

(a)                                  to the best of its knowledge and belief having made all reasonable and proper enquiries, all statements of fact relating to the assets, financial condition and operations of the Group contained in the current Projections are true, complete and accurate in all material respects as at their respective dates;

(b)                                  the opinions and views expressed in the current Projections represent the honestly held opinions and views of the Parent and were arrived at after careful consideration and were based on reasonable grounds as at their respective dates;

(c)                                  all projections and forecasts contained in the current Projections are based upon assumptions (including, without limitation, assumptions as to the future performance of the business, inflation, price increases and efficiency gains) which the Parent has carefully considered and considers to be fair and reasonable as at their respective dates; and

(d)                                  the current Projections did not omit to disclose or take into account any matter known to the Parent after due and careful enquiry where failure to disclose or take into account such matter would result in the current Projections being misleading in any material respect as at the date thereof.

22.17                 Indebtedness and Liens

(a)                                  Save as permitted under Clause 26.4 (Indebtedness), neither it nor any member of the Group has incurred any Indebtedness.

(b)                                  Save as permitted under Clause 26.1 (Liens), no Lien exists over all or any of the present or future revenues or assets of any member of the Group.

22.18                 Execution of Finance Documents

Its execution of the Finance Documents to which it is party and its exercise of its rights and performance of its obligations thereunder do not and will not conflict:

(a)                                  with any agreement, mortgage, bond or other instrument or treaty which is binding upon it, any of its Subsidiaries or any of the assets of any of its Subsidiaries or, except as provided in the Security Documents, result in a requirement for the creation of any Lien over any such asset, in each case, in any way;

(b)                                  with its or any of its Subsidiaries’ constitutional documents; or

(c)                                  with any applicable Law or regulation.

22.19                 Power and Authority

It has the power and authority to enter into, perform and deliver, and has taken all necessary action to authorise the entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

22.20                 Structure

(a)                                  The Group Structure Chart is a complete and accurate representation of the structure of the Group.

(b)                                  Each Obligor other than the Parent is a wholly-owned Subsidiary of the Parent.

22.21                 Environmental Matters

(a)                                  It has, to the best of its knowledge and belief:

(i)                                    complied with all Environmental Laws to which it may be subject;

(ii)                                obtained all Environmental Licences required or desirable in connection with its business; and

(iii)                            complied with the terms of all such Environmental Licences,

in each case where failure to do so would or would be reasonably likely to have a Material Adverse Effect.

(b)                                  There is no Environmental Claim pending or threatened against it, and to the best of its knowledge and belief there are no past or present acts, omissions, events or circumstances which could form the basis of any Environmental Claim against it, which would or would be reasonably likely to have a Material Adverse Effect.

(c)                                  No:

(i)                                    property currently or previously owned, leased, occupied or controlled by it is contaminated with any Hazardous Materials; and

(ii)                                discharge, release, leaking, migration or escape of any Hazardous Materials into the Environment has occurred or is occurring on, under or from that property,

in each case to the best of its knowledge and belief in circumstances where the same would or would be reasonably likely to have a Material Adverse Effect.

22.22                 Necessary Authorisations

The Necessary Authorisations required by it, are in full force and effect, and it is in compliance with the material provisions of each such Necessary Authorisation relating to it and, to the best of its knowledge, none of the Necessary Authorisations relating to it are the subject of any pending or threatened proceedings or revocation.

22.23                 Intellectual Property

(a)                                  The Intellectual Property Rights owned by or licensed to it are all the material Intellectual Property Rights required by it in order to carry out, maintain and operate its business, properties and assets, and so far as it is aware, it does not infringe, in any way any Intellectual Property Rights of any third party save, in each case, where the failure to own or license the relevant Intellectual Property Rights or any infringement thereof will not have a Material Adverse Effect.

(b)                                  So far as it is aware, it and each of its Subsidiaries has taken all reasonable formal and procedural actions (including payment of fees) required to maintain any registered Intellectual Property Rights owned by it, which are material in the context of the Group Business or which are required by it (or such Subsidiary) in order for it (or such Subsidiary) to carry on its (or such Subsidiary’s) business in all material respects as contemplated in the Agreed Business Plan, in full force and effect.

22.24                 Ownership of Assets

Save to the extent disposed of without breaching the terms of any of the Finance Documents with effect from and after the Initial Borrowing Date and save where the contrary would not have nor would be reasonably likely to have a Material Adverse Effect, it and each of its Subsidiaries has good title to or valid leases or licences of or is otherwise entitled to use and permit other members of the Group to use all assets necessary to conduct the Group Business taken as a whole as it is conducted at the Initial Borrowing Date.

22.25                 Payment of Taxes

(a)                                  There is no tax audit now pending or threatened in writing by any tax authority that may result in a material tax liability.

(b)                                  It:

(i)                                    has paid all material taxes imposed upon it or its assets within the time period allowed therefor without incurring tax penalties or creating any Lien;

(ii)                                is not overdue in the filing of any material tax returns and such tax returns are accurate and complete in all material respects;

(iii)                            has no claims which are being, or are reasonably likely to be, asserted against it with respect to taxes; and

(iv)                               has not entered into an agreement or waiver or been requested to enter into an agreement or waiver extending any statute limitations with respect to any material tax liability, except to the extent that the same are being contested in good faith on the basis of appropriate professional advice and for which adequate reserves have been established on the books and records of the relevant Obligor.

22.26                 Non-U.S. Pension Plans

(a)                                  Any Non- U.S. Pension Plan operated by it for the benefit of any member of the Group and/or any of its employees is funded substantially in accordance with the governing provisions of such scheme and all applicable laws based on the actuarial assumptions used in the most recent valuation of such Non-U.S. Pension Plan and such Non-U.S. Pension Plan does not have any material liability in respect of any such plan and there are no circumstances that would reasonably be likely to give rise to a Material Adverse Effect.

(b)                                  It is in compliance in all material respects with all applicable laws and contracts relating to any Non-U.S. Pension Plan operated by it or in which it participates except where such failure to comply would not be reasonably likely to result in a Material Adverse Effect.

22.27                 Compliance with ERISA

(a)                                  Part V of Schedule 10 (Plans) sets out each Plan.

(b)                                  Each of the following statements is accurate and true except where such statement, aggregated with all other such statements, is not reasonably likely to have a Material Adverse Effect:

(i)                                    each Plan (and each related trust, insurance contract or fund, if any) is in compliance with its terms and with all applicable laws, including without limitation ERISA and the Code;

(ii)                                each Plan (and each related trust, if any) which is intended to be qualified under section 401(a) of the Code has received a determination letter from the Internal Revenue Service to the effect that it meets the requirements of sections 401(a) and 501(a) of the Code;

(iii)                            no Reportable Event has occurred in relation to a Plan during the five-year period immediately preceding each Advance;

(iv)                               no Multiemployer Plan (as defined in section 4001(a)(3) of ERISA) is insolvent or in reorganisation;

(v)                                   no Plan has an Unfunded Current Liability;

(vi)                               no Plan which is subject to section 412 of the Code or section 302 of ERISA has an accumulated funding deficiency (within the meaning of such sections of the Code or ERISA) or during the five-year period immediately preceding each Advance has applied for or received a waiver of an accumulated funding deficiency or an extension of any amortisation period, within the meaning of section 412 of the Code or section 303 or 304 of ERISA;

(vii)                           during the five-year period immediately preceding each Advance, all contributions required to be made with respect to a Plan or Multiemployer Plan have been timely made or accrued or otherwise properly reserved on its balance sheet within the time limit therefor;

(viii)                       neither it nor any other member of the Group nor any ERISA Affiliate has incurred during the five-year period immediately preceding the Initial Borrowing Date any liability (including any indirect, contingent or secondary liability) to or on account of a Plan or Multiemployer Plan pursuant to section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or section 401(a)(29), 4971 or 4975 of the Code or is reasonably likely to incur any such liability under any of the foregoing sections with respect to any Plan or Mutliemployer Plan;

(ix)                              no condition exists which presents a risk to it or any other member of the Group or any ERISA Affiliate of incurring a liability to or on account of a Plan or Multiemployer Plan pursuant to the foregoing provisions of ERISA and the Code;

(x)                                  no proceedings instituted to terminate, or appoint a trustee to administer, any Plan which is subject to Title IV of ERISA are pending;

(xi)                              no action, suit, proceeding, hearing, audit or investigation with respect to the administration, operation or the investment of assets of any Plan (other than routine claims for benefits) is pending, or, to the best of its knowledge, reasonably expected or threatened;

(xii)                          each group health plan (as defined in section 607(1) of ERISA or section 4980B(g)(2) of the Code) which covers or has covered employees or former employees of any member of the Group or any ERISA Affiliate has at all times been operated in compliance with the provisions of Part 6 of subtitle B of Title I of ERISA and section 4980B of the Code; and

(xiii)                      no lien imposed under the Code or ERISA on its assets or the assets of any other member of the Group or any ERISA Affiliate exists or is reasonably likely to arise on account of any Plan or Multiemployer Plan.

(c)                                  Using actuarial assumptions and computation methods consistent with Part 1 of subtitle E of Title IV of ERISA, the aggregate liabilities of any member of the Group and any ERISA Affiliate to all Multiemployer Plans in the event of a complete withdrawal therefrom, as of the close of the most recent fiscal year of each such Multiemployer Plan ended prior to the date of the most recent Advance, would not be reasonably expected to result in a Material Adverse Effect.

(d)                                  The Parent and its Subsidiaries do not maintain or contribute to any employee welfare benefit plan (as defined in Section 3(1) of ERISA) which provides benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or any Plan the obligations with respect to which is reasonably likely to result in a Material Adverse Effect.

22.28                 Security

It is the legal and beneficial owner of all assets and other property which it purports to charge, mortgage, pledge, assign or otherwise secure pursuant to each Security Document and those Security Documents to which it is a party create and give rise to valid and effective Security having the ranking expressed in those Security Documents.

22.29                 Investment Company Act

In the case of the Borrower only, neither it nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940.

22.30                 Margin Stock

No Advance will be used to purchase or carry any Margin Stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System) or to extend credit for the purpose of purchasing or carrying any Margin Stock.  Neither the making of any Advance nor the use of the proceeds of it will violate or be inconsistent with the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

22.31                 Public Utility Holding Company Act

Neither the Borrower nor any of its Subsidiaries is a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company” within the meaning of the Public Utility Holding Company Act of 1935.

22.32                 Insurance

On the Initial Borrowing Date, each member of the Group is adequately insured for the purposes of its business with reputable underwriters or insurance companies against such risks and to such extent as is usual for prudent companies carrying on such a business (including, but not limited to, loss of earnings, business interruption and directors’ and officers’ liability).

22.33                 Labour Relations

(a)                                  Neither it nor any other member of the Group is engaged in any unfair labour practice which might, either individually or in aggregate, have a Material Adverse Effect.

(b)                                  There is (i) no unfair labour practice complaint pending against it or any other member of the Group, or to its knowledge, threatened against any of them, before the National Labor Relations Board (or any non-U.S. equivalent of it), and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is pending against it or any other member of the Group or, to its knowledge, threatened against any of them, (ii) no material strike, labour dispute, slowdown or stoppage pending against it or any other member of the Group or, to its knowledge, threatened against it or any other member of the Group, and (iii) no union representation question with respect to its employees or the employees of any other member of the Group, except (with respect to any matter specified in this paragraph (b), either individually or in the aggregate) such as will not have a Material Adverse Effect.

22.34                 Subsidiaries

Part VI of Schedule 10 (Material Subsidiaries) correctly sets out all the Material Subsidiaries as at the Effective Date.

22.35                 Benefits of Subordination Provisions

(a)                                  The subordination provisions contained in the Senior Subordinated Notes and in the other Senior Subordinated Note Documents are enforceable against the respective Obligors party thereto and the holders of the Senior Subordinated Notes, and all Secured Obligations are within the definition of “Senior Debt” or “Guarantor Senior Debt”, as the case may be, included in such subordination provisions.

(b)                                  The subordination provisions contained in the Senior Subordinated Convertible Bonds and in the other Senior Subordinated Convertible Bond Documents are enforceable against the respective Obligors party thereto and the holders of the Senior Subordinated Convertible Bonds, and all Secured Obligations are within the definition of “Senior Debt” or “Guarantor Senior Debt”, as the case may be, included in such subordination provisions.

(c)                                  On and after the execution and delivery thereof, the subordination provisions contained in any agreement or instrument relating to Permitted Subordinated Indebtedness will be enforceable against the debtor thereunder and the holders of such Indebtedness.

22.36                 Repetition

Each Repeating Representation is deemed to be made by each Obligor making such Repeating Representation on the date of this Agreement in relation to itself and its

Subsidiaries and by the Parent in relation to itself and the other members of the Group by reference to the facts and circumstances then existing on:

(a)                                  each Utilisation Date and on the first day of each Interest Period or, as the case may be, Term; and

(b)                                  in the case of any Acceding Guarantor on the day the same becomes (or if earlier, is required to have become) an Acceding Guarantor.

23.                               INFORMATION UNDERTAKING

Each Obligor hereby covenants and agrees that on and after the Initial Borrowing Date and until the aggregate amount of all the Commitments and all Documentary Credits have terminated and the Secured Obligations, together with interest, fees and all other obligations incurred hereunder and thereunder (other than indemnity and other similar obligations that are not then due and payable), are paid in full:

23.1                        Information Covenants

Each Obligor will maintain, for itself and each of its Subsidiaries, a system of accounting established and administered in accordance with GAAP, and the Borrower will furnish to the Agent (with a sufficient number of copies for each of the Agent and Lenders):

(a)                                  Monthly Reports:  Within 35 days (or 50 days in the case of the last fiscal month of any fiscal quarter of the Parent) after the end of each fiscal month of the Parent, the unaudited accounts of the Group for that fiscal month (showing line items for revenues, net sales, gross profit, operating profit and depreciation and amortisation), in each case on a consolidated basis for the respective fiscal month and for the elapsed portion of the fiscal year ended with the last day of such fiscal month, in each case setting forth comparative figures for the related month in the previous fiscal year and the comparable figures for such fiscal month as set forth in the respective Projections delivered pursuant to paragraph (d) (Projections) below, all of which statements shall be in form reasonably satisfactory to the Agent provided that (i) in the event the Consolidated Leverage Ratio is less than or equal to 3.00:1.00, no such accounts need be furnished and (ii) in the event the Consolidated Leverage Ratio is greater than 3.00:1.00, the above accounts shall be, or continue to be, furnished as abovementioned from the next most recent month end falling closest to the date of the relevant Compliance Certificate setting out such Consolidated Leverage Ratio.

(b)                                  Quarterly Financial Statements:  Within 50 days after the close of each of the first three quarterly accounting periods in each fiscal year of the Parent:

(i)                     the unaudited consolidated quarterly financial statements of the Group for that quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly accounting period including data of the Parent and its Consolidated Subsidiaries compiled by segment relating to net sales, operating results, operating result margins, invested capital and return on capital employed, in each case, setting forth comparative figures for the related periods in the prior fiscal year and the Projections relating to such quarterly accounting period; and

(ii)                  management’s discussion and analysis of the important operational and financial developments during the fiscal quarter and year-to-date periods, and in the event the Parent is a Reporting Company under the Securities Exchange Act, the furnishing of the Parent’s Form 10-Q Report filed with the SEC for such quarterly accounting period, all of which shall be certified by an Authorised Representative of the Parent, subject to normal year-end audit adjustments.

(c)                                  Annual Financial Statements:  Within 95 days after the close of each fiscal year of the Parent:

(i)                                    the audited consolidated financial statements of the Parent and its Consolidated Subsidiaries as at the end of such fiscal year setting forth comparative figures for the preceding fiscal year and the projected figures for such fiscal year as set forth in the respective Projections and certified (with an unqualified audit report) by PricewaterhouseCoopers, Ernst & Young, KPMG, Deloitte & Touche or such other independent certified public accountants of recognised national standing reasonably acceptable to the Agent, together with a Compliance Certificate of such accounting firm stating that in the course of its regular audit of the financial statements of the Parent and its Subsidiaries, which audit was conducted in accordance with generally accepted auditing standards, such accounting firm obtained no knowledge insofar as related to accounting matters of any Default or Event of Default which has occurred and is continuing or, if in the opinion of such accounting firm such a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof and including data of the Parent and its Consolidated Subsidiaries compiled by segment relating to net sales, operating results, operating result margins, invested capital and return on capital employed; and

(ii)                                management’s discussions and analysis of the important operational and financial developments during such fiscal year, and in the event the Parent is a Reporting Company under the Securities Exchange Act, the furnishing of the Parent’s Form 10-K Report filed with the SEC for such annual accounting periods, all of which shall be certified by an Authorised Representative of the Parent, subject to normal year-end audit adjustments.

(d)                                  Projections:  No later than (i) ten days after the completion thereof and (ii) 95 days after the close of each fiscal year for the Parent and its Subsidiaries, updated projections (from the Projections contained in the Information Memorandum) prepared on a quarterly basis for the immediately succeeding two fiscal years commencing at the close of the fiscal year referenced above, all prepared in a manner consistent with the Projections (prepared for the purposes of the Information Memorandum) and which in any event shall (A) provide consolidated line items consistent with those which will be reported in the monthly reports referenced in paragraph (a) (Monthly Reports) and (B) contain information broken down by segment, by quarter, as is provided in the Projections.  All Projections delivered pursuant to this paragraph (d) shall be in form, scope and substance reasonably satisfactory to the Agent acting reasonably and with at least the same level of detail as provided in the Information Memorandum.  The Parent shall further provide to the Agent, promptly upon becoming aware, details of any material changes in the Projections from time to time.

(e)                                  Officer’s Certificates:  At the time of the delivery of the financial statements provided for in Clauses 23.1(a) (Monthly Reports), (b) (Quarterly Financial Statements) and (c) (Annual Financial Statements) a Compliance Certificate of an Authorised Representative of the Parent to the effect that, to the best of such Authorised Representative’s knowledge, no Default or Event of Default has occurred and is continuing or, if any Default or Event of Default has occurred and is continuing, specifying the nature and extent thereof, which certificate shall, in the case of any such financial statements delivered pursuant to Clauses 23.1(b) (Quarterly Financial Statements) and (c) (Annual Financial Statements), set forth the calculations required to establish whether the Parent was in compliance with the provisions of Clauses 24 (Financial Condition), 25.2 (Conduct of Business), 25.7 (Additional Security and Further Assurances), 26.2 (Consolidation, Merger, Purchase or Sale of Assets, etc.), 26.3 (Restricted Payments), 26.4 (Indebtedness), 26.5 (Advances, Investments and Loans) and 26.13 (Assets and EBITDA Attributable to Qualified Obligors)) at the end of such fiscal quarter or year, as the case may be.

(f)                                    Notice of Default or Litigation:  After an officer of any Obligor obtains knowledge thereof, (i) promptly and in any event within three Business Days give notice of the occurrence of any event which constitutes a Default or an Event of Default and (ii) promptly and in any event within five Business Days give notice of any litigation or governmental investigation or proceeding pending (A) against the Parent or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect, (B) with respect to any Indebtedness which is individually in excess of €15,000,000 (or its equivalent in other currencies) of the Parent or any of its Subsidiaries or (C) with respect to any Finance Document.

(g)                                 Other Reports and Filings:  Promptly, copies of all other financial information, reports, proxy materials and other information, if any, which the Parent or any of its Subsidiaries shall file with the SEC or deliver to holders of its Indebtedness (with an outstanding principal amount in excess of €25,000,000 (or its equivalent in other currencies)) pursuant to the terms of the documentation governing such Indebtedness (or any trustee, agent or other representative therefor).

(h)                                 New Subsidiaries; Etc:  As soon as practicable and in any event within 50 days after the close of each of the first three fiscal quarters of each fiscal year of the Parent and within 95 days after the close of each fiscal year of the Parent:

(i)                                    a list showing each Subsidiary of the Parent established, created or acquired during the respective fiscal quarter or year, and each Subsidiary which has had any Equity Interests transferred during the respective fiscal quarter or year (in each case describing in reasonable detail the respective transfer of Equity Interests), in each case naming the direct owner of all Equity Interests in such Subsidiary and describing such Equity Interests in reasonable detail, and certifying that each such Subsidiary, and each Obligor which owns any Equity Interests therein, has taken all actions, if any, required pursuant to Clause 25.7 (Additional Security and Further Assurance) and the relevant Security

Documents and certifying the Parent’s compliance with the provisions of Clause 25.2 (Conduct of Business); and

(ii)                                a list of Material Subsidiaries stating that the Subsidiaries so listed constitute Material Subsidiaries and certifying that such person has acceded or will in accordance with Clause 25.7 (Additional Security and Further Assurances) accede as a Guarantor.

(i)                                    Annual Meetings with Lenders:  At the request of the Agent, the Parent shall, within 120 days after the close of each fiscal year (beginning with the fiscal year ending in 2003) of the Parent, hold a meeting, at a time and place selected by the Parent and acceptable to the Agent, with all of the Lenders (then available) to review the financial results of the previous fiscal year and the financial condition of the Parent and its Subsidiaries and the budgets presented for the current fiscal year of the Parent and its Subsidiaries.

(j)                                    Other Information:  From time to time, such other information or documents (financial or otherwise) with respect to the Parent or its Subsidiaries as the Agent (whether acting on its own or at the request of any Lender) may reasonably request in writing.

23.2                        Books, Records and Inspections

Each Obligor shall (and the Parent shall procure that each member of the Group will), at reasonable times, on reasonable prior notice and to a reasonable extent subject only to the provision of any confidentiality undertaking required by such Obligor (acting reasonably), afford (a) at any time before a Default or Event of Default has occurred, and is continuing, the Agent or any professional adviser to the Agent or representative of the Agent or (b) at any time after a Default or Event of Default has occurred or is continuing, any Finance Party, any professional advisor to such Finance Party, or representative of such Finance Party (an “Inspecting Party”) access to, and permit such Inspecting Party to inspect or observe, such part of the Group Business as is owned or operated by such Obligor and to have access to books, records, accounts, documents, computer programmes, data or other information in the possession of or available to such Obligor or member of the Group and to take such copies as may be considered appropriate by such Inspecting Party.

23.3                        Insurance

The Parent shall (if so requested by the Agent) supply the Agent with copies of all material insurance policies or certificates of insurance in respect thereof or (in the absence of the same) such other evidence of the existence of such policies as may be reasonably acceptable to the Agent and shall, in any event, notify the Agent of any material changes to its insurance cover made from time to time.

23.4                        ERISA

(a)                                  As soon as possible and, in any event, within 15 days after the Parent, any Subsidiary of the Parent or any ERISA Affiliate knows or has reason to know of the occurrence of any of the following, the Parent will deliver to the Agent a certificate of the chief financial officer or treasurer of the Parent setting forth details as to such occurrence and the action, if any, that the Parent, such Subsidiary or such ERISA Affiliate is required or proposes to take, together with any notices required or proposed to be given to or filed with or by the Parent, such Subsidiary, such ERISA Affiliate, the PBGC, a Plan or Multiemployer Plan participant or the Plan administrator with respect thereto:

(i)                                    that a Reportable Event has occurred;

(ii)                                that a contributing sponsor (as defined in section 4001(a)(13) of ERISA) of a Plan subject to Title IV of ERISA is subject to the advance reporting requirement of PBGC Regulation section 4043.61 (without regard to subparagraph (b)(1) thereof), and an event described in subsection .62 (unless such reporting requirement is waived), .63, .64, .65, .66, .67 or .68 of PBGC Regulation Section 4043 is reasonably expected to occur with respect to such Plan within the following 30 days;

(iii)                            that an accumulated funding deficiency (within the meaning of section 412 of the Code or section 302 of ERISA) has been incurred or an application is reasonably likely to be or has been made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including any required instalment payments) or an extension of any amortisation period under section 412 of the Code or section 303 or 304 of ERISA with respect to a Plan or Multiemployer Plan;

(iv)                               that a contribution required to be made by the Parent or a Subsidiary or an ERISA Affiliate to a Plan or Multiemployer Plan or Non-U.S. Pension Plan has not been timely made except where any such failure to make a timely contribution is not reasonably likely to result in a material liability;

(v)                                   that a Plan or Multiemployer Plan has been or is reasonably likely to be terminated (other than a standard termination pursuant to section 4041(b) of ERISA), reorganised, partitioned or declared insolvent under Title IV of ERISA;

(vi)                               that a Plan or Multiemployer Plan has an Unfunded Current Liability giving rise to a lien under ERISA or the Code;

(vii)                           that proceedings are reasonably likely to be or have been instituted to terminate or appoint a trustee to administer a Multi Employer Plan;

(viii)                       that a proceeding has been instituted pursuant to Section 515 of ERISA to collect a delinquent contribution to a Plan;

(ix)                              that the Parent, any Subsidiary of the Parent or any ERISA Affiliate is reasonably likely to incur a material liability (including any indirect, contingent, or secondary liability) to or on account of the termination of or withdrawal from a Plan or Multiemployer Plan or otherwise under section 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or with respect to a Plan or otherwise under section 401(a)(29), 4971, 4975 or 4980 of the Code or section 409 or 502(i) or 502(l) of ERISA or with respect to a group health plan (as defined in section 607(1) of ERISA or section 4980B(g)(2) of the Code) under section 4980B of the Code; or

(x)                                  that the Parent or any Subsidiary of the Parent is reasonably likely to incur a liability that, when aggregated with all other such liabilities, will exceed $5,000,000 pursuant to any employee welfare benefit plan (as defined in Section 3(1) of ERISA) that provides benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or pursuant to any Plan or Non-U.S. Pension Plan in addition to any liability existing on the Effective Date pursuant to any such welfare or pension plan or plans.

(b)                                  The Parent will deliver to the Agent copies of any records, documents or other information that must be furnished to the PBGC with respect to any Plan pursuant to Section 4010 of ERISA.

(c)                                  The Parent will deliver to the Agent a complete copy of the annual report (Form 5500) of each Plan (including, to the extent required, the related financial and actuarial statements and opinions and other supporting statements, certifications, schedules and information) required to be filed with the Internal Revenue Service.

(d)                                  In addition to any certificates or notices delivered to the Agent pursuant to paragraph (a) above copies of annual reports and any records, documents or other information required to be furnished to the PBGC or any other government agency, and any material notices received by the Parent, any Subsidiary of the Parent or any ERISA Affiliate (i) from any government agency with respect to any Plan or Non-U.S. Pension Plan or (ii) received from any government agency or plan administrator or sponsor or trustee with respect to any Multiemployer Plan, shall be delivered to the Agent no later than 15 days after the date such notice has been received by the Parent, such Subsidiary or such ERISA Affiliate, as applicable.

23.5                        “Know Your Client Checks”

Each Acceding Guarantor or existing Obligor shall promptly upon the request of the Agent or any Lender (and in any event within 90 days of such request) and each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective new Lender) in order for the Agent, such Lender or any prospective new Lender to carry out and be satisfied with the results of all necessary “know your client” or other checks in relation to the identity of any person that it is required to carry out in relation to the transactions contemplated in the Finance Documents.

24.                               FINANCIAL CONDITION

24.1                        Capital Expenditures

(a)                                  The Parent and the Borrower will not permit any of its Subsidiaries (other than a member of the CEAL Group to which the CEAL Exception Conditions apply) to, make any Capital Expenditures, except that the Parent and its Subsidiaries may make Capital Expenditures (in each fiscal year of the Parent, a “Capital Expenditure Allowance”) in aggregate not exceeding for any fiscal year of the Parent (beginning with its fiscal year ended closest to 31 December 2004) the amount (as adjusted as provided in paragraph (c)) set forth below opposite such fiscal year:

Fiscal Year of Parent Ended In	Amount

2004	€92,000,000

2005	€96,000,000

2006	€108,000,000

2007	€120,000,000

2008	€124,000,000

2009	€128,000,000

2010	€132,000,000

provided that, in any fiscal year of the Parent, up to 25 per cent. of the unutilised amount of the Capital Expenditure Allowance for such fiscal year may be carried forward to the following fiscal year and aggregated with the Capital Expenditure Allowance of that following fiscal year, such aggregated amount being the Capital Expenditure Allowance for that following fiscal year.

(b)                                  In addition to the Capital Expenditures Allowances permitted pursuant to paragraph (a) above, the Parent and its Subsidiaries may make additional Capital Expenditures as follows:

(i)                                    the reinvestment of proceeds of Recovery Events that are not required to be applied to prepay the Outstandings pursuant to paragraph (d) (Insurance Claims) of Clause 13.1 (Repayment from Net Proceeds); and

(ii)                                the reinvestment of Net Sale Proceeds from asset sales pursuant to the first proviso to paragraph (b) (Asset Sale) of Clause 13.1 (Repayment from Net Proceeds).

(c)                                  At the time any €5 Million Permitted Acquisition is consummated, the respective Capital Expenditure Allowances shall be deemed automatically adjusted on a prospective basis as follows:

(i)                                    for each fiscal year which begins and ends after the date on which a €5 Million Permitted Acquisition has been consummated, the Capital Expenditure Allowance for that fiscal year shall be increased by an amount equal to 110 per cent. of the Capital Expenditures actually made by the entity being acquired pursuant to the respective €5 Million Permitted Acquisition for the twelve months prior to the date of the consummation of the respective €5 Million Permitted Acquisition; and

(ii)                                for each fiscal year of the Parent during which a €5 Million Permitted Acquisition is being consummated, the Capital Expenditure Allowance for that fiscal year shall be increased by an amount equal to the product of (x) the amount of the increase for a given fiscal year of the Parent beginning and ending after the date which the respective €5 Million Permitted Acquisition was consummated as provided in sub-paragraph (i) above and (y) a fraction the numerator of which is the number of days remaining in the fiscal year of the Parent during which the respective €5 Million Permitted Acquisition was consummated and the denominator of which is 365 or 366, as the case may be.

24.2                        Ratios

(a)                                  Consolidated Interest Coverage Ratio.

The Parent and the Borrower agree that it will not permit the Consolidated Interest Coverage Ratio for any Test Period, in each case taken as one accounting period, ended on the last day of a fiscal quarter of the Parent described below to be less than the amount set forth opposite such fiscal quarter below:

Fiscal Quarter Ended Closest To	Ratio

31 March 2004	2.40:1.00
30 June 2004	2.40:1.00
30 September 2004	2.40:1.00
31 December 2004	2.40:1.00

31 March 2005	2.40:1.00
30 June 2005	2.45:1.00
30 September 2005	2.55:1.00
31 December 2005	2.65:1.00

31 March 2006	2.75:1.00
30 June 2006	2.90:1.00
30 September 2006	3.05:1.00
31 December 2006	3.20:1.00

31 March 2007	3.30:1.00
30 June 2007	3.35:1.00
30 September 2007	3.45:1.00
31 December 2007	3.50:1.00

31 March 2008 and thereafter.	3.50:1.00

(b)                                  Consolidated Fixed Charge Coverage Ratio

The Parent and the Borrower agree that it will not permit the Consolidated Fixed Charge Coverage Ratio for any Test Period, in each case taken as one accounting period, ended on the last day of any fiscal quarter of the Parent described below to be less than the amount set forth opposite such fiscal quarter below:

Fiscal Quarter Ended Closest To	Ratio

31 March 2004	1.05:1.00
30 June 2004	1.05:1.00
30 September 2004	1.05:1.00
31 December 2004	1.05:1.00

31 March 2005	1.05:1.00
30 June 2005	1.05:1.00
30 September 2005	1.05:1.00
31 December 2005	1.10:1.00

31 March 2006	1.10:1.00
30 June 2006	1.10:1.00
30 September 2006	1.15:1.00
31 December 2006	1.15:1.00

31 March 2007	1.15:1.00
30 June 2007	1.15:1.00
30 September 2007	1.15:1.00
31 December 2007	1.15:1.00

31 March 2008 and thereafter	1.15:1.00

(c)                                  Maximum Consolidated Leverage Ratio

The Parent and the Borrower agree that it will not permit the Consolidated Leverage Ratio for any Test Period ended on the last day of any fiscal quarter of the Parent described below to be greater than the ratio set forth opposite such period below:

Fiscal Quarter Ended Closest To	Ratio

31 December 2003	4.45:1.00
31 March 2004	4.45:1.00
30 June 2004	4.45:1.00
30 September 2004	4.45:1.00
31 December 2004	4.45:1.00

31 March 2005	4.45:1.00
30 June 2005	4.35:1.00
30 September 2005	4.20:1.00
31 December 2005	4.10:1.00

31 March 2006	4.00:1.00
30 June 2006	3.90:1.00
30 September 2006	3.80:1.00
31 December 2006	3.70:1.00

31 March 2007	3.55:1.00
30 June 2007	3.45:1.00
30 September 2007	3.35:1.00
31 December 2007	3.25:1.00

31 March 2008 and thereafter	3.00:1.00

25.                               POSITIVE UNDERTAKINGS

25.1                        Use of Proceeds

The Borrower will, and will cause each of its Subsidiaries to, use the proceeds of the Utilisations for the purposes specified in Clause 2.2 (Purpose).

25.2                        Conduct of Business

The Obligors shall, and will procure that their respective Subsidiaries will from time to time (directly or indirectly) engage in the Group Business and reasonable extensions thereof.

25.3                        Taxes

Each Obligor will, and will procure each of its Subsidiaries to, file all material tax returns on time and pay and discharge all material taxes and governmental charges payable by or assessed upon it prior to the date on which the same became overdue and without causing any Lien to be created, except those that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the books and records of the relevant Obligor in accordance with GAAP.

25.4                        Compliance with Laws

Each Obligor will, and will procure each of its Subsidiaries to, comply with all applicable laws to which it may be subject, if failure to comply with which would reasonably be expected to have a Material Adverse Effect.

25.5                        End of Fiscal Years; Fiscal Quarters

Each Obligor will ensure that (a) each of its, and each of its Subsidiaries’, fiscal years (for accounting and SEC disclosure purposes) end on 31 December and (b) itself, and each of its Subsidiaries, maintain fiscal quarters consistent therewith.

25.6                        Ranking of Claims

Each Obligor shall ensure that at all times the claims of the Finance Parties against it under the Finance Documents rank at least pari passu with the claims of all its unsecured creditors save those whose claims are preferred by any bankruptcy, insolvency, liquidation or similar laws of general application.

25.7                        Additional Security and Further Assurances

(a)                                  Each Obligor shall, and the Parent shall procure that each member of the Group shall, at its own expense, promptly take all such action as the Agent or the Security Trustee may reasonably require for the purpose of perfecting or protecting any Finance Party’s rights with respect to the Security intended to be created or evidenced by the Security Documents.

(b)                                  The Parent shall procure that:

(i)                                    any Material Subsidiary (other than a member of the CEAL Group to which the CEAL Exception Conditions apply) which has not entered into a Security Document over all or substantially all of its assets; or

(ii)                                any member of the Group (other than a member of the CEAL Group to which the CEAL Exception Conditions apply) which owns or acquires an asset the fair market value of which exceeds €5,000,000 (or its equivalent in other currencies) or which is, in the opinion of the Agent (acting reasonably) material in the context of the Group and which is not subject to a first priority security interest in favour of the Security Trustee, in each case to ensure that Clause 25.2 (Conduct of Business) and Clause 26.13 (Assets and EBITDA Attributable to Qualified Obligors) are complied with,

shall (unless prohibited by Law or unless the Agent, acting reasonably, is satisfied that the costs and time involved in effecting the relevant Lien would be excessive in comparison with the benefit gained by the Finance Parties as a result of that security interest being effected), within 30 days after being required to do so by the Agent, accede as a Guarantor (if not already a Guarantor in accordance with Clause 27 (Accession of New Guarantors)) and execute such additional Security Documents in favour of the Security Trustee (in form and substance satisfactory to the Security Trustee, but containing provisions on substantially the same terms as any corresponding Security which is then already in place over the relevant type of asset under the Security Documents) as the Security Trustee may require.

(c)                                  At any time whilst there is a continuing Event of Default each Obligor shall execute and deliver to the Security Trustee such additional Security Documents in such form and in relation to such assets as the Security Trustee may require.

(d)                                  The Parent shall procure that, following the irrevocable payment and cancellation in full of the Permitted Receivables Facility in existence as at the Initial Borrowing Date, each of Buhrman Office Products Nederland BV, Buhrmann Silver SA and Buhrmann Silver US LLC shall pledge all its receivables in favour of the Security Trustee in form and substance reasonably satisfactory to the Agent within 30 days after being required to do so by the Agent.

25.8                        Stock Pledges in Non-U.S. Subsidiaries of the Borrower Which Are Not Guarantors

(a)                                  If following a change (the “Deemed Dividend Rule Change”) in Section 956 of the Code or the regulations, rules, rulings, notices or other official pronouncements issued or promulgated thereunder, counsel for the Parent reasonably acceptable to the Agent does not within 45 days after a request from the Agent or the Instructing Group deliver evidence, in form, scope and substance reasonably satisfactory to the Agent, with respect to any Non-U.S. Subsidiary of the Borrower which has share capital owned directly by the Borrower or one or more U.S. Subsidiaries of the Borrower and which has not already had all of its stock pledged pursuant to the relevant Pledge Agreements that a pledge of 66-2/3 per cent. or more of the total combined voting power of all classes of share capital of such Non-U.S. Subsidiary entitled to vote, would cause the undistributed earnings of such Non-U.S. Subsidiary as determined for U.S. federal income tax purposes to be treated as a deemed dividend to such Non-U.S. Subsidiary’s United States shareholder for U.S. federal income tax purposes, then that portion of such Non-U.S. Subsidiary’s outstanding share capital not theretofore pledged pursuant to the relevant Pledge Agreements shall be pledged to the Security Trustee for the benefit of the Finance Parties pursuant to the Pledge Agreement set out in paragraph 2 of Section A of Part III of Schedule 3 (Security Documents) (or another pledge agreement in substantially similar form, if needed), with all documents delivered pursuant to this Clause 25.8 to be in form and substance reasonably satisfactory to the Agent and the Instructing Group.

(b)                                  Notwithstanding anything to the contrary contained above, in the circumstances otherwise contemplated above, the pledge specified above (so long as such Non-U.S. Subsidiary does not accede as a Guarantor) shall not be required if, following a Deemed Dividend Rule Change, the taking of the action otherwise required above would result in other material negative tax consequences to the Parent and/or its Subsidiaries, and so long as the Parent or the Borrower delivers notification to the Agent to such effect (showing in reasonable detail the material negative tax consequences which would result therefrom).  It is understood and agreed that, notwithstanding anything to the contrary contained above, the restrictions on the percentage of voting stock of Non-U.S. Subsidiaries required to be pledged shall not apply to (i) any Subsidiaries of the Parent which are not Non-U.S. Subsidiaries of the Borrower and (ii) any Non-U.S. Subsidiaries of the Borrower which are Guarantors or are Subsidiaries of a Non-U.S. Subsidiary of the Borrower which is a Guarantor.

25.9                        Necessary Authorisations

Each Obligor shall (and the Parent shall procure that each member of the Group shall) obtain, comply with and do all that is necessary to maintain in full force and effect all Necessary Authorisations.

25.10                 Insurance

Each Obligor shall (and the Parent shall procure that each member of the Group shall) effect and maintain insurances on and in relation to its business and assets with reputable underwriters or insurance companies against such risks (including, but not limited to, loss of earnings, business interruption, directors’ and officers’ liability cover) and to such extent as is usual for prudent companies carrying on a business such as that carried on by such member of the Group.

25.11                 Infringement of Intellectual Property

Each Obligor shall (and the Parent shall procure that each member of the Group will):

(a)                                  notify the Agent promptly of any infringement or suspected infringement or any challenge to the validity of any of the present or future Intellectual Property Rights owned, used or exploited by it which may come to its notice if the same would be reasonably likely to have a Material Adverse Effect and take all necessary steps (including, without limitation, the institution of legal proceedings) to prevent third parties infringing such Intellectual Property Rights to the extent that failure to do so would be reasonably likely to have a Material Adverse Effect;

(b)                                  take all necessary action to safeguard and maintain its rights, present and future, in or relating to all Intellectual Property Rights owned, used or exploited by it to the extent that failure to do so would be reasonably likely to have a Material Adverse Effect (in each case including, without limitation, paying all applicable renewal fees, licence fees and other outgoings); and

(c)                                  not enter into any licence or other agreement or arrangement in respect of Intellectual Property Rights other than between members of the Group and/or on normal arm’s length commercial terms and will comply with all licences to it of any Intellectual Property Rights in each case to the extent that failure to do so would be reasonably likely to have a Material Adverse Effect.

25.12                 Interest Rate Protection

The Borrower shall (or shall procure that a member of the Group shall):

(a)                                  within 2 months of the Initial Borrowing Date enter into and maintain interest rate hedging arrangements with Hedge Counterparties to limit the Group’s exposure to adverse movements in interest rates and/or currency exchange in relation to the Term Facilities (other than the Incremental Term Facility);

(b)                                  ensure that such arrangements are entered into in the form of Hedging Agreements or, as the case may be, Other Hedging Agreement in accordance with the policy set out in the Hedging Letter; and

(c)                                  promptly provide the Agent with certified true copies of each such Hedging Agreement or, as the case may be, Other Hedging Agreement entered into which are necessary for the Agent to monitor compliance with this Clause 25.12.

25.13                 Non-U.S. Pension Plans

The Parent shall ensure that all Non-U.S. Pension plans maintained by or for the benefit of any member of the Group and/or any of its employees:

(a)                                  are maintained and operated in all material respects in accordance with all applicable laws from time to time except where the failure to do so is not reasonably likely to result in a Material Adverse Effect; and

(b)                                  are funded substantially in accordance with the governing provisions of such schemes and all laws applicable thereto with any shortfall in funding advised by actuaries of recognised standing being rectified in accordance with such governing procedures and applicable laws except where the failure to do so is not reasonably likely to result in a Material Adverse Effect.

25.14                 Regulation U

The Parent shall ensure that on each Utilisation Date, less than 25 per cent. of the value (as determined by any reasonable method) of the assets of the Group taken as a whole will constitute Margin Stock (as defined in Regulation U referred to below).  The Parent shall ensure that no Advance will be used to purchase or carry any Margin Stock and neither the making of any Advance nor the use of the proceeds of it will violate or be inconsistent with the provisions of Regulations T, U or X of the Board of Governors of the Federal Reserve System of the United States.

25.15                 Ownership of Subsidiaries

(a)                                  Notwithstanding anything to the contrary contained in this Agreement, (i) the Parent shall at all times own directly or indirectly (through one or more Wholly-Owned Subsidiaries that are Obligors) 100 per cent. of the share capital of the Borrower and (ii) the Borrower shall at all times own directly or indirectly (through one or more Wholly-Owned U.S. Subsidiaries) 100 per cent. of the capital stock of CEXP.

(b)                                  The Parent and the Borrower shall at all times own, directly or indirectly, 100 per cent. of the share capital or other Equity Interests of each of their respective Subsidiaries except to the extent:

(i)                                    with respect to Non-U.S. Subsidiaries, directors’ qualifying shares and other nominal amounts of shares required by applicable law to be held by persons (other than directors) are issued from time to time (so long as the respective Subsidiary continues to constitute a Wholly-Owned Subsidiary of the Parent);

(ii)                                100 per cent. of the share capital of any such Subsidiary is sold, transferred or otherwise disposed of pursuant to a transaction permitted by Clause 26.2 (Consolidation, Merger, Purchase or Sale of Assets, etc.);

(iii)                            less than 100 per cent. of the share capital or other Equity Interests are acquired in the respective Subsidiary pursuant to a Permitted Acquisition which meets the criteria specified in the definition of Permitted Acquisition and Permitted Acquisition Conditions; or

(iv)                               set forth on Part VII of Schedule 10 (Existing Investments).

(c)                                  One or more Obligors shall at all times directly own 100 per cent. of the outstanding capital of each Receivables Subsidiary.

25.16                 Financial Assistance and Fraudulent Conveyance

The Parent will ensure that all payments and provision of guarantees, security and other assistance by and between members of the Group have been and will be made in compliance with applicable local laws and regulations concerning fraudulent conveyance, financial assistance by a company for the acquisition of or subscription for its own shares or the shares of its parent or any other company or concerning the protection of shareholders’ capital.

25.17                 Tax Consolidation

The Parent will procure that the Borrower and each of its subsidiaries organised under the laws of the United States of America shall be included in a group that files a U.S. federal consolidated income tax return as soon as practicable if it has not already done so as at the Initial Borrowing Date.

26.                               NEGATIVE UNDERTAKINGS

26.1                        Liens

Each Obligor will not, and will not permit any of its Subsidiaries (other than a member of the CEAL Group to which the CEAL Exception Conditions apply) to, create or permit to exist any Lien upon or with respect to any of its respective property or assets, whether now owned or hereafter acquired other than the following (Liens described below are herein referred to as “Permitted Liens”):

(a)                                  inchoate Liens for taxes, assessments or governmental charges or levies on its property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;

(b)                                  Liens imposed by law and other similar Liens arising in the ordinary course of business which (i) secure the payment of obligations not more than 90 days past due, (ii) are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books or (iii) in aggregate are immaterial;

(c)                                  encumbrances or charges against Real Property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way affect or interfere with the use thereof in the business of such Obligor or such Subsidiaries;

(d)                                  Liens existing on the date hereof which (i) are described in Part I of Schedule 10 (Existing Liens) or (ii) secure Capitalised Lease Obligations described in Part I of Schedule 10 (Existing Liens), to the extent consisting of lessors’ rights in property subject to Capitalised Leases, which Liens may not be renewed, extended or granted to secure refunding or refinancing Indebtedness, except (x) for renewals, extensions, refundings or refinancings of Third Party Existing Indebtedness effected pursuant to Clause 26.4(b) (Indebtedness) and (y) so long as the principal amount of the Indebtedness secured is not increased as a result of such renewal, extension, refunding, or refinancing and the Liens do not extend to property or assets not originally subject to the Liens securing the respective issue of Third Party Existing Indebtedness as originally permitted pursuant to this paragraph (d);

(e)                                  Liens created pursuant to the Finance Documents;

(f)                                    Liens in or upon Receivables Facility Assets sold or otherwise transferred pursuant to a Permitted Receivables Transaction;

(g)                                 licenses, sublicenses, leases or subleases granted to other persons in the ordinary course of business not materially interfering with the conduct of the business of the Parent and its Subsidiaries taken as a whole;

(h)                                 Liens upon assets of the Parent and its Subsidiaries subject to Capitalised Lease Obligations to the extent permitted by Clause 26.4(c) (Indebtedness), provided that (i) such Liens only serve to secure the payment of Indebtedness arising under such Capitalised Lease Obligation and (ii) the Lien encumbering the asset giving rise to the Capitalised Lease Obligation does not encumber any other asset (other than proceeds thereof) of the Parent or any Subsidiary of the Parent;

(i)                                    Liens placed upon assets used in the ordinary course of business of the Parent or any of its Subsidiaries (other than any Receivables Subsidiary) (i) at the time of acquisition thereof by the Parent or any such Subsidiary or within 120 days thereafter in the case of property other than Real Property and (ii) within 180 days after the completion of the construction or substantial improvements in the case of Real Property, in each case to secure Indebtedness incurred pursuant to Clause 26.4(c) (Indebtedness) to pay all or a portion of the purchase price thereof or the cost of the substantial improvements thereto, provided that, in all events, the Lien encumbering the assets so acquired does not encumber any other asset (other than proceeds thereof) of the Parent or such Subsidiary;

(j)                                    Liens arising from precautionary UCC financing statement filings regarding operating leases entered into by the Parent or any of its Subsidiaries (other than any Receivables Subsidiary) in the ordinary course of business;

(k)                                Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Parent or any of its Subsidiaries in the ordinary course of business in accordance with the past practices of the Parent and its Subsidiaries prior to the Initial Borrowing Date;

(l)                                    Liens on assets of any Subsidiary of the Parent acquired as a result of a Permitted Acquisition and securing only Permitted Acquired Debt of such Subsidiary;

(m)                              Liens which may be deemed to exist as a result of the consummation of one or more sale-leaseback transactions effected in accordance with the requirements of paragraph (c) of Clause 26.2 (Consolidation, Merger, Purchase or Sale of Assets, etc.);

(n)                                 Liens arising out of the existence of judgments or awards not constituting an Event of Default under Clause 28.8 (Execution or Distress), provided that no cash or property is deposited or delivered to secure the respective judgment or award (or any appeal bond in respect thereof), except as permitted by the following paragraph (o);

(o)                                  Liens (other than any Lien imposed by ERISA) (i) incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance, old age pensions and other types of social security, (ii) to secure the performance of tenders, statutory obligations (other than excise taxes), surety, stay, customs and appeal bonds, statutory bonds, bids, leases, government contracts, trade contracts, utility payments, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money) or (iii) arising by virtue of deposits made in the ordinary course of business and consistent with past practice to secure the performance by the Parent and its Subsidiaries of obligations arising under leases of Real Property, provided that the aggregate amount of deposits at any time pursuant to sub-paragraph (ii) and sub-paragraph (iii) shall not exceed €10,000,000 (or its equivalent in other currencies) in the aggregate;

(p)                                  bankers’ liens, rights of setoff and other similar liens existing solely with respect to cash and Cash Equivalents on deposit in one or more of the accounts described below, in each case granted in the ordinary course of business in favour of the bank or banks with which the accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements; and

(q)                                  Liens not otherwise permitted by the foregoing clauses (a) through (p) to the extent attaching to properties and assets (but not Equity Interests in any person) with an aggregate fair value not in excess of, and securing liabilities not in excess of, €35,000,000 (or its equivalent other currencies) in the aggregate at any time outstanding.

In connection with the granting of Liens of the type described in paragraphs (d), (f), (h), (i), (k), (l), (m) and (q) of this Clause 26.1 by the Parent or any of its Subsidiaries, the Agent and the Security Trustee shall be authorised, at the request of the Parent or the Borrower, to take any actions deemed appropriate by it in connection therewith (including, without limitation, by executing appropriate lien releases or lien subordination agreements in favour of the holder or holders of such Liens, in either case solely with respect to the assets subject to such Liens).

26.2                        Consolidation, Merger, Purchase or Sale of Assets, etc.

Each Obligor will not, and will not permit any of its Subsidiaries to enter into any transaction of merger or consolidation, or convey, sell, lease or otherwise dispose of (or agree to do any of the foregoing at any future time) all or any part of its property or assets, or enter into any sale-leaseback transactions, or purchase or otherwise acquire (in one or a series of related transactions) any part of the property or assets (other than purchases or other acquisitions of inventory, materials, equipment and intangible assets in the ordinary course of business) of any person, except that:

(a)                                  save in respect of any sales, leases or disposals described in paragraph (c)(iii) below, this Clause 26.2 does not apply to a member of the CEAL Group to which the CEAL Exception Conditions apply;

(b)                                  Capital Expenditures by the Parent and its Subsidiaries (other than any Receivables Subsidiary) shall be permitted to the extent permitted by Clause 24.1 (Capital Expenditures);

(c)                                  each of the Parent and its Subsidiaries (other than any Receivables Subsidiary) may:

(i)                                    in the ordinary course of business, sell, lease or otherwise dispose of any equipment which, in the reasonable judgment of such person, is obsolete, worn out or otherwise no longer used or useful in the conduct of such person’s business;

(ii)                                so long as no Default or Event of Default then exists or would result therefrom, sell, lease or otherwise dispose of any other assets (other than the assets described in sub-paragraph (iii) below), provided that:

(A)                               Fair Market Value:  each such sale, lease or disposition shall be in an arm’s-length transaction and for Fair Market Value;

(B)                               75% Cash Payment:  excluding asset sales the Fair Market Value of which, in the aggregate, does not exceed €5,000,000 (or equivalent in other currencies) in any fiscal year of the Parent, at least 75 per cent. of the consideration for all assets sold, leased or otherwise disposed of pursuant to this sub-paragraph (ii) shall be in the form of cash and paid at the time of closing of such sale, lease or other disposition; and

(C)                               Cap Net Sale Proceeds:  the aggregate Net Sale Proceeds of all assets subject to sales or other dispositions pursuant to this sub-paragraph (ii) (for purposes of this proviso only, excluding asset sales or other dispositions where the Net Sale Proceeds therefrom are less than €500,000 (or its equivalent in other currencies)) shall not exceed (x) in the event the Consolidated Leverage Ratio is greater than 3.75:1.00, €15,000,000 (or its equivalent in other currencies) in aggregate in any fiscal year of the Parent and (y) in the event the Consolidated Leverage Ratio is less than or equal to 3.75:1.00, €50,000,000 (or its equivalent in other currencies) in aggregate in any fiscal year of the Parent, provided further, that in addition to the above sales, leases and dispositions, the Parent and its Subsidiaries shall be permitted to effect one or more additional sales or assets so long as (aa) each such sale shall be on an arm’s-length transaction and for Fair Market Value, (bb) at least 90 per cent. of the consideration for all such additional assets sold shall be in the form of cash paid at the time of closing of the respective sale and (cc) the aggregate gross sale proceeds of all such additional assets sold after the Initial Borrowing Date shall not exceed €50,000,000 (or equivalent in other currencies) in aggregate;

(iii)                            so long as no Default or Event of Default then exists or would result therefrom, sell, lease or otherwise dispose of CEAL or all or substantially all of the assets of the CEAL Group, provided that:

(A)                               Fair Market Value:  any such sale, lease or disposition shall be in an arm’s-length transaction and for Fair Market Value;

(B)                               75% Cash Payment:  at least 75 per cent. of the consideration for all assets sold, leased or otherwise disposed of pursuant to this sub-paragraph (iii) shall be in the form of cash and paid at the time of closing of such sale, lease or other disposition; and

(C)                               Consolidated Leverage Ratio: the Consolidated Leverage Ratio as set out in Clause 24.2(c) (Maximum Consolidated Leverage Ratio) shall, at the time of such sale, lease and/or disposition be complied with on a Pro Forma Basis.

provided further that no sale-leaseback transactions shall be permitted to be made pursuant to the foregoing provisions of this paragraph (c);

(d)                                  Investments may be made to the extent permitted by Clause 26.5 (Advances, Investments and Loans);

(e)                                  each of the Parent and its Subsidiaries (other than any Receivables Subsidiary) may lease (as lessee) real or personal property in the ordinary course of business (so long as any such lease does not create a Capitalised Lease Obligation except to the extent permitted by Clause 26.4) (Indebtedness);

(f)                                    each of the Parent and its Subsidiaries (other than any Receivables Subsidiary) may make sales or transfers of inventory in the ordinary course of business;

(g)                                 each of the Parent and its Subsidiaries (other than any Receivables Subsidiary) may sell or discount, in each case without recourse and in the ordinary course of business, overdue accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof consistent with customary practice (and not as part of any bulk sale or financing of receivables);

(h)                                 transfers of condemned property to the respective governmental authority or agency that has condemned same (whether by deed in lieu of condemnation or otherwise), and transfers of properties that have been subject to a casualty to the respective insurer of such property as part of an insurance settlement, shall be permitted;

(i)                                    each of the Parent and its Subsidiaries may license, sublicense or transfer software, trademarks and other intellectual property which (i) do not materially interfere with the business of the Parent and its Subsidiaries taken as a whole and (ii) could not reasonably be expected to have a Material Adverse Effect;

(j)                                    so long as no Default or Event of Default exists at the time of the respective transfer of assets or immediately after giving effect thereto, (i) the Parent and its Subsidiaries may transfer assets to the Parent or the Borrower or any Wholly-Owned Subsidiary of either of them which is a Qualified Obligor at such time, (ii) in the ordinary course of its business and consistent with past practice, the Parent and its Subsidiaries may transfer inventory and equipment to Wholly-Owned Subsidiaries of the Parent or the Borrower which are not Qualified Obligors and which are not inactive Non-Material Subsidiaries and (iii) any Wholly-Owned Subsidiary of the Parent or the Borrower which is neither a Guarantor nor an inactive Non-Material Subsidiary may transfer assets to any other Wholly-Owned Subsidiary of the Parent which is neither a Guarantor nor an inactive Non-Material Subsidiary, in each case so long as (x) if the respective transfer is being made to any Obligor, all actions needed to maintain the perfection and priority of the security interests, if any, of the Lenders in the assets so transferred are taken at the time of the respective transfer and (y) the Parent reasonably determines that the transfer is not reasonably likely to be adverse to the Lenders in any material respect, provided always that in all cases, no such transfer shall result in the reduction in the value of the Security subject to the Security Documents as at the Initial Borrowing Date and/or would have a Material Adverse Effect;

(k)                                so long as no Default or Event of Default exists at the time of the respective transfer of assets or immediately after giving effect thereto, (i) any Non-U.S. Subsidiary of the Parent which is a Wholly-Owned Subsidiary of the Parent may merge with or into the Parent or any other Non-U.S. Subsidiary of the Parent which is also a Wholly-Owned Subsidiary of the Parent and is a Qualified Guarantor at such time (so long as (A) in the case of any such merger with or into the Parent, the Parent is the survivor of such merger and (B) in the case of any other such merger, the survivor is a Wholly-Owned Subsidiary of the Parent which is a Qualified Guarantor), (ii) any Wholly-Owned U.S. Subsidiary of the Parent may be merged into the Borrower (as long as the Borrower is the surviving corporation of such merger as a Wholly-Owned Subsidiary of the Parent) or any other Wholly-Owned U.S. Subsidiary of the Borrower which is a Qualified Guarantor at such time (so long as the surviving company of such merger remains a Wholly-Owned U.S. Subsidiary of the Borrower which is a Qualified Guarantor) and (iii) any Non-Guarantor Subsidiary may merge with or into any other Non-Guarantor Subsidiary, provided always that in all cases, no such transfer shall result in the reduction in the value of the Security subject to the Security Documents as at the Initial Borrowing Date and/or would have a Material Adverse Effect;

(l)                                    in addition to transfers permitted above, and so long as no Default or Event of Default exists at the time of the respective transfer or immediately after giving effect thereto, the Obligors shall be permitted to transfer assets (other than cash, Cash Equivalents and Equity Interests in any Obligor) to the Parent or other Subsidiaries of the Parent so long as cash in an amount at least equal to the Fair Market Value of the assets so transferred is received by the respective transferor, provided always that in all cases, no such transfer shall result in the reduction of the value of the Security subject to the Security Documents as at the Initial Borrowing Date and/or would have a Material Adverse Effect;

(m)                              so long as no Default or Event of Default then exists (and would not exist immediately after giving effect thereto), the Parent shall be permitted to repurchase Equity Interests in Subsidiaries of the Parent which are not Wholly-Owned Subsidiaries of the Parent (before giving effect to the respective purchase) at prices not to exceed the Fair Market Value thereof, provided that, (i) after giving effect to each purchase pursuant to this paragraph (m), the financial covenants in Clause 24 (Financial Condition) are in compliance on a Pro Forma Basis and (ii) at the date of the declaration of each purchase (and if such purchase is consummated within 30 days of such declaration) pursuant to this paragraph (m), the Borrower shall have Available Liquidity of at least €50,000,000;

(n)                                 inactive Non-Material Subsidiaries of the Borrower or the Parent (excluding in any event the Borrower) may be liquidated from time to time, so long as the Parent or the Borrower, as the case may be, determines that such liquidation is not reasonably likely to be adverse in any material respect (including, without limitation, as a result of any assumption of liabilities) to the Parent or the Borrower;

(o)                                  sales, contributions and other transfers by the Receivables Sellers of Receivables Facility Assets to the respective Receivables Subsidiary and sales and other transfers of Receivables Facility Assets by a Receivables Subsidiary to one or more purchasers pursuant to the respective Permitted Receivables Facility, and purchases and acquisitions of Receivables Facility Assets by the Receivables Subsidiaries, in each case pursuant to the terms of the respective Permitted Receivables Facility, shall be permitted;

(p)                                  so long as no Default or Event of Default then exists, and so long as no Default or Event of Default will exist after giving effect to the respective Permitted Acquisition, the Parent and its Wholly-Owned Subsidiaries (other than any Receivables Subsidiary) may from time to time make Permitted Acquisitions, so long as the requirements contained in the definitions of “Permitted Acquisition” and “Permitted Acquisition Conditions” are satisfied;

(q)                                  to the extent the Parent or any of its Subsidiaries acquires (but not pursuant to a Permitted Acquisition) or constructs any Real Property or acquires (but not pursuant to a Permitted Acquisition) any equipment, in each case after the Initial Borrowing Date, then (i) in the case of Real Property, within 180 days of the acquisition thereof (or in the case of Real Property being constructed or upon which substantial improvements are being made, within 180 days after the completion of such construction or substantial improvements) and (ii) in the case of equipment, within 120 days of the acquisition thereof, the Parent or the respective Subsidiary owning same may sell the respective Real Property or equipment pursuant to a sale-leaseback transaction so long as (A) there shall exist no Default or Event of Default (both before and after giving effect thereto), (B) the sale is on an arm’s-length transaction and for Fair Market Value, (C) at least 75 per cent. of the aggregate consideration therefor shall be in the form of cash and is paid at the time of consummation of sale and (D) to the extent Capitalised Lease Obligations result from the respective sale-leaseback, such Capitalised Lease Obligations shall be permitted pursuant to Clause 26.4 (Indebtedness);

(r)                                  each of the Parent and its Subsidiaries may sell or liquidate, in each case for cash at fair market value (as reasonably determined by the Parent or the respective Subsidiary), Cash Equivalents;

(s)                                  so long as no Default or Event of Default is then in existence (or shall exist after giving effect thereto), the Parent and its Subsidiaries may effect one or more Sales In Lieu of Liquidation in accordance with the definition thereof contained herein; and

(t)                                    acquisitions for value of Senior Subordinated Notes and Senior Subordinated Convertible Bonds may be made to the extent permitted by Clause 26.8(a)(iv) (Limitation on Voluntary Payments and Modifications of Indebtedness; Modifications of Certificate of Incorporation, By-Laws and Certain Other Agreements).

Notwithstanding anything to the contrary contained above, in no event shall the Parent or any of its Subsidiaries (x) sell, transfer or dispose of any Equity Interests in the Borrower or any Subsidiary of the Parent which owns Equity Interests, in the Borrower or (y) sell any Equity Interests in any other Subsidiary of the Parent unless, in the case of this clause (y), the respective sale or disposition meets the requirements of one or more of the paragraphs of this Clause 26.2 unless all Equity Interests in the respective Subsidiary owned by Parent and its Subsidiaries are sold pursuant to the respective sale.  Furthermore, the foregoing provisions of this Clause 26.2 are subject to continued compliance by the Obligors and their Subsidiaries with the requirements of Clauses 25.2 (Conduct of Business) and 26.13 (Assets and EBITDA Attributable to Qualified Obligors).  To the extent the Instructing Group waive the provisions of this Clause 26.2 with respect to the sale of any Collateral, or any Collateral is sold as permitted by this Clause 26.2, such Collateral (unless sold to the Parent or a Subsidiary of the Parent) shall be sold free and clear of the Liens created by the Security Documents, and the Agent and Security Trustee shall be authorised to take any actions deemed appropriate in order to effect the foregoing.

26.3                        Restricted Payments

Each Obligor will not, and will not permit any of its Subsidiaries to make any Restricted Payment, except that:

(a)                                  any Subsidiary of the Borrower may pay Dividends to its shareholders, in each case so long as the Borrower or any Subsidiary of the Borrower which owns an Equity Interest in such Subsidiary receives a percentage of any such Dividends which is at least equal to its percentage Equity Interest in the respective Subsidiary paying the Dividend;

(b)                                  any Subsidiary of the Parent (other than the Borrower and its Subsidiaries if any Default or Event of Default is then in existence) may declare and pay Dividends or make distributions to the Parent or a Wholly-Owned Subsidiary of the Parent;

(c)                                  payments may be made from time to time with respect to Affiliate Debt permitted to be incurred and remain outstanding in accordance with the terms of this Agreement, in each case so long as (x) the respective payment is permitted to be made in accordance with the terms of the Intercreditor Deed and (y) other than in the case of payments made by any Non-U.S. Subsidiary of the Parent (which is not also a Subsidiary of the Borrower) to the Parent and payments made by any person to the Borrower (or to any person which then transmits such payments to the Borrower or one or more other persons who immediately transmit such payments to the Borrower), no Default or Event of Default then exists (both before and after giving effect to the respective payment);

(d)                                  the Parent may (i) repurchase the Parent Common Stock and/or options to purchase the Parent Common Stock held by or (ii) make payments pursuant to equity appreciation rights agreements to, directors, executive officers, members of management or employees of the Parent or any of its Subsidiaries upon the death, disability, retirement or termination of such director, executive officers, member of management or employee, so long as (A) no Default or Event of Default then exists or would exist after giving effect thereto and (B) the aggregate amount of cash expended by the Parent pursuant to this paragraph (d) shall not exceed €10,000,000 in any fiscal year of the Parent plus the net cash proceeds of Parent Common Stock sold to directors, executive officers, members of management or employees of the Parent and its Subsidiaries in such fiscal year;

(e)                                  the Parent may pay regularly accruing Dividends with respect to Parent Preference Shares C through the issuance of additional shares of Parent Preference Shares C in accordance with the terms of the Preferred Equity Financing Documents governing same or from the proceeds (if any) of any Cumulative Excess Cash Flow, provided that at the date of the declaration of payment of such Dividend (and if such payment is made within 30 days of such declaration), after giving effect to the payment of such Dividends, the Borrower shall have Available Liquidity of at least €50,000,000.  For the purposes of this paragraph (e), “Cumulative Excess Cash Flow” means, at any time, as determined on each Excess Cash Flow Payment Date the aggregate amount of (i) Excess Cash Flow after applying the provisions of Clause 13.3 (Application of Mandatory Prepayments) on such Excess Cash Flow Payment Date and (ii) the aggregate Excess Cash Flow for each previous Excess Cash Flow Payment Date not utilised during their respective Excess Cash Flow Payment Period;

(f)                                    if any Parent Preference Shares B are issued after the Initial Borrowing Date in accordance with the terms of the Parent’s Articles of Association as the terms of the Parent Preference Shares B thereunder are in effect on the Initial Borrowing Date or as thereafter amended in a manner no less favorable to the Lenders, then at any time and from time to time thereafter, so long as no Default or Event of Default then exists, and so long as no Default or Event of Default will exist after giving effect to the respective redemption of Parent Preference Shares B, the Parent may redeem its outstanding Preference Shares B, at their issue price plus any accrued and unpaid dividends thereon, provided that at the date of the declaration of the respective redemption of the Parent Preference Shares B (and if such redemption is consummated within 30 days of such declaration), after giving effect to the respective redemption, the Borrower shall have Available Liquidity of at least €50,000,000; and

(g)                                 so long as no Default or Event of Default then exists, and so long as no Default or Event of Default will exist after giving effect to the respective payment of Dividends, the Parent may pay, during the first six months of any fiscal year of the Parent regularly accruing Dividends based on the Parent’s Consolidated Net Income for the immediately preceding fiscal year:

(i)                                    with respect to Parent Preference Shares A (so long as there is no increase to the number of shares of outstanding Parent Preference Shares A after the Initial Borrowing Date), in an aggregate amount not to exceed that amount determined in accordance with the Articles of Association of the Parent (as in effect on the Initial Borrowing Date or as thereafter amended in a manner no less favorable to the Lenders) and the resolution of the Executive Board of the Parent providing for the first issuance of Parent Preference Shares A, it being understood and agreed that the aggregate amount of Dividends paid in respect of the Parent Preference Shares A in each fiscal year of the Parent pursuant to this sub-paragraph (i) shall not exceed €11,200,000 for the fiscal years ending closest to 31 December 2003 through till 2008, and thereafter in such amount as calculated in accordance with the Articles of Association of the Parent (referred to as the “Applicable Preference Share A Dividend”) provided that to the extent the aggregate amount of Dividends paid pursuant to this sub-paragraph (i) are less than the Applicable Preference Share A Dividend in any fiscal year of the Parent (beginning with fiscal year 2006), the difference between the amount paid in such fiscal year and the Applicable Preference Share A Dividend, may be carried forward and used to pay Dividends in respect of the Parent Preference Shares A in succeeding fiscal years;

(ii)                                with respect to Parent Preference Shares B, if any, issued after the Initial Borrowing Date in accordance with the terms of the Parent’s Articles of Association as the terms of such Parent Preference Shares B thereunder are in effect on the Initial Borrowing Date or as thereafter amended in a manner no less favorable to the Lenders, in amounts determined in accordance with the Articles of Association of the Parent (as in effect on the Initial Borrowing

Date or as thereafter amended in a manner no less favorable to the Lenders); and

(iii)                            with respect to Parent Common Stock, provided that the aggregate amount of all Dividends paid during any fiscal year of the Parent pursuant to this sub-paragraph (iii) shall not exceed 35 per cent. of the Consolidated Net Income Available to Common (calculated before deducting any non-cash exceptionals accrued during such period) for the immediately preceding fiscal year, provided further, that (A) in the case of each of foregoing sub-paragraphs (i), (ii) and (iii) (including the provisos thereto), at the date of the declaration of the payment of such Dividends (and if such payment is made within 30 days of such declaration), after giving effect to the payment of such Dividends, the Borrower shall have Available Liquidity of at least €50,000,000 and (B) in the case of the foregoing sub-paragraph (iii) (including the provisos thereto), after giving effect to the respective payment of Dividends, the Consolidated Leverage Ratio shall be less than or equal to 3.75:1:00.

Notwithstanding anything to the contrary contained above, in the case of Dividends to be paid at any time pursuant to this paragraph (g), if on the date the payment and amount of the respective Dividends are announced, so long as the respective announcement is made within 90 days prior to the payment of the respective Dividends, no Default or Event of Default then exists, and no Default or Event of Default would exist if Dividends in the respective amount announced (when added to any other amounts of Dividends announced but not yet paid) were paid on such date (including, without limitation, pursuant to Clause 24.2(c) (Maximum Consolidated Leverage Ratio) after giving effect to the incurrence of any Indebtedness needed to finance same) and so long as the amount of Dividends to be paid complies with the requirements of this paragraph (g), as the case may be, and so long as the Available Liquidity requirements sets forth in said paragraphs would be satisfied if the Dividends so announced (when added to any other amounts of Dividends announced but not yet paid) were actually paid on the date of the respective announcement (after giving effect thereto), then the respective Dividends (in the aggregate amounts so announced) may be paid within 90 days after such announcement, so long as no Default or Event of Default then exists or would exist after giving effect to the payment of such Dividends, notwithstanding the failure to satisfy the Available Liquidity requirements on the date the respective Dividends are actually paid.

The foregoing provisions of this Clause 26.3 shall in no event restrict or limit the ability of any Obligor to make payments owing by them pursuant to the terms of any Finance Document.

26.4                        Indebtedness

Each Obligor will not, and will not permit any of its Subsidiaries (other than a member of the CEAL Group to which the CEAL Exception Conditions apply (save in respect of paragraph (q) below)) to, contract, create, incur, assume or suffer to exist any Indebtedness, except:

(a)                                  Indebtedness incurred pursuant to this Agreement and the other Finance Documents;

(b)                                  Existing Indebtedness outstanding on the Initial Borrowing Date, without giving effect to any subsequent extension, renewal or refinancing thereof, except that the Third Party Existing Indebtedness as set out in Section A of Part II of Schedule 10 (Existing Indebtedness) may be Refinanced, or successively Refinanced, through one or more issues of Permitted Refinancing Indebtedness;

(c)                                  Indebtedness (including, without limitation, Indebtedness of such persons evidenced by Capitalised Lease Obligations entered into in accordance with the relevant requirements of Clause 26.8 (Limitation on Voluntary Payments and Modifications of Indebtedness; Modifications of Certificate of Incorporation, By-laws and Certain Other Agreements; etc.), Indebtedness of such persons of the type described in Clause 26.1(i) (Liens), Permitted Acquired Debt and Seller Debt and such other Indebtedness as is incurred pursuant to this paragraph (c)) of (i) the Parent, the Borrower and one or more Qualified Guarantors or (ii) in the case of Permitted Acquired Debt only, the respective Subsidiary or Subsidiaries acquired pursuant to such Permitted Acquisition, provided that:

(A)                               no Default or Event of Default shall exist at the time of the incurrence of such Indebtedness and immediately after giving effect thereto; and

(B)                               the aggregate principal amount of Indebtedness at any time outstanding pursuant to this paragraph (c) does not exceed €160,000,000 (or its equivalent in other currencies), of which no more than €60,000,000 (or its equivalent in other currencies) shall at any time outstanding constitute Indebtedness other than Permitted Subordinated Indebtedness, with the balance required at all times to constitute Permitted Subordinated Indebtedness;

(d)                                  Indebtedness under non-speculative Other Interest Hedging Agreements;

(e)                                  Indebtedness of any Guarantor owed to the Parent or any other Subsidiary of the Parent (not an inactive Material Subsidiary), provided that (i) any such Indebtedness (unless owed to the Borrower) shall be subordinated as, and to the extent, required by the last sentence of this Clause 26.4 and (ii) at the first time that any person other than the Parent or any Subsidiary of the Parent (not an inactive Material Subsidiary) owns or holds any such Indebtedness or any person other than the Borrower or (other than in the case of Indebtedness owed by the Borrower) any Qualified Obligor holds a Lien in respect of such Indebtedness, the debtor of such Indebtedness shall be deemed to have incurred at such time Indebtedness not permitted by this paragraph (e);

(f)                                    Indebtedness of any Subsidiary of the Parent which is not a Guarantor owed to the Parent or any other Subsidiary of the Parent, provided that (i) any such Indebtedness owed to any Qualified Obligor shall (except as otherwise provided in the Intercreditor Deed) be unsubordinated and (ii) at the first time that any person other than the Parent or any Subsidiary thereof owns or holds any such Indebtedness or any person (other than the Borrower or any Qualified Obligor) holds a Lien in respect of such Indebtedness, the respective debtor shall be deemed to have incurred at such time Indebtedness not permitted by this paragraph (f);

(g)                                 in addition to any Indebtedness permitted by paragraph (f) above, Indebtedness of the Parent or any Wholly-Owned Subsidiary of the Parent to the Parent or another Wholly-Owned Subsidiary of the Parent constituting the purchase price in respect of intercompany transfers of assets made in the ordinary course of business to the extent not constituting Indebtedness for borrowed money;

(h)                                 Indebtedness evidenced by Other Currency/Commodities Hedging Agreements entered into pursuant to Clause 26.5(e) (Advances, Investments and Loans);

(i)                                    Indebtedness of the Parent and its Subsidiaries under performance bonds, documentary credit obligations to provide security for workers’ compensation claims and bank overdrafts, in each case incurred in the ordinary course of business, provided that any obligations arising in connection with such bank overdraft Indebtedness is extinguished within five Business Days;

(j)                                    Indebtedness incurred by the Parent or any of its Subsidiaries arising from agreements providing for indemnification related to sales of goods or adjustment of purchase price or similar obligations in any case incurred in connection with the disposition of any business, assets or Subsidiary of the Parent;

(k)                                accounts payable to vendors for goods and services obtained in the normal course of business and under customary terms and conditions;

(l)                                    Indebtedness of the Borrower, and subordinated guarantees thereof by the Parent and the Guarantors, under the Senior Subordinated Notes, the other Senior Subordinated Note Documents, the Senior Subordinated Convertible Bonds and the other Senior Subordinated Convertible Bond Documents in an aggregate principal amount not to exceed $350,000,000 and €114,819,000 (as (x) increased, as a result of the issuance of any additional Senior Subordinated Notes to pay-in-kind any regularly accruing interest on any outstanding Senior Subordinated Notes (or any Permitted Refinancing Indebtedness, other than the Senior Subordinated Notes, issued to refinance same) in accordance with the terms applicable to the Senior Subordinated Notes and (y) reduced by any repayments of principal thereof except for any such repayments to the extent made as a result of the issuance of refinancing Senior Subordinated Notes in accordance with the definition of Senior Subordinated Notes contained herein);

(m)                              Indebtedness which may be deemed to exist pursuant to one or more Permitted Receivables Transactions;

(n)                                 obligations incurred in the ordinary course of business in respect of bank overdrafts and with respect to cash management and operating account arrangements, provided that such arrangements are not the functional equivalent of extensions of Indebtedness for borrowed money;

(o)                                  additional unsecured Indebtedness of the Parent or the Borrower consisting of (x) unsecured guarantees by the Parent or the Borrower of obligations (which guaranteed obligations do not themselves constitute Indebtedness) of one or more Wholly-Owned Subsidiaries of the respective guarantor that are themselves Qualified Obligors, and (y) unsecured guarantees by the Parent or the Borrower of leases pursuant to which one or more Wholly-Owned Subsidiaries of the respective guarantors that are themselves Qualified Obligors are the respective lessee;

(p)                                  unsecured Indebtedness of Subsidiaries of the Parent (which are not Subsidiaries of the Borrower) incurred from local banks which are supported by one or more

Documentary Credit, provided that Indebtedness shall be permitted to be incurred, and remain outstanding, pursuant to this paragraph (p) only to the extent that the aggregate outstanding principal amount thereof is at all times supported by a Documentary Credit issued pursuant to this Agreement with a face amount equal to or greater than the principal amount of the Indebtedness outstanding pursuant to this paragraph (p); and

(q)                                  Indebtedness incurred by the members of the CEAL Group for the purposes of the day-to-day running of its business provided that:

(i)                                    no Default or Event of Default shall exist at the time of the incurrence of each Indebtedness and immediately after giving effect thereto;

(ii)                                the Parent and its Subsidiaries will be in compliance with Clause 24 (Financial Condition) on a Pro Forma Basis after giving effect to each incurrence of such Indebtedness; and

(iii)                            the ratio of consolidated total net debt to consolidated EBITDA of the CEAL Group shall not be equal to or greater than 2.00:1.00, both before and after the incurrence of such Indebtedness.

Notwithstanding anything to the contrary contained above or elsewhere in this Agreement, (y) in no event shall the Parent or the Borrower permit any Subsidiary of the Parent other than the Borrower or any Qualified Guarantor to incur any Indebtedness or any other obligation having any element of recourse to any Obligor or to any of its assets or property and (z) Affiliate Debt (excluding only Affiliate Debt where each obligee and obligor (including any guarantors) thereof are Subsidiaries of the Parent none of which are Obligors) shall only be permitted to be incurred and to remain outstanding if each obligee and each obligor (including any guarantors) with respect to such Affiliate Debt shall have become parties to the Intercreditor Deed in accordance with the terms thereof.

26.5                        Advances, Investments and Loans

Each Obligor will not, and will not permit any of its Subsidiaries (other than a member of the CEAL Group to which the CEAL Exception Conditions apply) to, directly or indirectly, lend money or credit or make advances to any person, or purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contribution to, any other person (all of the foregoing, “Investments”), except that the following shall be permitted:

(a)                                  the Parent and its Subsidiaries may acquire and hold accounts receivables arising in the ordinary course of business and owing to any of them;

(b)                                  the Parent and its Subsidiaries may acquire and hold Cash Equivalents, provided that at any time there are Revolving Facility Outstandings and/or Swingline Facility Outstandings, the aggregate amount of Cash Equivalents permitted to be held by Parent and its Subsidiaries shall not exceed €50,000,000 (or its equivalent in other currencies) for any period of five (5) consecutive Business Days;

(c)                                  the Parent and its Subsidiaries may make loans and advances in the ordinary course of business to their respective employees so long as the aggregate principal amount thereof at any time outstanding (determined without regard to any write-downs or write-offs of such loans and advances) shall not exceed €10,000,000 (or its equivalent in other currencies);

(d)                                  the Parent and its Subsidiaries may enter into Other Interest Hedging Agreements to the extent permitted in Clause 26.4(d) (Indebtedness);

(e)                                  the Parent and its Subsidiaries may enter into and perform their obligations under Other Currency/Commodity Hedging Agreements entered into in the ordinary course of business so long as any such Other Currency/Commodity Hedging Agreement is not speculative in nature and is (i) related to income derived from foreign sales or operations of the Parent or any Subsidiary or otherwise related to purchases permitted hereunder from foreign suppliers, (ii) entered into to protect the Parent and/or its Subsidiaries against fluctuations in the prices of raw materials used in their businesses or (iii) entered into to protect the Group’s exposure to adverse movements in foreign exchange in relation to the Facilities and any Permitted Subordinated Indebtedness;

(f)                                    loans may be made as expressly permitted by paragraphs (e) and (f) of Clause 26.4 (Indebtedness);

(g)                                 the Parent and its Subsidiaries may (i) sell or transfer assets to the extent permitted by Clause 26.2 (Consolidation, Merger, Purchase or Sale of Assets, etc.), and may acquire non-cash consideration in respect thereof to the extent permitted by Clause 26.2 (Consolidation, Merger, Purchase or Sale of Assets, etc.) and (ii) repurchase Equity Interests in certain of its Subsidiaries to the extent expressly permitted pursuant to Clause 26.2(m) (Consolidation, Merger, Purchase or Sale of Assets, etc.);

(h)                                 the Parent may effect Permitted Acquisitions in accordance with the requirements of Clause 26.2(p) (Consolidation, Merger, Purchase or Sale of Assets, etc.) and an amount equal to the cash consideration therefor may be contributed, loaned or advanced to, or invested in, the respective person (which must be the Parent or a Wholly-Owned Subsidiary thereof) making such Permitted Acquisition by the Parent or any of its Wholly-Owned Subsidiaries so long as all amounts so invested are in fact used within ten days of the respective payment to pay such consideration owing in connection with the respective Permitted Acquisition (or if not so used, are returned to the Parent or its respective Wholly-Owned Subsidiary at the end of such five-day period);

(i)                                    Investments consisting of guarantees in existence on the Initial Borrowing Date as disclosed in Clause 26.4 (Indebtedness) or arising thereafter as a result of guarantees permitted pursuant to Clause 26.4 (Indebtedness);

(j)                                    the Parent and its Subsidiaries may, in the ordinary course of business, acquire and own investments (including debt obligations) received in connection with the bankruptcy or reorganisation of, or in settlement of delinquent obligations of, their suppliers and customers;

(k)                                in addition to Investments otherwise permitted above, the Parent and its Subsidiaries may hold (i) their interests in their respective Subsidiaries and (ii) Investments as are in effect on the Initial Borrowing Date which are set out in Part VII of Schedule 10 (Existing Investments);

(l)                                    (i) the Parent and the Qualified Obligors may make cash common equity contributions to the capital of Wholly-Owned Subsidiaries of the Parent which are also Qualified Obligors, provided that in the event that any Qualified Obligor in which an investment is made pursuant to this paragraph (l) ceases to constitute a Wholly-Owned Subsidiary of the Parent which is a Qualified Obligor, any remaining Investment therein by the Parent or any of its Subsidiaries will be required to be independently justified under another clause of this Clause 26.5 and (ii) Wholly-Owned Subsidiaries may make cash equity investments (including, for this purpose, preferred equity investments) in Non-Guarantor Subsidiaries (A) to the extent all proceeds of such equity investment are immediately thereafter used by such Non-Guarantor Subsidiary to repay in cash outstanding Intercompany Loans in a like amount previously made by a Qualified Obligor (and otherwise permitted hereunder) to such Non-Guarantor Subsidiary and (B) so long as any Equity Interest issued as consideration for such equity investment is promptly pledged to the Security Trustee for the benefit of the Finance Parties to the extent required by Clause 25.7 (Additional Security and Further Assurances) or any Security Document;

(m)                              Non-Guarantor Subsidiaries may make cash common equity contributions to the capital of other Non-Guarantor Subsidiaries, provided that in the event that any Non-Guarantor Subsidiary which has received a common equity contribution pursuant to this paragraph (m) ceases to constitute a Subsidiary of the Parent, any remaining Investment therein by the Parent or any of its Subsidiaries will be required to be independently justified under another clause of this Clause 26.5; and

(n)                                 so long as no Default or Event of Default then exists or would exist after giving effect thereto, the Parent and its Subsidiaries may make additional Investments (which remain outstanding on any date of determination) (i) in the event that the Consolidated Leverage Ratio is greater than 3.75:1.00, not exceeding in aggregate €15,000,000 (or its equivalent in other currencies) and (ii) in the event the Consolidated Leverage Ratio is less than or equal to 3.75:1.00, not exceeding in aggregate €40,000,000 (or its equivalent in other currencies), (and will remain so after the making of each Investment made pursuant to this proviso), it being understood and agreed that, at any time (ii) above is not applicable, Investments made pursuant thereto shall be permitted to remain outstanding, but shall be taken into account in determining whether additional Investments may be made pursuant to this paragraph (n) (without the benefits of (ii) above)).

26.6                        Transactions with Affiliates

Each Obligor will not, and will not permit any of its Subsidiaries (other than a member of the CEAL Group to which the CEAL Exception Conditions apply) to, enter into any transaction or series of related transactions, with any Affiliate of the Parent or any of its Subsidiaries, other than in the ordinary course of business and on terms and conditions substantially as favorable to the Parent or such Subsidiary as would reasonably be obtained by the Parent or such Subsidiary at that time in a comparable arm’s-length transaction with a person other than an Affiliate, except that:

(a)                                  Restricted Payments may be paid to the extent provided in Clause 26.3 (Restricted Payments);

(b)                                 loans may be made and other transactions may be entered into between the Parent and its Subsidiaries to the extent expressly permitted by Clauses 26.2 (Consolidation, Merger, Purchase or Sale of Assets, etc.), 26.4 (Indebtedness) and 26.5 (Advances, Investments and Loans);

(c)                                  customary fees may be paid to directors of the Parent and its Subsidiaries;

(d)                                 the Parent and its Subsidiaries may enter into employment arrangements with respect to the procurement of services of their respective officers and employees in the ordinary course of business, including executive compensation arrangements;

(e)                                  the Transaction shall be permitted;

(f)                                    the Parent and its Subsidiaries may enter into the transactions contemplated by the Permitted Receivables Facility Documentation;

(g)                                 the Parent and its Subsidiaries may enter into Tax Sharing Agreements; and

(h)                                 the Parent may issue Parent Preference Shares B to the Permitted Holder thereof in accordance with the terms of the Parent’s Articles of Association as the terms of the Parent Preference Shares B thereunder are in effect on the Initial Borrowing Date or as thereafter amended in a manner no less favorable to the Lenders.

In addition to the applicable requirements provided above, any transaction or series of related transactions (other than as described in sub-paragraphs (a) through (h) above and excluding transactions between the Parent and/or one or more Wholly-Owned Subsidiaries of the Parent) between or among the Parent and/or any of its Subsidiaries (other than the members of the CEAL Group to which the CEAL Exception Conditions apply), on the one hand, and any of their respective Affiliates, on the other hand, with a value in excess of (A) €5,000,000 shall only be permitted if a majority of the disinterested directors of the Parent approve the transaction as meeting the standard set forth above in this Clause 26.6 and (B) €25,000,000 shall only be permitted if the parties thereto provide a fairness opinion from a person, and in form, scope and substance, reasonably satisfactory to the Agent.

26.7                        Business

(a)                                  The Obligors will not, and will not permit any of their Subsidiaries to, engage (directly or indirectly) in any business other than the Group Business and reasonable extensions thereof, provided that, for a period not extending beyond the date which occurs one year after the date the respective Permitted Acquisition is consummated, any Subsidiary of the Parent which was acquired by the Parent or any of its Wholly-Owned Subsidiaries (other than the Receivables Subsidiary) pursuant to a Permitted Acquisition shall be permitted to engage in a business other than the Group Business and reasonable extensions thereof to the extent so engaged by it immediately prior to such Permitted Acquisition (so long as such other business was not undertaken in contemplation of the respective Permitted Acquisition).

(b)                                  The Parent will cause each Receivables Subsidiary to comply with the requirements of Clause 26.11 (Receivables Subsidiary and Permitted Receivables Facility).

26.8                        Limitation on Voluntary Payments and Modifications of Indebtedness; Modifications of Certificate of Incorporation, By-Laws and Certain Other Agreements; etc.

(a)                                  Each Obligor will not, and will not permit any of its Subsidiaries (other than a member of the CEAL Group to which the CEAL Exception Conditions apply) to:

(i)                                    amend or modify, or permit the amendment or modification of, any provision of any Preferred Equity Financing Documents or, after the incurrence or issuance thereof, any Permitted Subordinated Indebtedness or Qualified Preferred Stock, or of any agreement (including, without limitation, any purchase agreement, indenture, loan agreement or security agreement) relating thereto other than any amendments or modifications to any Preferred Equity Financing Documents, any Permitted Subordinated Indebtedness or any Qualified Preferred Stock or of any agreement relating thereto which do not in any way adversely affect the interests of the Lenders;

(ii)                                after entering into any Senior Subordinated Note Document or Senior Subordinated Convertible Bond Document, amend or modify, or permit the amendment or modification of, any provision of such Senior Subordinated Note Document or Senior Subordinated Convertible Bond Document (except for immaterial modifications to the Senior Subordinated Note Documents or Senior Subordinated Convertible Bond Documents, which could not be adverse to the interests of the Lenders in any respect, and which do not modify the subordination provisions applicable thereto);

(iii)                            after entering into any Permitted Receivables Transaction, amend or modify, or permit the amendment or modification of, any provision of the documentation relating thereto, except for amendments or modifications which are not in any way adverse to the interests of the Lenders or that are determined to be immaterial by the Agent;

(iv)                               make (or give any notice in respect of) any voluntary or optional payment or prepayment on or redemption or acquisition for value of (including, without limitation, by way of depositing with the trustee with respect thereto or any person, money or securities before due for the purpose of paying when due), exchange or purchase, redeem or acquire for value (whether as a result of a change of control, the consummation of asset sales or otherwise) the Senior Subordinated Notes (including, for the avoidance of doubt, any Senior Subordinated Notes constituting Permitted Refinancing Indebtedness) and Senior Subordinated Convertible Bonds (except for repayments, prepayments, redemptions or acquisitions for value to the extent resulting from (1) the issuance of replacement Senior Subordinated Notes and Senior Subordinated Convertible Bonds and/or (2) the proceeds from the Incremental Term Facility) or, after the incurrence or issuance thereof, any Permitted Subordinated Indebtedness;

(v)                                   amend, modify or change its certificate of incorporation (including, without limitation, by the filing or modification of any certificate of designation) articles of association or by-laws (or analogous organisational documents), or any agreement entered into by it, with respect to its share capital (including any Shareholders’ Agreement), or enter into any new agreement with respect to its share capital, other than any amendments, modifications or changes pursuant to this sub-paragraph (v) or any such new agreements pursuant to this sub-paragraph (v) which the Parent reasonably concludes do not in any way adversely affect the interests of the Lenders, provided that nothing in this sub-paragraph (v) shall prevent the Parent or any of its Subsidiaries from amending its certificate of incorporation or by-laws to permit the Parent to issue such share capital as is provided in Clause 26.9 (Limitation on Issuance of Share Capital) or to permit the issuance of share capital otherwise permitted to be issued pursuant to the terms of this Agreement; or

(vi)                               amend or modify, or permit the amendment or modification of, the Intercreditor Deed (except for the addition of parties thereto as contemplated by this Agreement and the Intercreditor Deed).

(b)                                  Neither the Parent nor any of its Subsidiaries shall designate any Indebtedness, other than the Facilities Obligations, as “Designated Senior Debt” for purposes of the Senior Subordinated Notes, the other Senior Subordinated Note Documents, the Senior Subordinated Convertible Bonds or the other Senior Subordinated Convertible Bond Documents or, on and after the execution and delivery thereof, in any agreement relating to Permitted Subordinated Indebtedness and Permitted Refinancing Indebtedness.

26.9                        Limitation on Issuance of Share Capital

(a)                                  The Parent shall not issue (i) any preferred stock (other than (x) Qualified Preferred Stock, (y) Parent Preference Shares B in accordance with the applicable provisions set forth in the Articles of Association of the Parent to Stichting Preferente Aandelen Buhrmann N.V. and (z) Parent Preference Shares C issued in accordance with the requirements of the Preferred Equity Financing Documents and the issuance of additional shares of Parent Preference Shares C in payment of regularly accruing dividends on theretofore outstanding shares of Parent Preference Shares C) or any options, warrants or rights to purchase preferred stock or (ii) any redeemable (except at the option of the Parent) ordinary share capital unless, in either case, all terms thereof are satisfactory to the Instructing Group in their sole discretion.

(b)                                  The Borrower will not issue, and the Parent and the Borrower shall not permit any of their Subsidiaries (other than a member of the CEAL Group to which the CEAL Exception Conditions apply) to issue, any share capital (including by way of sales of treasury stock) or any options or warrants to purchase, or securities convertible into, share capital, except (i) for transfers and replacements of then outstanding share capital, (ii) for stock splits, stock dividends and additional issuances which do not decrease the direct or indirect, as the case may be, percentage ownership of the Parent in any class of the share capital of the Borrower or such Subsidiary, (iii) in the case of Non-U.S. Subsidiaries of the Parent, to qualify directors to the extent required by applicable law and (iv) Subsidiaries of the Parent formed after the Initial Borrowing Date may issue share capital to the Parent or the respective Subsidiary of the Parent which is to own such stock.  All share capital issued in accordance with this paragraph (b) shall, to the extent required by the Security Documents, be delivered to the Security Trustee for pledge pursuant to the Security Documents.

26.10                 ERISA Compliance

With respect to any Plan, the Parent shall not, nor shall it permit any of its Subsidiaries (other than a member of the CEAL Group to which the CEAL Exception Conditions apply) or ERISA Affiliates to:

(a)                                  engage in any “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) for which a civil penalty pursuant to Section 502(i) of ERISA or a tax pursuant to Section 4975 of the Code may arise;

(b)                                  incur an “accumulated funding deficiency” (as such term is defined in Section 302 of ERISA), whether or not waived, or permit any Unfunded Current Liability;

(c)                                  permit the occurrence of any Termination Event;

(d)                                  except as discussed in Part V of Schedule 10 (Plans), be an “employer” (as such term is defined in Section 3(5) of ERISA) required to contribute to any Multiemployer Plan or a “substantial employer” (as such term is defined in Section 4001(a)(2) of ERISA) required to contribute to any Multiemployer Plan; or

(e)                                  permit the establishment or amendment of any plan or fail to comply with the applicable provisions of ERISA and the Code with respect to any Plan which could result in liability to the Parent, any Subsidiary of the Parent or any ERISA Affiliate,

in each case which, individually or in the aggregate, is reasonably likely to result in a Material Adverse Effect.

26.11                 Receivables Subsidiary and Permitted Receivables Facility

(a)                                  After the establishment thereof, each Receivables Subsidiary shall engage in no business activities other than the purchase, acquisition, sale and pledge of receivables (or interest therein) and related Receivables Facility Assets pursuant to Permitted Receivables Facility and borrowings thereunder and any business activities reasonably incidental thereto, all in accordance with the terms of the Permitted Receivables Facility, and shall have no assets or liabilities other than Receivables Facility Assets, cash collections therefrom, any investments of such cash collections and other assets and liabilities reasonably incidental to the foregoing activities.

(b)                                  The Parent and its Subsidiaries shall not cause, permit or suffer to exist (including as a result of actions taken by the respective receivables purchasers) any termination of a Permitted Receivables Facility on any date prior to the Final Maturity Date relating to the C Facility, except in the event the Permitted Receivables Facility is repaid, refinanced or otherwise replaced in accordance with the terms hereof by a replacement Permitted Receivables Facility.

26.12                 Limitation on Creation of Subsidiaries

(a)                                  Except as otherwise specifically provided in paragraph (b) below, the Parent will not, and will not permit any of its Subsidiaries (other than a member of the CEAL Group to which the CEAL Exception Conditions apply) to, establish, create or acquire after the Initial Borrowing Date any Subsidiary, provided that the Parent and its Wholly-Owned Subsidiaries shall be permitted to establish or create Wholly-Owned

Subsidiaries so long as (i) subject to Clauses 25.7 (Additional Security and Further Assurances) and 25.8 (Stock Pledges in Non-U.S. Subsidiaries of the Borrower Which Are Not Guarantors), the Equity Interests of each such new Wholly-Owned Subsidiary is pledged pursuant to, and to the extent required by, the applicable Security Documents and, if such Equity Interests constitute certificated stock, the certificates representing such Equity Interests, together with stock or other powers duly executed in blank, are delivered to the Security Trustee for the benefit of the Finance Parties and (ii) to the extent such new Wholly-Owned Subsidiary is required, in accordance with the applicable provisions of Clause 25.7 (Additional Security and Further Assurances), to become a Guarantor, (A) such new Wholly-Owned Subsidiary executes and delivers an Accession Notice and, in each case unless the Agent otherwise agrees based on advice of local counsel, the Intercreditor Deed and such other Security Documents as would have been entered into by the respective Subsidiary if same had been an Original Guarantor, and takes all action in connection therewith as would otherwise have been required to be taken if such new Wholly-Owned Subsidiary had been an Original Obligor and (B) such new Wholly-Owned Subsidiary, to the extent requested by an Agent or the Instructing Group, takes all other actions required pursuant to Claus 25.7 (Additional Security and Further Assurances)  (including, without limitation, to, at its own expense, execute, acknowledge and deliver, or cause the execution, acknowledgment and delivery of, and thereafter register, file or record in any appropriate governmental office, any document or instrument reasonably deemed by the Security Trustee to be necessary or desirable for the creation and perfection of the Liens on its assets intended to be created pursuant to the applicable Security Documents).

(b)                                  In addition to Subsidiaries of the Parent created pursuant to preceding clause (a), the Parent and its Subsidiaries may establish, acquire or create, and make Investments in, Non-Wholly Owned Subsidiaries after the Initial Borrowing Date as a result of any Permitted Acquisition (subject to the limitations contained in the definition thereof) and Investments expressly permitted to be made pursuant to Clause 26.5 (Advances, Investments and Loans), provided that, and other than in relation to a member of the CEAL Group to which the CEAL Exception Conditions apply, (i) each such Non-Wholly Owned Subsidiary shall not have been wholly-owned, directly or indirectly, immediately prior to the consummation of the respective Permitted Acquisition, (ii) all Equity Interests in each such Non-Wholly Owned Subsidiary shall be pledged by the Obligors which own same to the extent required by the relevant Security Document and (iii) any actions required to be taken pursuant to Clause 25.7 (Additional Security and Further Assurances) in connection with the establishment, acquisition or creation of, or Investments in, the respective Subsidiaries are taken in accordance with the requirements of said Clause 25.7 (Additional Security and Further Assurances).

26.13                 Assets and EBITDA Attributable to Qualified Obligors

(a)                                  Each Obligor agrees that it shall not permit, for any Test Period ended after the Initial Borrowing Date, that portion of Consolidated EBITDA for such Test Period directly attributable to the Qualified Obligors (determined on a Pro Forma Basis to include any Qualified Obligors which became such, or were acquired, established or created, after the first day of the respective Test Period) to be less than 66-2/3 per cent. of Adjusted Consolidated EBITDA for such Test Period.  For purposes of all determinations pursuant to the immediately preceding sentence, the Consolidated EBITDA directly attributable to the Qualified Obligors shall be that portion of Consolidated EBITDA directly attributable to, and generated by, the Qualified Obligors, calculated by excluding all amounts (including without limitation all amounts representing earnings on investments or intercompany loans made to the persons hereinafter described, as well as any Consolidated EBITDA directly attributable to such persons) attributable to any person which is not a Qualified Obligor.

(b)                                  Each Obligor agrees that it shall not at any time permit that portion of Consolidated Tangible Assets directly owned by the Qualified Obligors (and not by their Subsidiaries or any other person who is not a Qualified Obligor) to be less than 66-2/3 per cent. of Adjusted Consolidated Tangible Assets at such time.

26.14                 Accounting Policy

The Parent agrees that it will not adopt any accounting policy or change the consistency of application of its accounting principles from GAAP (a) unless the revised policy and practice adopted from time to time is generally accepted in The Netherlands and/or in accordance with International Accounting Standards and (b) provided that prior to any revised policy and practice being adopted the Parent will notify the Agent thereof and, if required by the Agent, will either (i) negotiate in good faith with the Agent in order that the provisions of Clause 24 (Financial Condition) may be amended as may be necessary to grant to the Lenders protection comparable to that granted on the Effective Date or (ii) provide either financial statements on the same basis as before or provide financial statements containing a statement reconciling the previous and the then current accounting policy in order that the Agent may determine the financial condition of the Group having regard to the terms of this Agreement.

27.                               ACCESSION OF NEW GUARANTORS

(a)                                  The Parent will procure that from time to time, there is delivered to the Agent in accordance with Clause 25.7 (Additional Security and Further Assurances) in respect of a Subsidiary of the Parent after the Effective Date, an Accession Notice duly executed by itself and the relevant Subsidiary together with the documents set out in Part II of Schedule 7 (Accession Documents), as required by Clause 25.7 (Additional Security and Further Assurances) and such other documents (including any new Security Documents) as the Agent may reasonably require, in relation to such Subsidiary all in form and substance satisfactory to the Agent.

(b)                                  Upon delivery of a duly executed Accession Notice to the Agent, the Subsidiary party to it, the other Obligors and the Finance Parties, will assume such obligations towards one another and/or acquire such rights against each other as they would each have assumed or acquired had such Subsidiary been an original party to this Agreement as an Original Guarantor, and such Subsidiary shall become a party to this Agreement as an Acceding Guarantor.

28.                               EVENTS OF DEFAULT

Each of Clause 28.1 (Non-Payment) to Clause 28.15 (Receivables Facility) describes the circumstances which constitute an Event of Default for the purposes of this Agreement.

28.1                        Non-Payment

An Obligor fails to pay any sum due from it under any Finance Document at the time, in the currency and in the manner specified in this Agreement (a) in the case of any principal amount of any Utilisation, in such time, currency and manner as so specified and (b) in any other case, in such time, currency and manner as so specified unless failure to pay was due solely to technical or administrative error in the transmission of funds and the relevant sum is paid in full within 3 Business Days of the due date.

28.2                        Covenants

(a)                                  An Obligor fails duly to perform or comply with any provision of Clause 26 (Negative Undertakings) (other than Clause 26.10 (ERISA Compliance));

(b)                                  The financial condition of the Group fails to comply with any provision of Clause 24 (Financial Condition) or any other requirement of Clause 24 (Financial Condition) is not satisfied.

28.3                        Other Obligations

An Obligor fails duly to perform or comply with any of the obligations expressed to be assumed by it in any of the Finance Documents (other than any of those referred to in Clauses 28.1 (Non-Payment) and 28.2 (Covenants)) and such failure, if capable of remedy, is not so remedied within 30 Business Days after written notice to the Parent from the Agent.

28.4                        Misrepresentation

Any representation or statement made or deemed to have been made by an Obligor in any Finance Document or in any notice or other document, certificate or statement delivered by it, pursuant to it or in connection therewith is or proves to have been incorrect or misleading in any material respect when made or deemed to have been made.

28.5                        Cross Default

(a)                                  Any Primary Indebtedness of any member of the Group is not paid when due or within any originally applicable grace period;

(b)                                  Any Primary Indebtedness of any member of the Group is declared (or is capable of being declared) to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described); or

(c)                                  Any commitment for any Primary Indebtedness of any member of the Group is cancelled or suspended by a creditor of any member of the Group as a result of an event of default (however described).

Provided that no Event of Default will occur under this Clause 28.5 if the aggregate amount of Primary Indebtedness and/or commitment for Primary Indebtedness falling within paragraphs (a) to (c) above is less than €15,000,000 (or its equivalent in other currencies).

For the purposes of this Clause 28.5 only, “Primary Indebtedness” shall mean each of the items as set out in paragraphs (a), (b), (c), (d), (f) and (g) of the definition of “Indebtedness”.

28.6                        Insolvency

Any member of the Group is unable to pay its debts as they fall due, ceases or suspends generally payment of its debts or announces an intention to do so, or commences negotiations with, or makes a proposal to do so, any one or more of its creditors (other than any of the Finance Parties) with a view to the general readjustment or rescheduling of its Indebtedness or makes a general assignment for the benefit of or a composition with its creditors or a moratorium is declared in respect of the Indebtedness of any member of the Group.

28.7                        Winding-up

Any member of the Group takes any corporate action or other steps are taken or legal proceedings are started (other than legal proceedings of a frivolous or vexatious nature which are being contested in good faith and are stayed or discharged within 21 days) for its winding-up, dissolution, administration or re-organisation or for the appointment of a liquidator, receiver, administrator, administrative receiver, conservator, custodian, trustee or similar officer of it or of any or all of its revenues and assets other than in connection with an amalgamation or re-organisation on a solvent basis.

28.8                        Execution or Distress

Any execution, expropriation, attachment, sequestration or distress is levied against, or an encumbrancer takes possession of, the whole or any part of, the property, undertaking or assets of any member of the Group having an aggregate value of more than €15,000,000 (or its equivalent in other currencies) and the same is not discharged within 60 days.

28.9                        Similar Events

Any event occurs which, under the laws of any jurisdiction, has a similar or analogous effect to any of those events mentioned in Clause 28.6 (Insolvency), 28.7 (Winding-up) or Clause 28.8 (Execution or Distress).

28.10                 Change of Control

(a)                                  After the Initial Borrowing Date, the Borrower ceases to be a Wholly-Owned Subsidiary of Parent.

(b)                                  There is a Change of Control.

28.11                 Repudiation

Any Obligor repudiates any of the Finance Documents to which it is party or does or causes to be done any act or thing evidencing an intention to repudiate any of the Finance Documents to which it is party.

28.12                 Illegality

At any time it is or becomes unlawful for an Obligor to perform or comply with any or all of its obligations under any of the Finance Documents to which it is party or any of the obligations of an Obligor under any of the Finance Documents to which it is party are not or cease to be legal, valid and binding.

28.13                 Qualifications of Financial Statements

The auditors qualify their report on any audited consolidated financial statements of the Group in any regard which, in the opinion of the Agent acting on the instructions of an Instructing Group, is material in the context of the Finance Documents and the transactions contemplated thereby.

28.14                 Guarantee

The Guarantee or any provision thereof shall cease to be in full force or effect as to the relevant Guarantor (unless such Guarantor (other than the Parent) is no longer a Subsidiary by virtue of a liquidation, sale, merger or consolidation permitted by Clause 26.2 (Consolidation, Merger, Purchase or Sale of Assets, etc.)), or any Guarantor or person acting by or on behalf of such Guarantor shall deny or disaffirm such Guarantor’s obligations under the Guarantee, or any Guarantor shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to the Guarantee.

28.15                 Receivables Facility

Any default resulting in an early amortisation event or event permitting any receivables purchaser or receivables purchasers to effect an early termination of any Permitted Receivables Facility (or a portion thereof) shall have occurred and be continuing (after giving effect to any legally valid written waivers of such events adopted by the relevant receivables purchasers).

28.16                 Acceleration

Upon the occurrence of an Event of Default and while the same is continuing at any time thereafter, the Agent may (and, if so instructed by an Instructing Group, shall) by written notice to the Borrower:

(a)                                  declare all or any part of the Outstandings to be immediately due and payable (whereupon the same shall become so payable together with accrued interest thereon and any other sums then owed by any Obligor under the Finance Documents) or declare all or any part of the Outstandings to be due and payable on demand of the Agent; and/or

(b)                                  require the Borrower to procure that the Outstanding L/C Amount are promptly reduced to zero and/or provide cash collateral therefore by deposit in such interest bearing account as the Agent may specify, in an amount specified by the Agent and in the currency of such Outstanding L/C Amount (whereupon the Parent shall do so); and/or

(c)                                  declare that any unutilised portion of the Facilities shall be cancelled, whereupon the same shall be cancelled and the corresponding Commitments of each Lender shall be reduced to zero; and/or

(d)                                  exercise or direct the Security Trustee to exercise any rights and remedies (including any right to demand cash collateral by deposit in such interest-bearing account as the Agent may specify).

28.17                 Repayment on Demand

If, pursuant to paragraph (a) of Clause 28.16 (Acceleration), the Agent declares all or any part of the Outstandings to be due and payable on demand of the Agent, then, and at any time thereafter, the Agent may (and, if so instructed by an Instructing Group, shall) by written notice to the Parent:

(a)                                  require repayment of all or the relevant part of the Advances on such date as it may specify in such notice (whereupon the same shall become due and payable on such date together with accrued interest thereon and any other sums then owed by any Obligor under the Finance Documents) or withdraw its declaration with effect from such date as it may specify in such notice; and/or

(b)                                  select as the duration of any Interest Period or Term which begins whilst such declaration remains in effect a period of 3 months or less.

28.18                 Sharing Events: Special Sharing and Conversion Provisions Applicable to Revolving Facility Lenders

(a)                                  On the date of the occurrence of a Sharing Event, automatically (and without the taking of any action):

(i)                                    all then Revolving Facility Outstandings then maintained in, and all Outstanding L/C Amounts owed in, one or more currencies other than euros shall be automatically converted into Outstandings maintained in, or owing in, euros (in an amount equal to the Euro Amount of the aggregate principal amount of the respective Outstandings on the date such Sharing Event first occurred, which such Outstandings shall continue to be owed by the Borrower and shall be immediately due and payable on the date such Sharing Event has occurred); and

(ii)                                all principal, accrued and unpaid interest and other amounts owing with respect to such Outstandings or Documentary Credit (except in respect of Utilisations which have not yet occurred) shall be immediately due and payable in euros, taking the Euro Amount of such principal, accrued and unpaid interest and other amounts.

The occurrence of any conversion of Revolving Facility Advances as provided above in this Clause 28.18 shall be deemed to constitute, for purposes of Clause 33.2 (Break Costs), a prepayment of the respective Revolving Facility Outstandings before the last day of any Term relating thereto.

(b)                                  Upon the occurrence of a Sharing Event, automatically (and without the taking of any action):

(i)                                    all then Swingline Facility Outstandings then maintained in one or more currencies other than euros shall be automatically converted into Swingline Facility Outstandings maintained in euros (in an amount equal to the Euro Amount of the aggregate principal amount of the respective Swingline Facility Outstandings on the date such Sharing Event first occurred, which such Outstandings shall continue to be owed by the Borrower and shall be immediately due and payable on the date such Sharing Event has occurred); and

(ii)                                all accrued and unpaid interest and other amounts owing with respect to such Outstandings shall be immediately due and payable in euros, taking the Euro Amount of such accrued and unpaid interest and other amounts.

(c)                                  Upon the occurrence of a Sharing Event, each Revolving Facility Lender shall (and hereby unconditionally and irrevocably agrees to) purchase and sell (in each case in euro) undivided participating interests in the Revolving Facility Outstandings and Outstanding L/C Amounts, in such amounts so that each Revolving Facility Lender shall have a share of each such Outstandings equal to its Proportion of the Revolving Facility prior to the incurrence of such Outstandings.

Upon any such occurrence the Agent shall notify each Revolving Facility Lender and shall specify the amount of euros required from such Revolving Facility Lender in order to effect such purchases and sales in the amounts required above (together with accrued interest with respect to the period for the last interest payment date through the date of the Sharing Event plus any additional amounts payable by the Borrower pursuant to Clause 18 (Taxes) in respect of such accrued but unpaid interest), provided that, in the event that a Sharing Event shall have occurred, each such Revolving Facility Lender shall be deemed to have purchased, automatically and without request, such participating interests (and, as a result thereof, shall be entitled to receive from, or shall owe to, the other Revolving Facility Lenders the respective amounts owing as a result of the purchases and sales of participations contemplated herein).  Promptly upon receipt of such request, each Revolving Facility Lender shall deliver to the Agent (in immediately available funds in euros) the net amounts as specified by the Agent.  The Agent shall promptly deliver the amounts so received to the various Lenders in such amounts as are needed to effect the purchases and sales of participations as provided above.  Promptly following receipt thereof, each Revolving Facility Lender which has sold participations in any of its Revolving Facility Outstandings and Outstanding L/C Amounts (through the Agent) will deliver to each Revolving Facility Lender (through the Agent) which has so purchased a participating interest a participation certificate dated the date of receipt of such funds and in such amount.  It is understood that the amount of funds delivered by each Revolving Facility Lender shall be calculated on a net basis, giving effect to both the sales and purchases of participations by the various Revolving Facility Lenders as required above.

(d)                                  Upon, and after, the occurrence of a Sharing Event:

(i)                                    no further Utilisations shall be made or occur;

(ii)                                all amounts from time to time accruing with respect to, and all amounts from time to time payable on account of, the Revolving Facility Advances and Swingline Facility Outstandings (including, without limitation, any interest and other amounts which were accrued but unpaid on the date of such purchase) shall be payable in euros as if each such Outstandings had originally been made in euros and shall be distributed by the relevant Revolving Facility Lenders (or their Affiliates) to the Agent for the account of the Revolving

Facility Lenders which made available such Facilities or are participating therein; and

(iii)                            the Revolving Facility Commitments shall be automatically terminated.

Notwithstanding anything to the contrary contained above, the failure of any Revolving Facility Lender to purchase its participating interest as required above in any extensions of credit upon the occurrence of a Sharing Event shall not relieve any other Revolving Facility Lender of its obligation hereunder to purchase its participating interests in a timely manner, but no Revolving Facility Lender shall be responsible for the failure of any other Revolving Facility Lender to purchase the participating interest to be purchased by such other Revolving Facility Lender on any date.

(e)                                  If any amount required to be paid by any Revolving Facility Lender pursuant to paragraph (c) above is not paid to the Agent on the date upon which such Revolving Facility Lender receives notice from the Agent of the amount of its participations required to be purchased pursuant to paragraph (c) above, such Revolving Facility Lender shall also pay to the Agent on demand an amount equal to the product of (i) the amount so required to be paid by such Revolving Facility Lender for the purchase of its participations, (ii) the daily average rate which the Agent is offering overnight deposits in euro, during the period from and including the date of request for payment to the date on which such payment is immediately available to the Agent and (iii) a fraction the numerator of which is the number of days that elapsed during such period and the denominator of which is 360.  If any such amount required to be paid by any Revolving Facility Lender pursuant to paragraph (c) is not in fact made available to the Agent within two Business Days following the date upon which such Revolving Facility Lender receives notice from the Agent as to the amount of participations required to be purchased by it, the Agent shall be entitled to recover from such Revolving Facility Lender on demand, such amount with interest thereon calculated from such request date at the rate per annum applicable to Revolving Facility Advances.  A certificate of the Agent submitted to any Revolving Facility Lender with respect to any amounts payable under this Clause 28.18 shall be conclusive in the absence of manifest error.  Amounts payable by any Revolving Facility Lender pursuant to this Clause 28.18 shall be paid to the Agent for the account of the relevant Revolving Facility Lenders, provided that, if the Agent (in its sole discretion) has elected to fund on behalf of such Revolving Facility Lender the amounts owing to such Revolving Facility Lenders, then the amounts shall be paid to the Agent for its own account.

(f)                                    Whenever, at any time after the relevant Revolving Facility Lenders have received from any Revolving Facility Lenders purchases of participations pursuant to this Clause 28.18, the various Revolving Facility Lenders receive any payment on account thereof, such Revolving Facility Lenders will distribute to the Agent, for the account of the various Revolving Facility Lenders participating therein, such Revolving Facility Lenders’ participating interests in such amounts (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such participations were outstanding) in like funds as received, provided, however, that in the event that such payment received by any Revolving Facility Lenders is required to be returned, the Revolving Facility Lenders who received previous distributions in respect of their participating interests therein will return to the respective Revolving

Facility Lenders any portion thereof previously so distributed to them in like funds as such payment is required to be returned by the respective Revolving Facility Lenders.

(g)                                 Each Revolving Facility Lender’s obligation to purchase participating interests pursuant to this Clause 28.18 shall be absolute and unconditional and shall not be affected by any circumstance including, without limitation, (i) any set-off, counterclaim, recoupment, defense or other right which such Revolving Facility Lender may have against any other Revolving Facility Lender, the Parent, the Borrower or any other person for any reason whatsoever, (ii) the occurrence or continuance of an Event of Default, (iii) any adverse change in the condition (financial or otherwise) of the Parent, the Borrower or any other person, (iv) any breach of this Agreement by the Parent, the Borrower or any Lender or any other person, or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(h)                                 Notwithstanding anything to the contrary contained elsewhere in this Agreement, upon any purchase of participations as required above, each Revolving Facility Lender which has purchased such participations shall be entitled to receive from the Borrower any increased costs and indemnities (including, without limitation, pursuant to Clauses 33 (Borrower’s Indemnities), 19 (Increased Costs) and 18 (Taxes)) directly from the Borrower to the same extent as if it were the direct Lender as opposed to a participant therein.  The Borrower acknowledges and agrees that, upon the occurrence of a Sharing Event and after giving effect to the requirements of this Clause 28.18, increased taxes may be owing by it pursuant to Clause 18 (Taxes), which taxes shall be paid (to the extent provided in Clause 18 (Taxes)) by the Borrower, without any claim that the increased taxes are not payable because same resulted from the participations effected as otherwise required by this Clause 28.18.

29.                               DEFAULT INTEREST

29.1                        Consequences of Non-Payment

If any sum due and payable by an Obligor under this Agreement is not paid on the due date therefor in accordance with the provisions of Clause 35 (Payments) or if any sum due and payable by an Obligor pursuant to a judgment of any court in connection with this Agreement is not paid on the date of such judgment, the period beginning on such due date or, as the case may be, the date of such judgment and ending on the Business Day which the obligation of such Obligor to pay the Unpaid Sum is discharged shall be divided into successive periods, each of which (other than the first) shall start on the last day of the preceding such period (which shall be a Business Day) and the duration of each of which shall (except as otherwise provided in this Clause 29) be selected by the Agent.

29.2                        Default Rate

During each such period relating thereto as is mentioned in Clause 29.1 (Consequences of Non-Payment) an Unpaid Sum shall bear interest at the rate per annum which is the sum from time to time of 2 per cent., the Applicable Margin (provided that if any Unpaid Sum is not directly referable to a particular Facility the Applicable Margin shall be the B Facilities Margin), the Associated Costs Rate at such time and the Relevant Interbank Rate, on the Quotation Date therefor, provided that:

(a)                                  if, for any such period, the Relevant Interbank Rate, cannot be determined, the rate of interest applicable to each Lender’s portion of such Unpaid Sum shall be the rate per annum which is the sum of 2 per cent., the Applicable Margin, and the Associated Costs Rate at such time and the rate per annum shall be that notified to the Agent by such Lender as soon as practicable after the beginning of such period as being that which expresses as a percentage rate per annum the cost to such Lender of funding from whatever sources it may select its portion of such Unpaid Sum during such period; and

(b)                                  if such Unpaid Sum is all or part of an Advance which became due and payable on a day other than the last day of an Interest Period or Term relating thereto, the first Interest Period applicable to it shall be of a duration equal to the unexpired portion of that Interest Period or Term and the rate of interest applicable thereto from time to time during such Interest Period shall be that which exceeds by 2 per cent. the rate which would have been applicable to it had it not so fallen due.

29.3                        Maturity of Default Interest

Any interest which shall have accrued under Clause 29.2 (Default Rate) in respect of an Unpaid Sum shall be due and payable and shall be paid by the Obligor owing such sum at the end of the period by reference to which it is calculated or on such other dates as the Agent may specify by written notice to such Obligor.

29.4                        Construction of Unpaid Sum

Any Unpaid Sum shall (for the purposes of this Clause 29 (Default Interest), Clause 19 (Increased Costs), Clause 33 (Borrower’s Indemnities) and Schedule 6 (Associated Costs Rate)) be treated as an advance and accordingly in those provisions the term “Advance” includes any Unpaid Sum and the term “Interest Period” and “Term”, in relation to an Unpaid Sum, includes each such period relating thereto as is mentioned in Clause 29.1 (Consequences of Non-Payment).

30.                               GUARANTEE AND INDEMNITY

30.1                        Guarantee

Each Guarantor irrevocably and unconditionally guarantees, jointly and severally, to each of the Finance Parties the due and punctual payment by the Borrower of all sums payable under each of the Finance Documents and agrees that promptly on demand it will pay to the Agent each and every sum of money which the Borrower is at any time liable to pay to any Finance Party under or pursuant to any Finance Document which is due but unpaid.

30.2                        Indemnity

Each Guarantor irrevocably and unconditionally agrees, jointly and severally, as primary obligor and not only as surety, to indemnify and hold harmless each Finance Party on demand by the Agent from and against any loss incurred by such Finance Party as a result of any of the obligations of the Borrower under or pursuant to any Finance Document being or becoming void, voidable, unenforceable or ineffective as against the Borrower for any reason whatsoever (whether or not known to that Finance Party or any other person) the amount of such loss being the amount which the Finance Party suffering it would otherwise have been entitled to recover from the Borrower.

30.3                        Continuing and Independent Obligations

The obligations of each Guarantor under this Agreement shall constitute and be continuing obligations which shall not be released or discharged by any intermediate payment or settlement of all or any of the obligations of the Borrower under the Finance Documents, shall continue in full force and effect until the unconditional and irrevocable payment and discharge in full of all amounts owing by the Borrower under each of the Finance Documents and are in addition to and independent of, and shall not prejudice or merge with, any other security (or right of set-off) which any Finance Party may at any time hold in respect of such obligations or any of them.

30.4                        New Accounts

If the Agent makes demand of the Guarantors or any of them pursuant to this Clause 30:

(a)                                  the Agent may open a new account or accounts in respect of the liabilities of the Borrower to which this guarantee relates or any of them (and if it does not do so it shall be treated as if it had done so at the time it made such demand); and

(b)                                  thereafter any amounts paid by the Borrower (or any other person) to the Agent in respect of the liabilities of the Borrower under any of the Finance Documents shall be credited (or be treated as having been credited) to a new account and not as having been applied in or towards payment of such liabilities or any of them.

30.5                        Avoidance of Payments

Where any release, discharge or other arrangement in respect of any obligation of the Borrower, or any Security any Finance Party may hold therefor, is given or made in reliance on any payment or other disposition which is avoided or must be repaid (whether in whole or in part) in an insolvency, liquidation or otherwise and whether or not any Finance Party has conceded or compromised any claim that any such payment or other disposition will or should be avoided or repaid (in whole or in part), the provisions of this Clause 30 shall continue as if such release, discharge or other arrangement had not been given or made.

30.6                        Immediate Recourse

None of the Finance Parties shall be obliged, before exercising or enforcing any of the rights conferred upon them in respect of the Guarantors by this Agreement or by Law, to seek to recover amounts due from the Borrower or to exercise or enforce any other rights or Security any of them may have or hold in respect of any of the obligations of the Borrower under any of the Finance Documents.

30.7                        Waiver of Defences

Neither the obligations of the Guarantors contained in this Agreement nor the rights, powers and remedies conferred on the Finance Parties in respect of the Guarantors by this Agreement or by Law shall be discharged, impaired or otherwise affected by:

(a)                                  the winding-up, dissolution, administration or re-organisation of the Borrower or any other person or any change in the status, function, control or ownership of the Borrower or any such person;

(b)                                  any of the obligations of the Borrower or any other person under any Finance Document or any security held by any Finance Party therefor being or becoming illegal, invalid, unenforceable or ineffective in any respect;

(c)                                  any time or other indulgence being granted to or agreed (i) to or with the Borrower or any other person in respect of its obligations or (ii) in respect of any security granted under any Finance Documents;

(d)                                  any amendment to, or any variation, waiver or release of, any obligation of, or any security granted by, the Borrower or any other person under any Finance Document;

(e)                                  any total or partial failure to take, or perfect, any security proposed to be taken in respect of the obligations of the Borrower or any other person under the Finance Documents;

(f)                                    any total or partial failure to realise the value of, or any release, discharge, exchange or substitution of, any security held by any Finance Party in respect of the Borrower’s obligations under any Finance Document; or

(g)                                 any other act, event or omission which might operate to discharge, impair or otherwise affect any of the obligations of any of the Guarantors under this Agreement or any of the rights, powers or remedies conferred upon the Finance Parties or any of them by this Agreement or by Law.

30.8                        No Competition

Any rights which any Guarantor may at any time have by way of contribution or indemnity in relation to any of the obligations of the Borrower under any of the Finance Documents or to claim or prove as a creditor of the Borrower or any other person or its estate in competition with the Finance Parties or any of them, shall be exercised by such Guarantor only if and to the extent that the Agent so requires and in such manner and upon such terms as the Agent may specify and each Guarantor shall hold any moneys, rights or Security held or received by it as a result of the exercise of any such rights on trust for the Agent for application in or towards payment of any sums at any time owed by the Borrower under any of the Finance Documents as if such moneys, rights or Security were held or received by the Agent under this Agreement.

30.9                        Appropriation

No Finance Party shall be obliged to apply any sums held or received by it in respect of the obligations of the Borrower under any of the Finance Documents in or towards payment of amounts owing under any of the Finance Documents, and any such sum may, in the relevant Finance Party’s discretion, be credited to a suspense or impersonal account and held in such account pending the application from time to time (as the relevant Finance Party may think fit) of such sums in or towards the discharge of such liabilities owed to it under the Finance Documents as such Finance Party may select.

30.10                 Limitation of Liabilities

Notwithstanding that the guarantees of the Guarantors contained in this Clause 30 are guarantees of the whole of each and every sum payable by the Borrower under each of the Finance Documents, it is agreed and acknowledged that the maximum amount recoverable from each Guarantor under Clauses 30.1 (Guarantee) and 30.2 (Indemnity) shall be limited to the extent set out in this Clause 30 or otherwise, as agreed by the Agent and set out in an Accession Notice executed by an Acceding Guarantor; for this purpose, any amount due to a Finance Party under a Finance Document in a currency other than euro shall be converted into euro at the Agent’s Spot Rate of Exchange on the date on which a demand is made pursuant to either or both of such Clauses.

30.11                 Matters relating to U.S. law

Each U.S. Guarantor hereby confirms that the Guarantee shall not constitute a fraudulent transfer or conveyance for purposes of the United States Bankruptcy Code, the United States Uniform Fraudulent Conveyance Act or any similar federal or state law.  To effectuate the foregoing intention, each U.S. Guarantor hereby irrevocably agrees that the obligations guaranteed by each such Guarantor shall be limited to such amount as will, after giving effect to such maximum amount and all other (contingent or otherwise) liabilities of such Guarantor that are relevant under such laws, result in the obligations of such Guarantor in respect of such maximum amount not constituting a fraudulent transfer or conveyance.

30.12                 Matters relating to Dutch law

Each Dutch Guarantor hereby confirms that the Guarantee and any other acts constituted by any of the Finance Documents to which it is a party will not or is not intended to constitute unlawful financial assistance within the meaning of Section 2.207c or 2.98c of the Dutch Civil Code which could be invoked by such Dutch Guarantor.  Such acts are deemed to be restricted or not entered into, as appropriate, if and to the extent required not to cause such unlawful financial assistance and this Agreement and the relevant Finance Documents shall be construed accordingly.

30.13                 Matters relating to Belgian law

Anything herein or in the Finance Documents to the contrary notwithstanding, the maximum liability of the Belgian Guarantor hereunder shall be limited to the highest of (a) the Net Assets of the Belgian Guarantor at the date hereof, (b) the Net Assets of the Belgian Guarantor at the date of the enforcement of such liability and (c) the total of all amounts borrowed under the Finance Documents which have been on-lent to the Belgian Guarantor. For these purposes, “Net Assets” shall have the meaning given to such term (“l’actif net/netto-actief”) in Article 617 of the Belgian Company Code.

30.14                 Matters relating to Luxembourg law

Notwithstanding anything to the contrary in the Guarantee, the payment undertaking of the Luxembourg Guarantor shall be limited at any time to an aggregate amount not exceeding 85 per cent. of the greater of the Luxembourg Guarantor’s own funds (“capitaux propres”) as mentioned in its then most recently approved financial statements, or as mentioned in its last filed financial statements.

30.15                 Matters relating to Australian law

Notwithstanding anything to the contrary contained elsewhere in this Agreement (including without limitation in this Clause 30) or any Finance Document, it is acknowledged and agreed that, in the case of the pledge of Equity Interests in CEAL only, the aggregate amount secured by said Equity Interests is, until such time as otherwise required by the immediately succeeding sentence, limited to €10,000,000.  The purpose of this provision is to ensure that the Finance Parties remain fully secured after the date of the pledge of Equity Interests.  Notwithstanding anything to the contrary in this Clause 30.15, if at any time, or from time to time, the Instructing Group specify, by written notice to the Parent, Buhrmann International B.V. and the Security Trustee, that the amount secured by the Equity Interests in CEAL be increased to a specified amount, such increase shall automatically occur in accordance with the share mortgage of CEAL between Buhrmann International BV and the Security Trustee.  In connection with any notice given in accordance with the immediately preceding sentence, the Lenders hereby agree that they shall not specify that the amount secured by the Equity Interests in CEAL be increased above an amount which is equal to 120 per cent. of the reasonable estimate (by the Instructing Group) of the maximum fair market value of Equity Interest so pledged, in each case as reasonably determined by the Instructing Group; provided that the Parent and its Subsidiaries shall be bound by any determination of such maximum fair market value by the Instructing Group and shall have no rights against any Finance Party whatsoever for any error by the Instructing Group in arriving at such amount.  In connection with such increase, the Parent shall, and shall cause its respective Subsidiaries to, execute and deliver such modifications or supplements to the Security Documents as may be requested by the Security Trustee to evidence the increase of the amount so secured and shall pay all stamp tax (and any other amounts) owing in connection with the increase in the amount secured.  All actions required in accordance with this Clause 30.15 shall be taken within 20 days after the Parent’s receipt of any such specification.  It is understood that all stamp tax and other charges, expenses or duties payable in connection with any of the actions taken as described above shall be for the joint and several account of the Obligors.  If for any reason the Parent does not cause the actions required to be taken as described above to be taken in accordance with any request from the Instructing Group, the Instructing Group (or the Security Trustee at their direction) may (but shall not be required to) take any such actions (and pay any stamp duties, taxes or charges owing in connection therewith) and shall be entitled to immediate reimbursement from the Obligors for any such amounts expended by them.

31.                               AGENT AND OBLIGORS’ AGENT

31.1                        Appointment of the Agent

Each of the other Finance Parties appoints the Agent to act as its agent under and in connection with the Finance Documents and authorises the Agent to exercise the rights, powers, authorities and discretions specifically delegated to it under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

31.2                        Duties of the Agent

(a)                                  The Agent shall promptly inform each Lender of the contents of any notice or document received by it in its capacity as Agent from any of the Obligors under this Agreement.

(b)                                  The Agent shall promptly notify the Lenders of the occurrence of any Event of Default or any default by an Obligor in the due performance of or compliance with its obligations under any Finance Document upon becoming aware of the same.

(c)                                  If so instructed by an Instructing Group, the Agent shall refrain from exercising any power or discretion vested in it as agent under any Finance Document.

(d)                                  The duties of the Agent under the Finance Documents are, save to the extent otherwise expressly provided, solely mechanical and administrative in nature.

31.3                        Role of the Arrangers

Except as specifically provided in the Finance Documents, the Arrangers shall have no obligations of any kind to any other party under or in connection with any Finance Document.

31.4                        No Fiduciary Duties

(a)                                  Nothing in the Finance Documents constitutes the Agent or any of the Arrangers as a trustee or fiduciary of any other person.

(b)                                  Neither the Agent nor any of the Arrangers shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

31.5                        Business with the Group

The Agent and the Arrangers may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

31.6                        Discretion of the Agent

(a)                                  The Agent may rely on:

(i)                                    any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(ii)                                any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(b)                                  The Agent may assume, unless it has received notice to the contrary in its capacity as agent for the Lenders, that:

(i)                                    no Default has occurred;

(ii)                                any right, power, authority or discretion vested in this Agreement upon any party, the Lenders or an Instructing Group has not been exercised; and

(iii)                            any notice or request made by the Parent is made on behalf of and with the consent and knowledge of all the Obligors.

(c)                                  The Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)                                  The Agent may act in relation to the Finance Documents through its personnel and agents.

(e)                                  The Agent may execute on behalf of any L/C Bank any Documentary Credit issued under this Agreement.

31.7                        Instructing Group’s Instructions

(a)                                  Unless a contrary indication appears in a Finance Document, the Agent shall (i) act in accordance with any instructions given to it by an Instructing Group (or, if so instructed by an Instructing Group, refrain from acting or exercising any right, power, authority or discretion vested in it as Agent) and (ii) shall not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with such an instruction of an Instructing Group.

(b)                                  Unless a contrary indication appears in a Finance Document, any instructions given by an Instructing Group will be binding on all the Finance Parties.

(c)                                  The Agent may refrain from acting in accordance with the instructions of an Instructing Group (or, if appropriate, the Lenders) until it has or received such security or collateral as it may require for any cost, loss or liability which it may incur in complying with such instructions.

(d)                                  In the absence of instructions from an Instructing Group (or, if appropriate, the Lenders), the Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

(e)                                  The Agent is not authorised to act on behalf of a Lender in any legal or arbitration proceedings relating to any Finance Document without first obtaining the Lender’s consent to do so.

31.8                        No Responsibility

The Agent and the Arrangers are not:

(a)                                  responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by any Finance Party or an Obligor or any other person in or in connection with any Finance Document, including the Information Memorandum and the Agreed Business Plan; or

(b)                                  responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document.

31.9                        Exclusion of Liability

(a)                                  Without limiting paragraph (b) of this Clause, the Agent will not be liable for any action taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b)                                  Each of the Lenders agrees that it will not take any proceedings, or assert or seek to assert any claim, against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and agrees that any officer, employee or agent of the Agent may enforce this provision.

(c)                                  The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by it if it has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by it for that purpose.

31.10                 Lender’s Indemnity

Each Lender shall (in its relevant Proportion (as determined at all times for these purposes in accordance with paragraph (c) of the definition of “Proportion”), indemnify the Agent from time to time on demand by the Agent against any cost, loss or liability incurred by the Agent (otherwise than by reason of its gross negligence or wilful misconduct) in acting as Agent under the Finance Documents (unless it has been reimbursed therefor by an Obligor pursuant to the terms of the Finance Documents).

31.11                 Resignation

(a)                                  The Agent may resign and appoint one of its Affiliates acting through an office in the United Kingdom as successor Agent by giving notice to the Lenders and the Parent.

(b)                                  Alternatively the Agent may resign without having designated a successor as agent under paragraph (a) above (and shall do so if so required by an Instructing Group) by giving notice to the Lenders and the Parent, in which case an Instructing Group (after consultation with the Parent) may appoint a successor Agent.

(c)                                  If an Instructing Group has not appointed a successor Agent in accordance with paragraph (b) above within 30 days after notice of resignation was given, the Agent (after consultation with the Parent) may appoint a successor Agent (acting through an office in the United Kingdom).

(d)                                  The retiring Agent shall, at the Parent’s cost, make available to its successor such documents and records and provide such assistance as its successor may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(e)                                  The resignation notice of the Agent shall only take effect upon the appointment of a successor Agent.

(f)                                    Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 31.  The Agent’s successor and each of the other parties to this Agreement shall have the same rights and obligations amongst themselves as they would have had if such successor Agent had been an original party as Agent.

31.12                 Confidentiality

(a)                                  The Agent (in acting as agent for the Finance Parties) shall be regarded as acting through its respective agency division which in each case shall be treated as a separate entity from any other of its divisions or departments.

(b)                                  If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

(c)                                  Notwithstanding any other provision of any Finance Document to the contrary, the Finance Parties are not obliged to disclose to any other person (i) any confidential information or (ii) any other information if the disclosure would, or might in its reasonable opinion, constitute a breach of any Law.

31.13                 Facility Office

The Agent may treat each Lender as a Lender, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than 5 Business Days’ prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

31.14                 Lenders’ Associated Costs Details

Each Lender shall supply the Agent with any information required by the Agent in order to calculate the Associated Costs Rate in accordance with Schedule 6 (Associated Costs Rate).

31.15                 Credit Appraisal by the Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Agent and the Arrangers that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)                                  the financial condition, status and nature of each member of the Group;

(b)                                  the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(c)                                  whether that Lender has recourse, and the nature and extent of that recourse, against any party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(d)                                  the adequacy, accuracy and/or completeness of the Information Memorandum and the Agreed Business Plan and any other information provided by the Agent, the Arrangers or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

31.16                 Deduction from Amounts Payable by the Agent

If any party owes an amount to the Agent under any Finance Document the Agent may, after giving notice to that party, deduct an amount not exceeding that amount from any payment to that party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed.  For the purposes of the Finance Documents that party shall be regarded as having received such payment without any such deduction.

31.17                 Obligors’ Agent

(a)                                  Each Obligor (other than the Parent) irrevocably authorises the Parent to act on its behalf as its agent in relation to the Finance Documents and irrevocably authorises:

(i)                                    the Parent on its behalf to supply all information concerning itself, its financial condition and otherwise to the relevant persons contemplated under this Agreement and to give all notices and instructions to execute on its behalf any Finance Document and to enter into any agreement in connection with the Finance Documents notwithstanding that the same may affect such Obligor, without further reference to or the consent of such Obligor; and

(ii)                                each Finance Party to give any notice, demand or other communication to be given to or served on such Obligor pursuant to the Finance Documents to the Parent on its behalf, and in each such case such Obligor will be bound thereby as though such Obligor itself had supplied such information, given such notice and instructions, executed such Finance Document and agreement or received any such notice, demand or other communication.

(b)                                  Every act, omission, agreement, undertaking, settlement, waiver, notice or other communication given or made by the Obligors’ Agent under any Finance Document, or in connection with this Agreement (whether or not known to any other Obligor and whether occurring before or after such Obligor became an Obligor under this Agreement), shall be binding for all purposes on all other Obligors as if the other Obligors had expressly made, given or concurred with the same.  In the event of any conflict between any notices or other communications of the Obligors’ Agent and any other Obligor, those of the Obligors’ Agent shall prevail.

31.18                 Co-operation with the Agent

Each Lender and each Obligor will co-operate with the Agent to complete any legal requirements imposed on the Agent in connection with the performance of its duties under this Agreement and shall supply any information requested by the Agent in connection with the proper performance of those duties.

32.                               SECURITY TRUSTEE

32.1                        Declaration of Trust

To the extent the Security Trustee does not hold the Trust Property on trust pursuant to the terms of the Security Documents, and subject to the provisions of Clause 32.6 (Non-Trust

Jurisdictions), the Security Trustee hereby declares itself trustee of the Trust Property for the purpose of securing the Secured Obligations on the terms and conditions set out in this Agreement.

32.2                        Rights, Duties, Powers, Discretions and Remuneration of the Security Trustee

(a)                                  The Security Trustee shall have such rights, powers, authorities and discretions as are conferred on it by this Agreement (including those set out in Part I of Schedule 5 (Supplementary Security Trustee Provisions) to this Agreement) and the Security Documents together with such rights, powers and discretions as are reasonably incidental thereto.

(b)                                  (i)                                    The Security Trustee may, in its absolute discretion refrain from taking any (or any further) action or exercising any right, power, authority or discretion under or in respect of this Agreement or any Security Document until it has received instructions from the Agent as to whether (and/or the way in which) such action, right, power, authority or discretion is to be taken or exercised.

(ii)                                The Security Trustee shall act in accordance with any instructions from the Agent in respect of this Agreement or any of the Security Documents provided that it has been indemnified and/or provided with security to its satisfaction against all actions, proceedings, claims and demands to which it may render itself liable and all costs, charges, damages, expenses and liabilities which it may incur by so doing.

(c)                                  The Security Trustee shall be entitled to such remuneration as it may from time to time agree with the Parent and have approved by the Agent.  The Security Trustee shall not by virtue of receiving any such remuneration or other payment be deprived of any rights, powers, privileges or immunities which a gratuitous trustee would have had in relation to this Agreement or any of the Security Documents.

32.3                        Indemnity to Security Trustee

Each Finance Party hereby severally agrees to indemnify the Security Trustee on demand against any action, charge, claim, cost, damage, demand, expense (including legal fees), liability, loss or proceeding which may be brought, made or preferred against or suffered, sustained or incurred by the Security Trustee in complying with any instructions from the Finance Parties or otherwise sustained or incurred by the Security Trustee in connection with this Agreement or any Finance Document or its rights, powers, authorities, discretions, duties, obligations and responsibilities under any such document except to the extent that the liability or loss arises directly from the Security Trustee’s gross negligence, breach of a Finance Document or wilful misconduct.

32.4                        Appointment and Retirement of the Security Trustee

The appointment and retirement of the Security Trustee shall be governed by the provisions set out in Part II of Schedule 5 (Appointment and Retirement of Security Trustee).

32.5                        Release of Guarantees

The Security Trustee shall and is hereby authorised by each of the Finance Parties (and to the extent it may have any interest therein, every other party hereto) to execute on behalf of itself and each Finance Party and other party hereto where relevant, without the need for any further referral to, or authority from, any Finance Party or other person, all necessary releases of any guarantees or security given by any Obligor under any Finance Document in relation to the disposal of any asset which is permitted under or consented to in accordance with the relevant Finance Documents, including without limitation any release of any guarantee or security given under any Finance Document or any other document referred to therein where all the shares in the capital of the party giving such guarantee or security are so disposed of in accordance with the terms of and without any breach of the Finance Documents.

32.6                        Non-Trust Jurisdictions

It is hereby agreed that, in relation to any jurisdiction the courts of which would not recognise or give effect to the trusts expressed to be created by this Agreement, the relationship of the Finance Parties to the Security Trustee shall be construed as one of principal and agent but, to the extent permissible under the Laws of such jurisdiction, all the other provisions of this Agreement shall have full force and effect between the parties hereto.

32.7                        Parallel Debt

(a)                                  Each Obligor (in this Clause, each a “Security Party” and together the “Security Parties”) agrees, as primary obligor and not as a surety, that promptly on demand of the Security Trustee it will pay to the Security Trustee any Secured Obligation which is due and unpaid from time to time in accordance with the Finance Documents (the “Parallel Debt”) provided that:

(i)                                    any payment by a Security Party to the Security Trustee pursuant to this Clause 32.7 shall satisfy pro tanto the amounts due and payable to the Finance Parties;

(ii)                                any payment by a Security Party to the Finance Parties shall satisfy pro tanto the amounts due and payable to the Security Trustee pursuant to this Clause 32.7; and

(iii)                            any payment by a Security Party to the Security Trustee or the Finance Parties, as the case may be, shall satisfy such Obligor’s obligation under this Clause 32.7 unless such payment is subsequently avoided or reduced by virtue of any bankruptcy, insolvency, liquidation or similar laws.

(b)                                  Each Security Party, the Security Trustee and each Finance Party acknowledges that the Parallel Debt is enforceable by the Security Trustee on its own behalf.  For the avoidance of doubt, each of the parties hereto agree that this Clause 32.7 shall continue to apply notwithstanding there has been a change in the Security Trustee in accordance with Schedule 5 (Security Trustee Provisions).

(c)                                  Neither the obligations of the Security Parties contained in this Agreement nor the rights, powers and remedies conferred on the Security Trustee and/or the Finance Parties in respect of the Security Parties by this Agreement or by Law shall be discharged, impaired or otherwise affected by:

(i)                                    the winding-up, dissolution, administration or re-organisation of any Security Party or any other person or any change in the status, function, control or ownership of any Security Party or any such person;

(ii)                                any of the obligations of any Security Party or any other person under any of the Finance Documents or any security held by the Security Trustee and/or any Finance Party therefor being or becoming illegal, invalid, unenforceable or ineffective in any respect;

(iii)                            any time or other indulgence being granted to or agreed (i) to or with any Security Party or any other person in respect of its obligations or (ii) in respect of any security granted under any of the Finance Documents;

(iv)                               any amendment to, or any variation, waiver or release of, any obligation of, or any security granted by, any Security Party or any other person under any of the Finance Documents;

(v)                                   any total or partial failure to take, or perfect, any security proposed to be taken in respect of the obligations of any Security Party or any other person under any of the Finance Documents;

(vi)                               any total or partial failure to realise the value of, or any release, discharge, exchange or substitution of, any security held by the Security Trustee and/or any Finance Party in respect of any Security Party’s obligations under any of the Finance Documents; or

(vii)                           any other act, event or omission which might operate to discharge, impair or otherwise affect any of the obligations of any of the Security Parties under this Agreement or any of the rights, powers or remedies conferred upon the Security Trustee and/or any Finance Party or any of them by this Agreement, any of the Finance Documents or by Law.

(d)                                  For the avoidance of doubt, the Parallel Debt of each Security Party shall be deemed to constitute a single obligation of such Security Party.

33.                               BORROWER’S INDEMNITIES

33.1                        General Indemnities

The Borrower undertakes to indemnify:

(a)                                  each of the Finance Parties against any cost, claim, loss, expense (including legal fees) or liability, which any of them may sustain or incur as a consequence of the occurrence of any Default; and

(b)                                  each Lender against any loss it may suffer or incur as a result of (i) its funding or making arrangements to fund its portion of an Advance or (ii) its issuing or making arrangements to issue a Documentary Credit, in each case requested by the Borrower under this Agreement but not made by reason of the operation of any one or more of the provisions of this Agreement (save as a result of its own gross negligence, breach of a Finance Document or wilful default).

33.2                        Break Costs

(a)                                  The Borrower shall, upon demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of any Advance or Unpaid Sum being paid by the Borrower on a day other than the last day of an Interest Period or Term for that Advance or Unpaid Sum.

(b)                                  Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period or Term in which they accrue.

34.                               CURRENCY OF ACCOUNT

34.1                        Currency

Euro is the currency of account and payment for each and every sum at any time due from any Obligor under this Agreement provided that:

(a)                                  each repayment of any Outstandings or Unpaid Sum (or part of it) shall be made in the currency in which those Outstandings or Unpaid Sum are denominated on their due date;

(b)                                  interest shall be payable in the currency in which the sum in respect of which such interest is payable was denominated when that interest accrued;

(c)                                  each payment in respect of costs and expenses shall be made in the currency in which the same were incurred; and

(d)                                  each payment pursuant to Clause 18.2 (Tax Indemnity) or Clause 19.1 (Increased Costs) shall be made in the currency specified by the Finance Party claiming under it.

34.2                        Currency Indemnity

If any sum due from an Obligor under this Agreement or any order or judgment given or made in relation to this Agreement has to be converted from the currency (the “first currency”) in which the same is payable under this Agreement or under such order or judgment into another currency (the “second currency”) for the purpose of (a) making or filing a claim or proof against such Obligor, (b) obtaining an order or judgment in any court or other tribunal or (c) enforcing any order or judgment given or made in relation to this Agreement, the Parent shall indemnify and hold harmless each of the persons to whom such sum is due from and against any loss suffered or incurred as a result of any discrepancy between (x) the rate of exchange used for such purpose to convert the sum in question from the first currency into the second currency and (y) the rate or rates of exchange at which such person may in the ordinary course of business purchase the first currency with the second currency upon receipt of a sum paid to it in satisfaction, in whole or in part, of any such order, judgment, claim or proof.

35.                               PAYMENTS

35.1                        Payment to the Agent

On each date on which this Agreement requires an amount to be paid by an Obligor or any of the Lenders under this Agreement, such Obligor or, as the case may be, such Lender shall make the same available to the Agent by payment in same day funds (or such other funds as may for the time being be customary for the settlement of transactions in the relevant currency) to such account or bank as the Agent may have specified for this purpose and any such payment which is made for the account of another person shall be made in time to enable the Agent to make available such person’s portion of it to such other person in accordance with Clause 35.2 (Same Day Funds).

35.2                        Same Day Funds

Save as otherwise provided in this Agreement, each payment received by the Agent for the account of another person shall be made available by the Agent to such other person (in the case of a Lender, for the account of its Facility Office) for value the same day by transfer to such account of such person with such bank in a Participating Member State or London (or for payments in Optional Currencies, in the applicable financial centre) as such person shall have previously notified to the Agent for this purpose.

35.3                        Clear Payments

Any payment required to be made by an Obligor under this Agreement shall be calculated without reference to any set-off or counterclaim and shall be made free and clear of, and without any deduction for or on account of, any set-off or counterclaim.

35.4                        Partial Payments

If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Agent shall, unless otherwise instructed by an Instructing Group, apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(a)                                  first, in payment in or towards payment pro rata of any unpaid fees, costs and expenses incurred by the Agent and the L/C Bank under the Finance Documents;

(b)                                  secondly, in or towards payment pro rata of any accrued interest or commission due but unpaid under any Finance Document;

(c)                                  thirdly, in or towards payment pro rata of any principal due but unpaid under any Finance Document; and

(d)                                  fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents,

and such application shall override any appropriation made by an Obligor.

35.5                        Indemnity

Where a sum is to be paid under this Agreement to the Agent for the account of another person, the Agent shall not be obliged to make the same available to that other person (or to enter into or perform any exchange contract in connection therewith) until it has been able to establish to its satisfaction that it has actually received such sum, but if it does so and it proves to be the case that it had not actually received such sum, then the person to whom such sum (or the proceeds of such exchange contract) was (or were) so made available shall on request refund the same to the Agent together with an amount sufficient to indemnify and hold harmless the Agent from and against any cost or loss it may have suffered or incurred by reason of its having paid out such sum (or the proceeds of such exchange contract) prior to its having received such sum.

36.                               SET-OFF

36.1                        Right to Set-off

Each of the Obligors authorises each Lender to apply any credit balance to which such Obligor is entitled on any account of such Obligor with that Lender in satisfaction of any sum due and payable from such Obligor to such Lender under this Agreement but unpaid; for this purpose, each Lender is authorised to purchase with the moneys standing to the credit of any such account such other currencies as may be necessary to effect such application, provided that any Finance Party may not apply any sums owed by such Finance Party to an Obligor in connection with any supply of graphical systems, office products or services directly relating to either of them to such Finance Party towards satisfaction of any debt owed by such Obligor to that Finance Party or any other Finance Party under the Finance Documents.  Each Finance Party and each Obligor undertakes not to enter into any arrangements between each other in contravention of this Clause 36.1.

36.2                        No Obligation

No Lender shall be obliged to exercise any right given to it by Clause 36.1 (Right to Set-Off).

37.                               SHARING AMONG THE FINANCE PARTIES

37.1                        Payments to Finance Parties

If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from an Obligor other than in accordance with Clause 35 (Payments) and applies that amount to a payment due under the Finance Documents then:

(a)                                  the Recovering Finance Party shall, within 3 Business Days, notify details of the receipt or recovery to the Agent;

(b)                                  the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 35.4 (Partial Payments), without taking account of any tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)                                  the Recovering Finance Party shall, within 3 Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 35.4 (Partial Payments).

37.2                        Redistribution of Payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) in accordance with Clause 35.4 (Partial Payments).

37.3                        Recovering Finance Party’s Rights

(a)                                  On a distribution by the Agent under Clause 37.2 (Redistribution of Payments), the Recovering Finance Party will be subrogated to the rights of the Finance Parties which have shared in the redistribution.

(b)                                  If and to the extent that the Recovering Finance Party is not able to rely on its rights under paragraph (a) above, the relevant Obligor shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment which is immediately due and payable.

37.4                        Reversal of Redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)                                  each Finance Party which has received a share of the relevant Sharing Payment pursuant to Clause 37.2 (Redistribution of Payments) shall, upon the request of the Agent, pay to the Agent for account of that Recovering Finance Party an amount equal to its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its share of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and

(b)                                  that Recovering Finance Party’s rights of subrogation in respect of any reimbursement shall be cancelled and the relevant Obligor will be liable to the reimbursing Finance Party for the amount so reimbursed.

37.5                        Exceptions

(a)                                  This Clause 37 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

(b)                                  A Recovering Finance Party is not obliged to share with any other Finance Party under any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)                                    it notified such other Finance Party of the legal or arbitration proceedings; and

(ii)                                such other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice of it or did not take separate legal or arbitration proceedings.

38.                               CALCULATIONS AND ACCOUNTS

38.1                        Day Count Convention

Interest and commitment commission shall accrue from day to day and shall be calculated on the basis of a year of 365 days (in the case of amounts denominated in sterling) or 360 days (in the case of amounts denominated in other Optional Currencies or euro) (as appropriate or, in any case where market practice differs, in accordance with market practice) and the actual number of days elapsed.

38.2                        Reductions

Any repayment of any Advance denominated in an Optional Currency shall reduce the amount of such Advance by the amount of such Optional Currency repaid and shall reduce the Euro Amount of such Advance proportionately.

38.3                        Reference Banks

Save as otherwise provided in this Agreement, on any occasion a Reference Bank or Lender fails to supply the Agent with an interest rate quotation required of it under the foregoing provisions of this Agreement, the rate for which such quotation was required shall be determined from those quotations which are supplied to the Agent.

38.4                        Maintain Accounts

Each Lender shall maintain in accordance with its usual practice accounts evidencing the amounts from time to time lent by and owing to it under this Agreement.

38.5                        Control Accounts

The Agent shall maintain on its books a control account or accounts in which shall be recorded:

(a)                                  the amount and the Euro Amount of any Advance or Unpaid Sum and the face amount and the Euro Amount of any Documentary Credit, and each Lender’s share in it;

(b)                                  the amount of all principal, interest and other sums due or to become due from each of the Obligors to any of the Lenders under the Finance Documents and each Lender’s share in it; and

(c)                                  the amount of any sum received or recovered by the Agent under this Agreement and each Lender’s share in it.

38.6                        Prima Facie Evidence

In any legal action or proceeding arising out of or in connection with this Agreement, the entries made in the accounts maintained pursuant to Clause 38.4 (Maintain Accounts) and

Clause 38.5 (Control Accounts) shall be prima facie evidence of the existence and amounts of the specified obligations of the Obligors.

38.7                        Certificate of Finance Party

A certificate of a Finance Party as to the amount for the time being required to indemnify it against any Tax Liability pursuant to Clause 18.2 (Tax Indemnity) or any Increased Cost pursuant to Clause 19.1 (Increased Costs) shall be, save for manifest error, final and conclusive evidence of the existence and amounts of the specified obligations of the Parent.

38.8                        Certificate of the Agent

A certificate of the Agent as to the amount at any time due from the Borrower under this Agreement (or the amount which, but for any of the obligations of the Borrower under this Agreement being or becoming void, unenforceable or ineffective, at any time, would have been due from the Borrower under this Agreement) shall, in the absence of manifest error, be prima facie evidence for the purposes of Clause 30 (Guarantee and Indemnity).

38.9                        Certificate of L/C Bank

A certificate of an L/C Bank as to the amount paid out or at any time due in respect of a Documentary Credit shall, absent manifest error, be prima facie evidence of the payment of such amounts or (as the case may be) of the amounts outstanding in any legal action or proceedings arising in connection therewith.

38.10                 Calculations in accordance with Dutch GAAP

All calculations pursuant to Clause 24 (Financial Condition) and Clause 26.13 (Assets and EBITDA Attributable to Qualified Obligors) as well as all calculations of Excess Cash Flow and the Consolidated Leverage Ratio (including, without limitation, for purposes of determining the Applicable Margin) and all other financial terms as same may be used in determining compliance with Clause 24 (Financial Condition) and Clause 26.13 (Assets and EBITDA Attributable to Qualified Obligors) and calculations of Applicable Margin and Excess Cash Flow, shall be made in accordance with Dutch GAAP, it being understood that, consistent therewith, all amounts used in making such calculations shall be determined in euros, converting all amounts in other currencies into euros in a manner consistent with Dutch GAAP, except that, for the purposes of calculating the numerator only of the Consolidated Leverage Ratio (including, without limitation, for purposes of determining the Applicable Margin), any amounts expressed in currencies other than euros shall be converted into euros (as shown on Reuters ECB page 37 or, if same does not provide such exchange rates, on such other basis as may be satisfactory to the Agent) for the exchange of such currency into euros for the period of 30 consecutive days ended one Business Day prior to the respective determination of the Consolidated Leverage Ratio.

39.                               ASSIGNMENTS AND TRANSFERS

39.1                        Successors and Assignees

This Agreement shall be binding upon and enure to the benefit of each party to this Agreement and its or any subsequent successors, permitted assignees and Transferees.

39.2                        Assignment or Transfers by Obligors

None of the rights, benefits and obligations of an Obligor under this Agreement shall be capable of being assigned or transferred and each Obligor undertakes not to seek to assign or transfer any of its rights, benefits and obligations under this Agreement without the consent of all the Lenders.

39.3                        Assignments or Transfers by Lenders

Any Lender may, at any time, assign all or any of its rights and benefits under the Finance Documents in accordance with Clause 39.4 (Assignments) or transfer all or any of its rights, benefits and obligations under the Finance Documents in accordance with Clause 39.5 (Transfer Certificate) without the consent of any other party provided that notwithstanding any other provision of this Agreement:

(a)                                  (x) all or a portion of its Commitments (and related outstanding Facilities Obligations hereunder) and/or its Term Facility Outstandings may be transferred to (i) its parent company and/or any affiliate of such Lender or another Lender which is at least 50 per cent. owned by such Lender or its parent company, (ii) one or more Lenders or (iii) in the case of any Lender that is a fund that invests in bank loans, any other fund that invests in bank loans and is managed or advised by the same investment advisor of such Lender or by an Affiliate of such investment advisor or (y) all, or if less than all, a portion equal to at least €1,000,000 in the aggregate for the assigning or transferring Lender(s), of such Commitments (and related outstanding Obligations hereunder) and/or its Term Facility Outstandings hereunder to one or more Eligible Institutions (treating any fund that invests in bank loans and any other fund that invests in bank loans and is managed or advised by the same investment advisor of such fund or by an Affiliate of such investment advisor as a single Eligible Institution), provided that, (i) at such time Part I of Schedule 1 (Lenders and Commitments) shall be deemed modified to reflect the Commitments (and/or Term Facility Outstandings, as the case may be) of such new Lender and of the existing Lenders, (ii) the consent of each L/C Bank and each Swingline Facility Lender shall be required in connection with any assignment or transfer of all or any portion of Revolving Facility Commitments (which consents shall not be unreasonably withheld or delayed), (iii) in the case of assignments or transfers pursuant to clause (y) above, the consent of the Agent shall be required (which consent shall not be unreasonably withheld or delayed) and, so long as no Default or Event of Default then exists, the prior written consent of the Borrower shall be required (which consent shall not be unreasonably withheld or delayed).

(b)                                 At the time of each assignment pursuant to this Clause 39.3 to a person which is not already a Lender hereunder and which is not a U.S. Person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. federal income tax purposes, the respective assignee or transferee Lender shall provide to the Borrower and the Agent the appropriate Internal Revenue Service Forms (and, if appropriate, the form specified in paragraph (e) of Clause 18.1 (Tax Gross-up)).

(c)                                  To the extent that an assignment pursuant to Clause 21.1 (Replacement of Lenders) and this Clause 39 would, at the time of such assignment or transfer, result in increased costs under Clauses 18 (Taxes), 19.1 (Increased Costs) or 20 (Illegality) from those being charged by the respective assigning or transferring Lender prior to such assignment or transfer, then the Borrower shall not be obligated to pay such increased costs (although the Borrower shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective assignment or transfer).  At the time of any such assignment or transfer pursuant to this Clause 39.3, the assigning or transferring Lender shall furnish notice thereof to the Agent.

(d)                                 Nothing in this Agreement shall prevent or prohibit any Lender from pledging or assigning by way of security its Outstandings hereunder to a Federal Reserve Lender in support of borrowings made by such Lender from such Federal Reserve Lender and, with the consent of the Agent, any Lender which is a fund may pledge or assign by way of security all or any portion of its Outstandings to a trustee for the benefit of investors and in support of its obligation to such investors.  No pledge or assignment by way of security pursuant to this paragraph (d) shall release the transferor Lender from any of its obligations hereunder.  For the avoidance of doubt, a pledge shall not include a charge by way of security.

39.4                        Assignments

If any Lender wishes to assign all or any of its rights and benefits under the Finance Documents, unless and until the relevant assignee has agreed with the other Finance Parties that it shall be under the same obligations towards each of them as it would have been under if it had been an original party to the Finance Documents as a Lender, such assignment shall not become effective and the other Finance Parties shall not be obliged to recognise such assignee as having the rights against each of them which it would have had if it had been such a party to this Agreement.

39.5                        Transfer Certificate

If any Lender wishes to transfer all or any of its rights, benefits and/or obligations under the Finance Documents, such transfer may be effected by novation through the delivery to the Agent of a duly completed and duly executed Transfer Certificate in which event, on the later of the Transfer Date specified in such Transfer Certificate and the fifth Business Day after (or such earlier Business Day endorsed by the Agent on such Transfer Certificate falling on or after) the date of delivery of such Transfer Certificate to the Agent:

(a)                                  to the extent that in such Transfer Certificate the Lender party to it seeks to transfer its rights, benefits and obligations under the Finance Documents, each of the Obligors and such Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another shall be cancelled (such rights and obligations being referred to in this Clause 39.5 as “discharged rights and obligations”);

(b)                                  each of the Obligors and the Transferee party to it shall assume obligations towards one another and/or acquire rights against one another which differ from the discharged rights and obligations only insofar as such Obligor and such Transferee have assumed and/or acquired the same in place of such Obligor and such Lender;

(c)                                  subject to Clause 21.1 (Replacement of Lenders), the other Finance Parties and the Transferee shall acquire the same rights and benefits and assume the same obligations between themselves as they would have acquired and assumed had such Transferee been an original party to the Finance Documents as a Lender with the rights, benefits and obligations acquired or assumed by it as a result of such transfer; and

(d)                                  such Transferee shall become a party to this Agreement as a Lender.

39.6                        Transfer Fee

On the date upon which a transfer takes effect pursuant to Clause 39.5 (Transfer Certificate) the Transferee in respect of such transfer shall pay to the Agent for its own account a transfer fee of €1,500 provided that this fee shall not be payable by any Lender party to this Agreement on the date of this Agreement in respect of transfers made by such Lender prior to the Syndication Date.

39.7                        Sub-participations

Subject to Clause 46 (Third Party Rights) any Lender may grant participations in its rights hereunder, such Lender shall remain a “Lender” for all purposes hereunder (and may not otherwise transfer or assign all or any portion of its Commitments hereunder except as provided in Clause 39.3 (Assignments or Transfers by Lenders)) and the participant shall not constitute a “Lender” hereunder and provided that no Lender shall grant any participation under which the participant shall have rights to approve any amendment to or waiver of this Agreement or any other Finance Document except to the extent such amendment or waiver would:

(a)                                  extend the final scheduled maturity of any Facility or Documentary Credit (unless such Documentary Credit is not extended beyond the Final Maturity Date of the Revolving Facility) in which such participant is participating, or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory repayment of Term Facility Outstandings or a mandatory reduction in the Available Revolving Facility shall not constitute a change in the terms of such participation, and that an increase in any Commitment or Outstandings shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof);

(b)                                  consent to the assignment or transfer by any Obligor of any of its rights and obligations under this Agreement;

(c)                                  release all or substantially all of the Collateral under all of the Security Documents (except as expressly provided in the Finance Documents) supporting the Facilities Obligations hereunder in which such participant is participating.

In the case of any such participation, the participant shall not have any rights under this Agreement or any of the other Finance Documents (the participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favour of the participant relating thereto) and all amounts payable by the Borrower hereunder shall be determined as if such Lender had not sold such participation, except that to the extent that the participant may be required to be recognised as the owner (or beneficial owner) for tax purposes, such participant shall be considered as the Lender in applying any of the provisions of the Finance Documents that involve such tax.

39.8                        Disclosure of Information

(a)                                  Subject to the provisions of paragraph (b) below, each Lender agrees that it will treat as confidential (in accordance with normal banking procedures) any information with respect to the Parent or any of its Subsidiaries which is now or in the future furnished pursuant to this Agreement or any other Finance Document, provided that any Lender may disclose any such information:

(i)                                     as has become generally available to the public other than by virtue of a breach of this paragraph (a) by the respective Lender;

(ii)                                  as may be required or is reasonably appropriate in any report, statement or testimony submitted to any municipal, state, Federal or foreign regulatory body having or claiming to have jurisdiction over such Lender or to the Federal Reserve Board or the Federal Deposit Insurance Corporation, the NAIC or similar organizations (whether in the United States or elsewhere) or their successors;

(iii)                               as may be required or reasonably appropriate in respect to any summons or subpoena or in connection with any litigation;

(iv)                              in order to comply with any law, order, regulation or ruling applicable to such Lender;

(v)                                 to the Agent or the Security Trustee;

(vi)                              to such Lender’s Affiliates, employees, auditors, advisors or counsel or to another Lender if the Lender or such Lender’s holding or parent company in its sole discretion determines that any such party should have access to such information, provided such persons shall be subject to the provisions of this Clause 39.8 to the same extent as such Lender; and

(vii)                           to any prospective or actual transferee or participant or their respective investment advisors in connection with any contemplated transfer, participation, securitisation or hedge of any of the Commitments, any interest therein by such Lender or any other transaction under which payments are to be made by reference to any Finance Document or Obligor, provided that such prospective transferee, participant or, as the case may be, investment advisor agrees to be bound by the confidentiality provisions contained in this Clause 39.8.

(b)                                  Each Obligor hereby acknowledges and agrees that each Lender may share with any of its affiliates any information related to the Parent or any of its Subsidiaries (including, without limitation, any non-public customer information regarding the creditworthiness of the Parent and its Subsidiaries), provided that such Persons shall be subject to the provisions of this Clause 39.8 to the same extent as such Lender.

(c)                                  Notwithstanding anything in this Agreement, any amendments to this Agreement, or any other document, agreement or understanding relating to the transactions contemplated by this Agreement, each party to this Agreement and its affiliates (and each employee, representative, or other agent of such party or its affiliates) are authorised to disclose to any and all persons, beginning immediately upon commencement of discussions regarding the transactions contemplated by this Agreement and without limitation of any kind, the U.S. federal, state or local tax treatment and tax structure of such transactions, and all materials of any kind (including opinions or other tax analyses) that are provided to such party or its affiliates relating to such tax treatment and tax structure, except to the extent that such disclosure is subject to restrictions reasonably necessary to comply with securities laws.  For purposes of this authorisation, the “tax treatment” of a transaction means the purported or claimed tax treatment of the transaction, and the “tax structure” of a transaction means any fact that may be relevant to understanding the purported or claimed tax treatment of the transaction.  This paragraph is intended to reflect the understanding of the parties that the transactions contemplated by this Agreement have not been offered under “conditions of confidentiality”, as that phrase is used in U.S. Treasury Regulations sections 1.601-4(b)(3) and 301.6111-2(c), and in any state or local law or regulation incorporating all or part of such sections, and shall be interpreted in a manner consistent therewith.  Nothing herein is intended to imply that any party or its affiliates (or any employee, representative, or other agent of such party or its affiliates) has made or provided to, or for the benefit of, any other party or its affiliates any oral or written statement as to any potential U.S. federal, state or local tax consequences that are related to, or may result from, the transactions contemplated by this Agreement.  None of the parties provides accounting, tax or legal advice, and each has consulted, or will consult, its own advisers regarding its participation in such transactions.

39.9                        Register

The Borrower hereby designates the Agent to serve as the Borrower’s agent, solely for purposes of this Clause 39.9, to maintain a register (the “Register”) on which it will record the Commitments from time to time of each of the Lenders, the Advances made by each of the Lenders and each repayment in respect of the principal amount of the Advances of each Lender.  Failure to make any such recordation, or any error in such recordation, shall not affect the Borrower’s obligations in respect of such Advances.  With respect to any Lender, the transfer of the Commitments of such Lender and the rights to the principal of, and interest on, any Advance made pursuant to such Commitments shall be not be effective until such transfer is recorded on the Register maintained by the Agent with respect to ownership of such Commitments and Advances and prior to such recordation all amounts owing to the transferor with respect to such Commitments and Advances shall remain owing to the transferor.  The registration of assignment or transfer of all or part of any Commitments and Advances shall be recorded by the Agent on the Register only upon the acceptance by the Agent of a properly executed and delivered Transfer Certificate pursuant to Clause 39.5 (Transfer Certificate).  The Borrower agrees to indemnify the Agent from and against any and all losses, claims, damages and liabilities of whatsoever nature which may be imposed on, asserted against or incurred by the Agent in performing its duties under this Clause 39.9 except to the extent resulting from the gross negligence or wilful misconduct of the Agent (as determined by a court of competent jurisdiction in a final and non-appealable decision).

40.                               COSTS AND EXPENSES

40.1                        Transaction Costs

The Parent shall, from time to time on demand of the Agent, reimburse the Agent, the Security Trustee and each of the Arrangers for all reasonable costs and expenses (including legal fees) incurred by them in connection with the negotiation, preparation and execution of the Finance Documents and the completion of the transactions therein contemplated and primary syndication of the Facilities (including publicity expenses).

40.2                        Preservation and Enforcement Costs

The Parent shall, from time to time on demand of the Agent, reimburse each Finance Party for all costs and expenses (including legal fees) incurred in or in connection with the preservation and/or enforcement of any of the rights of such Finance Party under the Finance Documents.

40.3                        Stamp Taxes

The Parent shall pay (or cause the Borrower to pay) all stamp, registration, documentary and other taxes (including any penalties, additions, fines, surcharges or interest relating thereto) to which any of the Finance Documents or any judgment given in connection therewith is or at any time may be subject and shall, from time to time on demand of the Agent, indemnify the Finance Parties against any liabilities, costs, claims and expenses resulting from any failure to pay or any delay in paying those taxes.  The Agent shall be entitled (but not obliged) to pay those taxes (whether or not they are its primary responsibility) and to the extent that it does so claim under this Clause 40.3.

40.4                        Compensation

The Parent shall, from time to time on demand of the Agent (and without prejudice to the provisions of Clause 40.2 (Preservation and Enforcement Costs) and Clause 40.5 (Amendments and Waivers)) compensate the Agent at such daily and/or hourly rates as the Agent shall from time to time reasonably determine for all time expended by the Agent, its directors, officers and employees, and for all costs and expenses (including telephone, fax, copying, travel and personnel costs) they may incur, in connection with the Agent’s taking such action as it may consider appropriate in connection with:

(a)                                  the granting or proposed granting of any waiver or consent requested under any of the Finance Documents by the Obligors or any of them;

(b)                                  any actual, potential or suspected breach by an Obligor of any of its obligations under any of the Finance Documents;

(c)                                  the occurrence of any Default; or

(d)                                  any amendment or proposed amendment of any of the Finance Documents requested by the Obligors or any of them.

40.5                        Amendments and Waivers

If an Obligor requests any amendment or waiver in accordance with Clause 45 (Amendments), the relevant Obligor shall, on demand of the Agent, reimburse the Finance Parties for all reasonable costs and expenses (including legal fees) incurred by any of the Finance Parties in responding to or complying with such request.

40.6                        Management Time of the Agent

Any amount payable to the Agent under this Clause 40 shall include the cost of utilising its management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as it may notify to the Parent and the Lenders, and is in addition to any fee paid or payable to it under Clause 17 (Commissions and Fees).

40.7                        Lenders’ Indemnity

If any Obligor fails to perform any of its obligations under this Clause 40, each Lender shall indemnify and hold harmless each of the Agent, the Arrangers and/or the Security Trustee from and against its Proportion (as determined at all times for these purposes in accordance with paragraph (c) of the definition of “Proportion”) of any loss incurred by any of them as a result of such failure and the relevant Obligor shall forthwith reimburse each Lender for any payment made by it pursuant to this Clause.

40.8                        Value Added Tax

(a)                                  All amounts expressed to be payable under any Finance Document by any Obligor to a Finance Party shall be exclusive of any VAT.  If VAT is chargeable on any supply made by a Finance Party to any Obligor under any Finance Document (whether that supply is taxable pursuant to the exercise of an option or otherwise), that Obligor shall pay to that Finance Party (in addition to and at the same time as paying that consideration) an amount equal to the amount of the VAT as further consideration.

(b)                                  No payment or other consideration to be made or furnished to any Obligor pursuant to or in connection with any Finance Document may be increased or added to by reference to (or as a result of any increase in the rate of) any VAT which shall be or may become chargeable in respect of any taxable supply.

(c)                                  Where a Finance Document requires any party to reimburse a Finance Party for any costs or expenses, that party shall also pay any amount of those costs or expenses incurred referable to VAT chargeable thereon.

40.9                        Indemnity Payments

Where under any Finance Document an Obligor has an obligation to indemnify or reimburse any Protected Party in respect of any loss or payment, the calculation of the amount payable by way of indemnity or reimbursement shall take account of the likely tax treatment in the hands of that Protected Party (as determined by that Protected Party) of the amount payable by way of indemnity or reimbursement and of the loss or payment in respect of which that amount is payable.

41.                               REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of the Finance Parties or any of them, any right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise thereof or the exercise of any other right or remedy.  The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by Law.

42.                               NOTICES AND DELIVERY OF INFORMATION

42.1                        Writing

Each communication to be made under any Finance Document shall be made in writing and, unless otherwise stated, shall be made by fax, telex or letter.

42.2                        Giving of Notice

Any communication or document to be made or delivered by one person to another pursuant to any Finance Document shall in the case of any person other than a Lender (unless that other person has by 15 days’ written notice to the Agent specified another address) be made or delivered to that other person at the address identified with its signature below or, in the case of a Lender, at the address from time to time designated by it to the Agent for the purpose of the Finance Documents (or, in the case of a Transferee at the end of the Transfer Certificate to which it is a party as Transferee) and shall be deemed to have been made or delivered when despatched (in the case of any communication made by fax or telex) or (in the case of any communication made by letter) when left at the address or (as the case may be) 5 Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address provided that any communication or document to be made or delivered to the Agent shall be effective only when received by the Agent and then only if the same is expressly marked for the attention of the department or officer identified with the Agent’s signature below (or such other department or officer as the Agent shall from time to time specify for this purpose).

42.3                        Use of Websites

(a)                                  An Obligor may satisfy its obligation under any Finance Document to which it is a party to deliver any information in relation to those Lenders (the “Website Lenders”) who accept this method of communication by posting this information onto an electronic website designated by the Parent and the Agent (the “Designated Website”) if:

(i)                                    the Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;

(ii)                                both the Parent and the Agent are aware of the address of, and any relevant password specifications for, the Designated Website; and

(iii)                            the information is in a format previously agreed between the Parent and the Agent.

If any Lender (a “Paper Form Lender”) does not agree to the delivery of information electronically then the Agent shall notify the Parent accordingly and the Parent shall supply the information to the Agent (in sufficient copies for each Paper Form Lender) in paper form.  In any event, the Parent shall supply the Agent with at least one copy in paper form of any information required to be provided by it.

(b)                                  The Agent shall supply each Website Lender with the address of, and any relevant password specifications for, the Designated Website following designation of that website by the Parent and the Agent.

(c)                                  The Parent shall promptly upon becoming aware of its occurrence notify the Agent if:

(i)                                    the Designated Website cannot be accessed due to technical failure;

(ii)                                the password specifications for the Designated Website change;

(iii)                            any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(iv)                               any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(v)                                   the Parent becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

If the Parent notifies the Agent under paragraph (c)(i) or paragraph (c)(v) above, all information to be provided by the Parent under this Agreement after the date of that notice shall be supplied in paper form unless and until the Agent and each Website Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.

(d)                                  Any Website Lender may request, through the Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website.  The Parent shall comply with any such request within 10 Business Days.

42.4                        Electronic Communication

(a)                                  Any communication to be made between the Agent and a Lender under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Agent and the relevant Lender:

(i)                                    agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(ii)                                notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)                            notify each other of any change to their address or any other such information supplied by them.

(b)                                  Any electronic communication made between the Agent and a Lender will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender to the Agent only if it is addressed in such a manner as the Agent shall specify for this purpose.

43.                               ENGLISH LANGUAGE

Each communication and document made or delivered by one party to another pursuant to any of the Finance Documents shall be in the English language or accompanied by a translation of it into English certified (by an officer of the person making or delivering the same) as being a true and accurate translation of it.

44.                               PARTIAL INVALIDITY

If, at any time, any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the Law of any jurisdiction, such illegality, invalidity or unenforceability shall not affect:

(a)                                  the legality, validity or enforceability of the remaining provisions of this Agreement; or

(b)                                  the legality, validity or enforceability of such provision under the Law of any other jurisdiction.

45.                               AMENDMENTS

45.1                        Amendments

Except as provided in Clauses 45.2 (Consent), 45.3 (Technical Amendments) and 45.4 (Guarantees and Security), the Agent, if it has the prior written consent of an Instructing Group, and the Obligors affected thereby, may from time to time agree in writing to amend this Agreement or to waive, prospectively or retrospectively, any of the requirements of this Agreement and any amendments or waivers so agreed shall be binding on all the Finance Parties and the Obligors.

45.2                        Consent

(a)                                  An amendment or waiver relating to the following matters shall not be made without the prior written consent of all the Lenders:

(i)                                    a reduction in the proportion of any amount received or recovered (whether by way of set-off, combination of accounts or otherwise) in respect of any amount due from an Obligor under this Agreement to which any Lender is entitled;

(ii)                                a decrease in any Applicable Margin for, or the principal amount of, any Advance, any Documentary Credit or any interest payment, fees or other amounts due under this Agreement to any Lender from an Obligor or any other party to this Agreement (other than the result of any amendment or modification to Clause 24 (Financial Condition) where the primary purpose of such amendment or modification (as determined in good faith by the Parent and the Agent) was not to decrease the pricing pursuant to this Agreement);

(iii)                            any change in the currency of account;

(iv)                               the deferral of the date for payment of any principal, interest, fee or any other amount due under this Agreement to any Lender from an Obligor or any other party to this Agreement;

(v)                                   the deferral of any Final Maturity Date, any Termination Date or any Expiry Date;

(vi)                               any reduction to the percentage set forth in the definition of Instructing Group as included on the date of this Agreement (it being understood that, with the consent of the Instructing Group, additional extensions of credit pursuant to this Agreement may be included in the determination of Instructing Group on substantially the same basis on the extensions of the Term Facilities and the Revolving Facilities as at the Effective Date);

(vii)                           any amendments, modifications or waiver of any provision to this Clause;

(viii)                       consent to the assignment or transfer by the Parent or any other Obligor (other than to another Obligor or another Wholly-Owned Subsidiary of the Parent which acceded as an Acceding Guarantor) of any of its rights and obligations under this Agreement; and

(ix)                              a change to any provision which contemplates the need for the consent or approval of all the Lenders.

(b)                                  Notwithstanding paragraph (a) above, an amendment or waiver relating to the following matters shall not be made without the prior written consent of each Lender affected thereby:

(i)                                    any increase in the Commitment of such Lender (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the Available Facility shall not constitute an increase of the Commitment of any Lender, and that an increase in the available portion of any Commitment of any Lender shall not constitute an increase in the Commitment of such Lender);

(ii)                                in relation to any Swingline Facility Lender every provision of Clause 6 (Swingline Facilities) or alter its rights or obligations with respect to Swingline Facility Advances; and

(iii)                            in relation to the L/C Bank every provision of Clause 5 (Documentary Credits) or alter its rights or obligations with respect to any Documentary Credits issued by it.

(c)                                  Notwithstanding paragraph (a) above, an amendment or waiver relating to the following matters shall not be made without the prior written consent of the Majority Lenders of the respective Facility:

(i)                                    any amendment or waiver which would result in a Lender of such Facility being allocated a lesser prepayment, repayment (or commitment reduction) as a result of any alteration of the required application of any prepayments or repayments (or commitment reductions), as between the various Facilities, pursuant to Clauses 9 (Repayment of Revolving and Swingline Facility Outstandings), 10 (Repayment of Term Facility Outstandings), 12 (Voluntary Prepayment) or 13 (Mandatory Prepayment) (although the Instructing Group may (1) waive, in whole or in part, any such prepayment, repayment or commitment reduction, so long as the application, as amongst the various Facilities, of any such prepayment, repayment or commitment reduction which is still required to be made is not altered and (2) agree to the inclusion of additional extensions of credit made after the Initial Borrowing Date (and not pursuant to Commitments as in effect on the Initial Borrowing Date) on substantially the same basis as the other extensions of credit, pursuant to Clauses 11.1 (Voluntary Cancellation) and/or 12.1 (Voluntary Prepayment); and

(ii)                                any amendment to the definition of “Majority Lenders”; and

(d)                                  Notwithstanding paragraph (a) above, an amendment or waiver which would amend, modify or waive any Scheduled Repayment applicable to the respective Facility shall not be made without the prior written consent of the Supermajority Lenders of the respective Facility (except that no such consent of the Supermajority Lenders of the affected Facility shall be required in connection with any increase in the Scheduled Repayments of such affected Facility (including, without limitation, as a result of the making of additional Advances pursuant to a given Facility which has the effect of increasing the Scheduled Repayments of such affected Facility on a proportionate basis)).

45.3                        Technical Amendments

Notwithstanding Clause 45.1 (Amendments), the Agent may determine administrative matters and make technical amendments arising out of manifest errors on the face of this Agreement, where such amendments would not prejudice or otherwise be adverse to the position of any Lender under this Agreement, without reference to the Lenders.

45.4                        Guarantees and Security

A waiver of issuance or the release of any Guarantor from any of its obligations under Clause 30 (Guarantee and Indemnity) other than in accordance with the terms of this Agreement or a release of all or substantially all of the Collateral subject to any Security under the Security Documents other than in accordance with the terms of this Agreement shall require prior written consent of all the Lenders.

45.5                        Amendments affecting the Agent

Notwithstanding any other provision of this Agreement, the Agent shall not be obliged to agree to any amendment or waiver if the same would:

(i)                                    amend or waive any provision of Clauses 31 (Agent and Obligors’ Agent), Clause 40 (Costs and Expenses) or this Clause 45; or

(ii)                                otherwise amend or waive any of the Agent’s rights under this Agreement or subject the Agent to any additional obligations under this Agreement.

45.6                        Amendments affecting the Security Trustee

Notwithstanding any other provision of this Agreement, the Security Trustee shall not be obliged to agree to any amendment or waiver if the same would:

(i)                                    amend or waive any provision of Clauses 31 (Agent and Obligors’ Agent), Clause 40 (Costs and Expenses) or this Clause 45; or

(ii)                                otherwise amend or waive any of the Security Trustee’s rights under this Agreement or subject the Security Trustee to any additional obligations under this Agreement.

45.7                        Replacement of non-Instructing Group Lender

If, in connection with any proposed change, waiver, discharge or termination to any of the provisions of this Agreement as contemplated by paragraph (a) of Clause 45.2 (Consent), the consent of the Instructing Group is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then the Borrower shall have the right (so long as all non-consenting Lenders whose individual consent is required are treated as described in either paragraphs (a) or (b) below) to either:

(a)                                  replace each such non-consenting Lender or Lenders (or, at the option of the Borrower if the respective Lender’s consent is required with respect to less than all Outstandings (or related Commitments), to replace only the respective Commitments and/or Outstandings of the respective non-consenting Lender which gave rise to the need to obtain such Lender’s individual consent) with one or more members of the Instructing Group pursuant to Clause 21.1 (Replacement of Lenders) so long as at the time of such replacement, each such member of the Instructing Group consents to the proposed change, waiver, discharge or termination; or

(b)                                  terminate each Revolving Facility Commitment and/or Incremental Revolving Facility Commitment of such non-consenting Lender’s Revolving Facility Commitment (if such Lender’s consent is required as a result of its Revolving Facility Commitment and/or Incremental Revolving Facility Commitment) and/or repay each Term Facility Outstandings of such Lender which gave rise to the need to obtain such Lender’s consent, in accordance with Clauses 11.1 (Voluntary Cancellation) and/or 12.1 (Voluntary Prepayment), provided that, unless the Commitments terminated, and Outstandings repaid, pursuant to this paragraph (b) are immediately replaced in full at such time through the addition of new Lenders or the increase of the Commitments and/or Outstandings of remaining lenders (who in each case must specifically consent thereto), then in the case of any action pursuant to this paragraph (b) the Instructing Group (determined both (x) before giving effect to the proposed action and (y) as if the Outstandings and Commitments being terminated (and not replaced) were not outstanding) shall specifically consent thereto, for the avoidance of doubt, the Borrower shall not have the right to replace a Lender, terminate its Revolving Facility Commitment or repay its Outstandings solely as a result of the exercise of such Lender’s rights (and the withholding of any required consent by such Lender) pursuant to paragraph (b) of Clause 45.2 (Consent).

46.                               THIRD PARTY RIGHTS

(a)                                  A person which is not a party to this Agreement (a “third party”) shall have no right to enforce any of its provisions except that:

(i)                                    this shall not affect any right or remedy of a third party which it would have had if the Contracts (Rights of Third Parties) Act 1999 had not come into effect; and

(ii)                                each of Clause 5.9 (Exclusion of Liability), Clause 18.2 (Tax Indemnity), Clause 19 (Increased Costs) and Clause 31.9(b) (Exclusion of Liability) shall be enforceable by any third party referred to in such clause as if such third party were a party to this Agreement.

(b)                                  The parties to this Agreement may without the consent of any third party vary or rescind this Agreement.

47.                               COUNTERPARTS

This Agreement may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

48.                               GOVERNING LAW

This Agreement shall be governed by, and construed in accordance with, English Law.

49.                               JURISDICTION

49.1                        Courts of England

Each of the parties to this Agreement irrevocably agrees for the benefit of each of the Finance Parties that the courts of England shall have exclusive jurisdiction to hear and determine any suit, action or proceedings, and to settle any disputes, which may arise out of or in connection with this Agreement (respectively “Proceedings” and “Disputes”) and, for such purposes, irrevocably submits to the jurisdiction of such courts.

49.2                        Waiver

Each of the Obligors irrevocably waives any objection which it might now or hereafter have to Proceedings being brought or Disputes settled in the courts of England and agrees not to claim that any such court is an inconvenient or inappropriate forum.

49.3                        Service of Process

Each of the Obligors which is not incorporated in England agrees that the process by which any Proceedings are begun may be served on it by being delivered in connection with any Proceedings in England, to Buhrmann UK Limited at Tameside Drive, Holford, Birmingham, West Midlands B6 7AY or its registered office for the time being.  If the appointment of the person mentioned in this Clause 49.3 ceases to be effective in respect of any of the Obligors the relevant Obligor shall immediately appoint a further person in England to accept service of process on its behalf in England and, failing such appointment within 15 days, the Agent shall be entitled to appoint such person by notice to the relevant Obligor. Nothing contained in this Agreement shall affect the right to serve process in any other manner permitted by Law.

49.4                        Proceedings in Other Jurisdictions

Nothing in Clause 49.1 (Courts of England) shall (and shall not be construed so as to) limit the right of the Finance Parties or any of them to take Proceedings against any of the Obligors in any other court of competent jurisdiction nor shall the taking of Proceedings in any one or more jurisdictions preclude the taking of Proceedings in any other jurisdiction (whether concurrently or not) if and to the extent permitted by applicable Law.

49.5                        General Consent

Each of the Obligors consents generally in respect of any Proceedings to the giving of any relief or the issue of any process in connection with such Proceedings including the making, enforcement or execution against any property whatsoever (irrespective of its use or intended use) of any order or judgment which may be made or given in such Proceedings.

49.6                        Waiver of Immunity

To the extent that any Obligor may in any jurisdiction claim for itself or its assets or revenues immunity from suit, execution, attachment (whether in aid of execution, before judgment or otherwise) or other legal process and to the extent that in any such jurisdiction there may be attributed to itself, its assets or revenues such immunity (whether or not claimed), such Obligor irrevocably agrees not to claim, and irrevocably waives, such immunity to the full extent permitted by the laws of such jurisdiction.

49.7                        Waiver of Jury Trial

EACH OBLIGOR HEREBY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDINGS ANYWHER ARISING OUT OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

PART I - LENDERS AND COMMITMENTS

SECTION A

Lender	Revolving Facility Commitment	A Facility Commitment	B1 Facility Commitment	B2 Facility Commitment	Additional C1 Facility Commitment	Additional C2 Facility Commitment
	(€)	(€)	($)	(€)	($)	(€)

Deutsche Bank AG London	37,925,000	14,575,000	380,000,000	50,000,000	6,982,500	—

ABN AMRO Bank N.V.	37,925,000	14,575,000	—	—	—	—

ING Bank N.V.	33,250,000	16,500,000	—	—	—	—

Fortis Capital Corp.	33,250,000	16,500,000	—	—	—	—

Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A.	26,750,000	13,250,000	—	—	—	—

U.S. Bank, N.A.	10,000,000	5,000,000	—	—	—	—

The Bank of New York	10,000,000	5,000,000	—	—	—	—

Scotiabank Europe plc	10,000,000	5,000,000	—	—	—	—

Credit Industriel et Commercial	10,000,000	5,000,000	—	—	—	—

Natexis Banques Populaires	6,000,000	3,000,000	—	—	—	—

National City Bank	6,250,000	6,250,000	—	—	—	—

Raiffeisen Zentralbank Österreich Aktiengesellschaft	7,000,000	7,000,000	—	—	—	—

Banque LBLux S.A.	6,650,000	3,350,000	—	—	—	—

National Bank of Egypt International Limited	10,000,000	5,000,000	—	—	—	—

Bank of Montreal	10,000,000	—	—	—	—	—

	255,000,000	120,000,000	380,000,000	50,000,000	6,982,500	0

SECTION B

Lender	Swingline Facility Commitment
(€)

Deutsche Bank AG London	85,000,000
85,000,000

PART II - ORIGINAL GUARANTORS

U.S. Guarantors

1.                                       ASAP Software Express, Inc.

2.                                       BTOP USA Corp.

3.                                       BTOPI Holding (U.S.)

4.                                       Buhrmann Swaps, Inc.

5.                                       Corporate Express Document & Print Management, Inc.

6.                                       Corporate Express Office Products, Inc.

7.                                       CE Philadelphia Real Estate, Inc.

8.                                       Corporate Express Promotional Marketing, Inc.

9.                                       Corporate Express Real Estate, Inc.

10.                                 Corporate Express of Texas, Inc.

11.                                 Corporate Express, Inc.

12.                                 License Technologies Group, Inc.

13.                                 Moore Labels, Inc.

Dutch Guarantors

1.                                       Buhrmann Financieringen B.V.

2.                                       Buhrmann Fined B.V.

3.                                       Buhrmann N.V.

4.                                       Buhrmann II B.V.

5.                                       Buhrmann International B.V.

6.                                       Buhrmann Nederland B.V.

7.                                       Buhrmann Nederland Holding B.V.

8.                                       Tetterode-Nederland B.V.

9.                                       Veenman B.V. (formerly known as Corporate Express Document Automatisering B.V.)

10.                                 Buhrmann Office Products Nederland B.V.

Belgian Guarantors

Buhrmann Europcenter N.V.

Luxembourg Guarantors

Buhrmann Luxembourg S.A.R.L.

SCHEDULE 2
FORM OF TRANSFER CERTIFICATE

To:                              Deutsche Bank AG London as Agent

DEED OF TRANSFER AND ACCESSION

This Deed of Transfer and Accession (being the “Transfer Certificate” referred to in the Facilities Agreement referred to below) relates to:

(a)                                  the senior facilities agreement (as from time to time amended, varied, novated or supplemented, the “Facilities Agreement”) dated 23 December 2003 whereby certain facilities in a maximum aggregate amount of €730,000,000 were made available to Buhrmann US Inc. as Borrower under the guarantee of the Guarantors, by a group of banks and other financial institutions on whose behalf Deutsche Bank AG London acted as Agent in connection therewith; and

(b)                                  the intercreditor deed (as from time to time, amended, varied, novated or supplemented, the “Intercreditor Deed”) dated 23 December 2003 between, inter alios, the Parent, the Borrower, the Agent, the Security Trustee, the Lenders as senior lenders, the Original Obligors as original obligors, the Intergroup Creditors named therein as intergroup creditors and the Intergroup Debtors named therein as intergroup debtors.

1.                                      Terms defined in the Facilities Agreement and/or, as the case may be, Intercreditor Deed shall, subject to any contrary indication, have the same meanings in this Deed of Transfer and Accession.  The terms “Lender”, “Transferee”, “Lender’s Participation” and “Portion Transferred” are defined in the Schedule to this Deed of Transfer and Accession.

2.                                      The Lender:

(a)                                  confirms that the details in the Schedule to this Deed of Transfer and Accession are an accurate summary of the Lender’s participation in the Facilities Agreement (and, if relevant, the relevant Incremental Facility Commitment Agreement) and the Interest Periods or Terms (as the case may be) for existing Advances or, as the case may be, Tranches as at the Effective Date; and

(b)                                  requests the Transferee to accept and procure the transfer to the Transferee of the Portion Transferred by countersigning and delivering this Deed of Transfer and Accession to the Agent at its address for the service of notices designated to the Agent in accordance with the Facilities Agreement.

3.                                      The Transferee hereby requests the Agent to accept this Deed of Transfer and Accession as being delivered to the Agent pursuant to and for the purposes of Clause 39.5 (Transfer Certificate) of the Facilities Agreement so as to take effect in accordance with the terms of it on the Transfer Date or on such later date as may be determined in accordance with the terms of it.

4.                                      The Transferee confirms that it has received a copy of the Facilities Agreement (and, if relevant, the relevant Incremental Facility Commitment Agreement(s) identified in the Schedule to this Agreement) and the Intercreditor Deed together with such other information as it has required in connection with this transaction and that it has not relied and will not rely on the Lender to check or enquire on its behalf into the legality, validity, effectiveness, adequacy, accuracy or completeness of any such information and further agrees that it has not relied and will not rely on the Lender to assess or keep under review on its behalf the financial condition, creditworthiness, condition, affairs, status or nature of any Obligor.

5.                                      The Transferee undertakes with the Lender and each of the other parties to the Facilities Agreement that it will perform in accordance with their terms all those obligations which by the terms of the Facilities Agreement (and, if relevant, the Incremental Facility Commitment Agreement(s) identified in the Schedule to this Deed of Transfer and Accession) will be assumed by it after delivery of this Deed of Transfer and Accession to the Agent and satisfaction of the conditions (if any) subject to which this Deed of Transfer and Accession is expressed to take effect.

6.                                      The Lender makes no representation or warranty and assumes no responsibility with respect to the legality, validity, effectiveness, adequacy or enforceability of the Facilities Agreement (and, if relevant, the Incremental Facility Commitment Agreement(s) identified in the Schedule to this Deed of Transfer and Accession), the Intercreditor Deed, any other Finance Document or other document relating to it and assumes no responsibility for the financial condition of any Obligor or for the performance and observance by any Obligor of any of its obligations under the Facilities Agreement (and, if relevant, the Incremental Facility Commitment Agreement(s) identified in the Schedule to this Deed of Transfer and Accession), the Intercreditor Deed, any other Finance Document or any other document relating to it and any and all such conditions and warranties, whether express or implied by Law or otherwise, are excluded.

7.                                      The Lender gives notice that nothing in this Deed of Transfer and Accession, in the Facilities Agreement (and, if relevant, the Incremental Facility Commitment Agreement(s) identified in the Schedule to this Deed of Transfer and Accession), the Intercreditor Deed or any other Finance Document (or other document relating to it) shall oblige the Lender (a) to accept a re-transfer from the Transferee of the whole or any part of its rights, benefits and/or obligations under the Facilities Agreement (and, if relevant, the Incremental Facility Commitment Agreement(s) identified in the Schedule to this Agreement) or the Intercreditor Deed transferred pursuant to this Deed of Transfer and Accession or (b) to support any losses directly or indirectly sustained or incurred by the Transferee for any reason whatsoever (including the failure by any Obligor or any other party to the Facilities Agreement (and, if relevant, the Incremental Facility Commitment Agreement(s) identified in the Schedule to this Deed of Transfer and Accession), the Intercreditor Deed or any other Finance Document (or other document relating to it) to perform its obligations under any such document) and the Transferee acknowledges the absence of any such obligation as is referred to in (a) and (b) above.

8.                                      This Deed of Transfer and Accession may be executed in any number of counterparts and by the different parties on separate counterparts, each of which when executed shall be an original, but all counterparts shall together constitute one and the same instrument.

9.                                      This Deed of Transfer and Accession and the rights, benefits and obligations of the parties under this Deed of Transfer and Accession shall be governed by and construed in accordance with English Law.

10.                               [Name of Transferee] of [address of transferee] hereby agrees with each person who is or who becomes a party to the Intercreditor Deed in accordance with the terms thereof that with effect on and from the date hereof it will be bound by the Intercreditor Deed as a Senior Lender as if it had been party to the Intercreditor Deed in such capacity.

IN WITNESS whereof, this Deed has been executed as a deed by the parties hereto, and is delivered on the date written above.

The Schedule

1.	Lender:

2.	Transferee:

3.	Transfer Date:

4.	Lender’s Participation in Term Facilities	Portion Transferred

(a)	Lender’s Available A Facility Commitment*	(a)

(b)	Lender’s Available Additional C1 Facility Commitment*	(b)

(c)	Lender’s Available Additional C2 Facility Commitment*	(c)

(d)	Lender’s Available Incremental Term Facility Commitment*	(d)

5.	Lender’s Participation in Term Facility Outstandings	Interest Period	Portion Transferred

(a)	A Facility Advances	(a)	(a)

(b)	C1 Facility Advances	(b)	(b)

(c)	C2 Facility Advances	(c)	(c)

(d)	Incremental Term Facility Advances	(d)	(d)

6.	[(a)]	Lender’s Revolving Facility Commitment	Portion Transferred

[(b)	Lender’s Swingline Facility Commitment	Portion Transferred 100per cent.]

7.	[(a)]	Lender’s Participation in Revolving Facility Outstandings	Term	Portion Transferred

[(b)	Lender’s Participation in Swingline Facility Outstandings	Portion Transferred

(*)                                 Details of the Lender’s Available Commitment should not be completed after the applicable Termination Date.

[8.	Documentary Credits Issued	Term and Expiry Date	Portion Transferred]

[Lender]	[Transferee]

By:	By:

Date:	Date:

Administrative Details of Transferee and its Facility Office

Facility Office Address:

Contact Name:

Account for Payments:

Fax:

[Telex:]

Telephone:

SCHEDULE 3

PART I - CONDITIONS PRECEDENT TO FIRST UTILISATION

1.                                      Corporate Documents

In relation to each Original Obligor:

(a)                                  a copy of its up to date constitutional documents and, if applicable, a good standing certificate;

(b)                                  a copy of a board resolution of such Original Obligor approving the execution, delivery and performance of the Finance Documents to which it is party and the terms and conditions of it and authorising a named person or persons to sign the Finance Documents to which it is party and any documents to be delivered by such Original Obligor pursuant to it;

(c)                                  a copy of a shareholders’ resolution of all the shareholders of such Original Obligor approving the execution, delivery and performance of the Finance Documents to which it is party and the terms and conditions to it, and in relation to the Belgian Guarantor, evidence of due filing of an extract of each shareholders’ resolution with the clerk of the relevant commercial court; and

(d)                                  a duly completed certificate of a duly authorised officer of such Original Obligor in the form attached in Part II of Schedule 3 (Form of Certificate of Obligor).

2.                                      Authorisations and Clearances

A copy of each Necessary Authorisation as is, in the opinion of counsel to the Lenders, necessary to render the Finance Documents to which each Original Obligor is party legal, valid, binding and enforceable, to make the Finance Documents to which each Original Obligor is party admissible in evidence in such Original Obligor’s jurisdiction of incorporation and in England and to enable such Original Obligor to perform its obligations thereunder.

3.                                      Financial Statements

Copies of:

(a)                                  the Original Financial Statements;

(b)                                  the Agreed Business Plan; and

(c)                                  the Projections for the current financial year.

4.                                      Fees

Copies of the Fee Letters (each duly executed) and evidence that all fees and expenses (including legal fees) payable under this Agreement or in connection with this Agreement as at the Initial Borrowing Date have been paid or, as the case may be, will be paid by or on the Initial Borrowing Date.

5.                                      Finance Documents

Original duly executed copies of:

(a)                                  this Agreement;

(b)                                  the Security Documents listed in Part III of Schedule 3 (Security Documents) (other than the mortgages referred to in paragraph 3 of Section A of Part III of Schedule 3 (Mortgage over Real Property located in U.S.A.)), together with all documents required to be delivered pursuant thereto;

(c)                                  the Intercreditor Deed;

(d)                                  the Hedging Letter; and

(e)                                  the agreed form syndication letter between the Arrangers, the Parent and the Borrower.

6.                                      Process Agent

Written confirmation from the process agent referred to in Clause 49.3 (Service of Process) that it accepts its appointment as process agent.

7.                                      Existing Liens and Indebtedness

Evidence satisfactory to the Agent that:

(a)                                  all Existing Liens and Existing Indebtedness not permitted by the Finance Documents to subsist beyond the Initial Borrowing Date have been, or will promptly on the making of the first Advance under this Agreement be, discharged or repaid; and

(b)                                  all intra-group loans made or subsisting between Obligors or made to any Obligor by another member of the Group have been subordinated to the Agent’s satisfaction.

8.                                      Legal Opinions

An opinion of:

(a)                                  White & Case, legal advisers to the Agent and the Arrangers on matters of English law;

(b)                                  Pillsbury Winthrop, legal advisers to the Original Obligors on matters of Delaware law and New York law;

(c)                                  General Counsel, Thomas F. Cullen, to the Borrower on matters of Delaware law;

(d)                                  Nauta Dutilh, legal advisers to the Agent and the Arrangers on matters of the law of The Netherlands;

(e)                                  Allen & Overy, legal advisers to the Original Obligors on matters of the law of The Netherlands;

(f)                                    White & Case, legal advisers to the Agent and the Arrangers on matters of the law of the Kingdom of Belgium;

(g)                                 Allen & Overy, legal advisers to the Original Obligors on matters of the law of Luxembourg; and

(h)                                 Allens Arthur Robinson, legal advisers to the Agent and the Arrangers on matters of the laws of the State of New South Wales, Australia and the Commonwealth of Australia,

in each case addressed to the Finance Parties.

9.                                      Rating

Evidence satisfactory to the Agent that the Group has a long term rating of at least B+ by S&P and Ba3 by Moody’s.

10.                               Employee Benefit Plans

Copies of:

(a)                                  all Plans;

(b)                                  for each Plan that is required to file an annual report on Internal Revenue Service Form 5500-series, the most recent such report (including, to the extent required, the related financial and actuarial statements and opinions and other supporting statements, certifications, schedules and information);

(c)                                  for each Plan that is a “single-employer plan” as defined in section 4001(a)(15) of ERISA, the most recently prepared actuarial valuation therefor;

(d)                                  any other “employee benefit plans” as defined in section 3(3) of ERISA; and

(e)                                  any other material agreements, plans or arrangements, with or for the benefit of current or former employees of any member of the Group or any ERISA Affiliate (provided that the foregoing shall apply in the case of any multi-employer plan, as defined in section 4001(a)(3) of ERISA, only to the extent that any document described in it is in the possession of a member of the Group or any ERISA Affiliate or reasonably available to it from the sponsor or trustee of any such plan).

11.                               Indebtedness to be Refinanced

Evidence satisfactory to the Agent acting reasonably that as at the Initial Borrowing Date:

(a)                                  the Group shall have no outstanding Preferred Stock or Indebtedness other than:

(i)                                    Parent Preference Shares A outstanding on 30 September 2003;

(ii)                                any outstanding Parent Preference Shares B issued after 30 September 2003 in accordance with the terms governing such Parent Preference Shares B as in effect on 30 September 2003;

(iii)                            Parent Preference Shares C outstanding on 30 September 2003;

(iv)                               Indebtedness pursuant to or in respect of any of the Finance Documents;

(v)                                   Indebtedness of the Borrower and the Guarantors pursuant to the Senior Subordinated Notes or subordinated guarantees thereof in an aggregate not exceeding $350,000,000;

(vi)                               Senior Subordinated Convertible Bonds in an aggregate principal amount of €114,819,000;

(vii)                           approximately €85,000,000 of other existing Indebtedness (all of such Indebtedness as specifically listed as Third Party Existing Indebtedness in Section A (Third Party Existing Indebtedness) of Part II of Schedule 10 (Existing Indebtedness); and

(viii)                       intercompany Indebtedness between one or more of the Obligors (all of such Indebtedness as specifically listed as Intercompany Existing Indebtedness in Section B (Intercompany Existing Indebtedness) of Part II of Schedule 10 (Existing Indebtedness);

(b)                                  (i)                                    the total commitments in respect of the Indebtedness to be Refinanced shall have been terminated, and all loans with respect thereto shall have been repaid in full, together with interest thereon, all letters of credit issued thereunder shall have been terminated (or, in the case of letters of credit issued pursuant to, or existing under, the Existing Credit Agreement and outstanding on the Initial Borrowing Date, assumed as Existing Documentary Credits) and all other amounts owing pursuant to the Indebtedness to be Refinanced shall have been repaid in full and all documents in respect of the Indebtedness to be Refinanced and all guarantees with respect thereto shall have been terminated (except as to indemnification provisions contained therein which by their express terms are intended to survive such termination and as are reasonably satisfactory to the Agent and the Instructing Group) and to be of no further force and effect; and

(ii)                                the creditors in respect of the Indebtedness to be Refinanced shall have terminated and released all security interests and Liens on the assets owned by the Parent and its Subsidiaries; and

(c)                                  the aggregate amount needed to effect the refinancing of the Indebtedness to be Refinanced, and to pay fees and expenses in connection with the Transaction, shall not exceed the aggregate amount of the A Facility, the B Facilities, the Revolving Facility and the Senior Subordinated Convertible Bonds.

12.                               Document of title to share capital of CEAL

Evidence satisfactory to the Agent that Buhrmann International B.V. is the legal and beneficial owner of at least 52 per cent. of the issued share capital of CEAL.

PART II - FORM OF CERTIFICATE OF OBLIGOR

To:                              Deutsche Bank AG London (as Agent)

We refer to the €730,000,000 senior facilities agreement (the “Facilities Agreement”) dated 23 December 2003 and made between Buhrmann N.V. as Parent, Buhrmann US Inc. as Borrower, the parties named therein as Original Guarantors, Deutsche Bank AG London and ABN AMRO Bank N.V. as Arrangers, Deutsche Bank AG London as Agent, Deutsche Bank AG London as Security Trustee and the financial and other institutions named in it as Lenders.  Terms defined in the Facilities Agreement shall have the same meanings in this Agreement.

I, [name], a Director of [name of Obligor] of [address] (the “Company”)

CERTIFY that:

(a)                                  attached to this Certificate marked “A” are true, complete and up-to-date copies of all documents which contain or establish or relate to the constitution of the Company [and if the company is incorporated in a jurisdiction with a concept of good standing, a good standing certificate in respect of it];

(b)                                  attached to this Certificate marked “B” is a true, and complete copy of [resolutions duly passed] at [a meeting of the Board of Directors and/or Shareholders] of the Company duly convened and held on [        ] approving the Finance Documents to which the Company is a party and authorising their execution, signature, delivery and performance and such resolutions have not been amended, modified or revoked and are in full force and effect;

(c)                                  [attached to this Certificate and marked “C” is a true, and complete copy of all the Necessary Authorisations referred to in [paragraph 2 (Authorisations and Clearances) of Part I of Schedule 3 (Conditions Precedent to First Utilisation)/paragraph 3 of Part II of Schedule 7 (Accession Documents)];

(d)                                  [attached to this Certificate marked “D” is a true, and complete copy of the acceptance by the agent in England of its appointment as agent of the Company for the purpose of accepting service of process.  I confirm that such agent’s appointment remains in force as at the Effective Date;]

(e)                                  [attached to this Certificate marked “E” are true, complete and up-to-date copies of the Plans;]

(f)                                    the entry into and performance of the Finance Documents by the Company will not breach any borrowing or other indebtedness limit to which the Company is subject; [and]

(g)                                 [the execution, delivery and performance of the Accession Notice and the performance by the Company of its obligations under the Finance Documents and any other agreement or document executed pursuant thereto does not breach any agreement binding on the Company and all Necessary Authorisations in connection therewith have been obtained and are current.]

The following signatures are the true signatures of the persons who have been authorised to sign the relevant Finance Documents on behalf of the Company and to give notices and communications, (including Utilisation Requests), under or in connection with the Finance Documents on behalf of the Company.

Name		Position	Signature

[ ]		[ ]	[ ]

Signed:
Director

Date:	[ ]

I, [name], a [Director/Secretary] of [name of Obligor] (the “Company”), certify that the persons whose names and signatures are set out above are duly appointed directors of the Company and that the signatures of each of them above are their respective signatures.

Signed:
[Director/Secretary]

Date:	[ ]

PART III - SECURITY DOCUMENTS

SECTION A - United States of America

1.                                      Security Agreement

Security Agreement between ASAP Software Express, Inc., BT OP USA, Corp., BT OPI Holding (US), Buhrmann US Inc., Buhrmann Swaps Inc., Corporate Express Document & Print Management, Inc, Corporate Express Office Products, Inc., CE Philadelphia Real Estate, Inc., Corporate Express Promotional Marketing, Inc., Corporate Express Real Estate, Inc., Corporate Express of Texas, Inc., Corporate Express, Inc., License Technologies Group, Inc. and Deutsche Bank AG London.

2.                                      Pledge over Shares

Pledge Agreement over ASAP Software Express, Inc., BT OP USA, Corp., BT OPI Holding (US), Buhrman US Inc., Buhrmann Swaps Inc., Corporate Express Document & Print Management, Inc., Corporate Express Office Products, Inc., CE Philadelphia Real Estate, Inc., Corporate Express Promotional Marketing, Inc., Corporate Express Real Estate, Inc., Corporate Express of Texas, Inc., Corporate Express, Inc., License Technologies Group, Inc., Buhrmann Silver US LLC between ASAP Software Express, Inc., CE Philadelphia Real Estate, Inc., Corporate Express Document & Print Management, Inc., Buhrmann Swaps Inc., Corporate Express Promotional Marketing, Inc., License Technologies Group, Inc., Corporate Express Real Estate, Inc., BT OP USA Corp, BTOPI Holding (US), Buhrmann International BV, Buhrmann US Inc., Corporate Express Inc., Corporate Express Office Products Inc. and Corporate Express of Texas Inc. and Deutsche Bank AG London.

3.                                      Mortgage over Real Property Located in U.S.A.

(a)                                  Mortgage by and between Corporate Express Real Estate and Deutsche Bank AG London for the property located at 1 Environmental Way, Broomfield, CO.

(b)                                 Mortgage by and between Corporate Express Document and Print Management, Inc. and Deutsche Bank AG London for the property located at 10700 E. 45th Ave, Denver CO.

(c)                                  Mortgage by and between Corporate Express Office Products, Inc. and Deutsche Bank AG London for the property located at 13800 E. 39th Ave, Aurora, CO.

(d)                                 Mortgage by and between Corporate Express Document and Print Management Inc. and Deutsche Bank AG London for the properties located (i) at 9503 “F” Street, Omaha NE and (ii) at 4205 S. 96th Street, Omaha, NE.

(e)                                  Mortgage by and between Corporate Express Document and Print Management, Inc. and Deutsche Bank AG London for the properties located (i) at 3403 Dan Morton Drive, Dallas, TX and (ii) at 601 IH45 South, Hutchins, Dallas County, TX.

(f)                                    Mortgage by and between Corporate Express Office Products, Inc. and Deutsche Bank AG London for the property located at 2655 W. Georgia Ave, Phoenix, AZ.

(g)                                 Mortgage by and between Corporate Express Office Products, Inc. and Deutsche Bank AG London for the property located at 1233 West County Rd E., Arden Hills, MN.

(h)                                 Mortgage by and between BT Office Products International, Inc. and Deutsche Bank AG London for the property located at I-79 North Industrial Park., Glenfield, PA (also known as 208 Overlook Drive, Glenfield, PA).

(i)                                     Mortgage by and between Corporate Express Office Products, Inc. and Deutsche Bank AG London for the property located at 4953 South 48th West Avenue, Tulsa, OK.

SECTION B - THE NETHERLANDS

1.                                      Pledge of Receivables

(a)                                  Pledge of Receivables between Buhrmann Financieringen B.V. and Deutsche Bank AG London

(b)                                 Pledge of Receivables between Buhrmann Fined B.V. and Deutsche Bank AG London

(c)                                  Pledge of Receivables between Buhrmann N.V. and Deutsche Bank AG London

(d)                                 Pledge of Receivables between Buhrmann International B.V. and Deutsche Bank AG London

(e)                                  Pledge of Receivables between Buhrmann Nederland B.V. and Deutsche Bank AG London

(f)                                    Pledge of Receivables between Buhrmann Nederland Holding B.V. and Deutsche Bank AG London

(g)                                 Pledge of Receivables between Tetterode-Nederland B.V. and Deutsche Bank AG London

(h)                                 Pledge of Receivables between Veenman B.V. (formerly known as Corporate Express Document Automatisering B.V.) and Deutsche Bank AG London

2.                                      Pledge of Moveable Assets

(a)                                  Pledge of Moveable Assets between Buhrmann N.V. and Deutsche Bank AG London

(b)                                 Pledge of Moveable Assets between Buhrmann Office Products Nederland B.V. and Deutsche Bank AG London

(c)                                  Pledge of Moveable Assets between Tetterode-Nederland B.V. and Deutsche Bank AG London

(d)                                 Pledge of Moveable Assets between Veenman B.V. (formerly known as Corporate Express Document Automatisering B.V.) and Deutsche Bank AG London

3.                                      Pledge over Shares

(a)                                  Pledge over shares of Buhrmann II B.V. between the Parent and Deutsche Bank AG London

(b)                                 Pledge over shares of Buhrmann II B.V. between Buhrmann International B.V. and Deutsche Bank AG London

(c)                                  Pledge over shares of Buhrmann International B.V. between the Parent and Deutsche Bank AG London

(d)                                 Pledge over shares of Buhrmann Nederland B.V. between Buhrmann II B.V. and Deutsche Bank AG London

(e)                                  Pledge over shares of Buhrmann Nederland Holding B.V. between Buhrmann Nederland B.V. and Deutsche Bank AG London

(f)                                    Pledge over shares of Buhrmann Financieringen B.V. between the Parent and Deutsche Bank AG London

(g)                                 Pledge over shares of Buhrmann Fined B.V. between Buhrmann II B.V. and Deutsche Bank AG London

(h)                                 Pledge over shares of Tetterode-Nederland B.V. between Buhrmann Nederland Holding B.V. and Deutsche Bank AG London

(i)                                     Pledge over shares of Veenman B.V. (formerly known as Corporate Express Document Automatisering B.V.) between Buhrmann Nederland Holding B.V. and Deutsche Bank AG London

(j)                                     Pledge over shares of Buhrmann Office Products Nederland B.V. between Buhrmann Nederland Holding B.V. and Deutsche Bank AG London

SECTION C - BELGIUM

1.                                      Pledge of Receivables

Pledge of Receivables between Buhrmann Europcenter N.V. and Deutsche Bank AG London

2.                                      Pledge of Shares

Pledge over shares of Buhrmann Europcenter N.V. between Buhrmann Luxembourg S.A.R.L. and Deutsche Bank AG London

SECTION D - LUXEMBOURG

1.                                      Pledge over Shares

Pledge over shares of Buhrmann Silver SA between Buhrmann Luxembourg S.A.R.L. and Deutsche Bank AG London

SECTION E - AUSTRALIA

1.                                      Share Mortgage

Share Mortgage of Corporate Express Australia Limited between Buhrmann International BV and Deutsche Bank AG London

PART IV - CONDITIONS SUBSEQUENT DOCUMENTS

SECTION A - Conditions Subsequent to be satisfied by 31 January 2004

1.                                      Real Property in the U.S.

(a)                                  fully executed counterparts of the Security Documents creating or purporting to create a good and insurable lien over such of the Real Property located in the U.S. owned by the Borrower or any of its Subsidiaries (each as specified in the relevant Security Document (as set out in paragraph 3 of Section A of Part III of Schedule 3 (Mortgage over Real Property in U.S.A.), each a “Mortgaged Property”), together with evidence that counterparts of such Mortgages, together with such certificates, affidavits, questionnaires or returns as shall be required in connection with the recording or filing thereof, have been delivered to the title insurance company insuring the Lien of such Security Document for recording in all places to the extent necessary or, in the reasonable opinion of the Security Trustee desirable, to effectively create a valid and enforceable first priority mortgage lien, subject only to Permitted Encumbrances (as defined in each relevant Security Document), on such Mortgaged Property described therein in favour of the Security Trustee (or such other trustee as may be required or desired under local law) for the benefit of the Finance Parties;

(b)                                  with respect to the Mortgaged Properties, such consents, approvals, amendments, supplements, estoppels, tenant subordination agreements or other instruments as shall be reasonably deemed necessary by the Security Trustee in order for the owner or holder of the fee or leasehold interest constituting the Mortgaged Properties to grant the Lien contemplated by the Mortgage with respect to the Mortgaged Properties;

(c)                                  mortgage title insurance policy (the “Mortgage Policies”) insuring the relevant Security Document on each Mortgaged Property issued by a title insurer reasonably satisfactory to the Security Trustee and in amounts satisfactory to the Security Trustee and insuring the Security Trustee that the relevant Security Document on the Mortgaged Properties referred to in paragraphs 3(a), (b), (c), (d)(i) and (g) of Section A of Part III of Schedule 3 (Security Documents) (each a “Title Insurance Property”) is a valid and enforceable mortgage lien on such Title Insurance Property and the fixtures described therein, free and clear of all defects and encumbrances except Permitted Encumbrances, and such Mortgage Policies shall otherwise be in form and substance reasonably satisfactory to the Security Trustee and shall include, to the extent available in the applicable jurisdiction, supplemental endorsements (including, without limitation, endorsements relating to future advances under this Agreement, usury, first loss, last dollar, zoning, contiguity, revolving credit, doing business, public road access, survey (for the Real Property located at Broomfield, CO only), variable rate, environmental lien and so-called comprehensive coverage over covenants and restrictions and for any other matters that the Security Trustee in its discretion may reasonably request) and shall not include the “standard” title exceptions, a survey exception (for the Real Property located at Broomfield, CO only) or an exception for mechanics’ liens, and shall provide for affirmative insurance as the Security Trustee in its discretion may reasonably request but may include a survey exception (other than for Broomfield, CO).  In addition, for Mortgaged Properties other than Title Insurance Properties, the Borrower shall provide title reports showing status of title reasonably satisfactory to the Security Trustee;

(d)                                  with respect to each Mortgaged Property for which a Mortgaged Policy is to be obtained, such affidavits, certificates, information (including financial data) and instruments of indemnification (including, without limitation, a so-called “gap” indemnification) as shall be required to induce the title company to issue the Mortgage Policy referred to in paragraph (c) above;

(e)                                  evidence reasonably acceptable to the Security Trustee of payment by the Borrower of all Mortgage Policy premiums, search and examination charges, and related charges, mortgage recording taxes, fees, charges, costs and expenses required for the recording of the Mortgages and issuance of the Mortgage Policies;

(f)                                    flood certificates covering each Mortgaged Property in form and substance acceptable to the Security Trustee, and certifying whether or not a Mortgaged Property is located in a flood hazard area, as determined by reference to the applicable FEMA map; and

(g)                                 opinions of local counsel to the Agent and the Arrangers reasonably satisfactory to the Agent practicing in those jurisdictions in which Real Properties located in the U.S. are subject or intended to be subject to a Security Document, such opinions (i) shall cover the perfection of the security interests and/or liens granted pursuant to the relevant Security Documents and such other matters incident to the transactions contemplated herein as the Agent may reasonably request and (ii) shall be in form and substance reasonably satisfactory to the Agent, in each case addressed to the Finance Parties.

2.                                      Stamp Duty

Evidence satisfactory to the Agent that all stamp duty and other relevant taxes payable under or in connection with any of the Finance Documents have been or as the case may be, will be paid within the time period prescribed by applicable law and without incurring any penalties.

SECTION B - Conditions Subsequent to be satisfied within 3 months of the Initial Borrowing Date

1.                                      Landlord Lender Agreements

The Borrower shall use reasonable efforts to cause the Security Trustee to receive fully executed landlord waivers and/or bailee agreements in respect of the following Leaseholds of the relevant Obligor, each of which Landlord-Lender Agreements shall be in form and substance reasonably satisfactory to the Security Trustee:

(a)                                  Manufacturing sites over 75,000 sq. ft.

14601 W. 99th Street, Lenexa, KS (100,940)

6504 E. 44th Street, Tulsa, OK (102,214)

(b)                                  Other sites over 100,000 sq. ft.

8750 Autobahn Drive, Bldg. 6, Dallas, TX (104,055)

16501 Trojan Way, La Mirada, CA (316,651)

6601 Overlake Place, Newark, CA (160,000)

18000 State Road 9, Miami, FL (263,000)

1301 Internationale Parkway, Woodridge, IL (211,949)

655 Andover Street, Lawrence, MA (170,930)

7021 Dorsey Road, Hanover, MD (200,200)

1834 Walton Road, Vinita Park, MO (129,506)

1133 Poplar Creek Road, Henderson, NC (170,000)

600 Jefferson Avenue, Secaucus, NJ (338,661)

5443 Duff Drive, Cincinnati, OH (166,400)

4575 Pleasant Hill Road, Suite 104, Memphis, TN (126,564)

2230 Avenue J, Arlington, TX (134,016)

6400 Hollister Road, Houston, TX (220,000)

4320 North 124th Street, Wauwatosa, WI (113,700)

1400 North Price Road, Olivette, MO (150,000)

3900 South American Way, Idaho Falls ID (90,310)

(c)                                  Others

9319 Peach Palm Ave., Tampa, FL

306 Airline Dr., Coppell, TX

2.                                      Control Agreement

A control agreement executed by the bank at which the main operating account of the Group Business in the United States of America is held, substantially in the form set out in the security agreement referred to in paragraph 1 of Section A of Part III of Schedule 3 (Security Documents).

SCHEDULE 4

PART I - FORM OF UTILISATION REQUEST
(TERM FACILITIES AND REVOLVING FACILITY)

From:                  Buhrmann US Inc.

To:                              Deutsche Bank AG London

Date:

Dear Sirs

We refer to the €730,000,000 senior facilities agreement (the “Facilities Agreement”) dated 23 December 2003 and made between Buhrmann N.V. as Parent, Buhrmann US Inc. as Borrower, the parties named therein as Original Guarantors, Deutsche Bank AG London and ABN AMRO Bank N.V. as Arrangers, Deutsche Bank AG London as Agent, Deutsche Bank AG London as Security Trustee and the financial and other institutions named in it as Lenders. Terms defined in the Facilities Agreement shall have the same meaning in this request.

We give you this irrevocable notice that, pursuant to the Facilities Agreement, we wish [the Lenders/name of L/C Bank] to [make an Advance/issue a Documentary Credit] on the following terms:

(a)                                  Facility to be used: [A/Additional C1/Additional C2/Revolving/Incremental Term Facility]

(b)                                  Euro Amount: [in relation to the A Facility] €[=]/[in relation to the Additional C1 Facility] €[=]/[in relation to the Additional C2 Facility] €50,000,000/[in relation to the Revolving Facility][Euro Amount: €[        ] [in relation to the Incremental Term Facility][Euro Amount: €[  ]]

(c)                                  Currency: [        ]

(d)                                  Interest Period/Term/Expiry Date: [        ] month[s]

(e)                                  Proposed date of [Advance/issue of Documentary Credit]: [        ] (or if that day is not a Business Day, the next Business Day)

We confirm that, at the date of this Utilisation Request, [the Repeating Representations are true and no Event of Default is continuing or would result from the Rollover Advance to which this Utilisation Request relates]/[the Repeating Representations are true and no Default is continuing or would result from the [Advance/issue of the Documentary Credit] to which this Utilisation Request relates].*

*                                         Use first option for Rollover Advances.

Use second option for other Advances/Documentary Credits.

The proceeds of this drawdown should be credited to [insert account details]./[This Documentary Credit should be issued in favour of [insert name of Beneficiary] in the form attached to this Agreement and delivered to such Beneficiary at [insert address].  The purpose for which the Documentary Credit is requested to be issued is [insert details]].

Yours faithfully

for and on behalf of

Buhrmann US Inc.

PART II - FORM OF UTILISATION REQUEST (SWINGLINE FACILITY)

From:                  Buhrmann US Inc.

To:                              Deutsche Bank AG London

Date:

Dear Sirs

We refer to the €730,000,000 senior facilities agreement (the “Facilities Agreement”) dated 23 December 2003 and made between Buhrmann N.V. as Parent, Buhrmann US Inc. as Borrower, the parties named therein as Original Guarantors, Deutsche Bank AG London and ABN AMRO Bank N.V. as Arrangers, Deutsche Bank AG London as Agent, Deutsche Bank AG London as Security Trustee and the financial and other institutions named in it as Lenders. Terms defined in the Facilities Agreement shall have the same meaning in this request.

We give you this irrevocable notice that, pursuant to the Facilities Agreement, we wish a Swingline Facility Advance to be made to us on the following terms:

(a)                                  Amount: €[        ]/$[        ]

(b)                                  Term: [        ] month[s]

(c)                                  Proposed date of Swingline Facility Advance: [        ] (or if that day is not a Business Day, the next Business Day)

We confirm that, at the date of this Utilisation Request, the Repeating Representations are true and no Default is continuing or would result from the Swingline Facility Advance to which this Utilisation Request relates.

The proceeds of this drawdown should be credited to [insert account details].

Yours faithfully

for and on behalf of

Buhrmann US Inc.

PART III - FORM OF INCREMENTAL TERM FACILITY COMMITMENT AGREEMENT

From:                  [Lender(s)]

To:                              Buhrmann US Inc.
                                                One Environmental Way
                                                Broomfield, Colorado 80021
                                                United States of America

[                     ]

Dear Sirs

We refer to the senior facilities agreement (as from time to time amended, varied, novated or supplemented, the “Facilities Agreement”) dated 23 December 2003 whereby certain facilities in a maximum aggregate amount of €730,000,000 were made available to Buhrmann US Inc. as Borrower under the guarantee of the Original Guarantors, by a group of banks and other financial institutions on whose behalf Deutsche Bank AG London acted as Agent in connection therewith.  Unless otherwise defined herein, capitalised terms used herein shall have the respective meanings set forth in the Facilities Agreement.

Each party (each an “Incremental Term Facility Lender”) party to this letter agreement (this “Agreement”) hereby severally agrees to provide the Incremental Term Facility Commitment set forth opposite its name on Annex I attached hereto (for each such Incremental Term Facility Lender, its “Incremental Term Facility Commitment”).  Each Incremental Term Facility Commitment provided pursuant to this Agreement shall be subject to all of the terms and conditions set forth in the Facilities Agreement, including, without limitation, Clause 4 (Utilisation) and Clause 7 (Uncommitted Incremental Facilities) thereof.

Each Incremental Term Facility Lender and the Agent acknowledge and agree that the Incremental Term Facility Commitments provided pursuant to this Agreement shall constitute Incremental Term Facility Commitments of the respective Tranche specified in Annex I attached hereto and, upon the incurrence of Incremental Term Facility Advances pursuant to such Incremental Term Facility Commitments, shall constitute Incremental Term Facility Advances under such specified Tranche for all purposes of the Facilities Agreement and the other applicable Finance Documents.

Each Incremental Term Facility Lender, the Borrower and the Agent further agrees that, with respect to the Incremental Term Facility Commitment provided by each Incremental Term Facility Lender pursuant to this Agreement, such Incremental Term Facility Lender shall receive from the Borrower such upfront fees, unutilised commitment fees and/or other fees, if any, as may be separately agreed to in writing with the Borrower, all of which fees shall be due and payable to such Incremental Term Facility  Lender on the terms and conditions set forth in each such separate agreement.

Furthermore, each of the parties to this Agreement hereby agree to the terms and conditions set forth on Annex I hereto in respect of each Incremental Term Facility Commitment provided pursuant to this Agreement.

Each Incremental Term Facility Lender party to this Agreement, to the extent not already a party to the Facilities Agreement as a Lender thereunder (i) confirms that it has received a copy of the Facilities Agreement and the other Finance Documents, together with copies of the financial statements referred to therein and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement and to become a Lender under the Facilities Agreement, (ii) agrees that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Facilities Agreement and the other Finance Documents, (iii) appoints and authorises the Agent and the Security Trustee to take such action as agent on its behalf and to exercise such powers under the Facilities Agreement and the other Finance Documents as are delegated to the Agent and the Security Trustee, as the case may be, by the terms thereof, together with such powers as are reasonably incidental thereto and (iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Facilities Agreement and the other Finance Documents are required to be performed by it as a Lender.

Upon the date of (i) the execution of a counterpart of this Agreement by each Incremental Term Facility Lender, the Agent, the Borrower and each Obligor, (ii) the delivery to the Agent of a fully executed counterpart (including by way of facsimile) hereof, (iii) the payment of any fees then due and payable in connection herewith and (iv) the satisfaction of any other conditions precedent set forth in paragraph 10 of Annex I hereto (the “Agreement Effective Date”), each Incremental Term Facility Lender party hereto (i) shall be obligated to make the Incremental Term Facility Advances provided to be made by it as provided in this Agreement on the terms, and subject to the conditions, set forth in the Facilities Agreement and in this Agreement and (ii) to the extent provided in this Agreement, shall have the rights and obligations of a Lender thereunder and under the other applicable Finance Documents.

The Borrower acknowledges and agrees that (i) it shall be liable for all Incremental Term Facility Outstandings provided hereby including, without limitation, all Incremental Term Facility Advances made pursuant thereto and (ii) all such Facilities Obligations shall be entitled to the benefits of the respective Security Documents and the Guarantee as, and to the extent, provided in the Facilities Agreement and in such other Finance Documents.

Each Obligor acknowledges and agrees that all Facilities Obligations with respect to the Incremental Term Facility Commitments provided hereby and all Incremental Term Facility Advances made pursuant thereto shall (i) be fully guaranteed pursuant to the Guarantee and (ii) be entitled to the benefits of the respective Security Documents to which it is a party as, and to the extent, provided therein and in the Facilities Agreement.

Attached hereto as Annex II are true and correct copies of officer’s certificates, board of director resolutions and good standing certificates of the Obligors required to be delivered pursuant to Clause 7.1 (b)(iii) (Incremental Term Facility Commitment Agreement) of the Facilities Agreement.

Attached hereto as Annex III [is an opinion] [are opinions] of [insert name or names of counsel, including in-house counsel, who will be delivering opinions], counsel to the Borrower, delivered pursuant to Clause 7.1 (b) (ii) of the Facilities Agreement. Attached hereto as Annex IV is the officer’s certificate required to be delivered pursuant to paragraph (b)(iv) of Clause 7.1 (Incremental Term Facility Commitment Agreement) of the

Facilities Agreement certifying that the conditions set forth in paragraphs (a)(i)(A), (B) and (C) of Clause 7.1 (Incremental Term Facility Commitments) of the Facilities Agreement have been satisfied.

[Attached hereto as Annex V is the officer’s certificate required to be delivered pursuant to paragraph (b)(iv) of Clause 7.1 (Incremental Term Facility Commitment Agreement) of the Facilities Agreement certifying that the conditions set forth in paragraphs (a)(i)(B) and (C) of Clause 7.1 (Incremental Term Facility Commitments) of the Facilities Agreement have been satisfied (together with calculations demonstrating same (where applicable) in reasonable detail and copies of the certificates set forth in such paragraphs (B) and (C)).](1)

You may accept this Agreement by signing the enclosed copies in the space provided below, and returning one copy of same to us before the close of business on [                                 ]. If you do not so accept this Agreement by such time, our Incremental Term Facility Commitments set forth in this Agreement shall be deemed cancelled.

After the execution and delivery to the Agent of a fully executed copy of this Agreement (including by way of counterparts and by facsimile transmission) by the parties hereto, this  Agreement may only be changed, modified or varied by written instrument in accordance with the requirements for the modification of Finance Documents pursuant to Clause 45 (Amendments) of the Facilities Agreement.

In the event of any conflict between the terms of this Agreement and those of the Facilities Agreement, the terms of the Facilities Agreement shall control.

*****

(1)                                  Insert this paragraph if any Incremental Term Facility Advances are to be incurred on the Agreement Effective Date.  In addition, this condition needs to be satisfied for each Incremental Term Facility Advance Utilisation Date.

This agreement shall be governed in accordance with, English law.

Yours faithfully,

For and on behalf of

[Incremental Term Facility Lender(s)]

[Name]	[Name]

[Title]	[Title]

We Accept and Agree the terms of the foregoing letter

Yours faithfully

For and on behalf of

Buhrmann US Inc.
as Borrower

[Name]	[Name]

[Title]	[Title]

For and on behalf of

Deutsche Bank AG London
as Agent

[Name]	[Name]

[Title]	[Title]

Each Obligor acknowledges and agrees to each the foregoing provisions of this Incremental Term Facility Commitment Agreement and to the incurrence of the Incremental Term Facility Advances to be made pursuant thereto.

Yours faithfully for and on behalf of

Buhrmann N.V. as Parent and Obligor

[Name]	[Name]

[Title]	[Title]

[ ]
as Obligor

[Name]	[Name]

[Title]	[Title]

[ ]
as Obligor

[Name]	[Name]

[Title]	[Title]

TERMS AND CONDITIONS FOR
INCREMENTAL TERM FACILITY COMMITMENT AGREEMENT

Dated [                ] 2[      ]

1.                                       Name and jurisdiction of Borrower:(2)

2.                                       Applicable Currency for the respective Tranche of Incremental Term Facility Advances:(3)

3.                                       Incremental Term Facility Commitment Amounts (as of the Agreement Effective Date):

Names of Incremental Term Facility Lenders	Amount of Incremental Term Facility Commitment stated in the Applicable Currency

[ ]	$	[	]

Total:(4)	$	[	]

4.                                       Designation of Tranche of Incremental Term Facility Commitments (and Incremental Term Facility Advances to be funded thereunder)(5):

5.                                       Indicate whether the Incremental Term Facility Commitments to be provided hereunder are to be single draw commitments or multiple draw commitments and the date or dates by which such commitments must be utilised by:(6)

6.                                       Incremental Term Facility Maturity Date:(7)

(2)                                  Shall be the Borrower.

(3)           Shall be euros or dollars.

(4)           The aggregate amount of each Tranche of Incremental Term Facility Commitments must be at least $50,000,000 (or the Euro Amount thereof).

(5)           Designate the respective Tranche for such Incremental Term Facility Commitments or indicate that it is to be added to (and form part of) the C1 Facility/C2 Facility, provided in the case that the Incremental Term Facility Commitments to be provided pursuant to this Agreement are to be added to (and form a part of) the C1 Facility/C2 Facility and the currency for such Incremental Term Facility Commitments shall be the same as for the C1 Facility/C2 Facility.

(6)           Date cannot be later than Final Maturity Date of the C Facilities.

(7)           Insert Final Maturity Date for the Incremental Term Facility Advances to be incurred pursuant to the Incremental Term Facility Commitments provided hereunder, provided that (i) such Incremental Term Facility Maturity Date shall be no earlier than the Final Maturity Date of the C Facilities and (ii) in the event the Incremental Term Facility Commitments to be provided pursuant to this Agreement are to be added to (and form a part of) the C1 Facility/C2 Facility, the Incremental Term Facility Final Maturity Date for the Incremental Term Facility Advances to be incurred pursuant to such Incremental Term

7.                                       Dates for, and amounts of, the Scheduled Repayments of the Incremental Term Facility:(8)

8.                                       Applicable Margins:(9)

9.                                       The proceeds of the Incremental Term Facility Advances to be provided hereunder are to be used for:(10)

10.                                 Other Conditions Precedent:(11)

11.                                 Notices:(12)

12.                                 Payments:(13)

13.                                 Amount of Incremental Term Facility Advance:(14)

14.                                 Minimum voluntary prepayment amount under Clause 12 (Voluntary Prepayment) of the Facilities Agreement:(15)

Facility Commitments, shall be the same Final Maturity Date as for the C1 Facility/C2 Facility, as the case may be.

(8)           Set forth the dates for Scheduled Repayments of the Incremental Term Facility and the principal amount (expressed as a numerical amount or as a percentage of the aggregate amount of Incremental Term Facility Advances to be incurred pursuant to the Incremental Term Facility Commitments provided hereunder), provided that (i) to the extent the Incremental Term Facility Commitments being provided hereunder constitute a new Tranche of Incremental Term Facility, the Weighted Average Life to Maturity of such new Tranche shall be no less than the Weighted Average Life to Maturity as then in effect for the C1 Facility/C2 Facility and (ii) in the event the Incremental Term Facility  Commitments to be provided hereunder are to be added to (and form a part of) the C1 Facility/C2 Facility, (x) the Scheduled Repayments for such Incremental Term Facility Advances shall be the same (on a proportionate basis) as is theretofore applicable to the C1 Facility/C2 Facility to which such new Incremental Term Facility Advances are being added and (y) such Incremental Term Facility Advances shall have the same Scheduled Repayment Dates.

(9)           Insert the Applicable Margins that shall apply to the Incremental Term Facility Advances being provided hereunder, provided in the event the Incremental Term Facility Commitments to be provided hereunder are to be made under (and form a part of) the C1 Facility/C2 Facility, the Incremental Term Facility Advances to be incurred pursuant to such Incremental Term Facility Commitments shall have the same Applicable Margins applicable to the C1 Facility/C2 Facility.

(10)         Designate the specific use of the proceeds of the applicable Incremental Term Facility Advances as provided in Clause 2.2(e) (Purpose) of the Facilities Agreement.

(11)         Insert any additional conditions precedent which may be required to be satisfied prior to the Agreement Effective Date.

(12)         Notice relating to Incremental Term Facility Advances incurred by the Borrower shall be as required in accordance with Clause 42.2 (Giving Notice) of the Facilities Agreement.

(13)         Payments relating to Incremental Term Facility Advances incurred by the Borrower shall be as required in accordance with Clause 35.1 (Payment to Agent) of the Facilities Agreement.

(14)         The Agent shall designate the amount for the respective Tranche of Incremental Term Facility Advances, which amount shall be no less than $50,000,000 (or its equivalent in euros).

[15.                             The Borrower agrees to pay compensation as, and to the extent, provided in the last paragraph (c) (Constitution of each Tranche of Incremental Term Facility) of Clause 7.1 (Incremental Term Facility) of the Facilities Agreement.](16)

(15)         The Agent shall designate the minimum amount for partial voluntary prepayments pursuant to Clause 12 (Voluntary Prepayment) of the Facilities Agreement for the respective Tranche of the Incremental Term Facility.

(16)         Insert if the respective Incremental Term Facility Commitments are to be added to (and form a part of) the C1 Facility/C2 Facility and to the extent any related breakage type compensation is agreed to be paid by the Borrower.

PART IV - FORM OF INCREMENTAL REVOLVING FACILITY COMMITMENT AGREEMENT

From:                  [Lender(s)]

To:                              Buhrmann US Inc.

One Environmental Way

Broomfield, Colorado 80021

United States of America

[                   ]

Dear Sirs

We refer to the senior facilities agreement (as from time to time amended, varied, novated or supplemented, the “Facilities Agreement”) dated 23 December 2003 whereby certain facilities in a maximum aggregate amount of €730,000,000 were made available to Buhrmann US Inc. as Borrower under the guarantee of the Original Guarantors, by a group of banks and other financial institutions on whose behalf Deutsche Bank AG London acted as Agent in connection therewith.  Unless otherwise defined herein, capitalised terms used herein shall have the respective meanings set forth in the Facilities Agreement.

Each party (each an “Incremental Revolving Facility Lender”) party to this letter agreement (this “Agreement”) hereby severally agrees to provide the Incremental Revolving Facility Commitment set forth opposite its name on Annex I attached hereto (for each such Incremental Revolving Facility Lender, its “Incremental Revolving Facility Commitment”).  Each Incremental Revolving Facility Commitment provided pursuant to this Agreement shall be subject to all of the terms and conditions set forth in the Facilities Agreement, including, without limitation, Clause 4 (Utilisation) and Clause 7 (Uncommitted Incremental Facilities) thereof.

Each Incremental Revolving Facility Lender and the Agent acknowledge and agree that the Incremental Revolving Facility Commitments provided pursuant to this Agreement shall constitute Incremental Revolving Facility Commitments and, upon the incurrence of Revolving Facility Advances pursuant to such Incremental Revolving Commitments, shall constitute Revolving Facility Advances for all purposes of the Facilities Agreement and the other applicable Finance Documents.

Each Incremental Revolving Facility Lender, the Borrower and the Agent further agrees that, with respect to the Incremental Revolving Facility Commitment provided by each Incremental Revolving Facility Lender pursuant to this Agreement, such Incremental Revolving Facility Lender shall receive from the Borrower such upfront fees, unutilised commitment fees and/or other fees, if any, as may be separately agreed to in writing with the Borrower all of which fees shall be due and payable to such Incremental Revolving Facility  Lender on the terms and conditions set forth in each such separate agreement.

Furthermore, each of the parties to this Agreement hereby agree to the terms and conditions set forth on Annex I hereto in respect of each Incremental Revolving Facility Commitment provided pursuant to this Agreement.

Each Incremental Revolving Facility Lender party to this Agreement, to the extent not already a party to the Facilities Agreement as a Lender thereunder (i) confirms that it has received a copy of the Facilities Agreement and the other Finance Documents, together with copies of the financial statements referred to therein and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement and to become a Lender under the Facilities Agreement, (ii) agrees that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Facilities Agreement and the other Finance Documents, (iii) appoints and authorises the Agent and the Security Trustee to take such action as agent on its behalf and to exercise such powers under the Facilities Agreement and the other Finance Documents as are delegated to the Agent and the Security Trustee, as the case may be, by the terms thereof, together with such powers as are reasonably incidental thereto and (iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Facilities Agreement and the other Finance Documents are required to be performed by it as a Lender.

Upon the date of (i) the execution of a counterpart of this Agreement by each Incremental Revolving Facility Lender, the Agent, the Borrower and each Obligor, (ii) the delivery to the Agent of a fully executed counterpart (including by way of facsimile) hereof, (iii) the payment of any fees then due and payable in connection herewith and (iv) the satisfaction of any other conditions precedent set forth in paragraph 10 of Annex I hereto (the “Agreement Effective Date”), each Incremental Revolving Facility Lender party hereto (i) shall be obligated to make the Revolving Facility Advances provided to be made by it as provided in this Agreement on the terms, and subject to the conditions, set forth in the Facilities Agreement and in this Agreement and (ii) to the extent provided in this Agreement, shall have the rights and obligations of a Lender thereunder and under the other applicable Finance Documents.

The Borrower acknowledges and agrees that (i) it shall be liable for all Incremental Revolving Facility Outstandings provided hereby including, without limitation, all Revolving Facility Advances made pursuant thereto and (ii) all such Facilities Obligations (including all such Revolving Facility Advances) shall be entitled to the benefits of the respective Security Documents and the Guarantee as, and to the extent, provided in the Facilities Agreement and in such other Finance Documents.

Each Obligor acknowledges and agrees that all Facilities Obligations with respect to the Incremental Revolving Facility Commitments provided hereby and all Revolving Facility Advances made pursuant thereto shall (i) be fully guaranteed pursuant to the Guarantee and (ii) be entitled to the benefits of the respective Security Documents to which it is a party as, and to the extent, provided therein and in the Facilities Agreement.

Attached hereto as Annex II are true and correct copies of officer’s certificates, board of director resolutions and good standing certificates of the Obligors required to be delivered pursuant to Clause 7.2 (b)(iii) (Incremental Revolving Facility Commitment Agreement) of the Facilities Agreement.

Attached hereto as Annex III [is an opinion] [are opinions] of [insert name or names of counsel, including in-house counsel, who will be delivering opinions], counsel to the Borrower, delivered pursuant to Clause 7.2 (b)(ii) of the Facilities Agreement.

Attached hereto as Annex IV is the officer’s certificate required to be delivered pursuant to paragraph (b) (iv) of Clause 7.2 (Incremental Revolving Facility Commitment Agreement) of the Facilities Agreement certifying that the conditions set forth in paragraph (a)(i) of Clause 7.2 (Incremental Revolving Facility Commitments) of the Facilities Agreement have been satisfied.

You may accept this Agreement by signing the enclosed copies in the space provided below, and returning one copy of same to us before the close of business on [                                 ]. If you do not so accept this Agreement by such time, our Incremental Revolving Facility Commitments set forth in this Agreement shall be deemed cancelled.

After the execution and delivery to the Agent of a fully executed copy of this Agreement (including by way of counterparts and by facsimile transmission) by the parties hereto, this  Agreement may only be changed, modified or varied by written instrument in accordance with the requirements for the modification of Finance Documents pursuant to Clause 45 (Amendments) of the Facilities Agreement.

In the event of any conflict between the terms of this Agreement and those of the Facilities Agreement, the terms of the Facilities Agreement shall control.

*****

This agreement shall be governed in accordance with, English law.

Yours faithfully,

For and on behalf of

[Incremental Revolving Facility Lender(s)]

[Name]	[Name]

[Title]	[Title]

We Accept and Agree the terms of the foregoing letter

Yours faithfully

For and on behalf of

Buhrmann US Inc. as Borrower

[Name]	[Name]

[Title]	[Title]

For and on behalf of

Deutsche Bank AG London as Agent

[Name]	[Name]

[Title]	[Title]

Each Obligor acknowledges and agrees to each the foregoing provisions of this Incremental Facility Commitment Agreement and to the incurrence of the Revolving Facility Advances to be made pursuant thereto.

Yours faithfully

for and on behalf of

Buhrmann N.V. as Parent and Obligor

[Name]	[Name]

[Title]	[Title]

[                                                ]

as Obligor

[Name]	[Name]

[Title]	[Title]

[                                                ]

as Obligor

[Name]	[Name]

[Title]	[Title]

TERMS AND CONDITIONS FOR
INCREMENTAL REVOLVING FACILITY COMMITMENT AGREEMENT

Dated [                ] 2[      ]

1.                                       Name and jurisdiction of Borrower:(17)

2.                                       Incremental Revolving Facility Commitment Amounts (as of the Agreement Effective Date):

Names of Incremental Revolving Facility Lenders	Amount of Incremental Revolving Facility Commitment

[ ]	$	[	]

Total:(18)	$	[	]

3.                                       Other Conditions Precedent:(19)

4.                                       Notices:(20)

5.                                       Payments:(21)

6.                                       Amount of Revolving Facility Advance:(22)

7.                                       Minimum voluntary prepayment amount under Clause 12 (Voluntary Prepayment) of the Facilities Agreement:(23)

(17)         Shall be the Borrower.

(18)         The aggregate amount of Incremental Revolving Facility Commitments must be at least €1,000,000 (or the Euro Amount thereof) and in integral multiples of €1,000,000 (or the Euro amount thereof).

(19)         Insert any additional conditions precedent which may be required to be satisfied prior to the Agreement Effective Date.

(20)         Notice relating to Revolving Facility Advances incurred by the Borrower shall be as required in accordance with Clause 42.2 (Giving Notice) of the Facilities Agreement.

(21)         Payments relating to Revolving Facility Advances incurred by the Borrower shall be as required in accordance with Clause 35.1 (Payment to Agent) of the Facilities Agreement.

(22)         The Agent shall designate the amount for the respective Revolving Facility Advances, which amount shall be no less than €1,000,000 (or its equivalent in euros).

(23)         The Agent shall designate the minimum amount for partial voluntary prepayments pursuant to Clause 12 (Voluntary Prepayment) of the Facilities Agreement for the Revolving Facility.

SCHEDULE 5
SECURITY TRUSTEE PROVISIONS

PART I - Supplementary Security Trustee Provisions

In this Schedule any reference to the Security Trustee’s Rights is a reference to the rights, powers, authorities, discretions, privileges and immunities (a) which gratuitous trustees have or may have in England (referred to below as the Security Trustee’s “Rights”) and (b) which (by way of supplement to the Trustee Act 1925 and the Trustee Act 2000), are set out below.

1.                                       The Security Trustee may (without any responsibility for any resulting loss) rely on:

(a)                                  any communication, certificate, legal opinion or other document believed by it to be genuine and correct and to have been signed by, or with the authority of, the proper person;

(b)                                 any statement made by a director, officer, partner or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify; and

(c)                                  a certificate signed by any one or more persons which, or each of which, is believed by it to be a director or other duly authorised officer of an Obligor or of a Finance Party to the effect that any particular dealing, transaction, step or thing is, in the opinion of the person so certifying, suitable or expedient or as to any other fact or matter upon which the Security Trustee may require to be satisfied and shall not be responsible for any loss that may be occasioned by its relying on any such certificate.

2.                                       The Security Trustee may obtain and pay for such legal or other expert advice or services as it may consider necessary or desirable and may rely on the opinion or advice of or any information obtained from any lawyer, accountant, architect, engineer, surveyor, broker, consultant, valuer or other expert, whether obtained by the Security Trustee or otherwise, and shall not be responsible for any loss resulting from such reliance.

3.                                       Any opinion, advice or information on which the Security Trustee relies or intends to rely may be sent or communicated by letter, telex message, facsimile transmission, telephone or any other means.  The Security Trustee shall not be liable for acting on any opinion, advice or information which is so conveyed, even if the opinion, advice or information contains some error or is not authentic.

4.                                       The Security Trustee may retain for its own benefit, without liability to account to any other person, any fee or other sum received by it for its own account.

5.                                       The Security Trustee may accept deposits from, lend money to or provide advisory or other services to or engage in any kind of banking or other business with any Obligor or any Finance Party or a subsidiary or associated company of any of them and may do so without any obligation to account to or disclose any such arrangements to any person.

6.                                       The Security Trustee may exercise any of its Rights and perform any of its duties, obligations and responsibilities under this Agreement or any of the Security Documents through its employees or through paid or unpaid agents, which may be corporations, partnerships or individuals (whether or not lawyers or other professional persons), and shall not be responsible for any misconduct or omission on the part of, or be bound to supervise the proceedings or acts of, any such employee or agent.  Any such agent which is engaged in any profession or business shall be entitled to charge and be paid all usual fees, expenses and other charges for its services.

7.                                       The Security Trustee may at any time and from time to time delegate, whether by power of attorney or otherwise, to any persons all or any of its Rights and the rights, powers and discretions which are for the time being exercisable by the Security Trustee under any of the Security Documents.  Any such delegation may be made upon such terms and conditions (including the power to sub-delegate with the consent of the Security Trustee) as the Security Trustee may think fit.  The Security Trustee shall not be in any way be liable or responsible to any Obligor, any Finance Party or any other person for any loss or damage arising from any act, default, omission or misconduct on the part of any such delegate or sub-delegate.

8.                                       Nothing in this Agreement shall limit the ability of the Security Trustee to exercise any rights, powers and discretions it may have in its capacity as a Finance Party.

9.                                       The Security Trustee may refrain from doing anything which would or might in its opinion be contrary to any law of any jurisdiction or any directive or regulation of any agency of any state or which would or might otherwise render it liable to any person and may do anything which is, in its absolute discretion, necessary to comply with any such Law, directive or regulation.

10.                                 The Security Trustee shall not be liable for any omission or defect in, or any failure to preserve or perfect any or all of the Security including, without limitation, any failure:

(a)                                  to obtain any licence, consent or other authority required for the execution, delivery, validity, legality, adequacy, performance, enforceability or admissibility in evidence of any Security Document;

(b)                                 to register or submit for registration any Security Document or other document or any security created thereby, or to file or caused to be entered any notice, caution or other entry, in any applicable register or with any applicable agency or authority;

(c)                                  to require the deposit with it of any deed or document certifying, evidencing or constituting the title of any Obligor to any or all of the Trust Property; or

(d)                                 to require any further assurances in relation to any of the Security.

11.                                 The Security Trustee may accept without enquiry such evidence of title as any Obligor may have to any or all of the Trust Property and shall not be liable for any failure or omission to ascertain or investigate the title of any Obligor or any other person to any or all of the Trust Property.

12.                                 The Security Trustee and every receiver and/or manager, delegate, sub-delegate, attorney, agent or other person appointed under this Agreement or any of the Security Documents may indemnify itself out of the Trust Property against all proceedings, claims and demands which may be made or taken against it and all costs, charges, damages, expenses and liabilities which it may suffer or incur unless suffered or incurred by reason of its own gross negligence or wilful misconduct.

13.                                 The Security Trustee may (without any obligation to insure and at the cost and expense of the Obligors) place this Agreement, any title deeds and other documents certifying, evidencing or constituting the title to any of the Collateral in any safe deposit, safe or other receptacle selected by the Security Trustee or with any bank, financial institution or other company or lawyer or law firm believed by it to be of good repute.  The Security Trustee may in its absolute discretion make any such arrangements as it thinks fit for allowing any Obligor or its lawyers or auditors or other advisers access to or possession of any such title deeds and other documents.  The Security Trustee shall not be responsible for any loss which may result arising out of any such deposit, access or possession.

14.                                 Pending appropriation and distribution under Clause 6.3 (Application of Proceeds) of the Intercreditor Deed and without responsibility for any loss or any reduction in return which may result from its so doing, the Security Trustee may credit any sum received, recovered or held by it in respect of the Trust Property in such a suspense or other account as the Security Trustee thinks fit or invest or place on deposit such sum in the name of or under the control of the Security Trustee in any investment for the time being authorised by English law for the investment by trustees of trust moneys or with such bank or financial institution (including the Security Trustee) as the Security Trustee may think fit.  The Security Trustee may at any time in its absolute discretion vary, exchange, transfer or transpose any such investments or deposits for or into other such investments or deposits.  Any investment made by the Security Trustee may, at its discretion, be made or retained in the name of a nominee.

15.                                 The Security Trustee shall not be obliged to monitor or enquire as to whether or not a Default has occurred and will not be deemed to have knowledge of the occurrence of a Default unless it has actual knowledge or express notice thereof.

16.                                 Neither the Security Trustee nor any of its officers, employees or agents makes, or shall at any time be deemed to make, any representation or warranty (express or implied) as to or be responsible or liable to any person for:

(a)                                  the adequacy, accuracy or completeness of any representation, warranty, statement or information contained in this Agreement or any Security Document, notice, report or other document, statement or information circulated, delivered or made to any Finance Party whether orally or otherwise and whether before, on or after the date of this Agreement;

(b)                                 the execution, delivery, validity, legality, priority, ranking, adequacy, performance, enforceability or admissibility in evidence of this Agreement or any Security Document or any other document referred to in (a) above or of any security created thereby or any obligations imposed thereby or assumed thereunder; or

(c)                                  anything done or not done by it or any of them under or in connection with this Agreement or the Security Documents save in the case of its or their gross negligence, breach of a Finance Document or wilful misconduct.

17.                                 Where the disposal of any or all of the Collateral is permitted under or consented to in accordance with any relevant Finance Document, the Security Trustee shall release such Trust Property from the Security to which it is subject, but the Security Trustee shall not give such consent without the prior written consent of or instructions from the Agent unless the Security Trustee determines that its giving of such consent will not materially prejudice the interests of the Finance Parties or any of them.

18.                                 The Security Trustee shall not have any duty to ensure that any payment or other financial benefit in respect of any of the Trust Property is duly and punctually paid, received or collected as and when the same becomes due and payable or to procure that the correct amounts (if any) are paid or received or to ensure the taking up of any (or any offer of any) stocks, shares, rights, moneys or other property paid, distributed, accrued or offered at any time by way of interest, dividend, redemption, bonus, rights, preference, option, warrant or otherwise on, or in respect of or in substitution for any of the Trust Property.

19.                                 If instructed by the Agent, the Security Trustee shall concur with the relevant Obligor and shall exercise its Rights in making any modification to a Security Document which (a) relates to administrative matters or is a technical amendment arising out of a manifest error and (b) would not in the Agent’s opinion materially prejudice the Finance Parties.

20.                                 The Security Trustee as between itself and the other parties hereto shall have full power to determine all questions and doubts arising in relation to any of the provisions of this Agreement or any Security Document and any such determination shall in the absence of manifest error, be conclusive and shall bind the Security Trustee and the other parties hereto.

21.                                 Any consent given by the Security Trustee for the purposes of this Agreement may be given on such terms and subject to such conditions (if any) as the Security Trustee may require.

22.                                 If there is any conflict between the provisions of this Agreement and any Security Document with regard to instructions to or other matters affecting the Security Trustee, this Agreement will prevail.

23.                                 The Security Trustee shall not (unless required by law or ordered so to do by a court of competent jurisdiction) be required to (a) to disclose to any Finance Party any credit or other information (other than information in the Security Trustee’s possession specifically concerning the Security Documents) with respect to the financial condition or affairs of any member of the Group or any of their related entities whether coming into its or any of its affiliates possession before or on the entry into this Agreement or at any time thereafter or (b) to request any certificates or other documents from any member of the Group unless specifically requested to do so by the Agent in accordance with this Agreement or any of the Security Documents.

24.                                 Nothing contained in this Agreement shall require the Security Trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties or the exercise of any right, power, authority or discretion hereunder if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.

PART II - Appointment and Retirement of Security Trustee

1.                                       The Security Trustee shall, at any time and for any purpose or reason whatsoever, have power to appoint any person to act either as a separate Security Trustee, or as co-Security Trustee jointly with the Security Trustee, with (subject to the provisions of this Agreement) such of the Security Trustee’s Rights (including the right to reasonable remuneration and indemnity), duties and obligations vested in the Security Trustee by this Agreement or any Security Document as shall be conferred or imposed by the instrument of its appointment.

2.                                       No more than one separate Security Trustee or co-Security Trustee may be appointed by the Security Trustee if no Event of Default has occurred and is continuing unless the Security Trustee reasonably considers that such appointment is necessary or desirable for the purpose of exercising its rights under this Agreement or otherwise due to any requirement, restriction or condition in any applicable jurisdiction. The Security Trustee shall have power to remove any such separate Security Trustee or co-Security Trustee for any reason whatsoever.

3.                                       Whenever there shall be more than one Security Trustee under this Agreement any reference to “Security Trustee” shall be construed as a reference to each of those trustees.

4.                                       Whenever there shall be more than two Security Trustees under this Agreement, the majority of such Security Trustees shall be competent to execute and exercise all the duties, powers, authorities and discretions vested in the Security Trustee by this Agreement, the Security Documents and general law.

5.                                       A Security Trustee may, save as provided below, retire at any time upon giving not less than 30 days’ notice in writing to the Agent without assigning any reason therefor and without being responsible for the costs occasioned by such retirement.

6.                                       The retirement of a sole Security Trustee shall not take effect until (i) the appointment of a successor Security Trustee has been made and accepted by way of execution of an Accession Notice; and (ii) the Agent is satisfied that all things required to be done in order that the Security Documents or replacements therefor shall provide for perfected and enforceable security in favour of the successor Security Trustee have been done.

7.                                       If such a notice of resignation has been given and, within 30 days after such notice of resignation, no successor Security Trustee shall have (i) been appointed by the Finance Parties and (ii) accepted such appointment, the retiring Security Trustee, after consultation with the Parent and the Agent, shall have the right to appoint a successor Security Trustee which shall be a reputable and experienced bank.

If a successor to the Security Trustee is appointed under the provisions of this Schedule above the retiring Security Trustee shall be discharged from any further obligations under, but shall remain entitled to the benefits of, this Agreement.

SCHEDULE 6
ASSOCIATED COSTS RATE

1.                                      On the first day of each Interest Period or Term (or as soon as possible thereafter) the Agent shall determine:

(a)                                  for each Lender the percentage rate per annum for such Interest Period or Term which is the applicable “Additional Costs Rate” (as calculated in paragraph 2 or 3 below); and

(b)                                  the “Associated Costs Rate” for such period, which shall be the rate per annum which is the weighted average of the Lenders’ Additional Costs Rates (weighted in proportion to the percentage participation of each Lender in the Advance to which such Interest Period or Term relates).

2.                                      (a)                                  The Additional Costs Rate for a Lender lending from a Facility Office in a Participating Member State shall be the percentage certified by that Lender to the Agent as being its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Advances made from that Facility Office) to such Lender of complying with the minimum reserve requirements of the European Central Bank in respect of Advances made from that Facility Office.

(b)                                  The Additional Costs Rate for a Lender lending from a Facility Office in the U.S. shall be the percentage certified by that Lender to the Agent as being its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Advances made from that Facility Office) to such Lender of complying with the minimum reserve requirements of the Federal Reserve Bank of New York in respect of Advances made from that Facility Office.

3.                                      The Additional Costs Rate for a Lender lending from a Facility Office in the United Kingdom shall be calculated as follows:

(a)                                  In relation to an Advance denominated in sterling:

AB + C(B - D) + E x 0.01	per cent. per annum
100 - (A + C)

(b)                                  In relation to an Advance denominated in euro or an Optional Currency other than sterling:

E x 0.01	per cent. per annum
300

where:

A                                       is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B                                       is the percentage rate of interest (excluding the Applicable Margin and the Associated Costs Rate and, if the relevant amount is an Unpaid Sum, the additional rate of interest specified in Clause 29.2 (Default Rate)), payable for the relevant Interest Period or Term in respect of the relevant Advance.

C                                       is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

D                                       is the percentage rate per annum payable by the Bank of England to that Lender on interest bearing Special Deposits.

E                                         is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Agent pursuant to paragraph 6 below and expressed in pounds per £1,000,000.

4.                                      For the purposes of this Schedule:

(a)                                  “Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as the case may be appropriate) by the Bank of England; and

(b)                                  “Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits.

5.                                      In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 per cent. will be included in the formula as 5 and not as 0.05).  A negative result obtained by subtracting D from B shall be taken as zero.  The resulting figures shall be rounded to 4 decimal places.

6.                                      If requested by the Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

7.                                      For the purposes of paragraph 6 of this Schedule:

(a)                                  “Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

(b)                                  “Tariff Base” has the meaning given to it, and is calculated in accordance with, the Fees Rules.

8.                                      Each Lender shall supply any information required by the Agent for the purposes of calculating the Additional Costs Rate, including the following information which such Lender shall provide to the Agent on or before the date on which it becomes a Lender:

(a)                                  the jurisdiction of its Facility Office; and

(b)                                  any other information that the Agent may reasonably require for such purpose,

and shall promptly notify the Agent in writing of any change to the information provided by it pursuant to this paragraph.

9.                                      The percentages of each Lender for the purpose of A and C above and the rates of charge of each Reference Bank for the purpose of E above shall be determined by the Agent based upon the information supplied to it pursuant to paragraphs 6 and 8 above and on the assumption that, unless a Lender notifies the Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.

10.                               The Agent shall have no liability to any person if any determination by it of an Additional Costs Rate and/or an Associated Costs Rate over or under compensates a Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 2, 6 and 8 above is true and correct in all respects.

11.                               The Agent shall distribute amounts received by it in respect of an Interest Period or Term and attributable to the Associated Costs Rate to the Lenders on the basis of the Additional Costs Rate for each such Interest Period or Term and each Lender determined by the Agent pursuant to the provisions of this Schedule.

12.                               Any determination by the Agent pursuant to this Schedule in relation to a formula, an Additional Costs Rate or an Associated Costs Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all the parties to this Agreement.

13.                               The Agent may from time to time, after consultation with the Parent and the Lenders, specify any amendments which are required to be made to this Schedule in order to comply with any change in Law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of their functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all the parties to this Agreement.

SCHEDULE 7

PART I - FORM OF ACCESSION NOTICE

THIS ACCESSION NOTICE is entered into on [                        ] by [insert name of subsidiary] (the “Subsidiary”) and Buhrmann N.V. by way of a deed in favour of the Agent, the Arrangers and the Lenders (each as defined in the Facilities Agreement referred to below).

BACKGROUND

A                                       By a €730,000,000 senior facilities agreement (the “Facilities Agreement”) dated 23 December 2003 and made between Buhrmann N.V. as Parent, Buhrmann US Inc. as Borrower, the parties named therein as Original  Guarantors, Deutsche Bank AG London and ABN AMRO Bank N.V. as Arrangers, Deutsche Bank AG London as Agent, Deutsche Bank AG London as Security Trustee and the financial and other institutions named in it as Lenders, the Lenders agreed to make certain facilities available to the Borrower.

B                                       By an intercreditor deed (the “Intercreditor Deed”) dated 23 December 2003 and made between the parties named therein (the “Obligors”) as Obligors and Deutsche Bank AG London as Agent and Security Trustee, the Obligors agreed to subordinate certain debts and obligations in favour of the Security Trustee.

C                                       The Parent has requested that the Subsidiary become an Acceding Guarantor pursuant to Clause 27 (Accession of New Guarantors) of the Facilities Agreement.

NOW THIS DEED WITNESS AS FOLLOWS:

1.                                      Terms defined in the Facilities Agreement have the same meanings in this Agreement.

2.                                      The Subsidiary is a company duly organised under the laws of [insert relevant jurisdiction].

3.                                      The Subsidiary confirms that it has received from the Parent a true and up-to-date copy of the Facilities Agreement and the other Finance Documents.

4.                                      The Subsidiary undertakes, upon its becoming a Guarantor, to perform all the obligations expressed to be undertaken under the Facilities Agreement, the Intercreditor Deed, and the other Finance Documents by a Guarantor and agrees that it shall be bound by the Facilities Agreement, the Intercreditor Deed and the other Finance Documents in all respects as if it had been an original party to it as an Original Guarantor. [Provided that [make such exceptions as may be necessary to limit the obligations of an Acceding Guarantor to ensure that such obligations are enforceable in accordance with applicable Law]].

5.                                      The Parent confirms (for itself and as Obligors’ Agent for the other Obligors) that, if the Subsidiary is accepted as an Acceding Guarantor, the Parent’s guarantee and indemnity obligations and the guarantee and indemnity obligations of the other Obligors pursuant to Clause 30 (Guarantee and Indemnity) of the Facilities

Agreement will apply to all of the obligations of the Subsidiary under the Finance Documents as an Acceding Guarantor in all respects in accordance with the terms of the Facilities Agreement as if such Subsidiary had been party to the Facilities Agreement as an Original Guarantor.

6.                                      The Parent:

(a)                                  repeats the Repeating Representations; and

(b)                                  confirms that no Default is continuing or will occur as a result of the Subsidiary becoming an Acceding Guarantor.

7.                                      The Subsidiary makes, in relation to itself, the representations and warranties set out in Clause 22 (Representations and Warranties) of the Facilities Agreement.

8.                                      The Subsidiary confirms that it has appointed [        ] of [        ] to be its process agent for the purposes of accepting service of Proceedings on it.

9.                                      The Subsidiary’s administrative details for the purposes of the Facilities Agreement are as follows:

Address:

Contact:

Telephone No:

Fax No:

10.                               This Accession Notice and the rights, benefits and obligations of the parties under this Accession Notice shall be governed by and construed in accordance with English law.

This Accession Notice has been executed as a Deed by the Parent and the Subsidiary and signed by the Agent on the date written at the beginning of this Accession Notice.

EXECUTED as a DEED by

[Name of Subsidiary]

acting by

EXECUTED as a DEED by

BUHRMANN N.V.

acting by

THE AGENT

DEUTSCHE BANK AG LONDON

By:

PART II - ACCESSION DOCUMENTS

1.                                      Corporate Documents

In relation to any proposed Acceding Guarantor, a copy of:

(a)                                  its up-to-date constitutional documents and, if applicable, a good standing certificate in respect thereof;

(b)                                  a board resolution of such Acceding Guarantor approving the execution and delivery of the relevant Accession Notice, its accession to the Facilities Agreement as a Guarantor (as the case may be) and the performance of its obligations under the Finance Documents and authorising a named person to sign such Accession Notice and any other documents to be delivered by it pursuant thereto;

(c)                                  a duly completed certificate, of a duly authorised officer of such Acceding Guarantor in the form of Part II of Schedule 3 (Form of Certificate of Obligor); and

(d)                                  the latest annual audited financial statements of such Acceding Guarantor available as at the date of the relevant Accession Notice.

2.                                      Legal Opinions

Legal opinions of such legal advisers as may be acceptable to the Agent acting reasonably as to the relevant Law (including any tax matters applicable to such Acceding Guarantor).

3.                                      Necessary Authorisations

A copy of any Necessary Authorisation as is in the opinion of counsel to the Lenders necessary to render the Transaction Documents to which such Acceding Guarantor is (or is to be) party legal, valid, binding and enforceable to make the Finance Documents to which such Acceding Guarantor is (or is to be) party admissible in evidence in such Acceding Guarantor’s jurisdiction of incorporation and (if different) in England and to enable such Acceding Guarantor to perform its obligations thereunder.

4.                                      Security Documents

At least 2 original copies of any Security Documents required by the Agent duly executed by the proposed Acceding Guarantor together with all documents required to be delivered pursuant to it.

5.                                      Process Agent

Written confirmation from any process agent referred to in the relevant Accession Notice that it accepts its appointment as process agent.

SCHEDULE 8

PART I - FORM OF AUDITORS’ CONFIRMATION

To:                              Deutsche Bank AG London

Date:                    [                        ]

Dear Sirs

We refer to the €730,000,000 senior facilities agreement  (the “Facilities Agreement”), dated 23 December 2003 and made between Buhrmann N.V. as Parent, Buhrmann US Inc. as Borrower, the parties named therein as Original Guarantors, Deutsche Bank AG London and ABN AMRO Bank N.V. as Arrangers, Deutsche Bank AG London as Agent, Deutsche Bank AG London as Security Trustee and the financial and other institutions named in it as Lenders.  Terms defined in the Facilities Agreement have the same meanings in this Agreement.

We refer to the audited financial statements of [        ] for the period ended [        ] (the “Relevant Accounts”) and the attached certificate of the directors of the Parent, amongst other things, setting out computations to establish compliance with the financial covenants set out in Clause 24 (Financial Condition) of the Facilities Agreement.

We confirm that the numbers on which those computations are based have been properly calculated, based on generally accepted accounting standards, from the Relevant Accounts.  We further confirm that [we obtained no knowledge insofar as related to accounting matters of any Default or Event of Default which has occurred or is continuing/insofar as related to accounting matters, the following [Default]/[Event of Default] has occurred and is continuing:] [details of Default/Event of Default].

The confirmation contained in this letter is given on the basis of work carried out as part of the annual audit of the Parent and the Group and no additional enquiry or investigation has been made relating to the matters covered by this confirmation.

Yours faithfully

[Auditors]

PART II - FORM OF DIRECTORS’ COMPLIANCE CERTIFICATE

To:                              Deutsche Bank AG London

Dear Sirs

Certificate dated [        ] in respect of the period ended [        ] (the “Certification Date”)

We refer to the €730,000,000 senior facilities agreement (the “Facilities Agreement”) dated 23 December 2003 and made between Buhrmann N.V. as Parent, Buhrmann US Inc. as Borrower, the parties named therein as Original  Guarantors, Deutsche Bank AG London and ABN AMRO Bank N.V. as Arrangers, Deutsche Bank AG London as Agent, Deutsche Bank AG London as Security Trustee and the financial and other institutions named in it as Lenders.  Terms defined in the Facilities Agreement have the same meanings in this Agreement.

1.                                      This Compliance Certificate is provided in accordance with Clause 23.1(e) (Officer’s Certificates) of the Facilities Agreement.

2.                                      We, [        ], being Directors of the Parent as at the Effective Date, confirm on behalf of the Parent that the financial covenants contained in Clause 24 (Financial Condition) and the provisions set out in Clause 25.2 (Conduct of Business), 25.7 (Additional Security and Further Assurances), 26.2 (Consolidation, Merger, Purchase or Sale of Assets, etc.), 26.3 (Restricted Payments), 26.4 (Indebtedness), 26.5 (Advances, Investments and Loans) and 26.13 (Assets and EBITDA Attributable to Qualified Obligors) of the Facilities Agreement have been complied with as at the Certification Date.

3.                                      Our confirmation is based on the following:

[Set out confirmations of Clauses 24 (Financial Condition), 25.2 (Conduct of Business), 25.7 (Additional Security and Further Assurances), 26.2 (Consolidation, Merger, Purchase or Sale of Assets, etc.), 26.3 (Restricted Payments), 26.4 (Indebtedness), 26.5 (Advances, Investments and Loans) and 26.13 (Assets and EBITDA Attributable to Qualified Obligors) and of each element required to determine by such clause]

4.                                      We further confirm that no Default is continuing as at the Certification Date.

For and on behalf of Parent

Signed:	Signed:

Name:	Name:

Title:	Title:

Date:	Date:

SCHEDULE 9
GROUP STRUCTURE

Strictly confidential – for internal use only

Buhrmann Structure – Rest of the World
Central Europe, South East Asia, South Africa, Antilles

Burhmann N.V.
Burhmann International B.V.
Burhmann Antilliana N.V. (1)
Corporate Express Hungary Kereshedelmi Kft (96.66) (2)
Burhmann Sweden AB
Björsells Syntranet AB
Corporate Express Svenska AB
= GSD
= OPD
= Holding
= Empty

(1) In liquidation.

(2) The remaining 3.23% are held by Buhrmann Finco B.V.

12/2/2003

SCHEDULE 10

PART I - EXISTING LIENS

Debtor Name	Jurisdiction Searched	File Date	File Number	Type	Secured Party
ASAP Software Express, Inc.	California SOS	11/01/99	9930860694	UCC	Bankers Trust Company
ASAP Software Express, Inc.	Indiana SOS	11/01/99	2287909	UCC	Bankers Trust Company
ASAP Software Express, Inc.	Colorado SOS	11/01/99	19992060826	UCC	Bankers Trust Company
		01/02/01	20012000382	UCC	Heller Financial Leasing
		03/02/01	20012016614	UCC	Heller Financial Leasing
		04/13/01	20012028803	UCC	Heller Financial Leasing
		05/25/01	20012041256	UCC	Fleet Capital Corp.
		06/27/03	”	Amend	”
		05/25/01	20012041257	UCC	Fleet Capital Corp.
		06/27/03	”	Amend	”
		05/25/01	20012041258	UCC	Fleet Capital Corp.
		06/27/01	”	Amend	”
ASAP Software Express, Inc.	Massachusetts SOS	11/01/99	99671684	UCC	Bankers Trust Company
ASAP Software Express, Inc.	Marlborough, MA				CLEAR
ASAP Software Express, Inc.	Maryland SOS	03/27/00	0000000181040299	UCC	Bankers Trust Company
		06/07/00	0000000181048572	UCC	Fleet Capital Corporation
		07/24/02	”	Amend	”
		06/14/00	0000000181049467	UCC	Fleet Capital Corporation

Debtor Name	Jurisdiction Searched	File Date	File Number	Type	Secured Party
		06/23/00	0000000181050648	UCC	Fleet Capital Corporation
ASAP Software Express, Inc.	Michigan SOS	11/01/99	08292C	UCC	Bankers Trust Company
ASAP Software Express, Inc.	Middlesex, MA, Southern District				CLEAR
ASAP Software Express, Inc.	St. Louis City, MO	11/01/99	6996	UCC	Bankers Trust Company
ASAP Software Express, Inc.	St. Louis, MO	11/01/99	12215	UCC	Bankers Trust Company
ASAP Software Express, Inc.	Arizona SOS	11/01/99	1090976	UCC	Bankers Trust Company
ASAP Software Express, Inc.	Florida SOS	11/01/99	990000248433	UCC	Bankers Trust Company
ASAP Software Express, Inc.	Minnesota SOS	11/01/99	2174458	UCC	Bankers Trust Company
ASAP Software Express, Inc.	Missouri-SOS	11/01/99	3089262	UCC	Bankers Trust Company
		05/19/00	4047897	UCC	Fleet Capital Corporation
		06/27/03	”	Amend	”
		05/19/00	4047898	UCC	Fleet Capital Corporation
		05/19/00	4047899	UCC	Fleet Capital Corporation
		06/27/03	”	Amend	”
ASAP Software Express, Inc.	New Jersey SOS	11/01/99	1938710	UCC1	Bankers Trust Company as Collateral Agent
		04/27/01	2038414	UCC1	Fleet Capital Corporation
		04/27/01	2038415	UCC1	Fleet Capital Corporation

Debtor Name	Jurisdiction Searched	File Date	File Number	Type	Secured Party
		04/27/01	2038416	UCC1	Fleet Capital Corporation
ASAP Software Express, Inc.	New York SOS	11/01/99	219747	UCC1	Bankers Trust Company as Collateral Agent
ASAP Software Express, Inc.	New York County, NY County Clerk	11/04/99	99PN60129	UCC1	Bankers Trust Company as Collateral Agent
ASAP Software Express, Inc.	North Carolina SOS	05/26/00	20000054086	UCC1	Fleet Capital Corporation
		05/26/00	20000054087	UCC1	Fleet Capital Corporation
		05/26/00	20000054088	UCC1	Fleet Capital Corporation
ASAP Software Express, Inc.	Ohio SOS	11/01/99	AP0192629	UCC1	Bankers Trust Company as Collateral Agent
ASAP Software Express, Inc.	Cuyahoga County, OH County Recorder	11/01/99	199911019108	UCC1	Bankers Trust Company as Collateral Agent
ASAP Software Express, Inc.	Franklin County, OH County Recorder	11/01/99	199911010273821	UCC1	Bankers Trust Company as Collateral Agent
		12/11/03	97TX-05-008987	JL	Ohio State Department Taxation
ASAP Software Express, Inc.	Hamilton County, OH County Recorder	11/02/99	8110-1011	UCC1	Bankers Trust Company as Collateral Agent
ASAP Software Express, Inc.	Texas SOS	11/01/99	9900218668	UCC1	Bankers Trust Company as Collateral Agent
ASAP Software Express, Inc.	Washington SOS	11/01/99	993050008	UCC1	Bankers Trust Company as Collateral Agent
ASAP Software Express, Inc.	Wisconsin SOS	11/01/99	07501895534	UCC1	Bankers Trust Company as Collateral Agent
Buhrmann Silver US LLC	Delaware SOS	10/04/01	11165807	UCC	Bankers Trustee Company
		07/18/02	”	Amend	”

Debtor Name	Jurisdiction Searched	File Date	File Number	Type	Secured Party
Buhrmann US Holdings, Inc.	Delaware SOS	11/18/02	22898074	UCC	Deutsche Bank Trust Company
CE Philadelphia Real Estate, Inc.		11/18/02	22898090	UCC	Deutsche Bank Trust Company
		11/18/02	22898132	UCC	Deutsche Bank Trust Company
CE Philadelphia Real Estate, Inc.	Colorado-SOS	03/15/01	20012020383	UCC	Bankers Trust Company
Corporate Express Document & Print Management, Inc.	Arkansas SOS	11/02/99	00-01214702	UCC	Bankers Trust Company
Corporate Express Document & Print Management, Inc.	Pulaski, AR	11/02/99	99086471	UCC	Bankers Trust Company
Corporate Express Document & Print Management, Inc.	California SOS	11/02/99	9930961109	UCC	Bankers Trust Company
		02/18/00	0005360278	UCC	LaSalle Equipment LP
		05/12/00	0013760230	UCC	LaSalle Equipment LP
		06/26/00	0018060442	UCC	Wells Fargo Equipment Finance
		08/02/00	0021760360	UCC	LaSalle Equipment LP
		08/22/00	0023660928	UCC	Heller Financial
Corporate Express Document & Print	Delaware SOS	04/11/03	31063976	UCC	UPS Capital Corp.

Debtor Name	Jurisdiction Searched	File Date	File Number	Type	Secured Party
Management, Inc.
Corporate Express Document & Print Management, Inc.	Illinois SOS	11/02/99	4117539	UCC	Bankers Trust Company
		12/15/99	4132642	UCC	LaSalle Equipment LP
		01/20/00	”	Assgn	Wells Fargo Equipment Finance
		05/19/00	4215145	UCC	Fleet Capital Corporation
		05/12/03	”	Amend	”
		06/27/03	”	Amend	”
		05/19/00	4215146	UCC	Fleet Capital Corporation
		05/12/03	”	Amend	”
		06/27/03	”	Amend	”
		05/19/00	4215147	UCC	Fleet Capital Corporation
		05/12/03	”	Amend	”
		06/27/03	”	Amend	”
Corporate Express Document & Print Management, Inc.	Kansas SOS	12/11/98	2513415	UCC	Fleet Capital Corpation
		05/04/99	”	Amend	”
		11/02/99	2967461	UCC	Bankers Trust Company
		02/05/01	”	Amend	Fleet Capital Corpation
		02/06/01	”	Amend	”
		05/22/00	3639374	UCC	Fleet Capital Corpation

Debtor Name	Jurisdiction Searched	File Date	File Number	Type	Secured Party
		07/09/03	”	Amend	”
		05/22/00	3639408	UCC	Fleet Capital Corpation
		07/09/03	”	Amend	”
		05/22/00	3639424	UCC	Fleet Capital Corpation
		07/09/03	”	Amend	”
		06/22/03	3739208	UCC	Wells Fargo Equipment Finance
		08/24/00	3926722	UCC	Heller Financial
		01/31/01	4397006	UCC	Fleet Capital Corpation
		07/16/01	4950914*	UCC	Primesource Corporation
Corporate Express Document & Print Management, Inc.	Colorado-SOS	03/11/03	20032026474	UCC	UPS Capital Corporation
		04/30/03	20032046260	UCC	UPS Capital Corporation
		05/02/03	20032046988	UCC	UPS Capital Corporation
		05/28/03	20032056465	UCC	UPS Capital Corporation
		07/23/03	20032079850	UCC	UPS Capital Corporation
		09/19/03	20032102792	UCC	UPS Capital Corporation
		10/10/03	20032111005	UCC	UPS Capital Corporation
Corporate Express Document & Print Management, Inc.	Caddo, LA	11/08/99	09-982181	UCC	Bankers Trust Company
Corporate Express	Massachusetts, SOS	11/02/99	99672013	UCC	Bankers Trust Company

Debtor Name	Jurisdiction Searched	File Date	File Number	Type	Secured Party
Document & Print Management, Inc.
Corporate Express Document & Print Management, Inc.	Norfolk, MA				CLEAR
Corporate Express Document & Print Management, Inc.	Needham, MA	11/02/99	368	UCC	Bankers Trust Company
Corporate Express Document & Print Management, Inc.	Maryland SOS	03/27/00	0000000181040296	UCC	Bankers Trust Company
		06/07/00	0000000181048572	UCC	Fleet Capital Corporation
		07/24/02	”	Amend	”
		06/14/00	0000000181049467	UCC	Fleet Capital Corporation
		06/23/00	0000000181050648	UCC	Fleet Capital Corporation
Corporate Express Document & Print Management, Inc.	Fulton, GA	11/02/99	60-99-21176	UCC	Bankers Trust Company
Corporate Express Document & Print Management, Inc.	Mississippi SOS	11/02/99	1376808	UCC	Bankers Trust Company
Corporate Express Document & Print	Hinds, MS	11/02/99	381780	UCC	Bankers Trust Company

Debtor Name	Jurisdiction Searched	File Date	File Number	Type	Secured Party
Management, Inc.
Corporate Express Document & Print Management, Inc.	Greene, MO	11/02/99	005412	UCC	Bankers Trust Company
Corporate Express Document & Print Management, Inc.	St. Louis City, MO	11/17/99	7306	UCC	Bankers Trust Company
Corporate Express Document & Print Management, Inc.	St. Louis, MO	11/02/99	12281	UCC	Bankers Trust Company
Corporate Express Document & Print Management, Inc.	Michigan SOS	11/02/99	08327C	UCC	Bankers Trust Company
		12/17/03	”	Correction	”
Corporate Express Document & Print Management, Inc.	Arizona SOS	11/02/99	1091308	UCC	Bankers Trust Company
Corporate Express Document & Print Management, Inc.	Connecticut SOS	11/02/99	0001959074	UCC	Bankers Trust Company
		12/04/00	0002038531	UCC	LaSalle Equipment LP
Corporate Express Document & Print	Iowa SOS	11/02/99	P053053	UCC	Bankers Trust Company

Debtor Name	Jurisdiction Searched	File Date	File Number	Type	Secured Party
Management, Inc.
Corporate Express Document & Print Management, Inc.	Minnesota SOS	11/02/99	2174744	UCC	Bankers Trust Company
		06/22/00	2238365	UCC	Wells Fargo Equipment Finance
Corporate Express Document & Print Management, Inc.	Missouri SOS	11/02/99	3089541	UCC	Bankers Trust Company
		05/19/00	4047897	UCC	Fleet Capital Corporation
		06/27/03	”	Amend	”
		05/19/00	4047899	UCC	Fleet Capital Corporation
		06/27/03	”	Amend	”
Corporate Express Document & Print Management, Inc.	Nebraska SOS	11/12/99	9999909605	UCC1	LaSalle Equipment Limited Partnership
		11/24/99	9999919486	UCC1	LaSalle Equipment Limited Partnership
		12/13/99	9999932544	UCC1	LaSalle Systems Leasing
		01/26/00	”	Assign	Wells Fargo Equipment Inc.
		12/13/99	9999932545	UCC1	LaSalle Systems Leasing
		01/26/00	”	Assign	Wells Fargo Equipment Finance, Inc
		12/13/99	9999932546	UCC1	LaSalle Systems Leasing
		01/26/00	”	Assign	Wells Fargo Equipment Finance, Inc
		12/13/99	9999932547	UCC1	LaSalle Systems Leasing

Debtor Name	Jurisdiction Searched	File Date	File Number	Type	Secured Party
		01/26/00	”	Assign	Wells Fargo Equipment Finance, Inc
		01/26/00	9900018659	UCC1	Forsythe/McArthur Associates, Inc.
		02/22/00	9900027086	UCC1	LaSalle Equipment Limited Partnership
		03/31/00	9900040540	UCC1	LaSalle Equipment Limited Partnership
		05/15/00	9900054225	UCC1	LaSalle Equipment Limited Partnership
		05/19/00	9900056160	UCC1	Fleet Capital Corporation for itself and as agent
		06/27/03	”	Amend	”
		05/19/00	9900056164	UCC1	Fleet Capital Corporation for itself and as agent
		06/27/03	”	Amend	”
		05/19/00	9900056179	UCC1	Fleet Capital Corporation for itself and as agent
		06/27/03	”	Amend	”
		05/22/00	9900056280	UCC1	LaSalle Equipment Limited Partnership
		06/23/00	9900065233	UCC1	Wells Fargo Equipment Finance, Inc
		08/04/00	9900073913	UCC1	LaSalle Equipment Limited Partnership
		08/04/00	9900073917	UCC1	LaSalle Equipment Limited Partnership
		01/05/01	9901106807	UCC1	Fleet Capital Corporation for itself and as agent
		05/05/03	”	Amend	”
		01/05/01	9901106810	UCC1	Fleet Capital Corporation for itself and as agent
		05/05/03	”	Amend	”
		06/25/01	9901151414	UCC1	LaSalle Systems Leasing
		09/19/01	9901167244-5	UCC1	Bankers Trust Company as Collateral Agent
		09/19/01	9901167286-3	UCC1	Bankers Trust Company as Collateral Agent

Debtor Name	Jurisdiction Searched	File Date	File Number	Type	Secured Party
		11/16/01	9901178029-2	UCC1	LaSalle Systems Leasing
		11/16/01	”	Assign	LaSalle Equipment Limited Partnership
		01/22/02	9902190403-4	UCC1	Fleet Capital Corporation
		03/13/02	”	Assign	General Electric Capital Corporation
		02/12/03	9903257823-6	UCC1	UPS Capital Corporation
		05/05/03	9903273594-9	UCC1	Fleet Capital Corporation
		06/27/03	9903283139-7	UCC1	Fleet Capital Corporation
Corporate Express Document & Print Management, Inc.	New Jersey SOS	11/03/99	1938916	UCC1	Bankers Trust Company as Collateral Agent
		05/12/00	1974443	UCC1	LaSalle Equipment Limited Partnership
Corporate Express Document & Print Management, Inc.	New Mexico SOS	11/02/99	991102034	UCC1	Bankers Trust Company as Collateral Agent
		12/09/99	”	Amend	”
Corporate Express Document & Print Management, Inc.	New York SOS	11/02/99	220870	UCC1	Bankers Trust Company as Collateral Agent
Corporate Express Document & Print Management, Inc.	Nassau County, NY County Clerk	11/04/99	UC99-18002	UCC1	Bankers Trust Company as Collateral Agent
Corporate Express Document & Print	North Carolina SOS	05/26/00	20000054086	UCC1	Fleet Capital Corporation

Debtor Name	Jurisdiction Searched	File Date	File Number	Type	Secured Party
Management, Inc.
		05/26/00	20000054087	UCC1	Fleet Capital Corporation
		05/26/00	20000054088	UCC1	Fleet Capital Corporation
Corporate Express Document & Print Management, Inc.	Wake County, NC Recorder of Deeds				CLEAR
Corporate Express Document & Print Management, Inc.	Ohio SOS	11/02/99	AP0192894	UCC1	Bankers Trust Company as Collateral Agent
Corporate Express Document & Print Management, Inc.	Cuyahoga County, OH County Recorder	11/02/99	199911029121	UCC1	Bankers Trust Company as Collateral Agent
Corporate Express Document & Print Management, Inc.	Mahoning County, OH County Recorder	11/02/99	1999-7970	UCC1	Bankers Trust Company as Collateral Agent
Corporate Express Document & Print Management, Inc.	Oklahoma County County Clerk	11/02/99	N-7651	UCC1	Bankers Trust Company
Corporate Express Document & Print Management, Inc.	Oregon SOS	11/02/99	488251	UCC1	Bankers Trust Company as Collateral Agent
		11/02/99	551791	UCC1	LaSalle Systems Leasing, Inc
Corporate Express	Franklin County, NC	11/02/99	99-1081	UCC1	Bankers Trust Company as Collateral Agent

Debtor Name	Jurisdiction Searched	File Date	File Number	Type	Secured Party
Document & Print Management, Inc.	Recorder of Deeds
Corporate Express Document & Print Management, Inc.	Pennsylvania SOS	02/01/00	31231288	UCC1	Bankers Trust Company as Collateral Agent
Corporate Express Document & Print Management, Inc.	Chester County, PA	11/03/99	ST993661	UCC1	Bankers Trust Company as Collateral Agent
Corporate Express Document & Print Management, Inc.	South Dakota SOS	11/08/99	993121102372	UCC1	Bankers Trust Company as Collateral Agent
Corporate Express Document & Print Management, Inc.	Tennessee SOS	01/08/99	993001746	UCC1	Bankers Trust Company as Collateral Agent
		02/17/99	”	Amend	”
		03/22/00	”	Amend	”
		03/22/00	300017072	UCC1	Bankers Trust Company as Collateral Agent
Corporate Express Document & Print Management, Inc.	Texas SOS	11/03/99	9900220911	UCC1	Bankers Trust Company as Collateral Agent
		11/10/99	9900226174	UCC1	LaSalle Systems Leasing, Inc
		11/10/99	”	Assign	LaSalle Equipment Limited Partnership
		05/19/00	0000201151	UCC1	LaSalle Systems Leasing, Inc

Debtor Name	Jurisdiction Searched	File Date	File Number	Type	Secured Party
		05/19/00	”	Assign	LaSalle Equipment Limited Partnership
		08/22/00	0000568289	UCC1	Forsythe/McArthur Associates, Inc.
		10/09/00	”	Assign	Heller Financial
Corporate Express Document & Print Management, Inc.	Utah SOS				CLEAR
Corporate Express Document & Print Management, Inc.	Virginia	11/02/99	9911027839	UCC1	Bankers Trust Company as Collateral Agent
Corporate Express Document & Print Management, Inc.	Hanover County, VA County Clerk	11/03/99	99-1136	UCC1	Bankers Trust Company as Collateral Agent
Corporate Express Document & Print Management, Inc.	Henrico County, VA Clerk of the Circuit Court	11/02/99	99-2040	UCC1	General Electric Capital Corporation
Corporate Express Document & Print Management, Inc.	Washington SOS	11/02/99	993060124	UCC1	Bankers Trust Company as Collateral Agent
		12/09/99	993430032	UCC1	LaSalle Equipment Limited Partnership
		01/24/00	”	Assign	Wells Fargo Equipment Finance, Inc
Corporate Express Document & Print Management, Inc.	Wisconsin SOS	11/02/99	07501895802	UCC1	Bankers Trust Company as Collateral Agent

Debtor Name	Jurisdiction Searched	File Date	File Number	Type	Secured Party
Corporate Express Office Products, Inc.	Alabama SOS	11/01/99	1999-45199	UCC	Bankers Trust Company
Corporate Express Office Products, Inc.	Arkansas SOS	11/01/99	00-01214596	UCC	Bankers Trust Company
Corporate Express Office Products, Inc.	Pulaski Co., AR	11/01/99	99086175	UCC	Bankers Trust Company
Corporate Express Office Products, Inc.	Washington Co., AR	05/11/00	2000-1499	UCC	Bankers Trust Company
Corporate Express Office Products, Inc.	California SOS	11/01/99	9930960474	UCC	Bankers Trust Company
		01/02/01	0100660695	UCC	Heller Financial Leasing, Inc.
		03/02/01	0106460432	UCC	Heller Financial Leasing, Inc.
		04/13/01	0110761113	UCC	Heller Financial Leasing, Inc.
Corporate Express Office Products, Inc.	Washington DC	05/17/01	2001045625	UCC	Bankers Trust Company
Corporate Express Office Products, Inc.	Illinois SOS	11/02/99	4117538	UCC	Bankers Trust Company
		06/28/01	”	Prel	”
		05/19/00	4215145	UCC	Fleet Capital Corporation
		05/12/03	”	Amend	”
		06/27/03	”	Amend	”
		05/19/00	4215146	UCC	Fleet Capital Corporation
		05/12/03	”	Amend	”

Debtor Name	Jurisdiction Searched	File Date	File Number	Type	Secured Party
		06/27/03	”	Amend	”
		05/19/00	4215147	UCC	Fleet Capital Corporation
		05/12/03	”	Amend	”
		06/27/03	”	Amend	”
		04/13/01	4369942	UCC	Heller Financial Leasing, Inc.
		03/02/01	4348366	UCC	Heller Financial Leasing, Inc.
Corporate Express Office Products, Inc.	Idaho SOS	11/01/99	B852070	UCC	Bankers Trust Company
		04/13/01	B897541	UCC	Heller Financial Leasing, Inc.
Corporate Express Office Products, Inc.	Indiana SOS	11/01/99	2287913	UCC	Bankers Trust Company
		11/03/99	2288114	UCC	Bankers Trust Company
Corporate Express Office Products, Inc.	Kansas SOS	11/01/99	2964096	UCC	Bankers Trust Company
		05/22/00	3639374	UCC	Fleet Capital Corpation
		07/09/03	”	Amend	”
		05/22/00	3639408	UCC	Fleet Capital Corpation
		07/09/03	”	Amend	”
		05/22/00	3639424	UCC	Fleet Capital Corpation
		07/09/03	”	Amend	”
		01/31/01	4397006	UCC	Fleet Capital Corpation
Corporate Express	Colorado SOS	11/29/84	19872757413	UCC	Colorado National Bank of Denver

Debtor Name	Jurisdiction Searched	File Date	File Number	Type	Secured Party
Office Products, Inc.
		04/24/86	”	Amend	”
		04/24/86	”	Amend	”
		05/15/89	”	Rel	”
		10/13/89	”	Cont	”
		03/02/90	”	Amend	”
		10/21/91	”	Rel	”
		11/23/94	”	Amend	”
		11/23/94	”	Cont	”
		11/23/94	”	Amend	”
		06/22/95	”	Amend	”
		12/18/97	”	Cont	”
		07/22/98	”	Amend	”
		08/17/98	”	Amend	”
		01/02/01	20012000382	UCC	Heller Financial Leasing
		03/02/01	20012016614	UCC	Heller Financial Leasing
		04/13/01	20012028803	UCC	Heller Financial Leasing
		05/25/01	20012041256	UCC	Fleet Capital Corporation
		06/27/03	”	Amend	”
		05/25/01	20012041257	UCC	Fleet Capital Corporation
		06/27/01	”	Amend	”
		05/25/01	20012041258	UCC	Fleet Capital Corporation

Debtor Name	Jurisdiction Searched	File Date	File Number	Type	Secured Party
		06/27/03	”	Amend	”
		04/08/03	20032037176	UCC	UPS Capital Corporation
		04/23/03	20032043206	UCC	UPS Capital Corporation
		04/30/03	20032046259	UCC	UPS Capital Corporation
		05/28/03	20032056407	UCC	UPS Capital Corporation
		05/28/03	20032056464	UCC	UPS Capital Corporation
		07/08/03	20032073348	UCC	UPS Capital Corporation
		07/30/03	20032083212	UCC	UPS Capital Corporation
		09/02/03	20032095677	UCC	UPS Capital Corporation
		09/02/03	20032096111	UCC	UPS Capital Corporation
		10/13/03	20032111494	UCC	UPS Capital Corporation
		11/26/03	20032128522	UCC	UPS Capital Corporation
Corporate Express Office Products, Inc.	Kentucky SOS	11/01/99	1999-1602202	UCC	Bankers Trust Company
Corporate Express Office Products, Inc.	Hopkins, KY	05/17/01	320214	UCC	Bankers Trust Company
Corporate Express Office Products, Inc.	Jefferson, KY	11/01/99	99-08372	UCC	Bankers Trust Company
Corporate Express Office Products, Inc.	Warren, KY	05/18/01	129902	UCC	Bankers Trust Company
Corporate Express Office Products, Inc.	E Baton Rouge, LA	11/03/99	1181256	UCC	Bankers Trust Company
		01/02/01	1207069	UCC	Heller Financial Leasing

Debtor Name	Jurisdiction Searched	File Date	File Number	Type	Secured Party
Corporate Express Office Products, Inc.	Massachusetts SOS	11/01/99	99671686	UCC	Bankers Trust Company
		11/02/99	99672011	UCC	Bankers Trust Company
Corporate Express Office Products, Inc.	Lawrence, MA	11/01/99	36526	UCC	Bankers Trust Company
Corporate Express Office Products, Inc.	Norfolk, MA				CLEAR
Corporate Express Office Products, Inc.	Needham, MA	05/11/00	190	UCC	Bankers Trust Company
Corporate Express Office Products, Inc.	Maryland SOS	03/27/00	0000000181040295	UCC	Bankers Trust Company
		06/07/00	0000000181048572	UCC	Fleet Capital Corporation
		07/24/02	”	Amend	”
		06/14/00	0000000181049467	UCC	Fleet Capital Corporation
		06/23/00	0000000181050648	UCC	Fleet Capital Corporation
		11/20/00	0000000181065842	UCC	Bay National Bank
		01/02/01	0000000181069687	UCC	Heller Financial Leasing
Corporate Express Office Products, Inc.	Michigan SOS	11/01/99	08310C	UCC	Bankers Trust Company
		11/02/99	08329C	UCC	Bankers Trust Company
		03/02/01	22156C	UCC	Heller Financial Leasing
Corporate Express	Sebastian, AR	05/17/01	01-537A&B	UCC	Bankers Trust Company

Debtor Name	Jurisdiction Searched	File Date	File Number	Type	Secured Party
Office Products, Inc.
Corporate Express Office Products, Inc.	Essex, MA				CLEAR
Corporate Express Office Products, Inc.	Dekalb, GA	05/12/00	044-2000-004187	UCC	Bankers Trust Company
Corporate Express Office Products, Inc.	Fulton, GA	11/02/99	60-99-21178	UCC	Bankers Trust Company
		03/02/01	60-01-4196	UCC	Heller Financial
		04/20/01	60-01-7408	UCC	Heller Financial
Corporate Express Office Products, Inc.	Gwinnett, GA	05/11/00	67-00-5203	UCC	Bankers Trust Company
Corporate Express Office Products, Inc.	Mississippi SOS	11/01/99	1376581	UCC	Bankers Trust Company
Corporate Express Office Products, Inc.	Forrest, MS	05/17/01	94940	UCC	Bankers Trust Company
Corporate Express Office Products, Inc.	Lee, MS	11/01/99	99-5347	UCC	Bankers Trust Company
Corporate Express Office Products, Inc.	Leflore, MS	05/17/01	01-0783	UCC	Bankers Trust Company
Corporate Express Office Products, Inc.	Lowndes, MS	05/17/01	130322	UCC	Bankers Trust Company
Corporate Express Office Products, Inc.	Rankin, MS	05/17/01	01-000-1620	UCC	Bankers Trust Company

Debtor Name	Jurisdiction Searched	File Date	File Number	Type	Secured Party
Corporate Express Office Products, Inc.	Harrison, MS 1st District	05/17/01	002918	UCC	Bankers Trust Company
Corporate Express Office Products, Inc.	Jones, MS 2nd District	05/17/01	112,145	UCC	Bankers Trust Company
Corporate Express Office Products, Inc.	Boone, MO	05/11/00	163645	UCC	Bankers Trust Company
Corporate Express Office Products, Inc.	Clay, MO	11/01/99	H170772	UCC	Bankers Trust Company
Corporate Express Office Products, Inc.	Cape Girardeau, MO	05/17/01	95192	UCC	Bankers Trust Company
Corporate Express Office Products, Inc.	Cole, MO	11/03/99	19990956	UCC	Bankers Trust Company
Corporate Express Office Products, Inc.	Greene, MO	05/11/00	002389	UCC	Bankers Trust Company
Corporate Express Office Products, Inc.	Jackson, MO	11/03/99	1999J0416538	UCC	Bankers Trust Company
		04/16/01	2001J0433598	UCC	Heller Financial Leasing
Corporate Express Office Products, Inc.	Marion, MO	05/17/01	047689	UCC	Bankers Trust Company
Corporate Express Office Products, Inc.	St. Louis City, MO	11/01/99	06997	UCC	Bankers Trust Company
Corporate Express Office Products, Inc.	St. Louis, MO	05/11/00	6137	UCC	Bankers Trust Company

Debtor Name	Jurisdiction Searched	File Date	File Number	Type	Secured Party
Corporate Express Office Products, Inc.	Arizona SOS	11/01/99	1090975	UCC	Bankers Trust Company
Corporate Express Office Products, Inc.	Connecticut SOS	11/01/99	0001958988	UCC	Bankers Trust Company
Corporate Express Office Products, Inc.	Florida SOS	11/01/99	990000248429	UCC	Bankers Trust Company
		03/02/01	200100046882	UCC	Heller Financial Leasing
Corporate Express Office Products, Inc.	Iowa SOS	05/11/00	P103992	UCC	Bankers Trust Company
Corporate Express Office Products, Inc.	Maine SOS	11/01/99	1990001339698	UCC	Bankers Trust Company
Corporate Express Office Products, Inc.	Minnesota SOS	11/01/99	2174457	UCC	Bankers Trust Company
		11/02/99	2174741	UCC	Bankers Trust Company
		11/05/99	2175802	UCC	Bankers Trust Company
		01/02/01	2286477	UCC	Heller Financial Leasing
		04/13/01	2315581	UCC	Heller Financial Leasing
Corporate Express Office Products, Inc.	Missouri SOS	11/02/99	3089544	UCC	Bankers Trust Company
		05/19/00	4047897	UCC	Fleet Capital Corporation
		06/27/03	”	Amend	”
		05/19/00	4047899	UCC	Fleet Capital Corporation
		06/27/03	”	Amend	”

Debtor Name	Jurisdiction Searched	File Date	File Number	Type	Secured Party
		04/13/01	4153955	UCC	Heller Financial Leasing
Corporate Express Office Products, Inc.	Montana SOS	11/01/99	572981-00	UCC	Bankers Trust Company

PART II - EXISTING INDEBTEDNESS

SECTION A

Third Party Existing Indebtedness

Existing Indebtedness Buhrmann

Borrower	Lender	Description	Cur	Balance* 30-Nov-03
Buhrmann Europcenter N.V.	Wellenfoam	Lease Office	EUR	243,101
Buhrmann UK Ltd	M6 Loan Stock Holders	Loan Stock Deed	GBP	1,843,000
Buhrmann US Inc.	Deutsche Bank NY	Senior Subordinated Note	USD	350,000,000
Buhrmann US Inc.	Deutsche Bank NY	Term Loan A	USD	102,362,206
Buhrmann US Inc.	Deutsche Bank NY	Term Loan A Eur	EUR	207,614,505
Buhrmann US Inc.	Deutsche Bank NY	Term Loan B	USD	262,168,796
Buhrmann US Inc.	Deutsche Bank NY	Term Loan B Eur	EUR	43,912,877
Buhrmann Silver US LLC	Silver Funding	MTN Note	USD	85,000,000
Burhmann Silver US LLC	Silver Funding	MTN Note	USD	15,337,000

CORPORATE EXPRESS	Anne Arundel Developm. Corporation	Promissory note	USD	86,467

SECTION B

Intercompany Existing Indebtedness

InHouseBank Loans Buhrmann Group

			Balance*
Borrower	Lender	Currency	30-Nov-03
Buhrmann Office Products Nederland B.V.	Buhrmann Europcenter N.V.	EUR	1,548,021
Buhrmann Office Products Nederland B.V.	Buhrmann Europcenter N.V.	EUR	-11,418,494
Buhrmann Financiëringen BV	Buhrmann Europcenter N.V.	EUR	285,764,471
Buhrmann Financieringen Capital - account	Buhrmann Europcenter N.V.	EUR	-340,732,143
Buhrmann Fined BV	Buhrmann Europcenter N.V.	EUR	6,918,050
Buhrmann II BV	Buhrmann Europcenter N.V.	EUR	-494,429
Buhrmann Nederland BV	Buhrmann Europcenter N.V.	EUR	2,363,929

Buhrmann Nederland Holding BV	Buhrmann Europcenter N.V.	EUR	-121,597,612
Burhmann US inc.	Buhrmann Europcenter N.V.	EUR	-81,080,627
Buhrmann Office Products Nederland B.V.	Buhrmann Europcenter N.V.	EUR	3,439,665
Corporate Express Doc. Automatisering BV	Buhrmann Europcenter N.V.	EUR	-3,586,166
Buhrmann Office Products Nederland B.V.	Buhrmann Europcenter N.V.	EUR	2,775,683
Buhrmann Office Products Nederland B.V.	Buhrmann Europcenter N.V.	EUR	-5,088,674
Buhrmann Office Products Nederland B.V.	Buhrmann Europcenter N.V.	EUR	9,001,061
Tetterode Nederland	Buhrmann Europcenter N.V.	EUR	19,689,355
Buhrmann US Inc.	Buhrmann Europcenter N.V.	USD	-13,437,799
			0
Buhrmann International BV	Buhrmann Financieringen B.V.	EUR	457,150,046
Buhrmann NV	Buhrmann Financieringen B.V.	EUR	-1,243,483,099
Buhrmann NV	Buhrmann Financieringen B.V.	EUR	487,870,094
			0
BT OP USA Corp.	Buhrmann US Inc	USD	0
BT OPI Holding US	Buhrmann US Inc	USD	34,854,124
Buhrmann Swaps Inc.	Buhrmann US Inc	USD	91,092,465
Buhrmann US Holdings Inc.	Buhrmann US Inc	USD	0
Buhrmann Silver US LLC	Buhrmann US Inc	USD	-99,185,551
Corporate Express Inc.	Buhrmann US Inc	USD	-20,599,820
			0
Corporate Express Inc.	Buhrmann Silver US LLC	USD	5,868,878

* ( ) reflects amounts lended by borrower

Intercompany Loans Buhrmann Group

Borrower	Lender	Currency	30-Nov-03
BT OPI Holding	Buhrmann International B.V	USD	15,000,000
BT OPI Holding	Buhrmann International B.V	USD	1,562,686,525
Buhrmann Europcenter N.V.	BTOPI Holding (US)	USD	243,788,881
Buhrmann Europcenter N.V.	Buhrmann US Inc	USD	36,547,886
Buhrmann Europcenter N.V.	Buhrmann US Inc	USD	225,168,595
Buhrmann Financieringen B.V.	Buhrmann N.V.	EUR	326,721,756
Buhrmann Fined B.V.	Buhrmann Europcenter N.V.	EUR	173,000,000
Buhrmann Fined B.V.	Buhrmann Europcenter N.V.	EUR	202,000,000
Buhrmann Fined B.V.	Buhrmann Europcenter N.V.	EUR	18,000,000
Buhrmann Fined B.V.	Buhrmann Europcenter N.V.	EUR	70,740,000
Buhrmann Fined B.V.	Buhrmann Europcenter N.V.	EUR	225,168,595
Buhrmann Fined B.V.	Buhrmann Europcenter N.V.	EUR	7,700,000
Buhrmann Fined B.V.	Buhrmann Europcenter N.V.	EUR	35,000,000
Buhrmann Fined B.V.	Buhrmann Nederland Holding B.V.	EUR	158,823,076
Buhrmann Fined B.V.	Buhrmann II B.V.	EUR	288,078,222
Buhrmann Fined B.V.	Buhrmann II B.V.	EUR	460,000,000
Buhrmann International B.V	Buhrmann Financieringen B.V.	EUR	499,158,238

Buhrmann International B.V	Buhrmann Financieringen B.V.	EUR	18,151,209
Buhrmann International B.V	Buhrmann Financieringen B.V.	EUR	14,865,840
Buhrmann International B.V	Buhrmann Financieringen B.V.	EUR	5,847,364
Buhrmann International B.V	Buhrmann Financieringen B.V.	EUR	27,226,813
Buhrmann International B.V	Buhrmann Financieringen B.V.	EUR	2,521,073
Buhrmann International B.V	Buhrmann Financieringen B.V.	EUR	257,579
Buhrmann International B.V	Buhrmann Financieringen B.V.	EUR	800,667
Buhrmann International B.V	Buhrmann Financieringen B.V.	EUR	7,047,266
Buhrmann International B.V	Buhrmann Financieringen B.V.	EUR	32,265,956
Buhrmann International B.V	Buhrmann Financieringen B.V.	EUR	4,199,886
Buhrmann International B.V	Buhrmann Financieringen B.V.	EUR	257,579
Buhrmann International B.V	Buhrmann Financieringen B.V.	EUR	800,667
Buhrmann International B.V	Buhrmann Financieringen B.V.	EUR	48,710,087
Buhrmann International B.V	Buhrmann Financieringen B.V.	GBP	150,000,000
Buhrmann International B.V.	Buhrmann N.V.	USD	128,000,000
Buhrmann Nederland Holding B.V.	Buhrmann Europcenter N.V.	EUR	16,000,000
Buhrmann Nederland Holding B.V.	Buhrmann Europcenter N.V.	EUR	19,860,000
Buhrmann Nederland Holding B.V.	Buhrmann Fined B.V.	EUR	45,378,022
Buhrmann Nederland Holding B.V.	Buhrmann Fined B.V.	EUR	6,176,856
Corporate Express Inc	Buhrmann US Inc	USD	3,008,811,591
Buhrmann International B.V.	Buhrmann N.V.	EUR	117,649,684

SECTION C

Existing Documentary Credits

as of November 30, 2003

L/C No.	Current US$ Total	Effective Date	Expiration Date	Beneficiary Name & Address	Phone	Business Unit
S12650	107,259.00	8/6/98	2/28/04	City of Broomfield ATTN: City Attorney One Descombes Place Broomfield, CO 80038	303-438-6300	Corporate Express, Inc.
S12656	1,950,167.00	8/11/98	2/28/04	Lumbermens Mutual Casualty et al Kemper Risk Management Services ATTN: Dick Otto One Kemper Drive Long Grove, IL 60049-0001	626-369-7762	CEX Holdings, Inc.
S12657	3,950,000.00	8/11/98	2/28/04	Lumbermens Mutual Casualty et al Kemper Risk Management Services ATTN: Dick Otto One Kemper Drive Long Grove, IL 60049-0001	626-369-7762	CEX Holdings, Inc.
S12700	5,375,000.00	9/10/98	12/15/04	U.S. Bank N.A., Trustee ATTN: William McMillan P.O. Box 5168 Denver, CO 80217	303-585-4595	Corporate Express Office Products

L/C No.	Current US$ Total	Effective Date	Expiration Date	Beneficiary Name & Address	Phone	Business Unit
S13187	2,660,000.00	12/1/99	12/31/04	Catellus Development Corporation ATTN: Asset Management 201 Mission Street San Francisco, CA 94105	630-872-5584	BT Office Products International
S13315	1,265,813.00	3/8/00	3/22/04	Travelers Indemnity Company One Tower Square — 10CR Hartford, CT 06183	860-277-8112	BT Office Products International
S13360	13,200,000.00	4/13/00	1/1/05	Zurich American Insurance Co. ATTN: E. Hooks Tower 2 – 9th Floor 1400 American Lane Schaumburg, IL 60196-1056	847-605-6882	Corporate Express Office Products
S13363	52,000.00	4/14/00	5/1/04	Oire Ltd. Partnership ATTN: Asset Management Dept. 10350 Bren Road East Minnetonka, MN 55343	952-656-4549	Corporate Express Office Products
S13640	395,104.50	9/20/00	12/31/04	777 Sinatra Drive Corp. C/o Hartz Mountain Industries 400 Plaza Drive Secaucus, NJ 07094	201-348-1200	Corporate Express Office Products
S13929	387,240.00	3/23/01	12/31/04	Windemere 287 Associates Helane A. Kipness, Esq. Lasser, Hochman, LLC 75 Eisenhower Parkway Roseland, NJ 07068	973-226-2700	Corporate Express Office Products
S14003	202,800.00	5/22/01	5/22/04	Genesco, Inc. ATTN: Roger Sisson, Esq. Suite 400 1415 Murfreesboro Road Nashville, TN 37217	615-367-7000	Corporate Express Office Products
S14328	30,000,000.00	10/8/01	10/8/04	Deutsche Bank Trust Company Americas ATTN: Charles Ferris 60 Wall Street New York, NY 10005	212-250-1214	Corporate Express, Inc.
S14448	5,500,000.00	1/22/02	12/31/04	St. Paul Fire & Marine Insurance ATTN: Collateral Management Mail Code 104J 384 Washington Street St. Paul MN, 55102	201-348-5302	Corporate Express Office Products

L/C No.	Current US$ Total	Effective Date	Expiration Date	Beneficiary Name & Address	Phone	Business Unit
S14642	400,000.00	5/7/02	5/7/04	777 Sinatra Drive Corp. c/o Hartz Mountain Industries, Inc. 400 Plaza Drive Secaucus, NJ 07094	201-348-5302	Corporate Express Office Products
S15152	1,000,000.00	4/3/03	4/3/04	Bank One, Wheaton, IL Suite 2048 218 E. Wesley Avenue Wheaton, IL 60187	630-221-4407	Corporate Express Office Products
s15513	30,000,000.00	10/31/03	10/31/04	Deutsche Bank AG Amsterdam Branch Herengracht 450-454 1017 CA Amsterdam The Netherlands	31-20-555-4821	Buhrmann NV

L/C No.	Current EUR Total	Effective Date	Expiration Date	Beneficiary Name & Address	Phone	Business Unit
DBS 15150	10,000,000.00	10/31/03	12/31/04	Deutsche Bank AG Amsterdam Branch Herengracht 450-454 1017 CA Amsterdam The Netherlands	31-20-555-4821	Buhrmann NV
DBS 15096	2,500,000.00	10/31/03	02/27/03	Deutsche Bank AG Amsterdam Branch Herengracht 450-454 1017 CA Amsterdam The Netherlands	31-20-555-4821	Buhrmann NV
DBS 14970	663,520.00	10/31/03	08/31/04	Deutsche Bank AG Amsterdam Branch Herengracht 450-454 1017 CA Amsterdam The Netherlands	31-20-555-4821	Buhrmann NV
DBS 15173	8,250,000	10/31/03	11/30/04	Rabobank Croeselaan 18 3521 CB Utrecht The Netherlands	31-20-2162994	Buhrmann NV
DBS 15172	22,000,000.00	10/31/03	03/31/04	ABN AMRO Bank Gustav Mahlerlaan 10 P.O. Box 283 1000 EA Amsterdam The Netherlands	31-20-6294075	Buhrmann NV

PART III - NON-GUARANTOR SUBSIDIARIES

The Netherlands

Bitupa B.V.

Gelria Kartonnagefabriek B.V.

Gerhard Loeber B.V.

RCN Holding B.V.

VRG Papier B.V.

Corporate Express Holding B.V.

Distribel B.V.

Distriho B.V.

Buhrmann-Tetterode Nederland B.V.

OBA-Almelo BV

KNP Nederland (Holding) B.V.

Ansic Nederland B.V.

Papiermaatschappij Amsterdam-West B.V.

Buhrmann Onroerend Goed B.V.

Case Consultancy B.V.

Verenigde Bedrijven Rijam B.V.

KNP Nederland B.V.

Holbel B.V.

KNP Verboom B.V.

Buhrmann ISD B.V.

Buhrmann Insurances B.V.

Buhrmann Stafdiensten B.V.

Desk B.V.

KNP Bel 9 B.V.

KNP Bel 10 B.V.

KNP Bel 12 B.V.

KNP Bel 13 B.V.

KNP Bel 14 B.V.

Groothandel en Distr. Centrum Van Lente B.V.

Buhrmann Finco B.V.

Fianol 3 B.V.

Fianol 5 B.V.

Fianol 6 B.V.

KNP Leykam N.V.

KNP Leykam International N.V.

KNP BT Bel 5 B.V.

KNP BT Bel 7 B.V.

Exploitatiemaatschappij BHK B.V.

Exploitatiemaatschappij Union B.V.

BTI Hellas B.V.

Buhrmann Spain Holding B.V.

UKbel BV

Corporate Express Europe Import B.V.

Corporate Express Europe B.V.

Buhrmann Office Products Austria B.V.

Belgium, France, Luxembourg

Buhrmann Silver S.A.

Rent-a-PC S.P.R.L.

Corporate Express Belgium N.V.

Plantin S.A.

Fingraf N.V.

26eme Avenue SAS

SCI Siman

SCI Newtech

Buhrmann Luxembourg Finance S.A.R.L.

Buhrmann France S.A.

FIMAF S.A.S.

Buhrmann ISD Groupe S.A.

Buhrmann ISD Services S.A.

Buhrmann ISD S.A.

Buhrmann ISD Star S.A.

ANFA SAS

Loca Genas SCI

Eugene Hoffman S.A.R.L.

Carpa Holding France S.N.C.

ASAP Software SAS

Germany

Corporate Express GmbH & Co.

PSM Deutschland GmbH

Buhrmann Holding Verwaltungs GmbH

Grundbesitzgesellschaft burgerlichen Rechts Bobfingen

ECS Computer Vertrieb GmbH

Buhrmann Holding GmbH & Co. KG

Buhrmann Beteilgungen Deutschland GmbH

BVZ Buroversorgungszentrum GmbH

FSMA Verwaltungs und Beteiligungs GmbH

Corporate Express Verwaltungs GmbH

Corporate Express Deutschland GmbH & Co. Vertriebs KG

Corporate Express Deutschland GmbH (Stuttgart)

BVZ Buroversorgungszentrum GmbH & Co. Handels und Dienstleistungs

Austria and Switzerland

Buhrmann Buro Beteiligungs GmbH

Corporate Express GmbH & Co.

PSM Internationale Handels GmbH & Co. KG

PSM Internationale Handels GmbH

Corporate Express Buroartikelhandel GmbH

Corporate Express GmbH

AT2 Vermogensverwaltungs GmbH

Oranda A.G.

UK & Ireland (excluding dormant Corporate Express companies)

Buhrmann UK Ltd.

Copygraphic Ltd

Corporate Express Holdings Ltd

Corporate Express (UK)

UOS Holding

Universal Office Supplies

Corporate Express LTd.

Corporate Express (N.I.) Ltd

Buhrmann UK Leasing Ltd.

Buhrmann Financial Services Ltd.

KNP BT 1989 Ltd.

Corporate Express Holding (Ireland) Ltd.

Glen C Office Supplies Ltd.

T&D Norton (Office Equipment) Ltd

Glenvara Design Print Ltd.

Polar Print Ltd.

Buhrmann Ireland Ltd.

Corporate Express (Irl.) Ltd.

Universal Wave Office Supplies Ltd.

Southern Europe

Buhrmann Spain Holding S.L.

Buhrmann Spain Holding S.L. y Compania, S.C.

Hartmann S.A., Macquinaria Artes Graficas

Deltagraf S.A.

Buhrmann -Tetterode International Hellas A.E.E.

Buhrmann Italia S.p.A.

Auxilia Graphica S.r.L.

Macchingraf S.p.A.

La Commerciale Grafice SrL

Corporate Express S.p.A.

NPO S.p.A.

NPO Consummabill S.p.A.

Agena Inforgal S.A.

Inforgal Agena SGPS.

Inforgal Informatique e Gestao S.A.

Sweden, Finland and Poland

BK PAP A.B.

Nya Grafiska Huset I Malmo AB

Finpapperspecialisten AB-KH

Buhrmann Sweden AB

Bjorsells Syntranet AB

Corporate Express Svenska A.B.

Bjorsells Cexp AB

Bjorsells Corporate Express AB

Corporate Express Polska Ltd. Polen

Corporate Express Oy AB (Finland)

Rest of the World

Corporate Express Hungary Kereshedelmi Kft

Buhrmann Sweden AB

Bjorsells Syntranet AB

Corporate Express Svenska AB

Buhrmann Antilliana N.V.

USA, Canada and Mexico

Buhrmann Silver US LLC

Corporate Express Canada, Inc.

Corporate Express Produits de Bureau, Inc./Corporate Express Office Products, Inc.

Ida-Ben Ltd.

Australia/New Zealand

Corporate Express South Pacific Pty Ltd.

Corporate Express Holdings Australia Pty Ltd.

Corporate Express Finance Australia Pty Ltd.

Corporate Express Australia Ltd.

CEI Pty Ltd.

Corporate Express Employee Share Plan Company Pty Ltd.

Corporate Express New Zealand Ltd

MacOffice Ltd

Restructure (Vic) Pty Ltd

Paperco Trading Pty Ltd

PART IV - EXISTING PROCEEDINGS

Various members of the Group are involved in various routine legal proceedings incidental to the conduct of its business.  Such members of the Group do not expect these legal proceedings to have a Material Adverse Effect on its financial condition or results of operations.

In June 2002, the German competition authorities (the Bundeskartellamt or “BKA”) launched an investigation against a number of German paper merchants, among which was Deutsche Papier Vertriebs GmbH, alleging a violation of anti-trust rules in Germany.  The potential maximum fine for the alleged violation is EUR500,000 plus three times the surplus profit resulting from the violation of the anti-trust rules.  The fine has not yet been imposed by the BKA and the investigation of the BKA is still ongoing.  A third party investigation into the alleged surplus profit in a number of regions substantiated the position taken by the Buhrmann Group that there has been no or at the most a minor surplus profit in the challenged period.  As the BKA has recently extended its investigation to more regions in Germany, it is at this stage not possible to give an estimate of the potential exposure.  The Parent has given an indemnity to PaperlinX Ltd, the buyer of Paper Merchant Division, with respect to this case.

PART V - PLANS

1.	Corporate Express, a Buhrmann Company Short-Term Disability (New York Employees)

2.	Corporate Express, a Buhrmann Company Short-Term Disability (New Jersey Employees)

3.	Corporate Express, a Buhrmann Company Short-Term Disability (Restated January 1, 2003)

4.	Corporate Express, a Buhrmann Company Business Travel Accident Insurance (Restated January 1, 2003)

5.	Corporate Express, a Buhrmann Company Flexible Benefits Plan (Restated January 1, 2003)

6.	Corporate Express, Inc. Union 401(k) Retirement Plan (Revised June 1, 2003)

7.	Corporate Express, Inc. 401(k) Retirement Plan (Revised June 1, 2003)

8.	Corporate Express, a Buhrmann Company Cigna Dental Health (CDH) (Restated January 1, 2003)

9.	Corporate Express, a Buhrmann Company Group Dental Indemnity Plan (Restated January 1, 2003)

10.	Corporate Express, a Buhrmann Company Group Dental PPO Plan (Restated January 1, 2003)

11.	Corporate Express, a Buhrmann Company Medical and Vision Care Plan Comprehensive Plan (Out-of-Area) (Effective, January 1, 1995, Restated January 1, 2003)

12.

Corporate Express, a Buhrmann Company Medical and Vision Care Plan Preferred Provider Organisation (PPO) PPO Standard and PPO High Plans (PPO Standard Plan Effective January 1, 1995 PPO High Plan Effective January 1, 2000) (Restated January 1, 2003)

13.	Corporate Express, a Buhrmann Company Medical and Vision Care Plan Exclusion Provider Plan (EPP) (Effective January 1, 1995 Restated January 1, 2003)

14.	Corporate Express, a Buhrmann Company Group Benefit Plan

15.	Data Documents Inc. Pension Plan

16.	Data Documents Inc. Pension Plan, Los Angeles, Bargaining Unit

17.	Data Documents Inc. Pension Plan, Denver Bargaining Unit

18.	Data Documents Inc. Denver Bargaining Unit 401(k) Salary Deferral Savings

Plan.

19.	Corporate Express Inc., Deferred Compensation Plan

PART VI - MATERIAL SUBSIDIARIES

The Netherlands

Buhrmann II B.V.

Buhrmann Nederland B.V.

Buhrmann Nederland Holding B.V.

Buhrmann International B.V.

USA

BT OP USA Corp.

BTOPI Holding (US)

Buhrmann US Inc.

Corporate Express, Inc.

ASAP Software Express, Inc.

Corporate Express Document & Print Management, Inc.

Corporate Express Office Products, Inc.

Buhrmann Silver US LLC

PART VII - EXISTING INVESTMENTS

Investor	Invested in	Description
Buhrmann International B.V.	Papeleria el Guerrero de Nuevo Leon, SA de CV (Mexico)	Investment in 15% of shares

Buhrmann International B.V.	Oranda A.G.(Switzerland)	Receivable on non-consolidated entity

Buhrmann International B.V.	Nigeria Notes(Nigeria)	Notes issued by Government of Nigeria

Corporate Express, Inc	Faison Office Products Company (United States)	Investment in 45% of shares

* None of these investments represents a value of more than EUR 2,000,000.

SCHEDULE 11
FORM OF L/C BANK ACCESSION CERTIFICATE

To:                              Deutsche Bank AG London

cc:                                 Buhrmann N.V. and Buhrmann US Inc.

From:                  [L/C Bank]

Date:

Dear Sirs

1.                                      We refer to the €730,000,000 senior facilities agreement (the “Facilities Agreement”) dated 23 December 2003 and made between Buhrmann N.V. as Parent, Buhrmann US Inc. as Borrower, the parties named therein as Original Guarantors, Deutsche Bank AG London and ABN AMRO Bank N.V. as Arrangers, Deutsche Bank AG London as Agent, Deutsche Bank AG London as Security Trustee and the financial and other institutions named in it as Lenders. Terms defined in the Facilities Agreement shall have the same meaning in this notice.

2.                                      This L/C Bank Accession Certificate is delivered pursuant to Clause 5.11 (Appointment and Change of L/C Bank) of the Facilities Agreement.

3.                                      [Name of L/C Bank] undertakes, upon its becoming an L/C Bank, to perform all the obligations expressed to be undertaken under the Facilities Agreement and the Finance Documents by an L/C Bank and agrees that it shall be bound by the Facilities Agreement and the other Finance Documents in all respects as if it had been an original party to it as an L/C Bank.

4.                                      [Name of L/C Bank]’s administrative details are as follows:

Address:

Fax No:

Contact:

5.                                      This L/C Bank Accession Certificate shall be governed by English law.

For and on behalf of

[Name of L/C Bank]

SIGNATORIES

THE PARENT
as Parent and as Original Guarantor

EXECUTED as a DEED )
by C. BANGMA )
for and on behalf of )
BUHRMANN N.V. )
Address:	Hoogoorddreef 62
1101 BE Amsterdam
P.O. Box 23456
1100 DZ Amsterdam
The Netherlands

Fax:	+ 31 20 651 10 17
Attention:	Mr K. Bangma

THE BORROWER

EXECUTED as a DEED )
by C. BANGMA )
(ATTORNEY IN FACT))
for and on behalf of )
BUHRMANN US INC. )

Address:	1 Environmental Way
Broomfield, Colorado
80021-3416
United States

Fax:	303 664 3604
Attention:	Nan Wilson

THE ORIGINAL GUARANTORS

EXECUTED as a DEED	)
by C. BANGMA	)
(ATTORNEY IN FACT))
for and on behalf of	)
ASAP SOFTWARE EXPRESS, INC.	)

Address:	850 Asbury Drive
Buffalo Grove
Illinois 60089
United States

Fax:	+1 847 465 3277
Attention:	Kim Stuart

EXECUTED as a DEED	)
by C. BANGMA	)
(ATTORNEY IN FACT))
for and on behalf of	)
BTOP USA CORP.	)

Address:	Corporate Trust Center
1209 Orange Street
Wilmington, DE 19801

EXECUTED as a DEED	)
by C. BANGMA	)
(ATTORNEY IN FACT))
for and on behalf of	)
BTOPI HOLDING (U.S))

Address:	Six Parkway North, Suite 400
Deerfield, IL 60015-2544

EXECUTED as a DEED )
by C. BANGMA )
(ATTORNEY IN FACT))
for and on behalf of )
BUHRMANN SWAPS, INC. )

Address:	1 Environmental Way
Broomfield, Colorado
80021-3416
United States

Fax:	303 664 3604
Attention:	Nan Wilson

EXECUTED as a DEED )
by C. BANGMA )
(ATTORNEY IN FACT))
for and on behalf of )
CORPORATE EXPRESS DOCUMENT )
& PRINT MANAGEMENT, INC. )

Address:	4205 South 96th Street
Omaha
NE 68127

EXECUTED as a DEED )
by C. BANGMA )
(ATTORNEY IN FACT))
for and on behalf of )
CORPORATE EXPRESS OFFICE )
PRODUCTS, INC. )

Address:	1 Environmental Way
Broomfield, Colorado
80021-3416
United States

Fax:	303 664 3604
Attention:	Nan Wilson

EXECUTED as a DEED	)
by C. BANGMA	)
(ATTORNEY IN FACT))
for and on behalf of	)
CE PHILADELPHIA REAL ESTATE,	)
INC.	)

Address:	1 Environmental Way
Broomfield, Colorado
80021-3416
United States

Fax:	303 664 3604
Attention:	Nan Wilson

EXECUTED as a DEED	)
by C. BANGMA	)
(ATTORNEY IN FACT))
for and on behalf of	)
CORPORATE EXPRESS	)
PROMOTIONAL MARKETING, INC.	)

Address:	1400 North Price Road
St. Louis
MO 63132

EXECUTED as a DEED	)
by C. BANGMA	)
(ATTORNEY IN FACT))
for and on behalf of	)
CORPORATE EXPRESS REAL	)
ESTATE, INC.	)

Address:	1 Environmental Way
Broomfield, Colorado
80021-3416
United States

Fax:	303 664 3604
Attention:	Nan Wilson

EXECUTED as a DEED	)
by C. BANGMA	)
(ATTORNEY IN FACT))
for and on behalf of	)
CORPORATE EXPRESS OF TEXAS,	)
INC.	)

Address:	6400 Hollister Road
Houston
TX 77040

EXECUTED as a DEED	)
by C. BANGMA	)
(ATTORNEY IN FACT))
for and on behalf of	)
CORPORATE EXPRESS, INC.	)

Address:	1 Environmental Way
Broomfield, Colorado
80021-3416
United States

Fax:	303 664 3604
Attention:	Nan Wilson

EXECUTED as a DEED	)
by C. BANGMA	)
(ATTORNEY IN FACT))
for and on behalf of	)
LICENSE TECHNOLOGIES GROUP,	)
INC.	)

Address:	850 Ashbury Street
Buffalo Grove, IL 60099

EXECUTED as a DEED	)
by C. BANGMA	)
(ATTORNEY IN FACT))
for and on behalf of	)
MOORE LABELS, INC.	)

Address:	9909 West York St
Wichita, KS 67277

EXECUTED as a DEED )
by C. BANGMA )
(AUTHORISED INDIVIDUAL))
for and on behalf of )
BUHRMANN FINANCIERINGEN B.V. )

Address:	Hoogoorddreef 62
1101 BE Amsterdam
P.O. Box 23456
1100 DZ Amsterdam
The Netherlands

Fax:	+ 31 20 651 10 17
Attention:	Mr K. Bangma

EXECUTED as a DEED )
by C. BANGMA )
(AUTHORISED INDIVIDUAL))
for and on behalf of )
BUHRMANN FINED B.V. )

Address:	Hoogoorddreef 62
1101 BE Amsterdam
P.O. Box 23456
1100 DZ Amsterdam
The Netherlands

Fax:	+ 31 20 651 10 17
Attention:	Mr K. Bangma

EXECUTED as a DEED )
by C. BANGMA )
(AUTHORISED INDIVIDUAL))
for and on behalf of )
BUHRMANN II B.V. )

Address:	Hoogoorddreef 62
1101 BE Amsterdam
P.O. Box 23456
1100 DZ Amsterdam
The Netherlands

Fax:	+ 31 20 651 10 17
Attention:	Mr K. Bangma

EXECUTED as a DEED )
by C. BANGMA )
(AUTHORISED INDIVIDUAL))
for and on behalf of )
BUHRMANN INTERNATIONAL B.V. )

Address:	Hoogoorddreef 62
1101 BE Amsterdam
P.O. Box 23456
1100 DZ Amsterdam
The Netherlands

Fax:	+ 31 20 651 10 17
Attention:	Mr K. Bangma

EXECUTED as a DEED )
by C. BANGMA )
(AUTHORISED INDIVIDUAL))
for and on behalf of )
BUHRMANN NEDERLAND B.V. )

Address:	Hoogoorddreef 62
1101 BE Amsterdam
P.O. Box 23456
1100 DZ Amsterdam
The Netherlands

Fax:	+ 31 20 651 10 17
Attention:	Mr K. Bangma

EXECUTED as a DEED )
by C. BANGMA )
(AUTHORISED INDIVIDUAL))
for and on behalf of )
BUHRMANN NEDERLAND HOLDING B.V. )

Address:	Hoogoorddreef 62
1101 BE Amsterdam
P.O. Box 23456
1100 DZ Amsterdam
The Netherlands

Fax:	+ 31 20 651 10 17
Attention:	Mr K. Bangma

EXECUTED as a DEED )
by C. BANGMA )
(AUTHORISED INDIVIDUAL))
for and on behalf of )
TETTERODE-NEDERLAND B.V. )

Address:	Hoogoorddreef 62
1101 BE Amsterdam
P.O. Box 23456
1100 DZ Amsterdam
The Netherlands

Fax:	+ 31 20 651 10 17
Attention:	Mr K. Bangma

EXECUTED as a DEED )
by C. BANGMA )
(AUTHORISED INDIVIDUAL))
for and on behalf of )
VEENMAN B.V. )
(formerly known as Corporate Express )
Document Automatisering B.V.))

Address:	Hoogoorddreef 62
1101 BE Amsterdam
P.O. Box 23456
1100 DZ Amsterdam
The Netherlands

Fax:	+ 31 20 651 10 17
Attention:	Mr K. Bangma

EXECUTED as a DEED )
by C. BANGMA )
(AUTHORISED INDIVIDUAL))
for and on behalf of )
BUHRMANN OFFICE PRODUCTS )
NEDERLAND B.V. )

Address:	Rondebettweg 102
1329 BH Almere
The Netherlands

Fax:	+ 31 30 248 4104
Attention:	Mr J. van der Veer

EXECUTED as a DEED )
by C. BANGMA )
(ATTORNEY IN FACT))
for and on behalf of )
BUHRMANN EUROPCENTER N.V. )

Address:	Bodemstraat 11, bus 1
3830 Wellen
Belgium

Fax:	+32 11 37 6044
Attention:	Mr F. Maurissen

EXECUTED as a DEED )
by C. BANGMA )
(ATTORNEY IN FACT))
for and on behalf of )
BUHRMANN LUXEMBOURG S.A.R.L. )

Address:	c/o Buhrmann Europcenter N.V.
Bodemstraat 11
bus 1
3830 Wellen
Belgium

Fax:	+32 11 37 6044
Attention:	Mr. F Maurissen

The provisions set out in Clause 49 (Jurisdiction) are hereby expressly agreed to by Buhrmann Luxembourg S.A.R.L. for the purposes, inter alia, of Article 1 of the Protocol annexed to the Convention on jurisdiction and enforcement of judgments in civil and commercial matters signed in Brussels on 27 September 1968.

Date 23 December 2003

For and on behalf of
BUHRMANN LUXEMBOURG S.A.R.L.
By C BANGA
(ATTORNEY IN FACT)

Address:	c/o Buhrmann Europcenter N.V.
Bodemstraat 11
bus 1
3830 Wellen
Belgium

Fax:	+32 11 37 6044
Attention:	Mr. F Maurissen

THE ARRANGERS

DEUTSCHE BANK AG LONDON

By:	RICHARD MUNN

By:	JASON BRUHL

Address:	Winchester House
1 Great Winchester Street
London EC2N 2DB

Fax:	+44 20 7547 1306
Attention:	David Ardron

ABN AMRO BANK N.V.

By:	ERWIN DE JONG

By:	Frank L.D. NIVARD

Address:	PO Box 283
1000 EA Amsterdam (PAC: KQ 6044)

Fax:	31 20 383 1087
Email:	LOAN.SERVICING.CS.DESK@NL.ABNAMRO.COM
Attention:	Loan Servicing CS Desk

THE AGENT

DEUTSCHE BANK AG LONDON

By:	RICHARD MUNN

By:	JASON BRUHL

Address:	Winchester House
1 Great Winchester Street
London EC2N 2DB

Fax:	+44 20 7547 1306
Attention:	David Ardron

THE SECURITY TRUSTEE

EXECUTED as a DEED	)
by RICHARD MUNN and	)
by JASON BRUHL	)
for and on behalf of	)
DEUTSCHE BANK AG LONDON	)

Address:	Winchester House
1 Great Winchester Street
London EC2N 2DB

Fax:	+44 20 7547 1306
Attention:	David Ardron

THE LENDERS

DEUTSCHE BANK AG LONDON

By:	RICHARD MUNN

By:	JASON BRUHL

Address:	Winchester House
1 Great Winchester Street
London EC2N 2DB

Fax:	+44 20 7547 1306
Attention:	David Ardron

ABN AMRO BANK N.V.

By:	ERWIN DE JONG

By:	Frank L.D. NIVARD

Address:	PO Box 283
1000 EA Amsterdam (PAC: KQ 6044)

Fax:	31 20 383 1087
Email:	LOAN.SERVICING.CS.DESK@NL.ABNAMRO.COM
Attention:	Loan Servicing CS Desk

ING BANK N.V.

By:	F.J.J. BOUMANS

By:	K.M. OVERWATER

Address:	ING Bank Corporate Clients
Bijlmerplein 888
1102 MG Amsterdam/The Netherlands
PO Box 23496
1100 D2 Amsterdam/The Netherlands

Fax:	+31 20 652 3894
E-mail:	corporate.clients.amsterdam@ingbank.nl
Attention:	Mrs E.M. Klos-de Jong (Jacqueline)

FORTIS CAPITAL CORP.

By:	EDDIE MATTHEWS

By:	DOUGLAS RIAHI

Address:	3 Stamford Plaza
301 Tresser Boulevard
9th Floor
Stamford, CT 06901-3239

Fax:	+1 (203) 705 5890
Email:	Stephen.suo@fortiscapitalusa.com / John.OConnor@fortiscapitalusa.com
Attention:	Stephen Suo / John O’Connor

COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A.

By:	C. DE VRIES

By:	H.E. VAN IMHOFF

Address:	Croeselaan 18, 3521 CB
Utrecht

Fax:	+31 30 216 2946
Email :	FM.NL.URECHT.AGENCY@RABOBANK.COM
Attention:	Agency Desk Nederland

U.S. BANK, N.A.

By:	JACOB PAYNE

Address:	555 Southwest Oak
Portland, OR 97204

Fax:	503 275 8181
Email:	Maryjosie.butalid@usbank.com
Attention:	Josie Butalid

THE BANK OF NEW YORK

By:	ELIZABETH T. YING

Address:	The Bank of New York
One Wall St., 22nd Floor
New York, NY 10005

Fax:	(212) 635-6399 or 6877
Attention:	Dawn Hertling

SCOTIABANK EUROPE PLC

By:	JAMIE STORROW

Address:	Scotia House
33 Finsbury Square
London EC2A 1BB

Fax:	+44 (0) 20 7826 5617
Email:	lee_boden@scotiacapital.com
Attention:	Lee Boden

CREDIT INDUSTRIEL ET COMMERCIAL

By:	A DE GROMARD

By:	PIERRE LATROBE

Address:	CIC – Centre Administratif DGC-CEF
95091 Cergy Pontoise Cedex
France

Fax:	+33 1 45 96 49 44
Email:	merardan@cic.fr
Attention:	Annick Merard

NATEXIS BANQUES POPULAIRES

By:	NICOLAS REGENT

By:	ANNE ULRICH

Address:	1251 Avenue of the Americas
34th Floor
New York, NY 10020

Fax:	(212) 872-5160
Email:	connie.moy@nyc.nxbp.com
Attention:	Connie Moy

NATIONAL CITY BANK

By:	MICHAEL MOOSE

Address:	1900 E 9th Street
Cleveland, Ohio 44114

Fax:	+(1) 216 222 0003
Attention:	David Gregory

RAIFFEISEN ZENTRALBANK ÖSTERREICH AKTIENGESELLSCHAFT

By:	BARBARA ERICSON-PEICHL

By:	BRIGITTE SCHUSTER

Address:	Am Stadtpark 9
A-1030 Vienna

Fax:	+43 1 71707 76 1558 (Ms. Stift)
+43 1 71707 76 1219 (Ms. Fabian)
Email:	margit.stift@rzb.at/angelika.fabian@rzb.at
Attention:	Ms. Margit Stift / Ms. Angelika Fabian

BANQUE LB LUX S.A.

By:	HERBERT WEYNAND

By:	KERSTIN FRANZEN

Address:	3, rue Jean Monnet
L-2180 Luxembourg

Fax:	00 352 42434 3397
Email:	alain/wenner@lblux.lu/
norma.plath@lblux.lu
Attention:	Alain Wenner / Norma Plath

NATIONAL BANK OF EGYPT INTERNATIONAL LIMITED

By:	MARGARET BULL

By:	AHMED A. MAKSOUD

Address:	Credit Department
Trafalgar House
11 Waterloo Place
London SW1Y 4AU

Fax:	+44 (0) 20 7839 5311
Attention:	Ms M Bull

BANK OF MONTREAL

By:	BRIAN L BANKE

Address:	115 South LaSalle Street
Chicago, IL 60603

Fax:	312 750 6061
Email:	alicia.garcia@bmo.com
Attention:	Alicia Garcia

L/C BANK

DEUTSCHE BANK AG LONDON

By:	RICHARD MUNN

By:	JASON BRUHL

Address:	Winchester House
1 Great Winchester Street
London EC2N 2DB

Fax:	+44 20 7547 1306
Attention:	David Ardron